Exhibit 2.1

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

HENNESSY CAPITAL INVESTMENT CORP. V,

PLUSAI CORP,

PLUS INC.,

PRIME MERGER SUB I, INC.,

PRIME MERGER SUB II, INC.,

AND

PLUS HOLDINGS LTD.

DATED AS OF MAY 7, 2021

i

INDEX OF EXHIBITS

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Amended and Restated Registration Rights Agreement
Exhibit C-1	Form of Seventh Amended and Restated Memorandum and Articles of Association of the Company
Exhibit C-2	Form of Amended and Restated Memorandum and Articles of Association of Plus Holdings (F-Reorg)
Exhibit C-3	Form of Amended and Restated Memorandum and Articles of Association of Plus Holdings (First Merger)
Exhibit D	Form of Second Amended and Restated Certificate of Incorporation of HCIC
Exhibit E	Form of Amended and Restated Memorandum and Articles of Association of PubCo

v

MERGER AGREEMENT AND PLAN OF REORGANIZATION

This MERGER AGREEMENT AND PLAN OF REORGANIZATION, dated as of May 7, 2021 (this “Agreement”), is made by and among Hennessy Capital Investment Corp. V, a Delaware corporation (“HCIC”), PlusAI Corp, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), Plus Inc., an exempted company incorporated with limited liability in the Cayman Islands (“PubCo”), Prime Merger Sub I, Inc., an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly-owned subsidiary of PubCo (“First Merger Sub”), Prime Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Second Merger Sub”) and Plus Holdings Ltd. (“Plus Holdings”) an exempted company incorporated with limited liability in the Cayman Islands (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, prior to the date hereof, the Company: (a) formed Plus Holdings as a wholly-owned subsidiary of the Company and (b) caused Plus Holdings to form Prime Merger Sub Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Prime Merger Sub”) as a wholly-owned subsidiary of the Company;

WHEREAS, prior to the date hereof, the Company: (a) formed PubCo as a wholly-owned subsidiary of the Company and (b) caused PubCo to form First Merger Sub and Second Merger Sub as wholly-owned subsidiaries of PubCo;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (As Revised), as amended, of the Cayman Islands (the “Cayman Companies Act”), the Company and Plus Holdings will cause: (a) Prime Merger Sub to merge with and into the Company (the “F-Reorg Merger”) in accordance with the Cayman Companies Act, with the result of such merger being that the separate corporate existence of Prime Merger Sub shall cease and the Company shall continue as the surviving entity of such merger and became the wholly-owned subsidiary of Plus Holdings; and (b) the Company to file an election effective the day after such merger for the Company to be classified as a disregarded entity for United States federal tax purposes under Treasury Regulations Section 301.7701-3;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Companies Act, and the General Corporation Law of the State of Delaware (the “DGCL”), following the F-Reorg Merger, HCIC and Plus Holdings will enter into a business combination transaction pursuant to which: (a) First Merger Sub will merge with and into Plus Holdings (the “First Merger”), with Plus Holdings surviving the First Merger as a wholly-owned subsidiary of PubCo and the outstanding shares and Plus Holdings Assumed Convertible Securities of Plus Holdings being converted into the right to receive shares and convertible securities of PubCo (Plus Holdings, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) simultaneously with, and as part of the same overall transaction as the First Merger, Second Merger Sub will merge with and into HCIC (the “Second Merger” and, together with the First Merger, the “Mergers”), with HCIC surviving the Second Merger as a wholly-owned subsidiary of PubCo and the outstanding shares and warrants of HCIC being converted into the right to receive shares of PubCo (HCIC, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”);

WHEREAS, the respective boards of directors or similar governing bodies of each of HCIC, PubCo, First Merger Sub, Second Merger Sub, Plus Holdings and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement, and in accordance with, as applicable, the DGCL and the Cayman Companies Act;

WHEREAS, HCIC, the Company and the Requisite Shareholders, concurrently with the execution and delivery of this Agreement, are entering into Shareholder Support Agreements, dated as of the date hereof (the “Shareholder Support Agreements”), providing that, among other things, the Requisite Shareholders will vote their Company Shares in favor of this Agreement, the Merger and the other Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo and each Lock-Up Shareholder of the Company shall enter into a lock-up agreement substantially in the form attached hereto as Exhibit A (the “Signing Lock-Up Agreements”);

WHEREAS, in connection with the Closing, (i) PubCo and the Additional 2% Lock-Up Shareholders shall and (ii) PubCo and the Additional Other Lock-Up Shareholders may, in each case enter into a lock-up agreement substantially in the form attached hereto as Exhibit A (each such lock-up agreement, a “Closing Lock-Up Agreement”, and, collectively with the “Signing Lock-Up Agreements”, the “Lock-Up Agreements”);

WHEREAS, in connection with the Closing, PubCo, HCIC, certain shareholders of the Company and certain stockholders of HCIC, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, the officers and directors of HCIC and Hennessy Capital Partners V LLC, a Delaware limited liability company (the “Sponsor”), have entered into a Voting and Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which, among other things, the persons indicated on the signature pages thereof have agreed to vote their HCIC Common Stock in favor of this Agreement, the Mergers and the other Transactions, including the election of the board of directors of PubCo post-Closing;

WHEREAS, HCIC and PubCo shall jointly enter into subscription agreements (the “Subscription Agreements”) with certain investors, pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase PubCo Class A Ordinary Shares at $10.00 per share in a private placement or placements in connection with the PIPE Financing (as such term is defined below), to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, prior to the date hereof, PubCo formed a Prime Merger Sub III, Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Third Merger Sub”) as its wholly-owned subsidiary, and following the Closing, the Parties intend for PubCo to (i) cause Plus Holdings to merge with and into Third Merger Sub, in accordance with the Cayman Companies Act (the “Third Merger”), with the result of such merger to be that the separate corporate existence of Plus Holdings shall cease and Third Merger Sub shall continue as the surviving entity of such merger, and (ii) cause Third Merger Sub to file an election that is effective the day after such merger to be classified as a disregarded entity for United States federal tax purposes under Treasury Regulations Section 301.7701-3; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder, (ii) the First Merger and the Third Merger, taken together, shall constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) the Second Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (iv) the Second Merger, taken together with the First Merger and the Third Merger, shall constitute a transaction that qualifies under Section 351 of the Code (clauses (ii), (iii) and (iv), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“Action” means any litigation, suit, claim, action, proceeding or audit, or investigation by or before any Governmental Authority.

“Additional 2% Lock-Up Shareholder” means any person who becomes a holder of in excess of two percent (2%) of Plus Holdings Deemed Outstanding Shares (without giving effect to the number of Plus Holdings Ordinary Shares issuable upon the exercise of the Company Share Purchase Warrant if the Company Share Purchase Warrant is entered into by the parties thereto on or prior to the Closing) after the date hereof and prior to the Closing.

“Additional Other Lock-Up Shareholder” means any person who is or becomes a holder of Company Shares that is not a Signing Lock-Up Shareholder or an Additional 2% Lock-Up Shareholder.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Merger Consideration Amount” means the U.S. Dollar amount equal to (i) (a) $2,720,000,000; minus (b) Closing Date Indebtedness; and minus (c) any aggregate amounts to be paid pursuant to the subscription agreements listed and described on Section 4.03(a) of the Company Disclosure Schedule (the “Historical Subscription Agreements”) that remain unpaid in cash as of the respective date set forth across from each such agreement on Section 4.03(a) of the Company Disclosure Schedule (each such date, a “Subscription Payment Date”); multiplied by (ii) the Reserve Discount.

“Ancillary Agreements” means the Shareholder Support Agreements, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements and all other agreements, certificates and instruments executed and delivered by HCIC, PubCo, First Merger Sub, Second Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means, as applicable, (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Data” means all Confidential Information, business information, and data compilations contained in Business Systems, or any data, including Personal Data (whether of employees, contractors, consultants, customers, consumers or other persons, and whether in electronic or any other form or medium) that is Processed by any of the Business Systems or necessary to the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, NY or the Cayman Islands; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes, any Software and systems provided via the cloud or “as a service,” websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used to Process Business Data in the conduct of the business of the Company or any Company Subsidiaries.

“Cayman Registrar” means the Registrar of Companies in the Cayman Islands.

“Company Assumed Convertible Securities” means the Company Share Purchase Warrant, if the Company Share Purchase Warrant has been entered into by the parties thereto on or prior to the Closing, and all outstanding Company Options, in each case which have not been converted into Company Ordinary Shares prior to the Closing and are assumed by Plus Holdings in accordance with Article III.

“Company Charter” means the Fifth Amended and Restated Memorandum and Articles of Association of the Company, adopted by special resolution dated April 9, 2021, as may be further amended, restated or otherwise modified from time to time.

“Company Existing SHA” means the Shareholders Agreement, dated as of April 9, 2021, by and among the Company, FTA and certain other parties listed therein.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in, or change in, the interpretation of any Law or GAAP including any Outbreak Measures and any change or proposed change in rules promulgated under the Exchange Act or the Securities Act; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events (including COVID-19), any Outbreak Measures and any other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided, that this clause (f) shall not apply to any representations or warranties set forth in Section 4.04 or Section 4.05 but subject to any disclosures set forth in Section 4.04 or Section 4.05 of the Company Disclosure Schedule); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that this clause (g) shall not prevent a determination that any event, circumstance, change or effect underlying such failure has resulted in a Company Material Adverse Effect); or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which HCIC has requested, or to which it has consented, or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means all outstanding options to purchase Company Shares, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Share Plans or otherwise.

“Company Ordinary Shares” means the ordinary shares of the Company, par value of $0.000002 per share, designated as ordinary shares in the Company Charter.

“Company Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Shares” means the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series A-3 Preferred Shares, the Series A-4 Preferred Shares, the Series B Preferred Shares, and the Series C Preferred Shares.

“Company Privacy Policies” means any (i) internal or external past or present data protection, data usage, privacy and security policies of the Company or any Company Subsidiaries, (ii) public statements, representations, obligations, promises or commitments relating to privacy, security or the Processing of Personal Data, and (iii) policies and obligations applicable to the Company or any Company Subsidiaries as a result of any certification relating to privacy, security, or the Processing of Personal Data.

“Company Restricted Shares” means the Company Shares subject to forfeiture restrictions or other restrictions pursuant to any share purchase agreement, share option agreement, share grant agreement or other agreement granting rights to restricted Company Shares.

“Company Securities” means the Company Ordinary Shares, the Company Preferred Shares, the Company Options, the Company Restricted Shares and, if the Company Share Purchase Warrant has been entered into by the parties thereto on or prior to the Closing, the Company Share Purchase Warrant.

“Company Series A-1 Preferred Shares” means the convertible preference shares of the Company, par value $0.000002 per share, designated as Series A-1 Preference Shares in the Company Charter.

“Company Series A-2 Preferred Shares” means the convertible preference shares of the Company, par value $0.000002 per share, designated as Series A-2 Preference Shares in the Company Charter.

“Company Series A-3 Preferred Shares” means the convertible redeemable preference shares of the Company, par value $0.000002 per share designated as Series A-3 Preference Shares in the Company Charter.

“Company Series A-4 Preferred Shares” means the convertible preference shares of the Company, par value $0.000002 per share, designated as Series A-4 Preference Shares in the Company Charter.

“Company Series B Preferred Shares” means the convertible preference shares of the Company, par value $0.000002 per share, designated as Series B Preference Shares in the Company Charter.

“Company Series C Preferred Shares” means the convertible preference shares of the Company, par value $0.000002 per share, designated as Series C Preference Shares in the Company Charter.

“Company Share Awards” means all outstanding Company Options, Company Restricted Shares and other purchase rights granted pursuant to the Company Share Plans or otherwise.

“Company Share Plans” means the PlusAI Corp 2017 Share Plan, adopted on February 15, 2017 and amended and restated on June 20, 2019, and the PlusAI Corp 2021 Share Plan (the “2021 Company Share Plan”), to the extent adopted prior to or following the date hereof, as each may be further amended, supplemented, replaced or modified from time to time to the extent permitted by the terms of this Agreement.

“Company Share Purchase Warrant” means the warrant of the Company that may be entered into with the customer of a Subsidiary of the Company, as listed on Section 1.01(A) of the Company Disclosure Schedule.

“Company Shareholder Approval” means the F-Reorg Consent and the Transaction Consent.

“Company Shares” means the Company Ordinary Shares (including the Company Restricted Shares, as applicable) and the Company Preferred Shares.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries, PubCo or its Subsidiaries or HCIC or its Subsidiaries (as applicable), that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemics or other outbreaks of illness or public health events.

“Data Processor” means a natural or legal person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Company or any Company Subsidiaries.

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, ransomware, disabling codes, instructions or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, software, system, network, other device or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Business Data, Company IP or Business Systems from misuse.

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation and similar plan, program, policy, practice, agreement or arrangement, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-U.S. Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that, together with the Company or any Company Subsidiary, could be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Exchange Act of 1934, as amended.

“Exchange Ratio” means (i) the Plus Holdings Merger Shares as of the Effective Time divided by (ii) the Plus Holdings Deemed Outstanding Shares less, if the Company Share Purchase Warrant has been entered into by the parties thereto at or prior to the Effective Time, the number of Plus Holdings Deemed Outstanding Shares attributable to the Company Share Purchase Warrant.

“Excluded Shares” means shares of HCIC Common Stock, if any, (i) held in the treasury of HCIC or (ii) without duplication of clause (i), for which a Redeeming Stockholder has exercised its right to redeem such shares of HCIC Common Stock.

“F-Reorg Consent” means the irrevocable affirmative vote, written resolutions, and/or written consent, as applicable, of holders of the Requisite Approval (including the Requisite Shareholders) in favor of the approval and adoption of this Agreement and the F-Reorg Merger contemplated by this Agreement (whether provided separately or such consent being contained in the Company Shareholders’ Written Resolutions).

“First Merger Sub Organizational Documents” means the certificate of incorporation and memorandum and articles of association of First Merger Sub, as amended, modified or supplemented from time to time.

“Formation Date” means September 7, 2017.

“FTA” means Full Truck Alliance Co Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Hazardous Substance” or “Hazardous Substances” means: (i) any substances, wastes, or materials defined, identified or regulated as hazardous or toxic, or as a pollutant or a contaminant, under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas and synthetic gas and any mixtures thereof; (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon; and (v) any other substance, material or waste regulated by, or for which standards of care may be imposed under, any Environmental Law.

“HCIC Certificate of Incorporation” means the amended and restated certificate of incorporation of HCIC, dated as of January 14, 2021.

“HCIC Class A Common Stock” means the shares of the HCIC, par value of $0.0001 per share, designated as Class A common stock in the HCIC Certificate of Incorporation.

“HCIC Class B Common Stock” means the shares of the HCIC, par value of $0.0001 per share, designated as Class B common stock in the HCIC Certificate of Incorporation, which convert automatically on a one-to-one basis into HCIC Class A Common Stock upon consummation of the Transactions.

“HCIC Common Stock” means the shares of HCIC Class A Common Stock and the shares of HCIC Class B Common Stock.

“HCIC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of HCIC, or (ii) would prevent, materially delay or materially impede the performance by HCIC of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, an HCIC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP including any Outbreak Measures and any change or proposed change in rules promulgated under the Exchange Act or the Securities Act; (b) events or conditions generally affecting the industries or geographic areas in which HCIC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events (including COVID-19), any Outbreak Measures and any other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by HCIC as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions; or (g) any actions taken, or failures to take action, or such other changes or events, in each case which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (c), to the extent that HCIC is disproportionately and adversely affected thereby as compared with other participants in the industry in which HCIC operate.

“HCIC Merger Consideration” means one (1) PubCo Class A Ordinary Share.

“HCIC Organizational Documents” means the HCIC Certificate of Incorporation and bylaws, in each case as amended, modified or supplemented from time to time.

“HCIC Securities” means the HCIC Common Stock and HCIC Warrants.

“HCIC Units” means the units issued in the IPO or the overallotment consisting of one (1) share of HCIC Class A Common Stock and one-quarter (1/4) of one (1) HCIC Warrant.

“HCIC Warrant” means a warrant entitling the holder to purchase one (1) share of HCIC Class A Common Stock per warrant, and includes the warrants issued in the IPO and the private placement warrants issued to the Sponsor and certain other investors.

“HIPAA” means collectively: (i) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), including but not limited to its implementing rules and regulations with respect to privacy, security of health information, and transactions and code sets; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); (iii) the Omnibus Rule effective March 26, 2013 (78 Fed. Reg. 5566), and other implementing rules regulations at 45 CFR Parts 160 and 164 and related binding guidance from the United States Department of Health and Human Services; and (iv) any federal, state and local laws regulating the privacy and/or security of individually identifiable information, in each case as the same may be amended, modified or supplemented from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means any of the following: (i) any indebtedness for borrowed money; (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (iv) any obligations as lessee under capitalized leases; (v) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (vi) any accrued interest, fees and charges in respect of any of the foregoing; (vii) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing; and (viii) any guaranty of any of the foregoing.

“Information Security Program” means a written information security program that complies with Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data and that is at least as stringent as one or more relevant industry standards and that includes: (i) written policies and procedures regarding Personal Data and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, availability and integrity of any Personal Data owned, controlled, maintained, held or Processed by the Company, any of the Company Subsidiaries or Data Processors; (iii) disaster recovery, business continuity, incident response and security plans, procedures and facilities; and (iv) protections against Security Incidents, Disabling Device, and loss, misuse, unauthorized access to, or disruption of, the Processing of Business Data, Business Systems and the systems of any Data Processor.

“Intellectual Property” means (i) patents, patent applications (including provisional and non-provisional applications) and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (iv) trade secrets, know-how (including ideas, formulas, compositions and inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists (including lists of prospects) and related information; (v) Internet domain names and social media accounts; (vi) rights of publicity and all other intellectual property or proprietary rights of any kind or description; (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including all Software; and (viii) all legal rights arising from items (i) through (vii), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“JV” means Suzhou Zhitu Technology Co., Ltd. (苏州挚途科技有限公司).

“Key Investor(s)” means holder(s) of Company Preferred Shares that holds at least 30% of the voting power of the total issued and outstanding Company Ordinary Shares on a fully-diluted and as-converted basis.

“Key Series B Investor(s)” means holder(s) of Company Series B Preferred Shares whose investment amount is equal to or greater than US$20,000,000.

“Key Series C Investor(s)” means holder(s) of Company Series C Preferred Shares whose investment amount is equal to or greater than US$30,000,000.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Section 1.01(B) of the Company Disclosure Schedule after reasonable inquiry, and in the case of HCIC, the actual knowledge of Daniel Hennessy, Greg Ethridge or Nicholas Petruska after reasonable inquiry.

“Leased Real Property” means the real property leased, subleased, licensed or occupied by the Company or Company Subsidiaries, together with, to the extent leased, subleased, licensed or occupied by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Lock-Up Shareholder” means the Persons listed in Schedule 1.01(C).

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License, the GNU Lesser General Public License, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Artistic License, the Netscape Public License, the Sun Community Source License and the Sun Industry Standards License, (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, (iii) the Server Side Public License or (iv) any Reciprocal License.

“Outbreak Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, curfews, closure, sequester, other restrictions or any other applicable Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) that relate to, or arise out of, an epidemic, pandemic or other outbreak of illness or public health event (including COVID-19), including the Coronavirus Aid, Relief, and Economic Security Act (CARES), or any change in such applicable Law, directive, guideline, recommendation or interpretation thereof following the date of this Agreement.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or, if delinquent, being contested in good faith and for which appropriate reserves have been made, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s or any Company Subsidiary’s current use of the assets that are subject thereto, (v) revocable, non-exclusive licenses (or sublicenses) of Company Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens specifically identified in the Audited Financial Statements and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device or household, including: (i) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number or a unique device identifier; or (ii) “personal data,” “personally identifiable information,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.

“PIPE Financing” means the private placement of $150 million in PubCo Class A Ordinary Shares at $10.00 per share.

“Plus Holdings Assumed Convertible Securities” means the Company Share Purchase Warrant, if the Company Share Purchase Warrant has been entered into by the parties thereto on or prior to the Closing, and all outstanding Plus Holdings Options, in each case which have not been converted into Plus Holdings Ordinary Shares prior to the Closing and are assumed by PubCo in accordance with Article III.

“Plus Holdings Charter” means the Memorandum and Articles of Association of Plus Holdings, dated as of April 12, 2021, as may be further amended, restated or otherwise modified from time to time.

“Plus Holdings Deemed Outstanding Shares” means the total number of Plus Holdings Ordinary Shares outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted to Plus Holdings Ordinary Shares basis without regard to any cashless exercise feature, and including, without duplication (and for the avoidance of doubt, in the case of clauses (i), (ii), (v) and (vi) below, without duplication with respect to any Plus Holdings Ordinary Shares held by the Zedra Trust for issuance pursuant to Plus Holdings Options, Plus Holdings Restricted Shares, Plus Holdings Share Awards and/or the Company Share Plans), (i) the number of Plus Holdings Ordinary Shares subject to unexpired, issued and outstanding Plus Holdings Options, (ii) the Plus Holdings Restricted Shares, (iii) if the Company Share Purchase Warrant has been entered into by the parties thereto on or prior to the Closing, the number of Plus Holdings Ordinary Shares issuable upon exercising the Plus Holdings Company Share Purchase Warrant, (iv) the number of Plus Holdings Ordinary Shares issuable upon the conversion of the Plus Holdings Preferred Shares (including Plus Holdings Preferred Shares not yet issued, but issuable upon exercising any Plus Holdings Company Share Purchase Warrant, if the Company Share Purchase Warrant has been entered into by the parties thereto on or prior to the Closing), (v) the number of Plus Holdings Ordinary Shares subject to any other Plus Holdings Share Awards, (vi) the maximum number of Plus Holdings Ordinary Shares that would, directly or indirectly, be issuable under or with respect to the Company Share Plans, (vii) any other securities or instruments, including Indebtedness, that is convertible to equity in Plus Holdings, if any, and (viii) any equity appreciation rights, participations, phantom equity or similar rights; provided that, for the avoidance of doubt, for purposes of this definition, the maximum aggregate number of Plus Holdings Ordinary Shares and Plus Holdings Restricted Shares described under clauses (i), (ii), (v) and (vi) above (prior to elimination of duplication, if any, with the securities described under any other clauses above) shall not exceed the maximum number of Plus Holdings Ordinary Shares issuable under the Company Share Plans as assumed by Plus Holdings pursuant to Section 3.01(b).

“Plus Holdings Merger Shares” means a number of PubCo Shares equal to the quotient determined by dividing (i) the Aggregate Merger Consideration Amount by (ii) $10.00.

“Plus Holdings Options” means all outstanding options to purchase Plus Holdings Shares, whether or not exercisable and whether or not vested, immediately prior to the Closing.

“Plus Holdings Ordinary Shares” means the ordinary shares of Plus Holdings, par value of $0.000002 per share, designated as ordinary shares in the Plus Holdings Charter.

“Plus Holdings Preferred Shares” means the Plus Holdings Series A-1 Preferred Shares, the Plus Holdings Series A-2 Preferred Shares, the Plus Holdings Series A-3 Preferred Shares, the Plus Holdings Series A-4 Preferred Shares, the Plus Holdings Series B Preferred Shares, and the Plus Holdings Series C Preferred Shares.

“Plus Holdings Restricted Shares” means the Plus Holdings Shares subject to forfeiture restrictions or other restrictions pursuant to any share purchase agreement, share option agreement, share grant agreement or other agreement granting rights to restricted Plus Holdings Shares.

“Plus Holdings Securities” means the Plus Holdings Ordinary Shares, the Plus Holdings Preferred Shares, the Plus Holdings Options, the Plus Holdings Restricted Shares and, if the Company Share Purchase Warrant has been entered into by the parties thereto on or prior to the Closing, the Company Share Purchase Warrant.

“Plus Holdings Series A-1 Preferred Shares” means the convertible preference shares of the Plus Holdings, par value $0.000002 per share, designated as Series A-1 Preference Shares in the Plus Holdings Charter following the amendment and restatement thereof in accordance with Section 2.04.

“Plus Holdings Series A-2 Preferred Shares” means the convertible preference shares of the Plus Holdings, par value $0.000002 per share, designated as Series A-2 Preference Shares in the Plus Holdings Charter following the amendment and restatement thereof in accordance with Section 2.04.

“Plus Holdings Series A-3 Preferred Shares” means the convertible redeemable preference shares of the Plus Holdings, par value $0.000002 per share designated as Series A-3 Preference Shares in the Plus Holdings Charter following the amendment and restatement thereof in accordance with Section 2.04.

“Plus Holdings Series A-4 Preferred Shares” means the convertible preference shares of the Plus Holdings, par value $0.000002 per share, designated as Series A-4 Preference Shares in the Plus Holdings Charter following the amendment and restatement thereof in accordance with Section 2.04.

“Plus Holdings Series B Preferred Shares” means the convertible preference shares of the Plus Holdings, par value $0.000002 per share, designated as Series B Preference Shares in the Plus Holdings Charter following the amendment and restatement thereof in accordance with Section 2.04.

“Plus Holdings Series C Preferred Shares” means the convertible preference shares of the Plus Holdings, par value $0.000002 per share, designated as Series C Preference Shares in the Plus Holdings Charter following the amendment and restatement thereof in accordance with Section 2.04

“Plus Holdings Share Purchase Warrant” means, if the Company Share Purchase Warrant has been entered into by the parties thereto on or prior to the Closing the Company Share Purchase Warrant, as assumed and converted in accordance with the provisions of Article III hereof.

“Plus Holdings Share Awards” means all outstanding Plus Holdings Options, Plus Holdings Restricted Shares and other purchase rights granted pursuant to or resulting from the Company Share Plans or otherwise.

“Plus Holdings Shares” means the Plus Holdings Ordinary Shares (including the Plus Holdings Restricted Shares, as applicable) and the Plus Holdings Preferred Shares.

“Prime Merger Sub Organizational Documents” means the certificate of incorporation and memorandum and articles of association of Prime Merger Sub, as amended, modified or supplemented from time to time.

“Privacy Requirements” means any and all Laws, industry requirements, and Contracts relating to the protection or Processing of Personal Data that are applicable to the Company or any Company Subsidiaries from time to time, including: (i) the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act (“TCPA”), 47 U.S.C. § 227, et seq.; HIPAA; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Customer Records Act, Cal. Civ. Code §§ 1798.80 to 84; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; Cal. Civ. Code § 1798.82, et seq.; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); EU General Data Protection Regulation (2016/679) as implemented by countries in the European Economic Area (“EEA”), e-Privacy Directive 2002/58/EC as implemented by countries in the EEA; the UK Data Protection Act 2018; China’s Cybersecurity Law; U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq.; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (ii) each Contract relating to the Processing of Personal Data applicable to the Company or any Company Subsidiaries; and (iii) each applicable rule, code of conduct or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard (“PCI-DSS”).

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification or any other processing (as defined by Privacy Requirements) of Business Data.

“Products” means any products or services under development, developed, manufactured, performed, out-licensed, sold, distributed or other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled or intends to derive, revenue from the sale or provision thereof.

“PubCo Charter” means the certificate of incorporation and the memorandum and articles of association of PubCo, dated as of April 12, 2021, as amended, modified or supplemented from time to time.

“PubCo Class A Ordinary Shares” means Class A ordinary shares of PubCo following the amendment and restatement of the PubCo Charter in accordance with Section 2.04, par value of $0.000002, which are entitled to one (1) vote per share.

“PubCo Class B Ordinary Shares” means Class B ordinary shares of PubCo following the amendment and restatement of the PubCo Charter in accordance with Section 2.04, par value of $0.000002, which are entitled to eight (8) votes per share.

“PubCo Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of PubCo, First Merger Sub or Second Merger Sub taken as a whole or (ii) would prevent, materially delay or materially impede the performance by PubCo, First Merger Sub or Second Merger Sub of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a PubCo Material Adverse Effect: (a) any change or proposed change in, or change in, the interpretation of any Law or GAAP including any Outbreak Measures and any change or proposed change in rules promulgated under the Exchange Act or the Securities Act; (b) events or conditions generally affecting the industries or geographic areas in which PubCo, First Merger Sub or Second Merger Sub operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events (including COVID-19), any Outbreak Measures and any other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by PubCo, First Merger Sub or Second Merger Sub as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided, that this clause (f) shall not apply to any representations or warranties set forth in Section 5.04 or Section 5.05); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that this clause (g) shall not prevent a determination that any event, circumstance, change or effect underlying such failure has resulted in a PubCo Material Adverse Effect); or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which HCIC has requested, or to which it has consented, or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that PubCo, First Merger Sub and Second Merger Sub, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which PubCo, First Merger Sub and Second Merger Sub operate.

“PubCo Shares” means PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redeeming Stockholder” means a holder of HCIC Common Stock who exercises such holder’s Redemption Rights in accordance with the HCIC Organizational Documents with respect to its HCIC Common Stock in connection with the Transactions contemplated hereby.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the HCIC Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an issued patent or registration (or a patent application or an application for registration), including domain names.

“Requisite Approval” means (i) with respect to the F-Reorg Consent, (a) the affirmative vote or written resolutions of, if approved at a general meeting of shareholders of the Company, the holders of at least two-thirds of the Company Shares issued and outstanding who attend and vote in person or by proxy at a duly convened general meeting of the Company (by way of a special resolution) or, if approved by a set of written resolutions of the Company, all holders of the Company Shares issued and outstanding entitled to vote at a general meeting of shareholders of the Company (by way of a special resolution) (“Company Shareholders’ Written Resolutions”), (b) the written consent of the Key Investors, the Key Series B Investor(s) and the Key Series C Investor(s) (whether provided separately or such consent being contained in the Company Shareholders’ Written Resolutions) and (c) written resolutions of the sole shareholder of Prime Merger Sub (by way of a special resolution) signed by the sole shareholder of Prime Merger Sub Share(s); and (ii) with respect to the Transaction Consent, (a) the affirmative vote or written resolutions of, if approved at a general meeting of shareholders of Plus Holdings, the holders of at least two-thirds of the Plus Holdings Shares issued and outstanding who attend and vote in person or by proxy at a duly convened general meeting of Plus Holdings (by way of a special resolution) or, if approved by written resolutions of Plus Holdings, all holders of Plus Holdings Shares issued and outstanding entitled to vote at a general meeting of shareholders of Plus Holdings (by way of a special resolution) (“Plus Holdings Shareholders’ Written Resolutions”), (b) the written consent of all the Key Investors, the Series B Key Investor(s) and the Series C Key Investor(s) (whether provided separately or such consent being contained in the Shareholders’ Written Resolutions), (c) written resolutions of the sole shareholder of First Merger Sub (by way of a special resolution) signed by the sole shareholder of First Merger Sub Share(s) and (d) written resolutions of the sole shareholder of PubCo (by way of a special resolution) signed by the sole shareholder of PubCo.

“Requisite Shareholders” means the persons or entities listed on Section 1.01(D) of the Company Disclosure Schedule.

“Reserve Discount” means the percentage equal to (i) one hundred percent (100%) minus (ii) the Reserve Percentage.

“Reserve Percentage” means, (i) in the event the Company Share Purchase Warrant is entered into by the parties thereto prior to the Closing, the quotient equal to (a) the number of Plus Holdings Deemed Outstanding Shares attributable to the Company Share Purchase Warrant divided by (b) the Plus Holdings Deemed Outstanding Shares; and (ii) in the event the Company Share Purchase Warrant is not entered into by the parties thereto prior to the Closing, twenty percent (20%).

“Sanctioned Person” means at any time any person who is (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, a resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region) or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Second Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Second Merger Sub, as amended, modified or supplemented from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any unauthorized Processing of Business Data, any unauthorized access to the Company’s Business Systems, or any incident that may require notification to any person, Governmental Authority or any other entity under Privacy Requirements.

“Software” means all computer software (in object code or source code format), data and databases and related documentation and materials.

“Sponsor Shares” means the shares of the HCIC Class B Common Stock held by the Sponsor as of immediately prior to the Closing.

“stockholder” means a holder of stock or shares, as appropriate.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, the Surviving Entity, HCIC, PubCo or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components or other goods or services (including design, development and manufacturing services) that comprise or are utilized in, including in connection with, the design, development, manufacture or sale of the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, escheat, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Tax authority.

“Transaction Consent” means the irrevocable affirmative vote, written resolutions, and/or written consent, as applicable, in form and substance reasonably acceptable to HCIC, of holders of the Requisite Approval (including the Requisite Shareholders) in favor of the approval and adoption of this Agreement and the Mergers and all other transactions contemplated by this Agreement (whether provided separately or such consent being contained in the Plus Holdings Shareholders’ Written Resolutions).

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the HCIC Disclosure Schedule, the Ancillary Agreements and all other agreements, certificates and instruments executed and delivered by PubCo, HCIC, First Merger Sub, Second Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“VDR” means the virtual data room established by the Company or its Representatives, with access made available to HCIC and its Representatives.

“Warrant Agreement” means the Warrant Agreement, dated as of January 14, 2021, by and between HCIC and Continental Stock Transfer & Trust Company.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2019 Audited Financial Statements	§ 4.07(a)
2020 Financial Statements	§ 4.07(a)
Agreement	Preamble
Alternative Transaction	§ 8.07
Antitrust Laws	§ 8.14(a)
Blue Sky Laws	§ 4.05(b)
Business Combination	§ 7.04(a)
Cayman Companies Act	Recitals
Certificate	§ 3.02(c)(i)

Defined Term	Location of Definition
Certificate of Merger	§ 2.02(a)(iii)
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Closing Date Indebtedness	§ 3.04(a)
Closing Lock-Up Agreement	Recitals
Code	Recitals
Company	Preamble
Company Board	§ 3.01(b)
Company Board Recommendation	§ 8.04
Company Disclosure Schedule	Article IV
Company Officer’s Certificate	§ 9.02(c)
Company Permits	§ 4.06
Company Share Consideration	§ 3.01(a)(i)
Company Shareholders Meeting	§ 8.04
Company Subsidiary	§ 4.01(a)
Company Transaction Expenses	§ 3.04(a)
DGCL	Recitals
Effective Time	§ 2.02(a)(iii)
Environmental Permits	§ 4.15
Exchange Agent	§ 3.02(b)(i)
Exchange Fund	§ 3.02(b)(i)
F-Reorg Merger	Recitals
F-Reorg Merger Documents	§ 2.02(a)(i)
F-Reorg Payment Schedule	§ 3.02(a)(v)
F-Reorg Plan of Merger	§ 2.02(a)(i)
F-Reorg Time	§ 2.02(a)(i)
First Merger	Recitals
First Merger Documents	§ 2.02(a)(ii)
First Merger Plan of Merger	§ 2.02(a)(ii)
First Merger Sub	Preamble
First Merger Sub Ordinary Shares	§ 5.03(b)
GAAP	§ 4.07(a)
Governmental Authority	§ 4.05(b)
HCIC	Preamble
HCIC Board	§ 6.10(a)
HCIC Board Recommendation	§ 8.02
HCIC Disclosure Schedule	Article VI
HCIC Letter of Transmittal	§ 3.02(c)(i)
HCIC Preferred Stock	§ 6.03(a)
HCIC Proposals	§ 8.01(a)
HCIC Public Warrants	§ 6.16
HCIC SEC Reports	§ 6.07(a)
HCIC Stockholder	§ 8.12(e)
HCIC Stockholders’ Meeting	§ 8.01(a)
HCIC Transaction Expenses	§ 3.04(b)

Defined Term	Location of Definition
HCIC Warrants	§ 6.03(a)
Health Plan	§ 4.10(k)
Intended Tax Treatment	Recitals
Interim Financial Statements	§ 4.07(b)
Interim Financial Statements Date	§ 4.07(b)
IPO	§ 7.04(a)
IRS	§ 4.10(b)
Kirkland	§ 11.12(b)
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Linklaters	§ 11.12(b)
Lock-Up Agreements	Recitals
Material Contracts	§ 4.16(a)
Maximum Annual Premium	§ 8.08(b)
Merger Documents	§ 2.02(a)(iii)
Merger Payment Schedule	§ 3.02(b)(vi)
Mergers	Recitals
Nasdaq	§ 6.07(d)
Non-Disclosure Agreement	§ 8.06(b)
NYSE	§ 8.13(b)
Nonparty Affiliate	§ 11.11
Ordinary Commercial Agreement	§ 4.14(b)
Outside Date	§ 10.01(b)
Parties	Preamble
Party	Preamble
PCAOB Audited Financials	§ 8.15
PCAOB Financials	§ 8.15
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Prime Merger Sub	Recitals
Prime Merger Sub Ordinary Shares	§ 4.03(l)
Plus Holdings	Preamble
Plus Holdings Board	§ 3.01(d)
Plus Holdings Ordinary Shares	§ 4.03(j)
Plus Holdings Share Consideration	§ 3.01(c)(ii)
Prospectus	§ 7.04
Proxy Statement	§ 8.01(a)
PubCo	Preamble
PubCo Board	§ 2.05(c)
PubCo Permits	§ 5.06
Public Stockholders	§ 7.04
Registration Rights Agreement	Recitals
Registration Statement	§ 8.01(a)
Released Claims	§ 7.04(b)

Defined Term	Location of Definition
Remedies Exceptions	§ 4.04
Representatives	§ 8.06(a)
Sarbanes-Oxley Act	§ 6.07(a)
SEC	§ 6.07(a)
Second Merger	Recitals
Second Merger Sub	Preamble
Second Merger Sub Common Stock	§ 5.03(c)
Shareholder Support Agreements	Recitals
Sidley	§ 11.12(a)
Signing Lock-Up Agreements	Recitals
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	Recitals
Surviving Entity	Recitals
Terminating Company Breach	§ 10.01(e)
Terminating HCIC Breach	§ 10.01(f)
Third Merger	Recitals
Third Merger Sub	Recitals
Trust Account	§ 6.13
Trust Agreement	§ 6.13
Trust Fund	§ 6.13
Trustee	§ 6.13
Waivers	§ 4.05(b)
Zedra Trust	§ 4.03(g)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder, (ix) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) “$” or “dollars” mean the lawful currency of the United States of America.

(b) Any reference to “ordinary course of business” or business conducted “in the ordinary course” herein shall mean an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19); provided that, subject to Section 7.01(c), any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 (including Outbreak Measures), shall be deemed to be in the ordinary course of business; provided, further, that, as COVID-19’s impact on the global economy and local economies in which the Company and Company Subsidiaries operate eases and/or Outbreak Measures lapse or are revoked or modified by Governmental Authorities, the ordinary course of business shall include the Company and Company Subsidiaries’ reasonable actions to return to operating the business in the ordinary course as that is informed by the Company and Company Subsidiaries’ operation of their respective businesses in the twelve (12) month-period prior to January 1, 2020.

(c) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and, when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) The Schedules and Exhibits form an integral part of this Agreement and shall be construed, and have the same force and effect, as if expressly set out in the body hereof.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

SECTION 2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the Cayman Companies Act, at the F-Reorg Time and no more than fifteen (15) Business Days prior to the Effective Time, Prime Merger Sub shall be merged with and into the Company. As a result of the F-Reorg Merger, the separate corporate existence of Prime Merger Sub shall cease and the Company shall continue its corporate existence as the surviving company (within the meaning of the Cayman Companies Act) in the F-Reorg Merger pursuant to the provisions of the Cayman Companies Act.

(b) Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the Cayman Companies Act, at the Effective Time and no more than fifteen (15) Business Days following the F-Reorg Merger, First Merger Sub shall be merged with and into Plus Holdings. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and Plus Holdings shall continue its corporate existence as the surviving company (within the meaning of the Cayman Companies Act) in the First Merger pursuant to the provisions of the Cayman Companies Act.

(c) Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the DGCL, at the Effective Time and no more than fifteen (15) Business Days following the F-Reorg Merger, and simultaneously with the First Merger, Second Merger Sub shall be merged with and into HCIC. As a result of the Second Merger, the separate corporate existence of the Second Merger Sub shall cease and HCIC shall continue as the surviving entity of the Second Merger.

Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing):

(i) the Company, Plus Holdings and Prime Merger Sub shall cause the F-Reorg Merger to be consummated by executing a plan of merger (the “F-Reorg Plan of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Act and mutually agreed by the parties, and filing the Plan of Merger and all such other documents (including, without limitation, a director’s declaration by a director of each of Company and Prime Merger Sub made in accordance with Section 233(9) of the Cayman Companies Act) required to effect the F-Reorg Merger pursuant to the Cayman Companies Act with the Cayman Registrar as provided in Section 233 of the Cayman Companies Act (the “F-Reorg Merger Documents”), and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act to make the F-Reorg Merger effective hereinafter (the date and time agreed by each of the parties hereto and specified in the F-Reorg Merger Documents, being the “F-Reorg Time”);

(ii) no more than fifteen (15) Business Days following the F-Reorg Merger, PubCo, First Merger Sub and Plus Holdings shall cause the First Merger to be consummated by executing a plan of merger (the “First Merger Plan of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Act and mutually agreed by the parties, and filing the Plan of Merger and all such other documents (including, without limitation, a director’s declaration by a director of each of Plus Holdings and First Merger Sub made in accordance with Section 233(9) of the Cayman Companies Act) required to effect the First Merger pursuant to the Cayman Companies Act with the Cayman Registrar as provided in Section 233 of the Cayman Companies Act (the “First Merger Documents”), and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act to make the First Merger effective hereinafter; and,

(iii) simultaneously with the First Merger, PubCo, Second Merger Sub and HCIC shall cause the Second Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”, and, with the First Merger Documents, the “Merger Documents”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of the DGCL and mutually agreed by the parties (the date and time agreed by each of the parties hereto and specified in the Merger Documents, being the “Effective Time”).

(b) The consummation of the transactions, with the exception of the F-Reorg Merger, contemplated by this Agreement (the “Closing”) shall be held at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603 or by electronic exchange of deliverables and release of signatures, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article IX. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03 Effect of the Mergers.

(a) At the F-Reorg Time, the effect of the F-Reorg Merger shall be as provided in the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the F-Reorg Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of the Company and Prime Merger Sub shall immediately vest in the Company, (ii) all Company Shares and Company Assumed Convertible Securities immediately prior to the F-Reorg Time shall be cancelled and converted into the right to receive shares and convertible securities of Plus Holdings, as provided in Article III, (iii) all Prime Merger Sub Ordinary Shares shall be converted into the right to receive shares of the Company, as provided in Article III, (iv) all Plus Holdings Share(s) immediately prior to the F-Reorg Time shall be surrendered and cancelled for no consideration; (v) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Company and Prime Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Company, and (vi) the separate corporate existence of Prime Merger Sub shall cease.

(b) At the Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of Plus Holdings and First Merger Sub shall immediately vest in the Surviving Corporation, (ii) all Plus Holdings Shares and Plus Holdings Assumed Convertible Securities immediately prior to the Effective Time shall be cancelled and converted into the right to receive shares and convertible securities of PubCo, as provided in Article III, (iii) all First Merger Sub Share(s) immediately prior to the Effective Time shall be cancelled and converted into the right to receive the same class and number of shares of Plus Holdings, (iv) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of Plus Holdings and First Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Corporation, and (v) the separate corporate existence of First Merger Sub shall cease.

(c) At the Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of HCIC and Second Merger Sub shall vest in the Surviving Entity, (ii) all outstanding shares of HCIC Common Stock shall be converted into the right to receive shares of PubCo, as provided in Article III, (iii) all outstanding HCIC Warrants shall be converted into warrants for the right to receive shares of PubCo, as provided in Article III, (iv) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of HCIC and Second Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Entity and (v) the separate corporate existence of Second Merger Sub shall cease.

SECTION 2.04 Governing Documents. At the F-Reorg Time, (i) the Company Charter, as in effect immediately prior to the F-Reorg Time, shall be amended and restated in its entirety to read as set forth on Exhibit C-1 attached hereto and, as so amended and restated, shall be the memorandum and articles of association of the Company until thereafter amended, (ii) the Plus Holdings Charter, as in effect immediately prior to the F-Reorg Time, shall be amended and restated in its entirety to read as set forth on Exhibit C-2 attached hereto and, as so amended and restated, shall be the memorandum and articles of association of Plus Holdings until thereafter amended. At the Effective Time, (i) the Plus Holdings Charter, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit C-3 attached hereto and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended as provided by the Cayman Companies Act and such Charter (subject to Section 8.08); (ii) the HCIC Organizational Documents, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit D attached hereto and, as so amended and restated, shall be the certificate of formation and bylaws of the Surviving Entity until thereafter amended in accordance with their terms and as provided by the DGCL and such certificate of formation and bylaws (subject to Section 8.08); and (iii) the PubCo Charter, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit E attached hereto and, as so amended and restated, shall be the memorandum and articles of association of PubCo until thereafter amended as provided by the Cayman Companies Act and such Charter (subject to Section 8.08).

Section 2.05 Directors and Officers.

(a) The Parties will take all requisite actions such that the initial directors and officers of the Surviving Corporation immediately after the Effective Time shall be appointed in accordance with Section 2.05(a) of the Company Disclosure Schedule, each to hold office in accordance with the provisions of the Cayman Companies Act and the certificate of incorporation and memorandum and articles of association of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The Parties will take all requisite actions such that the initial directors and officers of the Surviving Entity immediately after the Effective Time shall be appointed in accordance with Section 2.05(b) of the Company Disclosure Schedule, each to hold office in accordance with the provisions of the DGCL, and the certificate of formation and bylaws of the Surviving Entity and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(c) The Parties shall cause the board of directors of PubCo (the “PubCo Board”) and the officers of PubCo as of immediately following the Effective Time shall be appointed in accordance with Section 2.05(c) of the Company Disclosure Schedule, each to hold office in accordance with the Cayman Companies Act and the memorandum and articles of association of PubCo and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

SECTION 2.06 Post-Closing Reorganization. Promptly following the Closing, PubCo shall (i) cause Plus Holdings to merge with and into Third Merger Sub via the Third Merger, in accordance with the Cayman Companies Act, with the result of such Third Merger being that the separate corporate existence of Plus Holdings shall cease and Third Merger Sub shall continue as the surviving entity of such merger, and (ii) cause Third Merger Sub to file an election that is effective the day after such merger to be classified as a disregarded entity for United States federal tax purposes under Treasury Regulations Section 301.7701-3.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES

Section 3.01 Conversion of Securities.

(a) Conversion of Company Securities. At the F-Reorg Time, by virtue of the F-Reorg Merger and without any action on the part of Plus Holdings, Prime Merger Sub, the Company or the holders of any of the following securities:

(i) Each Company Ordinary Share (including Company Restricted Shares), Company Series A-1 Preferred Share, Company Series A-2 Preferred Share, Company Series A-3 Preferred Share, Company Series A-4 Preferred Share, Company Series B Preferred Share and Company Series C Preferred Share, that in each case is issued and outstanding immediately prior to the F-Reorg Time shall, as of the F-Reorg Time, be canceled by virtue of the F-Reorg Merger and converted into the right to receive, respectively, a Plus Holdings Ordinary Share, Plus Holdings Series A-1 Preferred Share, Plus Holdings Series A-2 Preferred Share, Plus Holdings Series A-3 Preferred Share, Plus Holdings Series A-4 Preferred Share, Plus Holdings Series B Preferred Share or Plus Holdings Series C Preferred Share (which consideration shall hereinafter be referred to as the “Company Share Consideration”); provided, that each Company Restricted Share is converted into a Plus Holdings Share that has and is subject to substantially the same terms and conditions (including vesting terms) as were applicable to such Company Restricted Share immediately before the F-Reorg Time. All of the Company Shares converted into the right to receive Plus Holdings Shares pursuant to the foregoing sentence shall, in each case, no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of Company shall be updated promptly at the F-Reorg Time to reflect such cancellations, and each holder of a share certificate of the Company previously representing any such Company Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Plus Holdings Shares into which such Company Ordinary Shares shall have been converted in the F-Reorg Merger, in accordance with this Section 3.01(a)(i) and as otherwise provided under the Cayman Companies Act.

(ii) Each Company Share held in the treasury of the Company as treasury shares, if any, shall be canceled by virtue of the F-Reorg Merger without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(iii) Each Prime Merger Sub Ordinary Share issued and outstanding immediately prior to the F-Reorg Time shall, as of the F-Reorg Time, be converted into and exchanged for one validly issued, fully paid and nonassessable Company Ordinary Share.

(iv) The Company Assumed Convertible Securities will be assumed by Plus Holdings in accordance with their terms and converted into the right to receive the same number and type of securities in Plus Holdings having and being subject to substantially the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Assumed Convertible Securities immediately before the F-Reorg Time, with the number of Plus Holdings Shares subject to each Plus Holdings Assumed Convertible Security and the per share exercise price of each Plus Holdings Assumed Convertible Security each equal to the same with respect to the applicable converted Company Assumed Convertible Security immediately before the F-Reorg Time.

(b) In connection with Plus Holdings’ assumption of the Company Restricted Shares and Company Assumed Convertible Securities that are Company Options at the F-Reorg Time pursuant to Section 3.01(a), Plus Holdings shall assume the Company Share Plans as of the F-Reorg Time. Prior to the F-Reorg Time and subject to the prior reasonable review and approval of HCIC (which approval shall not be unreasonably withheld, delayed or conditioned), the Company shall take all actions reasonably necessary to effect the transactions contemplated by Section 3.01(a) under the Company Share Plans and assume any contract applicable to any Company Option (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents and delivering evidence reasonably satisfactory to HCIC that all necessary determinations by the board of directors of the Company (the “Company Board”) or applicable committee of the Company Board to assume and convert Company Restricted Shares and Company Options in accordance with Section 3.01(c) have been made.

(c) [Conversion of Plus Holdings Securities. At the Effective Time, by virtue of the First Merger and without any action on the part of PubCo, Plus Holdings, First Merger Sub or the holders of any of the following securities:

(i) Each Plus Holdings Ordinary Share, Plus Holdings Restricted Shares, Plus Holdings Series A-1 Preferred Share, Plus Holdings Series A-2 Preferred Share, Plus Holdings Series A-4 Preferred Share, Plus Holdings Series B Preferred Share and Plus Holdings Series C Preferred Share, that is issued and outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled by virtue of the First Merger and converted into the right to receive the number of PubCo Class A Ordinary Shares equal to the Exchange Ratio; provided, that each Plus Holdings Restricted Share is converted into a PubCo Class A Ordinary Share that has and is subject to substantially the same terms and conditions (including vesting terms) as were applicable to such Plus Holdings Restricted Share immediately before the Effective Time. All of the Plus Holdings Ordinary Shares (that are not Plus Holdings Restricted Shares) converted into the right to receive PubCo Class A Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of Plus Holdings shall be updated promptly at the Effective Time to reflect such cancellation, and each holder of a share certificate of Plus Holdings previously representing any such shares of Plus Holdings Shares (that are not Plus Holdings Restricted Shares) shall thereafter cease to have any rights with respect to such securities, except the right to receive the PubCo Class A Ordinary Shares into which such Plus Holdings Shares shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.

(ii) Each Plus Holdings Series A-3 Preferred Share that is issued and outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled by virtue of the Merger and converted into the right to receive the number of PubCo Class B Ordinary Shares equal to the Exchange Ratio (which consideration, collectively with the per share consideration described in Section 3.01(c)(i), shall hereinafter be referred to as the “Plus Holdings Share Consideration”). All of the Plus Holdings Series A-3 Preferred Shares so converted into the right to receive PubCo Class B Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of Plus Holdings shall be updated promptly at the Effective Time to reflect such cancellation, and each holder of a share certificate of Plus Holdings previously representing any such shares of Plus Holdings Series A-3 Preferred Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the PubCo Class B Ordinary Shares into which such Plus Holdings Series A-3 Preferred Shares shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.

(iii) Each Plus Holdings Share held in the treasury of Plus Holdings as treasury shares, if any, shall be canceled by virtue of the Merger without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(iv) Each share of First Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall, as of the Effective Time, be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $0.000002 per share, of the Surviving Corporation.

(v) The Plus Holdings Assumed Convertible Securities will be assumed by PubCo in accordance with their terms and converted into the right to receive the same type of securities in PubCo having and being subject to substantially the same terms and conditions (including vesting and exercisability terms) as were applicable to such Plus Holdings Assumed Convertible Security immediately before the Effective Time, except that each Plus Holdings Assumed Convertible Securities will be exercisable for the number of PubCo Shares that is equal to the product of (A) the number of Plus Holdings Shares subject to such Plus Holdings Assumed Convertible Security as of immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of PubCo Shares, at an exercise price per PubCo Share equal to the quotient obtained by dividing (x) the per share exercise price of such Plus Holdings Assumed Convertible Security by (y) the Exchange Ratio, rounded up to the nearest whole cent; provided, however, that the exercise price and the number of PubCo Class A Ordinary Shares purchasable under any converted Plus Holdings Option will be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; and provided further, that all Plus Holdings Shares to be issued upon exercise of Plus Holdings Assumed Convertible Securities will be PubCo Class A Ordinary Shares.

(d) In connection with PubCo’s assumption of the Plus Holdings Restricted Shares and Plus Holdings Assumed Convertible Securities that are Plus Holdings Options pursuant to Section 3.01(c), PubCo shall assume the Company Share Plans as of the Effective Time. Prior to the Effective Time and subject to the prior reasonable review and approval of HCIC (which approval shall not be unreasonably withheld, delayed or conditioned), Plus Holdings shall take all actions reasonably necessary to effect the transactions contemplated by Section 3.01(c) under the Company Share Plans and assume any contract applicable to any Plus Holdings Option (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents and delivering evidence reasonably satisfactory to HCIC that all necessary determinations by the board of directors of the Plus Holdings (the “Plus Holdings Board”) or applicable committee of the Plus Holdings Board to assume and convert Plus Holdings Restricted Shares and Plus Holdings Options in accordance with Section 3.01(c) have been made.

(e) For the avoidance of doubt, the number of shares to be issued as Plus Holdings Share Consideration will not exceed the Plus Holdings Merger Shares less the number of shares that could be issued with respect to the Plus Holdings Assumed Convertible Securities excluding the Plus Holdings Share Purchase Warrant; provided, that a sufficient number of PubCo Class A Ordinary Shares held by PubCo as treasury shares (which for the avoidance of doubt are not part of the Plus Holdings Merger Shares or the Plus Holdings Merger Share Consideration) shall be available to satisfy the Plus Holdings Share issuance under the Plus Holdings Share Purchase Warrant in the event the Company Share Purchase Warrant has been entered into by the parties thereto on or prior to the Closing.

(f) Conversion of HCIC Common Securities. At the Effective Time, by virtue of the Second Merger and without any action on the part of PubCo, HCIC, Second Merger Sub or the holders of any of the following securities:

(i) Each share of HCIC Common Stock that is issued and outstanding immediately prior to the Effective Time (that is not an Excluded Share) shall be canceled and converted into the right to receive the HCIC Merger Consideration. Each share of HCIC Common Stock (that is not an Excluded Share) converted into the right to receive the HCIC Merger Consideration shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such share of HCIC Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the HCIC Merger Consideration into which such share of HCIC Common Stock shall have been converted in the Second Merger.

(ii) Any HCIC Securities held in the treasury of HCIC shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(iii) Each share of HCIC Common Stock for which a Redeeming Stockholder has exercised its right to redeem such shares of HCIC Common Stock shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(iv) Each share in Second Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Entity.

(v) Each HCIC Warrant that is issued and outstanding immediately prior to the Effective Time shall, pursuant to and in accordance with the Warrant Agreement, be automatically and irrevocably modified to provide that each such HCIC Warrant shall no longer entitle the holder thereof to purchase the number of shares of HCIC Class A Common Stock set forth therein, and in substitution thereof each such HCIC Warrant shall entitle the holder thereof to acquire an equal number of PubCo Class A Ordinary Shares.

Section 3.02 Delivery of Plus Holdings & PubCo Securities

(a) Exchange of Company Securities.

(i) F-Reorg Exchange. On the Closing Date and at the F-Reorg Time, Plus Holdings shall certify changes to its Register of Members which reflect the conversion of Company Securities, in accordance with this Article III, into the number of Plus Holdings Ordinary Shares, Plus Holdings Series A-1 Preferred Shares, Plus Holdings Series A-2 Preferred Shares, Plus Holdings Series A-3 Preferred Shares, Plus Holdings Series A-4 Preferred Shares, Plus Holdings Series B Preferred Shares and Plus Holdings Series C Preferred Shares which constitute the aggregate Company Share Consideration payable in accordance with this Agreement.

(ii) F-Reorg Exchange Procedures. As soon as practicable following the F-Reorg Time, and in any event within two (2) Business Days following the F-Reorg Time (but in no event prior to the F-Reorg Time), Plus Holdings shall deliver or cause to be delivered to each holder of Company Shares, as of immediately prior to the F-Reorg Time, represented by book-entry, the applicable Company Share Consideration in accordance with the provisions of Section 3.01(c)(i) and such Company Shares shall forthwith be cancelled.

(iii) No Further Rights in Company Ordinary Shares or Company Preferred Shares. The Company Share Consideration payable upon conversion of the Company Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares.

(iv) No Liability. None of the Plus Holdings, the Company, the Surviving Corporation or the Surviving Entity shall be liable to any holder of Company Shares for any such Company Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02(a).

(v) F-Reorg Payment Schedule. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to HCIC and Plus Holdings a schedule (the “F-Reorg Payment Schedule”) showing the allocation of the Company Shares to each of the holders of Company Securities at the Closing, as well as the corresponding number and class of Plus Holdings Shares to be issued to such holders of Company Securities pursuant to Section 3.01.

(b) Exchange of Plus Holdings Securities.

(i) Exchange. On the Closing Date, PubCo shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by HCIC and is reasonably satisfactory to Plus Holdings (the “Exchange Agent”), for the benefit of the holders of Plus Holdings Securities, for exchange in accordance with this Article III, the number of PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares as shall be sufficient to deliver the aggregate Plus Holdings Share Consideration payable in accordance with this Agreement (such PubCo Shares being hereinafter referred to as the “Exchange Fund”). PubCo shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Plus Holdings Share Consideration out of the Exchange Fund in accordance with the Merger Payment Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.

(ii) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), PubCo shall cause the Exchange Agent to deliver to each holder of Plus Holdings Shares, as of immediately prior to the Effective Time, represented by book-entry, the applicable Plus Holdings Share Consideration in accordance with the provisions of Section 3.01(c)(i) and such Plus Holdings Shares shall forthwith be cancelled.

(iii) No Further Rights in Plus Holdings Ordinary Shares or Plus Holdings Preferred Shares. The Plus Holdings Share Consideration payable upon conversion of the Plus Holdings Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Plus Holdings Shares.

(iv) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Plus Holdings Shares for one year after the Effective Time shall be delivered to PubCo, upon demand, and any holders of Plus Holdings Shares who have not theretofore complied with this Section 3.02 shall thereafter look only to PubCo for the applicable Plus Holdings Share Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Plus Holdings Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of PubCo free and clear of any claims or interest of any person previously entitled thereto.

(v) No Liability. None of the Exchange Agent, PubCo, the Surviving Corporation or the Surviving Entity shall be liable to any holder of Plus Holdings Shares for any such Plus Holdings Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02(a).

(vi) Merger Payment Schedule. At least five (5) Business Days prior to the Closing Date, the Plus Holdings shall deliver to HCIC, PubCo and the Exchange Agent a schedule (the “Merger Payment Schedule”) showing the allocation of the Plus Holdings Shares to each of the holders of Plus Holdings Securities at the Closing, as well as the corresponding number and class of PubCo Shares to be issued to such holders of Plus Holdings Securities pursuant to Section 3.01.

(c) Exchange of HCIC Securities.

(i) HCIC Class A Common Stock. As promptly as reasonably practicable after the Effective Time, PubCo shall cause to be mailed to each holder of record of HCIC Common Stock a letter of transmittal in customary form to be approved by HCIC (such approval not to be unreasonably withheld, conditioned or delayed) prior to the Closing (the “HCIC Letter of Transmittal”), which shall have customary representations and warranties as to title, authorization, execution and delivery and specify that delivery shall be effected, and risk of loss and title to the HCIC Common Stock shall pass, only upon delivery of the HCIC Common Stock to PubCo (including all certificates representing HCIC Common Stock (each, a “Certificate” and, collectively, the “Certificates”), to the extent such HCIC Common Stock is certificated), together with instructions thereto. Upon the receipt of an HCIC Letter of Transmittal (accompanied with all Certificates representing HCIC Common Stock of the holder of such HCIC Common Stock, to the extent such HCIC Common Stock is certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by PubCo, the holder of such HCIC Common Stock shall be entitled to receive in exchange therefor (i) the HCIC Merger Consideration into which such HCIC Common Stock have been converted pursuant to Section 3.01(f) and (ii) dividends declared after the Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.02(c), each HCIC Common Stock shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the HCIC Merger Consideration which the holders of HCIC Common Stock were entitled to receive in respect of such shares pursuant to this Section 3.02(c) (plus any dividends declared after the Effective Time which are unpaid, if any).

(ii) Lost Certificate. In the event any certificate of HCIC Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by PubCo, the provision by such Person of a customary indemnity against any claim that may be made against PubCo with respect to such certificate, and PubCo shall issue in exchange for such lost, stolen or destroyed certificate the HCIC Merger Consideration, deliverable in respect thereof as determined in accordance with this Article III.

(iii) No Further Rights in HCIC Common Stock. The HCIC Merger Consideration payable upon conversion of the HCIC Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such HCIC Common Stock.

(iv) Termination of Claims. Any holders of HCIC Common Stock who have not complied with this Section 3.02 shall look only to PubCo for the applicable HCIC Merger Consideration. Any portion of HCIC Merger Consideration remaining unclaimed by holders of HCIC Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of PubCo free and clear of any claims or interest of any person previously entitled thereto.

(v) No Liability. None of the Exchange Agent, PubCo, the Surviving Corporation or the Surviving Entity shall be liable to any holder of HCIC Common Stock for any such HCIC Common Stock Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02(a).

(d) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of PubCo, the Surviving Corporation, Surviving Entity, HCIC, First Merger Sub, Second Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of Plus Holdings Securities, Company Securities or HCIC Securities such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non-U.S. Tax Law; provided that the parties shall cooperate and use reasonable efforts to reduce, minimize or eliminate any applicable withholding to the extent reasonably permitted under applicable Tax law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of the Plus Holdings Securities, Company Securities or HCIC Securities (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made.

(e) Fractional Shares. No certificates or scrip or shares representing fractional PubCo Shares shall be issued upon the exchange of Plus Holdings Shares or HCIC Class A Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of PubCo or a holder of PubCo Shares. In lieu of any fractional share of PubCo Shares to which any holder of Plus Holdings Shares would otherwise be entitled, the Exchange Agent shall round up to the nearest whole share of PubCo Shares, as applicable. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(f) Adjustments to Plus Holdings Share Consideration and HCIC Merger Consideration. The Plus Holdings Share Consideration and HCIC Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PubCo Shares occurring on or after the date hereof and prior to the Effective Time.

SECTION 3.03 Register of Members. At the Effective Time, upon the register of members of Plus Holdings being updated pursuant to the First Merger, there shall be no further registration of transfers of Plus Holdings Securities thereafter on the records of Plus Holdings. From and after the Effective Time, the holders of Plus Holdings Securities outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Plus Holdings Securities, except as otherwise provided in this Agreement or by Law.

Section 3.04 Closing Date Indebtedness; Payment of Expenses.

(a) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to HCIC a written report setting forth (i) the Company’s good faith U.S. Dollar amount of any estimate of the Indebtedness of the Company as of 12:00:01 A.M. on the Closing Date (“Closing Date Indebtedness”) and (ii) a list of all of the fees, expenses and disbursements incurred by or on behalf of the Company, the Company Subsidiaries (for the avoidance of doubt, including Plus Holdings), PubCo, First Merger Sub and/or Second Merger Sub in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including: (A) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (B) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (all such listed amounts referenced in this clause (ii) collectively, the “Company Transaction Expenses”). On the Closing Date, following the consummation of the Closing, HCIC shall pay or cause to be paid, by wire transfer of immediately available funds, all such Company Transaction Expenses. For the avoidance of doubt, the Company Transaction Expenses shall only be paid or reimbursed by HCIC if the Closing is consummated and shall not include any fees and expenses of the Company’s shareholders.

(b) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, HCIC shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of HCIC for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of HCIC (including with respect to the PIPE Financing) or otherwise in connection with HCIC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “HCIC Transaction Expenses”). On the Closing Date, simultaneously with the Closing, HCIC shall pay or cause to be paid, by wire transfer of immediately available funds.

(c) Except as set forth in this Section 3.04 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or Transactions are consummated.

(d) HCIC shall not be required to pay or cause to be paid any HCIC Transaction Expenses or Company Transaction Expenses other than in accordance with this Section 3.04.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to HCIC in connection with this Agreement (the “Company Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to HCIC as follows:

Section 4.01 Organization and Qualification; Subsidiaries; JV.

(a) Each of the Company, each subsidiary of the Company (each, with the exception of PubCo, First Merger Sub and Second Merger Sub, but, for the avoidance of doubt including Plus Holdings, a “Company Subsidiary”) is a corporation, company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and, except as set forth on Section 4.01(a) of the Company Disclosure Schedule, has all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(c) The JV is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

(d) A true and complete list of all the Company Subsidiaries, as well as the JV, together with the jurisdiction of incorporation of the JV and each Company Subsidiary and the percentage of the equity interest in the JV and each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(d) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.02 Certificate of Incorporation and Bylaws. The Company has heretofore furnished to HCIC a complete and correct copy of the Company Existing SHA, Company Charter and the certificate of incorporation and the bylaws or equivalent organizational documents, to the extent applicable, each as amended, restated or otherwise modified to date, of the JV and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents, and Company Charter are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents, or the Company Charter. The Company is not in violation of any of the provisions of any of the organizational documents of the JV, and, to the Company’s knowledge, neither the JV nor any other equityholder of the JV is in violation of any of the provisions of any of the organizational documents of the JV.

Section 4.03 Capitalization.

(a) As of the date hereof, the authorized share capital of the Company is $50,000.00 divided into 23,490,687,078 Ordinary Shares, 159,057,400 Series A-1 Preferred Shares, 41,757,975 Series A-2 Preferred Shares, 392,555,925 Series A-3 Preferred Shares, 72,349,085 Series A-4 Preferred Shares, 658,373,725 Series B Preferred Shares and 185,218,812 Series C Preferred Shares. As of the date hereof, (i) 491,845,164 Ordinary Shares are issued and outstanding, (ii) 159,057,400 Series A-1 Preferred Shares are issued and outstanding, (iii) 41,757,975 Series A-2 Preferred Shares are issued and outstanding, (iv) 392,555,925 Series A-3 Preferred Shares are issued and outstanding, (v) 72,349,085 Series A-4 Preferred Shares are issued and outstanding, (vi) 340,025,280 Series B Preferred Shares are issued and outstanding, (vii) 185,218,812 Series C Preferred Shares are issued and outstanding, (viii) no Company Shares are held in the treasury of the Company as treasury shares and (ix) except as set forth on Section 4.03(a) of the Company Disclosure Schedule, no Company Shares are reserved for future issuance pursuant to (A) the Company Share Awards, (B) if the Company Share Purchase Warrant has been entered into by the parties thereto on or prior to the Closing, the Company Share Purchase Warrant and (C) subscription agreements. Except as set forth on Section 4.03(a) of the Company Disclosure Schedule, all outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable, including that all amounts provided for in any agreements for the purchase of shares of the Company have been fully paid and such shares have been issued prior to the date hereof. Section 4.03(a) of the Company Disclosure Schedule sets forth any subscription agreements for unissued shares of the Company, including the number and class/series of shares to be issued/purchased, the cash amounts to be paid therefor and the Subscription Payment Date for each.

(b) Other than the Company Options, Company Restricted Shares, the Historical Subscription Agreements and, if the Company Share Purchase Warrant has been entered into by the parties thereto on or prior to the Closing, the Company Share Purchase Warrant, and except as set forth on Section 4.03(b) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares or other equity or other voting interests in, the Company or any Company Subsidiary. As of the date hereof, except for the Company Options and Company Restricted Shares and except as set forth on Section 4.03(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth on Section 4.03(b) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or, to the Company’s knowledge, among any holder of Company Shares or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. Except for the Company Subsidiaries and/or as set forth on Section 4.03(b) of the Company Disclosure Schedule, the Company does not own any equity interests in any person.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award outstanding, if applicable: (i) the number of shares of the Company subject to such Company Share Award; (ii) the exercise or purchase price applicable to the Company Securities that may be acquired pursuant to such Company Share Award; (iii) the date on which such Company Share Award was granted, (iv) the vesting provisions applicable to such Company Share Award. Schedule 4.03(c) also lists the full legal names of (x) all the record holders of all Company Share Awards and (y) holders of Company Share Awards who are required by applicable Law to be disclosed as beneficial holders thereof on the Form F-4. All shares of the Company subject to issuance pursuant to Company Share Awards, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) Except as set forth on Section 4.03(d) of the Company Disclosure Schedule, in the event the Company Share Purchase Warrant has been entered into by the parties thereto on or prior to the Closing Date, the Company has given proper notice to the holder thereof if required thereunder.

(e) Except as set forth on Section 4.03(e) of the Company Disclosure Schedule, the Company is not in breach or default under any agreement related to Company Securities, including the Company Share Plans, the Company Share Purchase Warrant, if the Company Share Purchase Warrant has been entered into by the parties thereto on or prior to the Closing, and this Agreement and the Transactions consummated in connection therewith shall not result in any breach or default, or trigger acceleration, termination or other term adverse to the Company, under any such agreements (including the Company Share Purchase Warrant, if the Company Share Purchase Warrant has been entered into by the parties thereto on or prior to the Closing).

(f) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(g) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award as a result of the proposed Transactions herein, (ii) the Transactions will not result in, constitute or cause a Triggering Event (as such term is defined under the Company Share Plans, including with respect to termination of the Company Share Plans, as applicable), (iii) the number of shares issuable pursuant to outstanding Company Share Awards does not exceed the number of Company Shares held in trust by Zedra Trust Company (Cayman) Limited, as trustee of PlusAI Elite Employee Benefit Trust (the “Zedra Trust”), with respect to the Company Share Plans, (iv) no shares have ever been transferred out of the Zedra Trust (v) all outstanding Company Shares, all outstanding Company Share Awards and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries, as applicable and (vi) pursuant to the Transactions there will be no Company Preferred Shares outstanding immediately prior to the Effective Time, and therefore, no Company Preferred Shares will be converted into Company Ordinary Shares under the provisions of the Company Charter as a result of the Transactions.

(h) Section 4.03(h) of the Company Disclosure Schedule sets forth the amount of issued and outstanding share capital or registered capital of the JV and of each Company Subsidiary and the amount of paid-in capital of the JV as of the date of this Agreement. The outstanding shares of capital stock or the equity interests of the JV owned by Suzhou PlusAI and of each Company Subsidiary have been duly authorized, validly issued, and are fully paid and nonassessable, and such shares or equity interests are owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their respective organizational documents. The Transactions will not constitute a “change of control” under the JV’s governing documents (as such term is used in the JV governing documents, including any shareholders agreement and/or articles of association).

(i) Except as set forth on Section 4.03(i) to the Company Disclosure Schedules and for the Company Shares held by the shareholders of the Company, the Company Options, the Company Restricted Shares, the Historical Subscription Agreements and, if the Company Share Purchase Warrant has been entered into by the parties thereto on or prior to the Closing the Company Share Purchase Warrant, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(j) All outstanding Company Shares and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(k) As of the date of this Agreement, the authorized share capital of Plus Holdings consists of 25,000,000,000 ordinary shares, par value $0.000002 per share (the “Plus Holdings Ordinary Shares”). As of the date hereof, the Company is the sole owner of all (100%) of the issued and outstanding shares of Plus Holdings. All outstanding shares of Plus Holdings Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive rights and are held by the Company free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Plus Holdings Organizational Documents

(l) As of the date of this Agreement, the authorized share capital of Prime Merger Sub consists of 25,000,000,000 ordinary shares, par value $0.000002 per share (the “Prime Merger Sub Ordinary Shares”). As of the date hereof, Plus Holdings is the sole owner of all (100%) of the issued and outstanding shares of Prime Merger Sub. All outstanding shares of Prime Merger Sub Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive rights and are held by Plus Holdings free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Prime Merger Sub Organizational Documents.

SECTION 4.04 Authority Relative to This Agreement. Each of the Company and each Company Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Shareholder Approval and the filing and recordation of appropriate merger documents as required by the Cayman Companies Act, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have, in each case, been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than Company Shareholder Approval, and the filing and recordation of appropriate merger documents as required by the Cayman Companies Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by HCIC, Plus Holdings, PubCo, First Merger Sub and Second Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions. To the knowledge of the Company, no other state takeover Law is applicable to the Mergers or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Company and each Company Subsidiary does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the Cayman Companies Act and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on Section 4.05(b) of the Company Disclosure Schedule, including Company Shareholder Approval, being made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Charter or the certificate of incorporation or bylaws or any equivalent organizational documents of any Company Subsidiary (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) of the Company Disclosure Schedule have been obtained and all filings and obligations described in Section 4.05(b) of the Company Disclosure Schedule have been made, conflict with or violate any United States or non-U.S. statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset thereof is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore provided HCIC with true and correct copies of executed waivers from those shareholders of the Company listed on Section 4.05(a) of the Company Disclosure Schedules (the “Waivers”), and, as a result of the Waivers, no prior written consent shall be required from the signatories of the Waivers in their capacity as a Key Series B Investor or a Key Series C Investor, as the case may be.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, local or non-U.S. government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, the pre-merger notification requirements of the HSR Act and filing with and registration by the Registrar of Companies of appropriate merger documents as required by the Cayman Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06 Permits; Compliance. Except as set forth on Section 4.06 of the Company Disclosure Schedule, each of the Company and each Company Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to such Person, or by which any property or asset of such Person is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.

Section 4.07 Financial Statements.

(a) The Company has heretofore furnished to HCIC true and complete copies of the audited consolidated financial statements of the Company and the Company Subsidiaries as of December 31, 2019, as for the year then ended which contain an unqualified report of the Company’s auditors (the “2019 Audited Financial Statements”) and a copy of the draft consolidated financial statements of the Company and the Company Subsidiaries as of December 31, 2020 (the “2020 Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. The 2019 Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein, and (iii) were audited in accordance with the auditing standards of the AICPA. The 2020 Financial Statements (including the notes thereto) (i) were prepared in accordance with Regulation S-X and GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein, and (iii) were prepared in accordance with PCAOB standards.

(b) The Company has heretofore made available to HCIC true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2021 (the “Interim Financial Statements Date”), and the related unaudited consolidated statements of operations and comprehensive loss and cash flows of the Company and the Company Subsidiaries for the three-month period then ended (collectively, the “Interim Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to recurring adjustments normally made at year-end, including accounting for the Company’s preferred stock, warrants, and share-based awards.

(c) Except as and to the extent set forth on the Audited Financial Statements or the Interim Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business of the Company and each Company Subsidiary, as applicable, since the Interim Financial Statements Date, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which would not, individually or in the aggregate, be material and adverse to the Company and Company Subsidiaries, taken as a whole.

(d) Since the Formation Date, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) All accounts receivable of the Company and the Company Subsidiaries reflected on the Interim Financial Statements or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since December 31, 2020, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods, including such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(f) All accounts payable of the Company and the Company Subsidiaries reflected on the Interim Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since December 31, 2020, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.08 Absence of Certain Changes or Events. Since December 31, 2020 and prior to the date of this Agreement, except as otherwise expressly contemplated by this Agreement or as set forth in Section 4.08 of the Company Disclosure Schedules, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any Outbreak Measures, (b) neither the Company nor any of the Company Subsidiaries have sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including Company Owned IP) other than revocable non-exclusive licenses (or sublicenses of Company Owned IP granted in the ordinary course of business), (c) there has not been a Company Material Adverse Effect and (d) none of the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01.

Section 4.09 Absence of Litigation. Except as set forth on Section 4.09 of the Company Disclosure Schedule, there is no material Action or arbitration pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Except for any order relating to Outbreak Measures, none of the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, to which the Company or any Company Subsidiary is a party, or under which the Company or any Company Subsidiary has or could incur any material liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has heretofore furnished to HCIC, if applicable, true and complete copies of (i) the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) the most recent summary plan description and summaries of material modifications thereto, (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) the most recently received IRS determination, opinion or advisory letter and (v) any material, non-routine correspondence with any Governmental Authority since the Formation Date. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) No Plan is or was since the Formation Date, nor does the Company, any Company Subsidiary or any ERISA Affiliate have or is reasonably expect to have any liability or obligation under any, (i) multiemployer plan (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), (ii) single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) multiple employer plan subject to Section 413(c) of the Code or (iv) multiple employer welfare arrangement under ERISA.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated to, whether under any Plan or otherwise, pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction, nor will any Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) No Plans provide, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service, except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(f) Each Plan is, and has been since the Formation Date, in compliance, in all material respects, with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company, each Company Subsidiary and all ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable event (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company, any Company Subsidiary or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(j) The Company, each Company Subsidiary and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company, each Company Subsidiary and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or Section 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(m) The Company has heretofore furnished to HCIC (x) an accurate and complete copy of the Company Share Plans, (y) a form of Share Grant Agreement and (z) a form of Share Option Agreement each for options granted as (1) number of shares and (2) value of shares. Except as set forth on Section 4.10(m) of the Company Disclosure Schedule, any grant under any Company Share Award agreement conforms to the forms heretofore provided. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Ordinary Shares as of the date such Company Option was granted. Except as set forth on Section 4.10(m) of the Company Disclosure Schedule, all existing holders of Company Shares have obtained or completed all the relevant approvals from and/or filings with the competent Governmental Authorities with respect to their subscription and acquisition of Company Shares, including with limitation the approvals or filings required for Chinese companies or individuals’ outbound investment in the Company. No official agent or representative of any Governmental Authority is party to any Company Share Award. The Company has given proper notice of the Transactions to any Company Share Award recipient, if and as required under the applicable Company Share Award agreement.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth (x) a true, correct and complete list of nineteen key employees of the Company and any Company Subsidiary as of the date hereof, and sets forth for each such individual the following: (i) full name of individual; (ii) title or position (including whether full or part time); (iii) location; (iv) hire date and service date (if different); (v) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (vi) commission, bonus or other incentive-based compensation; (vii) for U.S.-based employees only, exemption status under federal and state law; and (viii) visa status, and (y) true, correct and complete aggregated employee information, for employees located in each of the US and in China, and sets forth for each category of employee located therein the following, on an aggregate basis: (I) headcount; (II) annual salary; (III) annual bonus; and (IV) value of annual benefits. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) Except for actions listed in Section 4.11(b) of the Company Disclosure Schedule, (i) there are no and have been no material Actions or arbitrations pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees since the Formation Date; (ii) neither the Company nor any Company Subsidiary is, nor has either the Company or any Company Subsidiary been since the Formation Date, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no and there have been no unfair labor practice complaints pending or filed since the Formation Date against the Company or any Company Subsidiary before the National Labor Relations Board or similar authorities or agencies in the applicable jurisdictions where the Company or any Company Subsidiary is incorporated or conducts its business; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(c) Except as set forth on Section 4.11(c) of the Company Disclosure Schedule, the Company and the Company Subsidiaries (i) are and have been since the Formation Date in material compliance in all respects with all applicable Laws relating to employment, employment practices, employment discrimination, harassment, retaliation, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), I-9 verification, immigration, meal and rest breaks, pay equity, workers’ compensation, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights or benefits, leave of absence rights, sick leave, health insurance continuation, whistle-blowing, privacy rights, and occupational safety and health requirements, payment of wages (including vacation wages), hours of work, employee classification (either as exempt or non-exempt, or as a contractor versus employee), COVID-19 laws and regulations and collective bargaining as required by the appropriate Governmental Authority and are not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing; (ii) have withheld and reported all amounts required by any legal requirement or contract to be withheld and reported with respect to wages, salaries and other payments or compensation to any Company employee; (iii) have no material liability for any arrears of wages (including vacation wages) or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) have no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(d) Except as provided in Section 4.11(d) of the Company Disclosure Schedule, the Company is not currently, and has not since the Formation Date, engaged with individuals as independent contractors and/or engaged with staffing agencies who provide the Company with non-employee workers.

(e) Each Person providing services to the Company and its Subsidiaries that has been characterized as a consultant or independent contractor and not as an employee has been properly characterized pursuant to applicable Law, and the Company and its Subsidiaries do not have any material liability or obligations arising out of the hiring or retention of persons to provide services to the Company and its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company and its Subsidiaries other than those liabilities or obligations as set forth in customary agreements with respect thereto. All employees of the Company and its Subsidiaries have been correctly classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law, and overtime has been properly recorded and paid for all such employees classified as non-exempt.

(f) To the Knowledge of the Company, since the Formation Date, (i) no allegations of harassment, discrimination or misconduct have been made against any (A) officer or director of the Company or its Subsidiaries, or (B) any employee of the Company or its Subsidiaries who, directly or indirectly, supervises or has managerial authority over other employees or service providers of the Company or its Subsidiaries, and (ii) the Company and its Subsidiaries have not entered into any settlement agreement or conducted any investigation related to allegations of harassment, discrimination or misconduct by an employee, contractor, director, officer or other representative of the Company or its Subsidiaries. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a)

Section 4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, license or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or occupies the Leased Real Property (each, a “Lease”), with the name of the lessor or any other party thereto, and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been heretofore furnished to HCIC. Except as otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company, nor any Company Subsidiary, has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.13 Intellectual Property; Privacy & Security.

(a) Section  4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are (as applicable) owned or purported to be owned, used or held for use by the Company or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company Owned IP (showing in each, as applicable, title or description, and registration or application number), (ii) all material contracts or agreements to use any Company Licensed IP, including for the Software of any other person (other than (x) commercially available, “off-the-shelf” Software and (y) commercially available service agreements to Business Systems) where such Company Licensed IP is incorporated into the Products; and (iii) any material Software or Business Systems constituting Company Owned IP that are incorporated into the Products. The Company IP constitutes all Intellectual Property rights necessary for, and otherwise used in, the operation of the business of the Company and the Company Subsidiaries as currently conducted and is sufficient for the conduct of such business as currently conducted as of the date hereof. For clarity, the Company’s only representations of non-infringement are as set out in Section 4.13(d) hereof.

(b) The Company or one of the Company Subsidiaries owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all material Company Licensed IP. All material Company Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company Owned IP has been threatened in writing, or, to the Company’s knowledge, is otherwise pending.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce the secrecy, confidentiality and value of its Confidential Information. Neither the Company nor any Company Subsidiaries has disclosed any Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) there have been no claims filed and served or material claims threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited written demands or written offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) All persons who have contributed, developed or conceived any Company Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form heretofore furnished to HCIC, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further ongoing consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property; or, with respect to Intellectual Property rights that cannot be assigned (e.g., “moral rights” in certain jurisdictions), such person has unconditionally and irrevocably waived the enforcement thereof, unless otherwise prohibited by applicable Law.

(f) Section  4.13(f) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products, and for each such item of Open Source Software, the name and version number of the applicable license.

(g) The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(h) The Company and each of its applicable Subsidiaries owns, leases, licenses, or otherwise has the legal right to use, all Business Systems, and such Business Systems, to the Company’s knowledge, are sufficient in all material respects for the current needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. Since the Formation Date, there has not been any material failure with respect to any of the Business Systems that are material to the conduct of the Company’s business that has not been remedied or replaced in all material respects.

(i) The Company and the Company Subsidiaries have established an Information Security Program that is appropriately maintained and materially complies with Privacy Requirements, and there have been no material violations of the Information Security Program. The Company and the Company Subsidiaries have assessed and have repeatedly and frequently tested its Information Security Program; and remediated all critical, high and medium risks and vulnerabilities. The Business Systems currently used by the Company and the Company Subsidiaries are in good working condition, operate and perform as necessary to conduct the business of the Company and the Company Subsidiaries and, to the Company’s knowledge, do not contain any Disabling Device or defect. All Business Data will continue to be available for Processing by the Company and the Company Subsidiaries following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(j) The Company and the Company Subsidiaries, and with respect to the Processing of Business Data, to the Company’s knowledge, their Data Processors comply, and since the Formation Date have complied at all times, with Company Privacy Policies and the Privacy Requirements in all material respects. In circumstances that are required by Privacy Requirements of Company Privacy Policies, (i) Personal Data Processed by the Company, the Company Subsidiaries, and their Data Processors is encrypted; and (ii) Personal Data is securely deleted or destroyed by the Company, the Company Subsidiaries and their Data Processors. The Company and the Company Subsidiaries have not sold (as defined by the California Consumer Privacy Act of 2018), and do not sell, any Personal Data to persons or other third parties. To the Company’s knowledge, neither the execution, delivery nor performance of this Agreement, nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, violate any Privacy Requirements or Company Privacy Policies. Where the Company or the Company Subsidiaries use a Data Processor to Process Personal Data, the Data Processor has provided contractual commitments in relation to Processing of Personal Data, confidentiality and security measures, and has agreed to comply with those obligations in a manner sufficient for the Company’s and the Company Subsidiaries’ compliance with Privacy Requirements.

(k) The Company and the Company Subsidiaries and, to the knowledge of the Company, their Data Processors have not suffered and are not suffering a Security Incident, have not been and are not required to notify any person or Governmental Authority of any Security Incident, and have not been and are not adversely affected by any Disabling Device, ransomware or malware attacks, or denial-of-service attacks on any Business Systems. Neither the Company nor any third party acting at the direction or authorization of the Company or the Company Subsidiaries has paid any perpetrator of any actual or threatened Security Incident or cyber-attack, including a ransomware attack or a denial-of-service attack. Neither the Company nor any of the Company Subsidiaries has received a written notice (including any enforcement notice), letter, or complaint from a Governmental Authority or any person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and has not been subject to any action or proceeding relating to noncompliance or potential noncompliance with Privacy Requirements or the Company’s or any of the Company Subsidiaries’ Processing of Personal Data. Except as where, individually or in the aggregate, would not be material, the Company and each of the Company Subsidiaries have not received a written complaint or letter from any person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies. Neither the Company nor any of the Company Subsidiaries is in material breach or default of any contracts relating to its Business Systems or to Business Data. The Company and the Company Subsidiaries do not transfer Personal Data internationally except where such transfers comply with Privacy Requirements and Company Privacy Policies. The Company and the Company Subsidiaries maintain, and have maintained, cyber liability insurance with reasonable coverage limits.

(l) To the Company’s knowledge, there is no Disabling Device in any of the Business Systems constituting Company Owned IP or Product components. The Company or one of the Company Subsidiaries (i) owns the Business Data constituting Company Owned IP free and clear of any restrictions, other than those imposed by Privacy Requirements, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell and create derivative works of the other Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any material legal obligations, including based on the Transactions contemplated hereunder, that would prohibit PubCo, the Surviving Corporation or the Surviving Entity from receiving or using Personal Information after the Closing Date, on substantially the same terms and conditions in which the Company and the Company Subsidiaries receive and use such Personal Information immediately prior to the Closing Date or result in material liabilities in connection with Privacy Requirements.

(m) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company Owned IP.

Section 4.14 Taxes.

(a) The Company and each of its Company Subsidiaries: (i) have duly filed all material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); and (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open. The Company and each of its Company Subsidiaries have provided adequate reserves in accordance with GAAP in its Interim Financial Statements for any material Taxes of the Company and its Company Subsidiaries as of the date of the Interim Financial Statements that have not been paid.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes (an “Ordinary Commercial Agreement”).

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of the Company and each Company Subsidiary has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and, to the Company’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company or any Company Subsidiary was the common parent).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company and its Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract or otherwise.

(g) Neither the Company nor any Company Subsidiary has any request for a material closing agreement, private letter ruling or similar ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand.

(h) The Company has heretofore furnished to HCIC true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company Subsidiaries for tax years 2017, 2018 and 2019.

(i) Neither the Company nor any Company Subsidiary has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against the Company or any Company Subsidiary any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax Liens upon any assets of the Company or any Company Subsidiary except for Permitted Liens.

(m) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary, as applicable, does not file Tax Returns stating that the Company or such Company Subsidiary, as applicable is or may be subject to Tax in such jurisdiction.

(o) For U.S. federal income tax purposes, the Company is, and has been since the Formation Date, classified as a corporation.

(p) The Company, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

Section 4.15 Environmental Matters. (a) Each of the Company and each Company Subsidiary is, and since the Formation Date has been, in compliance in all material respects with applicable Environmental Laws; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with, and no Company or Company Subsidiary has released, any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”), and the Company and each Company Subsidiary is in compliance in all material respects with such Environmental Permits; and (e) neither the Company nor any Company Subsidiary is the subject of any pending or, to the Company’s knowledge, threatened Action, nor has the Company or any Company Subsidiary received any written notice, alleging any material violation of, or material liability under, Environmental Laws.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements (with corresponding VDR number) to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section  4.16(a) of the Company Disclosure Schedule, along with any Plan listed on Section  4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all contracts and agreements with the top twenty (20) or, if fewer, all of customers of the Company or the Company Subsidiaries;

(ii) all contracts and agreements with the top twenty (20) or, if fewer, all of suppliers of the Company or the Company Subsidiaries;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party with consideration payable to or by the Company or any of the Company Subsidiaries of more than $500,000;

(iv) all management or advisory services contracts (excluding contracts for employment) involving the Company or any Company Subsidiary;

(v) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi) all contracts and agreements evidencing Indebtedness, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guaranteeing the debts or other obligations of any other person;

(vii) all partnership, joint venture or strategic cooperation agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(ix) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity, or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that materially relates to the Company or any Company Subsidiary or materially impacts their respective business, except for contracts or the arrangements with Intellectual Property agencies, registries or similar;

(xi) all Leases;

(xii) all contracts involving use of any Company Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xiii) all contracts which involve the license or grant of rights to Company Owned IP by the Company or the Company Subsidiaries;

(xiv) all contracts or agreements under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xv) all contracts or agreements for the development of Company Owned IP for the benefit of the Company or any Company Subsidiary, other than employment, consultancy or similar agreements entered into substantially in the form of such agreement heretofore furnished to HCIC;

(xvi) all contracts or agreements under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any Company Subsidiary;

(xvii) all contracts, agreements or other instruments that are convertible to equity in the Company, or relate to equity appreciation rights, participations, phantom equity or similar rights; and

(xviii) all contracts or agreements to which the Company or any Company Subsidiary are a party, on the one hand, and the JV is a party, on the other hand.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries, as the case may be, and, to the knowledge of the Company, the other parties thereto, neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract, nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written or, to the knowledge of the Company, oral claim of any material default under any such Material Contract. The Company has heretofore furnished to HCIC true and complete copies, in all respects, of all Material Contracts, including amendments thereto that are material in nature.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy (other than vehicle insurance policies) under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18 Board Approval; Vote Required.

(a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written resolution, has duly (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company Subsidiaries, (b) approved this Agreement and the Transactions and declared their advisability, and (c) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Transactions, and directed that the Agreement and the Transactions (including the F-Reorg Merger and the Mergers) be submitted for consideration by the Company’s shareholders.

(b) The F-Reorg Consent and the Transaction Consent are the only votes or written approvals of the holders of any class or series of capital stock or other securities of the Company or any Company Subsidiaries necessary to adopt this Agreement and approve the Transactions. The F-Reorg Consent and the Transaction Consent, if executed and delivered, would qualify as the Company Shareholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

(c) The favorable vote and consent of the shareholders who have signed the Shareholder Support Agreements will be sufficient (and as a result of the shareholders who have signed the Waivers, no other favorable vote or consent of any other shareholder of the Company will be required) to (i) approve this Agreement, the Merger and the other Transactions in accordance with the terms of the Company Charter, the Company Existing SHA and any other organizational documents of the Company and (ii) obtain the Requisite Approval and Transaction Consent.

Section 4.19 Certain Business Practices.

(a) Since the Formation Date, none of the Company, Company Subsidiaries, any of their respective directors, officers or employees or, to the Company’s knowledge, agents, has, while acting on behalf of the Company or any Company Subsidiary: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) to the extent not covered by subclause (i) and (ii), made any payment in the nature of criminal bribery.

(b) Since the Formation Date, none of the Company, Company Subsidiaries, any of their respective directors, officers or employees or, to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions while acting on behalf of the Company or any Company Subsidiary; or (iii) has violated any Ex-Im Laws while acting on behalf of the Company or any Company Subsidiary.

(c) Since the Formation Date, none of the Company, any Company Subsidiary, any of their respective directors, officers or employees or, to the Company’s knowledge, agents have, with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws have been the subject of any: (i) material internal investigations or external investigations of which the Company has knowledge; or (ii) to the knowledge of the Company, audits, proceedings, or any voluntary or involuntary disclosures made to a Governmental Authority.

(d) The Company and the Company Subsidiaries do not (i) produce, design, test, manufacture, fabricate or develop any “critical technologies” as that term is defined as of the date hereof in 31 C.F.R. § 800.215; (ii) perform the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”, as that term is defined as of the date hereof in 31 C.F.R. § 800.212; or (iii) maintain or collect “sensitive personal data”, as described as of the date hereof in 31 C.F.R. § 800.241, and have no demonstrated business objective to do so in the future. For the avoidance of doubt, “as that term is defined as of the date hereof” or “as described as of the date hereof” each include, for purposes of the representations in the preceding sentence, the version in effect as of the date hereof of any other statutes, regulations, and other legal authorities cited by the authorities referenced in the preceding sentence.

Section 4.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. Other than as set forth on Section 4.20 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have not, since the Formation Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.21 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.22 No Prior Operations of Plus Holdings. Plus Holdings was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities, conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. Plus Holdings has never employed any employees or retained any contractors or maintained, sponsored or contributed to any Employee Benefit Plan and does not have any direct or material liability under, any Employee Benefit Plan.

Section 4.23 Brokers. Except as set forth on Section 4.23 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company and Company Subsidiaries hereby expressly disclaim and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company and Company Subsidiaries and their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to HCIC, its affiliates or any of their respective Representatives by, or on behalf of, the Company or Company Subsidiaries, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, none of the Company, any Company Subsidiary, or any other person on behalf of the Company or any Company Subsidiary has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to HCIC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Company Subsidiary (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to HCIC, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUBCO, FIRST MERGER SUB AND SECOND MERGER SUB

PubCo, First Merger Sub and Second Merger Sub hereby represent and warrant to HCIC as follows:

Section 5.01 Organization and Qualification; Subsidiaries.

(a) Each of PubCo, First Merger Sub and Second Merger Sub, is a corporation, company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Each of PubCo, First Merger Sub and Second Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(c) First Merger Sub and Second Merger Sub are the only subsidiaries of PubCo. Except for First Merger Sub and Second Merger Sub, PubCo does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

Section 5.02 Certificate of Incorporation and Bylaws. PubCo, First Merger Sub and Second Merger Sub have heretofore furnished to HCIC accurate and complete copies of the PubCo Charter, the First Merger Sub Organizational Documents and the Second Merger Sub Organizational Documents. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. None of PubCo, First Merger Sub or Second Merger Sub is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 5.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of PubCo consists of (i) 25,000,000,000 PubCo Ordinary Shares, par value $0.000002 per share. All outstanding PubCo Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive rights and are held by Sponsor free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the PubCo Charter.

(b) As of the date of this Agreement, the authorized share capital of First Merger Sub consists of 25,000,000,000 ordinary shares, par value $0.000002 per share (the “First Merger Sub Ordinary Shares”). As of the date hereof, PubCo is the sole owner of all (100%) of the shares of First Merger Sub. All outstanding shares of First Merger Sub Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive rights and are held by PubCo free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the First Merger Sub Organizational Documents.

(c) As of the date of this Agreement, the authorized capital stock of Second Merger Sub consists of 100 ordinary shares, par value $0.000002 per share (the “Second Merger Sub Common Stock”). As of the date hereof, PubCo is the sole owner of all (100%) of the shares of Second Merger Sub. All outstanding shares of Second Merger Sub are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive rights and are held by PubCo free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Second Merger Sub Organizational Documents.

(d) The HCIC Merger Consideration being delivered by PubCo hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the PubCo Charter. The HCIC Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

Section 5.04 Authority Relative to This Agreement. Each of PubCo, First Merger Sub and Second Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by PubCo, First Merger Sub or Second Merger Sub and the consummation by PubCo, First Merger Sub or Second Merger Sub of the Transactions have, in each case, been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of PubCo, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than approval by PubCo, as (i) the sole shareholder of First Merger Sub, either at a duly convened meeting of the sole shareholder of First Merger Sub or by written consent and (ii) as the sole shareholder of Second Merger Sub, either at a duly convened meeting of the sole shareholder of Second Merger Sub or by written consent, and the filing and recordation of appropriate merger documents as required by the Cayman Companies Act). This Agreement has been duly and validly executed and delivered by PubCo, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery by HCIC, the Company and Plus Holdings constitutes a legal, valid and binding obligation of PubCo, First Merger Sub and Second Merger Sub, enforceable against PubCo, First Merger Sub and Second Merger Sub in accordance with its terms, except as limited by the Remedies Exceptions. The Boards of Directors of PubCo, First Merger Sub and Second Merger Sub have approved this Agreement and the Transactions. To the knowledge of PubCo, First Merger Sub and Second Merger Sub, no other state takeover Law is applicable to the Mergers or the other Transactions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of PubCo, First Merger Sub and Second Merger Sub does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the Cayman Companies Act and the DGCL, as applicable, and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on Section 4.05(b) of the Company Disclosure Schedule being made, obtained or given, the performance of this Agreement by PubCo, First Merger Sub and Second Merger Sub will not (i) conflict with or violate the PubCo Charter, the First Merger Sub Organizational Documents or the Second Merger Sub Organizational Documents (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to PubCo, First Merger Sub or Second Merger Sub or by which any property or asset thereof is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of PubCo, First Merger Sub or Second Merger Sub pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a PubCo Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of PubCo, First Merger Sub and Second Merger Sub does not, and the performance of this Agreement by each of PubCo, First Merger Sub and Second Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing with and registration by the Registrar of Companies of appropriate merger documents as required by the Cayman Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a PubCo Material Adverse Effect.

Section 5.06 Permits; Compliance. Each of PubCo, First Merger Sub and Second Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of PubCo, First Merger Sub and Second Merger Sub to own, lease and operate its properties or to carry on its respective business as it is now being conducted (the “PubCo Permits”). No suspension or cancellation of any of the PubCo Permits is pending or, to the knowledge of PubCo, threatened in writing. None of PubCo, First Merger Sub or Second Merger Sub is in conflict with, or in default, breach or violation of, (a) any Law applicable to such Person, or by which any property or asset of such Person is bound or affected, or (b) any Material Contract or PubCo Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a PubCo Material Adverse Effect. To the knowledge of PubCo, no employee of PubCo, First Merger Sub or Second Merger Sub has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.

Section 5.07 Liabilities and Obligations.

None of PubCo, First Merger Sub or Second Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business of PubCo, First Merger Sub or Second Merger Sub, as applicable, (ii) obligations for future performance under any contract to which PubCo, First Merger Sub or Second Merger Sub is a party or (iii) such other liabilities and obligations which would not, individually or in the aggregate, be material and adverse to PubCo, First Merger Sub and Second Merger Sub, taken as a whole.

Section 5.08 Taxes.

(a) PubCo, First Merger Sub and Second Merger Sub: (i) have duly filed all material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); and (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) None of PubCo, First Merger Sub or Second Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an Ordinary Commercial Agreement.

(c) None of PubCo, First Merger Sub or Second Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of PubCo, First Merger Sub and Second Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and, to PubCo’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(e) None of PubCo, First Merger Sub or Second Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which PubCo, First Merger Sub or Second Merger Sub was the common parent).

(f) None of PubCo, First Merger Sub or Second Merger Sub has any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract or otherwise.

(g) None of PubCo, First Merger Sub or Second Merger Sub has any request for a material closing agreement, private letter ruling or similar ruling in respect of Taxes pending between PubCo, First Merger Sub or Second Merger Sub, on the one hand, and any Tax authority, on the other hand.

(h) None of PubCo, First Merger Sub or Second Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) None of PubCo, First Merger Sub or Second Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against PubCo, First Merger Sub or Second Merger Sub any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(k) There are no Tax Liens upon any assets of PubCo, First Merger Sub or Second Merger Sub except for Permitted Liens.

(l) None of PubCo, First Merger Sub or Second Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of PubCo, First Merger Sub or Second Merger Sub has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) None of PubCo, First Merger Sub or Second Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which PubCo, First Merger Sub or Second Merger Sub, as applicable, does not file Tax Returns stating that PubCo, First Merger Sub or Second Merger Sub, as applicable is or may be subject to Tax in such jurisdiction.

Section 5.09 Board Approval; Vote Required.

(a) The PubCo Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of PubCo and its sole shareholder, (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that the sole shareholder of PubCo approve and adopt this Agreement and approve the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the sole shareholder of PubCo.

(b) The only vote of the holders of any class or series of shares of PubCo that is necessary to approve this Agreement and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of PubCo.

(c) The board of directors of First Merger Sub and the board of directors of Second Merger Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have each duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of First Merger Sub and Second Merger Sub and their sole stockholder, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the sole stockholder of First Merger Sub and Second Merger Sub, respectively, approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of First Merger Sub and Second Merger Sub, respectively.

(d) The only vote of the holders of any class or series of capital stock of First Merger Sub and Second Merger Sub that is necessary to approve this Agreement and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of First Merger Sub shares and the affirmative vote of the holders of a majority of the outstanding shares of Second Merger Sub stock.

Section 5.10 Certain Business Practices.

(a) Since their respective dates of incorporation or organization, none of PubCo, First Merger Sub or Second Merger Sub, any of their respective directors, officers or employees or, to PubCo’s knowledge, agents, has, while acting on behalf of PubCo, First Merger Sub or Second Merger Sub: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) to the extent not covered by subclause (i) and (ii), made any payment in the nature of criminal bribery.

(b) Since their respective dates of incorporation or organization, none of PubCo, First Merger Sub or Second Merger Sub, any of their respective directors, officers or employees or, to PubCo’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions while acting on behalf of PubCo, First Merger Sub or Second Merger Sub; or (iii) has violated any Ex-Im Laws while acting on behalf of PubCo, First Merger Sub or Second Merger Sub.

(c) Since their respective dates of incorporation or organization, none of PubCo, First Merger Sub or Second Merger Sub or any of their respective directors, officers or employees or, to PubCo’s knowledge, agents have, with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws have been the subject of any: (i) material internal investigations or external investigations of which PubCo has knowledge; or (ii) internal audits, proceedings, or any voluntary or involuntary disclosures made to a Governmental Authority.

Section 5.11 No Prior Operations of PubCo, First Merger Sub and Second Merger Sub. PubCo, First Merger Sub and Second Merger Sub were formed solely for the purpose of engaging in the Transactions and have not engaged in any business activities, conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. PubCo, First Merger Sub and Second Merger Sub have never employed any employees or retained any contractors or maintained, sponsored or contributed to any Employee Benefit Plan and do not have any direct or material liability under, any Employee Benefit Plan.

Section 5.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of PubCo, First Merger Sub or Second Merger Sub.

Section 5.13 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, PubCo, First Merger Sub and Second Merger Sub hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to PubCo, First Merger Sub and Second Merger Sub and their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to HCIC, its affiliates or any of their respective Representatives by, or on behalf of, PubCo, First Merger Sub or Second Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of PubCo, First Merger Sub or Second Merger Sub nor any other person on behalf of PubCo, First Merger Sub or Second Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to HCIC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of PubCo, First Merger Sub or Second Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to HCIC, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF HCIC

Except as set forth in HCIC’s disclosure schedule delivered by HCIC to the Company in connection with this Agreement (the “HCIC Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced) and in HCIC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such HCIC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), HCIC hereby represents and warrants to the Company as follows:

Section 6.01 Corporate Organization.

(a) HCIC is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a HCIC Material Adverse Effect.

(b) HCIC has no subsidiaries.

Section 6.02 Governing Documents. HCIC has heretofore furnished to the Company complete and correct copies of the HCIC Organizational Documents. The HCIC Organizational Documents are in full force and effect. HCIC is not in violation of any of the provisions of the HCIC Organizational Documents.

Section 6.03 Capitalization.

(a) The authorized capital stock of HCIC consists of (i) 220,000,000 shares of HCIC Common Stock, par value $0.0001 per share, with (A) 200,000,000 shares of HCIC Common Stock being designated as HCIC Class A Common Stock and (B) 20,000,000 shares of HCIC Common Stock being designated as HCIC Class B Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“HCIC Preferred Stock”). As of the date of this Agreement, (i) 34,500,000 shares of HCIC Class A Common Stock and 8,625,000 shares of HCIC Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of HCIC Common Stock are held in the treasury of HCIC, (iii) 6,933,333 private placement warrants (as described in the Prospectus) are issued and outstanding and 6,933,333 shares of HCIC Class A Common Stock are issuable in respect of such private placement warrants, and (iv) 8,625,000 HCIC Public Warrants are issued and outstanding and 8,625,000 shares of HCIC Class A Common Stock are issuable in respect of the HCIC Public Warrants (the warrants described in clauses (iii) and (iv), the “HCIC Warrants”). As of the date of this Agreement, there are no shares of HCIC Preferred Stock issued and outstanding. Each HCIC Warrant is exercisable for one (1) share of HCIC Class A Common Stock at an exercise price of $11.50.

(b) All outstanding HCIC Units, shares of HCIC Common Stock and HCIC Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the HCIC Organizational Documents.

(c) Except for securities issued pursuant to the Subscription Agreements, securities issued by HCIC as permitted by this Agreement and the HCIC Warrants, HCIC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of HCIC or obligating HCIC to issue or sell any shares of capital stock of, or other equity interests in, HCIC. All shares of HCIC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. HCIC is not a party to, or otherwise bound by, and HCIC has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Support Agreement, HCIC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of HCIC Securities or any of the equity interests or other securities of HCIC or any of its subsidiaries. Except with respect to the Redemption Rights, there are no outstanding contractual obligations of HCIC to repurchase, redeem or otherwise acquire any HCIC Securities. There are no outstanding contractual obligations of HCIC to make any investment in (in the form of a loan, capital contribution or otherwise) any person

(d) HCIC is not in breach or default under any agreement related to HCIC Securities, and this Agreement and the Transactions consummated in connection therewith shall not result in any breach or default, or trigger acceleration, termination or other term adverse to HCIC, under any such agreements.

SECTION 6.04 Authority Relative to This Agreement. HCIC has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by HCIC and the consummation by HCIC of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of HCIC are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Mergers, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of HCIC Common Stock and the filing and recordation of appropriate merger documents as required by the Cayman Companies Act and the DGCL, and (b) with respect to the amendment and restatement of the HCIC Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of HCIC Common Stock). This Agreement has been duly and validly executed and delivered by HCIC and, assuming due authorization, execution and delivery by the Company, Plus Holdings, PubCo, First Merger Sub and Second Merger Sub, constitutes a legal, valid and binding obligation of HCIC, enforceable against HCIC in accordance with its terms subject to the Remedies Exceptions. To the knowledge of HCIC, no other state takeover Law is applicable to the Mergers or the other Transactions.

Section 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by HCIC does not, and the performance of this Agreement by of HCIC will not, (i) conflict with or violate the HCIC Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law applicable to HCIC, or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of HCIC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which HCIC is a party, or by which HCIC or its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a HCIC Material Adverse Effect.

(b) The execution and delivery of this Agreement by HCIC does not, and the performance of this Agreement by HCIC will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the Cayman Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent HCIC from performing its material obligations under this Agreement.

Section 6.06 Compliance. HCIC is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for HCIC to own, lease and operate its properties or to carry on its business as it is now being conducted, and no suspension or cancellation of any of the foregoing is pending or, to the knowledge of HCIC, threatened in writing. HCIC is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to HCIC or by which any property or asset of HCIC is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which HCIC is a party or by which HCIC or any property or asset of HCIC is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a HCIC Material Adverse Effect. To the knowledge of HCIC, no employee of HCIC has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.

Section 6.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Except as set forth on Section 6.07 of the HCIC Disclosure Schedule, HCIC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 14, 2021, together with any amendments, restatements or supplements thereto (collectively, the “HCIC SEC Reports”). HCIC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by HCIC with the SEC to all agreements, documents and other instruments that previously had been filed by HCIC with the SEC and are currently in effect. Except as set forth on Section 6.07 of the HCIC Disclosure Schedule, as of their respective dates, the HCIC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of HCIC has filed with the SEC on a timely basis all documents required with respect to HCIC by Section 16(a) of the Exchange Act.

(b) Except as set forth on Section 6.07 of the HCIC Disclosure Schedule, each of the financial statements (including, in each case, any notes thereto) contained in the HCIC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of HCIC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). HCIC has no off-balance sheet arrangements that are not disclosed in the HCIC SEC Reports. Except as set forth on Section 6.07 of the HCIC Disclosure Schedule, no financial statements other than those of HCIC are required by GAAP to be included in the consolidated financial statements of HCIC.

(c) Except as set forth on Section 6.07 of the HCIC Disclosure Schedule, or to the extent set forth in the HCIC SEC Reports, HCIC does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of HCIC’s business.

(d) HCIC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market (the “Nasdaq”).

(e) HCIC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to HCIC and other material information required to be disclosed by HCIC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to HCIC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting HCIC’s principal executive officer and principal financial officer to material information required to be included in HCIC’s periodic reports required under the Exchange Act.

(f) Except as set forth on Section 6.07 of the HCIC Disclosure Schedule, HCIC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that HCIC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. HCIC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of HCIC to HCIC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of HCIC to record, process, summarize and report financial data. HCIC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of HCIC. Since January 14, 2021, there have been no material changes in HCIC internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by HCIC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of HCIC and HCIC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither HCIC (including any employee thereof) nor HCIC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by HCIC, (ii) any fraud, whether or not material, that involves HCIC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by HCIC or (iii) any claim or allegation regarding any of the foregoing.

(i) Except as set forth on Section 6.07 of the HCIC Disclosure Schedule, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the HCIC SEC Reports and to the knowledge of HCIC, none of the HCIC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.08 Absence of Certain Changes or Events. Since October 6, 2020 and prior to the date of this Agreement , except as expressly contemplated by this Agreement, (a) HCIC has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to Outbreak Measures, (b) there has not been any HCIC Material Adverse Effect and (c) HCIC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.03.

Section 6.09 Absence of Litigation. There is no Action pending or, to the knowledge of HCIC, threatened against HCIC, or any property or asset of HCIC, before any Governmental Authority. Except for any order relating to Outbreak Measures, neither HCIC nor any material property or asset of HCIC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of HCIC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 6.10 Board Approval; Vote Required.

(a) The board of directors of HCIC (the “HCIC Board”), by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of HCIC and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the stockholders of HCIC approve and adopt this Agreement and approve the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the stockholders of HCIC at the HCIC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of HCIC necessary to approve this Agreement and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of HCIC Common Stock.

Section 6.11 Certain Business Practices.

(a) Since October 6, 2020, none of HCIC, any of its directors, officers or employees or, to HCIC’s knowledge, agents, has, while acting on behalf of HCIC: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) to the extent not covered by subclause (i) and (ii), made any payment in the nature of criminal bribery.

(b) Since October 6, 2020, none of HCIC, any of its directors, officers or employees or, to HCIC’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions while acting on behalf of HCIC; or (iii) has violated any Ex-Im Laws while acting on behalf of HCIC.

(c) Since October 6, 2020, none of HCIC or any of its directors, officers or employees or, to HCIC’s knowledge, agents have, with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws have any been the subject of any: (i) material internal investigations or external investigations of which the Company has knowledge; or (ii) to the knowledge of the HCIC, audits, proceedings, or any voluntary or involuntary disclosures made to a Governmental Authority.

Section 6.12 Brokers. Except as set forth on Section 6.12 of the HCIC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of HCIC.

SECTION 6.13 HCIC Trust Fund. As of the date of this Agreement, HCIC has no less than $345 million in the trust fund established by HCIC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of January 14, 2021, between HCIC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and enforceable in accordance with its terms, subject to the Remedies Exceptions. HCIC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by HCIC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between HCIC and the Trustee that would cause the description of the Trust Agreement in the HCIC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of HCIC, that would entitle any person (other than Redeeming Stockholders) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account and (B) upon the exercise of Redemption Rights in accordance with the provisions of the HCIC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of HCIC, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, HCIC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to HCIC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of HCIC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to Redeeming Stockholders, (b) to the Trustee for fees and costs incurred in accordance with the Trust Agreement and (c) with respect to filings, applications and/or other actions taken pursuant to this Agreement or required under Law. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, HCIC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to HCIC at the Effective Time.

Section 6.14 Employees. Other than any officers as described in the HCIC SEC Reports and consultants and advisors in the ordinary course of business or in connection with the Transactions, HCIC has never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by HCIC’s officers and directors in connection with activities on HCIC’s behalf in an aggregate amount not in excess of the amount of cash held by HCIC outside of the Trust Account, HCIC has no unsatisfied material liability with respect to any officer or director. HCIC has never and does not currently maintain, sponsor or contribute to, or have any direct or material liability under, any Employee Benefit Plan.

Section 6.15 Taxes.

(a) HCIC (i) has duly filed all material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of HCIC, for any material Taxes of HCIC as of the date of such financial statements that have not been paid.

(b) HCIC is not a party to, is not bound by and has no obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an Ordinary Commercial Agreement.

(c) HCIC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) HCIC has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and, to HCIC’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(e) HCIC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f) HCIC does not have any material liability for the Taxes of any person (other than HCIC) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract or otherwise.

(g) HCIC does not have any request for a material closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between HCIC, on the one hand, and any Tax authority, on the other hand.

(h) HCIC does not have in any year for which the applicable statute of limitations remains open, distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) HCIC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against HCIC any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(k) There are no Tax liens upon any assets of HCIC except for Permitted Liens.

(l) HCIC has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. HCIC has not received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) HCIC has not received written notice of any claim from a Tax authority in a jurisdiction in which HCIC does not file Tax Returns stating that HCIC is or may be subject to Tax in such jurisdiction.

(n) For U.S. federal income tax purposes, HCIC is, and has been since its formation, classified as a corporation.

(o) HCIC, after consultation with its tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

Section 6.16 Registration and Listing. The issued and outstanding HCIC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “HCICU.” The issued and outstanding shares of HCIC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “HCIC.” The issued and outstanding HCIC Warrants that were included as part of the HCIC Units (the “HCIC Public Warrants”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “HCICW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of HCIC, threatened in writing against HCIC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the HCIC Units, the shares of HCIC Class A Common Stock, or HCIC Public Warrants or terminate the listing of HCIC on the Nasdaq. None of HCIC or any of its affiliates has taken any action in an attempt to terminate the registration of the HCIC Units, the shares of HCIC Class A Common Stock, or the HCIC Public Warrants under the Exchange Act.

Section 6.17 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VI (as may be modified by the HCIC Disclosure Schedule), HCIC hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to HCIC and its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, PubCo, First Merger Sub or Second Merger Sub, their respective affiliates or any of their respective Representatives by, or on behalf of, HCIC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as may be modified by the HCIC Disclosure Schedule) or in the HCIC Officer’s Certificate, neither HCIC nor any other person on behalf thereof has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, PubCo, First Merger Sub or Second Merger Sub, their respective affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of HCIC, the Company, PubCo, First Merger Sub or Second Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any presentation or in any other information made available to the Company, PubCo, First Merger Sub, Second Merger Sub, their respective or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Section 6.18 HCIC’s Investigation and Reliance. HCIC is a sophisticated party and has made its own independent investigation, review and analysis regarding the Company and Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by HCIC together with expert advisors, including legal counsel, that they have engaged for such purpose. HCIC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV and Article V (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to HCIC or any of its respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to HCIC or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. HCIC acknowledges that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

ARTICLE VII

CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01 Conduct of Business by the Company Pending the Mergers.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 7.01 of the Company Disclosure Schedule and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless HCIC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries, to, conduct their business in the ordinary course of business; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 7.01 of the Company Disclosure Schedule and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of HCIC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) terminate, amend, supplement, modify or otherwise change such entity’s certificate of incorporation, articles of association, memorandum of association or bylaws or equivalent organizational documents or the Company Existing SHA, or enter into any new shareholders agreement or any other agreement with any shareholder with respect to the Transactions;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of, or any equity interests in, the Company or any Company Subsidiary, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, provided that increases to share capital of Company Subsidiaries in the ordinary course of business and/or the exercise or settlement of any Company Options or grants of Company Share Awards to employees in the ordinary course of business shall not require the consent of HCIC; or (B) any material assets of the Company or any Company Subsidiary;

(iii) acquire any equity interest or other interest in any other entity or enter into a joint venture or business association with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in excess of $2,000,000 in the aggregate;

(vii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, or termination agreement with any such individual, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any such individual, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (E) hire any new employee whose individual base cash compensation is expected to exceed $300,000, except that the Company may (1) provide increases in salary, wages, bonuses or benefits to employees in the ordinary course of business, (2) change the title of its employees in the ordinary course of business and (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement;

(viii) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section  4.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any employee or director or officer of the Company or any Company Subsidiary;

(ix) adopt, amend or terminate any material Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof, except as required by applicable Law;

(x) materially amend or change any accounting policies or procedures of the Company or any Company Subsidiary, other than reasonable and usual amendments in the ordinary course of business;

(xi) make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-U.S. income tax liability;

(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, except in the ordinary course of business;

(xiii) fail to use reasonable efforts to protect and maintain material Company IP;

(xiv) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company IP;

(xv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $2,000,000 in the aggregate;

(xvi) amend, waive, change or otherwise modify any of the provisions of any of the subscription agreements listed on Section 4.03(a) of the Company Disclosure Schedule; or

(xvii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent the Company or any Company Subsidiary from taking or failing to take any Outbreak Measures or any reasonable action that is taken in good faith in response to COVID-19 following, to the extent practicable and legally permissible, good faith consultation with HCIC.

(d) Nothing herein shall require the Company to obtain consent from HCIC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.01 shall give to HCIC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any Company Subsidiary prior to the Closing Date. Prior to the Closing Date, each of HCIC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

Section 7.02 Conduct of Business by PubCo, First Merger Sub and Second Merger Sub Pending the Mergers.

(a) PubCo, First Merger Sub and Second Merger Sub each agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 7.01 of the Company Disclosure Schedule and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless HCIC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) PubCo shall, and shall cause First Merger Sub and Second Merger Sub to, conduct their business in the ordinary course of business; and

(ii) PubCo, First Merger Sub and Second Merger Sub shall each use its reasonable best efforts to preserve substantially intact the business organization of PubCo, First Merger Sub and Second Merger Sub, to keep available the services of the current officers, key employees and consultants of PubCo, First Merger Sub and Second Merger Sub and to preserve the current relationships of PubCo, First Merger Sub and Second Merger Sub with persons with which PubCo, First Merger Sub or Second Merger Sub has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the PIPE Financing), (2) or in connection with the terms and conditions of, any Subscription Agreement or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), PubCo shall not, and shall cause First Merger Sub and Second Merger Sub not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of HCIC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) terminate, amend, supplement, modify or otherwise change such entity’s certificate of incorporation, articles of association, memorandum of association or bylaws or equivalent organizational documents or enter into any new shareholders agreement or any other agreement with any shareholder with respect to the Transactions;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of, or any equity interests in, PubCo, First Merger Sub or Second Merger Sub, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of PubCo, First Merger Sub or Second Merger Sub; or (B) any material assets of PubCo, First Merger Sub or Second Merger Sub;

(iii) acquire any equity interest or other interest in any other entity or enter into a joint venture or business association with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(vii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of PubCo, First Merger Sub or Second Merger Sub, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, or termination agreement with any such individual, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any such individual, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (E) hire any new employee, (F) change the title of its employees in the ordinary course of business and (G) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement;

(viii) grant any severance or termination pay to, any employee or director or officer of PubCo, First Merger Sub or Second Merger Sub;

(ix) adopt, amend or terminate any material Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof, except as required by applicable Law;

(x) materially amend or change any accounting policies or procedures of PubCo, First Merger Sub or Second Merger Sub, other than reasonable and usual amendments in the ordinary course of business;

(xi) make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-U.S. income tax liability;

(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $2,000,000 in the aggregate; or

(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent any of PubCo, First Merger Sub or Second Merger Sub from taking or failing to take any Outbreak Measures or any reasonable action that is taken in good faith in response to COVID-19 following, to the extent practicable and legally permissible, good faith consultation with HCIC.

(d) Nothing herein shall require PubCo to obtain consent from HCIC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.02 shall give to HCIC, directly or indirectly, the right to control or direct the ordinary course of business operations of PubCo, First Merger Sub or Second Merger Sub prior to the Closing Date. Prior to the Closing Date, each of HCIC and PubCo shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

Section 7.03 Conduct of Business by HCIC Pending the Mergers(a) . HCIC agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, as set forth on Section 7.03 of the HCIC Disclosure Schedule and (2) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless the Company (prior to the F-Reorg Time) or Plus Holdings (following the F-Reorg Time) shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the business of HCIC shall be conducted in the ordinary course of business and in a manner consistent with past practice; and

(ii) HCIC shall use its reasonable efforts prior to the Mergers to maintain the listing of the HCIC Units, the HCIC Class A Common Stock and the HCIC Public Warrants on the Nasdaq.

(b) By way of amplification and not limitation, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the PIPE Financing), (2) in connection with the terms and conditions of, any Subscription Agreement, as set forth on Section 7.03 of the HCIC Disclosure Schedule or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), HCIC shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i) amend or otherwise change the HCIC Organizational Documents or form any subsidiary of HCIC;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the HCIC Organizational Documents;

(iii) acquire any equity interest or other interest in any other entity or enter into a joint venture or business association with any other entity;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the HCIC Common Stock or HCIC Warrants except for redemptions from the Trust Fund that are required pursuant to the HCIC Organizational Documents;

(v) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock or other securities of HCIC, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of HCIC, except in connection with conversion of the HCIC Class B Common Stock pursuant to the HCIC Organizational Documents, or (B) any material assets of HCIC;

(vi) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or enter into any strategic joint ventures, partnerships or alliances with any other person;

(vii) incur any Indebtedness or assume, guarantee or endorse, otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of HCIC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

(viii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of HCIC, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, or termination agreement with any such individual, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any such individual, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (E) hire any new employee, (F) change the title of its employees in the ordinary course of business and (G) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement;

(ix) grant any severance or termination pay to, any employee or director or officer of HCIC;

(x) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xi) make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-U.S. income tax liability;

(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises; or

(xiii) liquidate, dissolve, reorganize or otherwise wind up the business and operations of HCIC;

(xiv) amend the Trust Agreement or any other agreement related to the Trust Account; or

(xv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent HCIC from taking or failing to take any Outbreak Measures or any reasonable action that is taken in good faith in response to COVID-19 following, to the extent practicable and legally permissible, good faith consultation with the Company.

(d) Nothing herein shall require HCIC to obtain consent from the Company or Plus Holdings to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing in this Section 7.03 shall give to the Company or Plus Holdings, directly or indirectly, the right to control or direct the ordinary course of business operations of HCIC prior to the Closing Date. Prior to the Closing Date, each of HCIC, the Company and Plus Holdings shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 7.04 Claims Against Trust Account.

(a) Reference is made to the final prospectus of HCIC, dated as of January 14, 2021 and filed with the SEC (File Nos. 333-251609 and 333-252115) on January 19, 2021 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that HCIC has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of HCIC’s public stockholders (including overallotment shares acquired by HCIC’s underwriters the “Public Stockholders”), and that, except as otherwise described in the Prospectus, HCIC may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem their HCIC Class A Common Stock in connection with the consummation of HCIC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (ii) to the Public Stockholders if HCIC fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (iii) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any Taxes or (iv) to HCIC after or concurrently with the consummation of a Business Combination.

(b) For and in consideration of HCIC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between HCIC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”).

(c) The Company on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Company or any of its affiliates may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with HCIC or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with HCIC or its affiliates), provided, however, that, for the avoidance of doubt, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against HCIC or any other person (other than Public Stockholders with respect to funds released from the Trust Account pursuant to any such Public Stockholder’s Redemption Rights), in each case for (i) legal relief against monies or other assets of HCIC held outside of the Trust Account (and any assets that have been purchased or acquired with any such funds); (ii) specific performance or other equitable relief in connection with the Transactions, provided that (x) such claim is permitted pursuant to Section 11.10 and (y) the Company shall not be entitled to seek specific performance to enforce the release or other distribution of funds from the Trust Account; or (iii) where permitted by Section 10.02, for damages for a willful material breach of this Agreement against HCIC or its successor entities in the event this Agreement is terminated pursuant to Section 10.01(f) and HCIC consummates, directly or indirectly, a business combination transaction, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, with another party. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by HCIC and its affiliates to induce HCIC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its affiliates under applicable Law.

(d) To the extent the Company or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to HCIC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against HCIC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its affiliates commences any action or proceeding in violation of the foregoing, HCIC and its Representatives, as applicable, shall be entitled to recover from the Company and its affiliates the associated legal fees and costs in connection with any such action, in the event HCIC or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.04 shall survive indefinitely with respect to the obligations set forth in this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Financials, (i) HCIC (with the assistance and cooperation of the Company as reasonably requested by HCIC) shall file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of HCIC and to the shareholders of the Company (A) as an information statement relating, with respect to the Company’s stockholders, to the action to be taken by shareholders of the Company pursuant to the Transaction Consent or by vote at a Company Shareholders Meeting and (B) as a proxy statement, with respect to HCIC’s stockholders, in which HCIC shall solicit proxies from HCIC’s stockholders to vote at the special meeting of HCIC’s stockholders called for the purpose of voting on the following matters (the “HCIC Stockholders’ Meeting”) in favor of (1) the approval and adoption of this Agreement and the Mergers, (2) the issuance of PubCo Shares as contemplated by this Agreement and the Subscription Agreements, (3) of the material differences between HCIC’s existing certificate of incorporation and the Amended and Restated Memorandum and Articles of Association of PubCo as set forth on Exhibit E, (4) the approval and adoption of an equity incentive plan, in form and substance reasonably acceptable to HCIC and the Company that provides for grant of awards to employees and other service providers of the Surviving Corporation and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on PubCo Shares with a total pool of awards of PubCo Shares not exceeding twelve percent (12%) of the aggregate number of PubCo Shares outstanding at the Closing and (5) any approval of other proposals the parties deem necessary to effectuate the Merger and the other Transactions (collectively, the “HCIC Proposals”), and (ii) PubCo and HCIC shall file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of PubCo Shares and PubCo Warrants to be issued to the shareholders and warrantholders of the Company and HCIC pursuant to this Agreement. PubCo, HCIC and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, (1) each of the Company and HCIC shall mail the Proxy Statement to their respective stockholders and (2) HCIC shall call and hold the HCIC Stockholders’ Meeting as promptly as practicable thereafter. Each of HCIC and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement, provided, however, that neither HCIC nor the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: such Party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or  to the extent that use of such information is required to avoid violation of applicable Law.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by HCIC or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). HCIC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the PubCo Shares to be issued or issuable to the shareholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the parties hereto shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c) HCIC represents that the information supplied by HCIC for inclusion in the Registration Statement and the Proxy Statement does not and shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of HCIC, (iii) the time of the HCIC Stockholders’ Meeting and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to HCIC, First Merger Sub or Second Merger Sub, or their respective officers or directors, should be discovered by HCIC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, HCIC shall promptly inform the Company. All documents that HCIC is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement does not and shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of HCIC, (iii) the time of the HCIC Stockholders’ Meeting and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform HCIC. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 8.02 HCIC Stockholders’ Meeting(a) . HCIC shall call and hold the HCIC Stockholders’ Meeting as promptly as practicable after the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of HCIC) for the purpose of voting solely upon the HCIC Proposals; provided that HCIC may postpone or adjourn the HCIC Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the HCIC Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the HCIC Proposals or otherwise take actions consistent with HCIC’s obligations pursuant to Section 8.10. HCIC shall use its reasonable best efforts to hold the HCIC Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to the HCIC stockholders). HCIC shall use its best efforts to obtain the approval of the HCIC Proposals at the HCIC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the HCIC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The HCIC Board shall recommend to its stockholders that they approve the HCIC Proposals and shall include such recommendation in the Proxy Statement (the “HCIC Board Recommendation”). The HCIC Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Company, the HCIC Board Recommendation.

Section 8.03 PubCo Stockholder’s Meeting; First Merger Sub Stockholder’s Approval and Second Merger Sub Stockholder’s Approval(a) . Promptly following the execution of this Agreement, PubCo shall approve and adopt this Agreement and approve the Mergers and the other transactions contemplated by this Agreement in its capacity as the sole stockholder of First Merger Sub and Second Merger Sub.

Section 8.04 Requisite Approval(a) . Upon the terms set forth in this Agreement, the Company shall as soon as reasonably practicable after the Registration Statement becomes effective: (a) seek the Transaction Consent and (b) in the event the Company determines it is not able to obtain the Transaction Consent, call and seek to hold a general meeting of holders of Company Shares for the purpose of voting solely upon the adoption of this Agreement and the Mergers and all other transaction contemplated by this Agreement (the “Company Shareholders Meeting”) which Company Shareholders Meeting shall be held prior to or on the date that is twenty (20) Business Days after the later of (x) July 5, 2021, and (y) the date the Registration Statement becomes effective if the Transaction Consent has not been obtained within five (5) Business Days after the Registration Statement becomes effective. The Company shall use its best efforts to obtain the Transaction Consent at the Company Shareholders Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of this Agreement and the Mergers, and shall take all other action reasonably necessary or advisable to secure the Company Shareholder Approval. The Company Board shall recommend to its shareholders that they approve this Agreement and the Mergers (the “Company Board Recommendation”). The Company Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to HCIC, the Company Board Recommendation.

Section 8.05 Plus Holdings Approval(a) . Promptly following the execution of this Agreement, the Company shall, in its capacity as the sole stockholder of Plus Holdings, cause Plus Holdings to: (a) approve and adopt this Agreement and approve the Mergers and other transactions contemplated hereby (b) in its capacity as the sole stockholder of Prime Merger Sub, cause Prime Merger Sub to approve the F-Reorg Merger.

Section 8.06 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and HCIC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 8.12(c), provided that, in each case, the Company, HCIC and their respective Representatives will comply with all applicable safety rules and reasonable controls in the course of receiving such access. Notwithstanding the foregoing, neither the Company nor HCIC shall be required to provide access to or disclose information where the access or disclosure would (x) jeopardize the protection of attorney-client privilege; (y) the Company or HCIC, as applicable, reasonably determines, in light of COVID-19, that such access or disclosure would jeopardize the health and safety of its employees; or (z) contravene applicable Law, including any Outbreak Measures (it being agreed, in each case, that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 8.06 shall be kept confidential in accordance with the non-disclosure agreement, dated as of February 10, 2021 (the “Non-Disclosure Agreement”), between HCIC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Non-Disclosure Agreement.

Section 8.07 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” (within the meaning of Section 13(d) of the Exchange Act), concerning any sale of any material assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s Subsidiaries other than with the other parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 8.07. Each party shall, and shall cause its Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each party also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Transaction that prohibits such party from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.07 by a party or any of its Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 8.07 by such party.

Section 8.08 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and memorandum and articles of association of the Surviving Corporation and the certificate of incorporation and bylaws of the Surviving Entity shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Charter and the HCIC Organizational Documents, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of HCIC and of the Company and its subsidiaries, unless such modification shall be required by applicable Law. From and after the Effective Time, the Surviving Corporation, the Surviving Entity and PubCo agree to indemnify and hold harmless each present and former director and officer of the Company and HCIC (and, as applicable, their Subsidiaries) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company and HCIC (and, as applicable, their Subsidiaries) would have been permitted under applicable Law; the Company Charter, the HCIC Organizational Documents or applicable Subsidiary bylaws and certificate of incorporation, as the case may be, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). The Surviving Corporation, the Surviving Entity and PubCo further agree that with respect to the provisions of the certificate of incorporation and bylaws of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b) From the date hereof, and for a period of six years from the Effective Time, PubCo shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by HCIC’s and the Company’s directors’ and officers’ liability insurance policy on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo be required to pay an annual premium for such insurance in excess of the greater of (i) 300% of the aggregate annual premium currently payable for such insurance policies and (ii) that paid by other similarly situated listed companies in the US (the “Maximum Annual Premium”); provided, however, that (i) PubCo may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.08(b) shall be continued in respect of such claim until the final disposition thereof.

(c) On the Closing Date, to the extent not already entered into, PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of HCIC, the Company and PubCo with the post-Closing directors and officers of PubCo, which indemnification agreements shall continue to be effective following the Closing.

Section 8.09 Notification of Certain Matters. The Company shall give prompt notice to HCIC, and HCIC shall give prompt notice to the Company, of any event of which either such party becomes aware between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail.

Section 8.10 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, or which may be requested by Governmental Authorities and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications. Subject to the terms of the Non-Disclosure Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Non-Disclosure Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, HCIC and PubCo shall use reasonable best efforts to consummate the PIPE Financing in accordance with the Subscription Agreements, and the Company shall, on a reasonable best efforts basis, cooperate with HCIC and PubCo in such efforts. Neither (i) HCIC, without the prior written consent of, prior to the F-Reorg Time, the Company, and following the F-Reorg Time, Plus Holdings, nor (ii) PubCo, without the prior written consent of HCIC (with each such consent in the foregoing (i) and (ii) not to be unreasonably withheld, delayed or conditioned), shall permit or consent to any amendment, supplement or modification to any Subscription Agreement that would reasonably be expected to cause any of the conditions set forth in Article IX to fail, and PubCo and the Company shall cooperate with HCIC as provided in Section 7.03 of the HCIC Disclosure Schedule.

Section 8.11 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of HCIC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq, each of HCIC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 8.11 shall prevent HCIC or the Company or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 8.11.

Section 8.12 Tax Matters.

(a) None of HCIC, PubCo, First Merger Sub, Second Merger Sub, Third Merger Sub, Plus Holdings or the Company shall (and each shall cause its affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of HCIC, PubCo, First Merger Sub, Second Merger Sub, Third Merger Sub, Plus Holdings and the Company shall report the Mergers consistent with the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Mergers.

(c) Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment).

(d) PubCo agrees to not (i) liquidate HCIC, (ii) merge HCIC into another company or (iii) cause HCIC to distribute any assets, in each case, prior to the second anniversary of the Closing.

(e) PubCo acknowledges that any stockholder of HCIC (“HCIC Stockholder”) who owns five percent (5%) or more of the ordinary shares of PubCo immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such HCIC Stockholder made following the Closing Date, PubCo shall (i) use reasonable efforts to furnish to such HCIC Stockholder such information as such HCIC Stockholder reasonably requests in connection with such HCIC Stockholder’s preparation of a gain recognition agreement, and (ii) use reasonable efforts to provide such HCIC Stockholder with the information reasonably requested by such HCIC Stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such HCIC Stockholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting HCIC Stockholders.

(f) Following the Closing Date, PubCo shall, or shall cause HCIC to, comply with the tax reporting obligations of Treasury Regulation 1.367(a)-3(c)(6).

Section 8.13 Stock Exchange Listing.

(a) From the date hereof through the Closing, HCIC shall use commercially reasonable efforts to ensure HCIC remains listed as a public company on, and for shares of HCIC Class A Common Stock and HCIC Units and HCIC Public Warrants to be listed on, the Nasdaq.

(b) From the date hereof through the Closing, the parties hereto, and HCIC shall cooperate with the Company to, use commercially reasonable efforts to cause the PubCo Shares and PubCo Warrants to be issued in connection with the Transactions to be approved for listing as of the Closing Date on either the Nasdaq or the New York Stock Exchange (the “NYSE”) (as mutually agreed by HCIC and the Company), and to do such things as are necessary, proper and advisable which may be requested by Nasdaq or NYSE in connection with a listing pursued pursuant to this Section 8.13(b).

Section 8.14 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and HCIC each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) The parties hereto shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 8.14(b) may be limited to outside counsel and may be redacted (i) to remove references to the valuation of the Company and (ii) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 8.15 PCAOB Financials. The Company shall (i) deliver true and complete copies of the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income, changes in shareholder equity, and cash flows of the Company and the consolidated Company Subsidiaries, together with the explanatory notes for the years then ended, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB and together with the audit opinion of PricewaterhouseCoopers Zhong Tian LLP, independent auditor to the Company, thereon (collectively, the “PCAOB Audited Financials”) and (ii) use reasonable best efforts to deliver unaudited financial statements, including consolidated balance sheets and consolidated statements of income, changes in shareholder equity, and cash flows, of the Company and the consolidated Company Subsidiaries, together with the explanatory notes as at and for the three-months ended March 31, 2021 and March 31, 2020, in each case, prepared in accordance with GAAP and Regulation S-X and reviewed by PricewaterhouseCoopers Zhong Tian LLP (collectively, together with the PCAOB Audited Financials, the “PCAOB Financials”), in each case on the first date on which the Registration Statement is filed with the SEC.

Section 8.16 Trust Account. As of the Effective Time, the obligations of HCIC to dissolve or liquidate within a specified time period as contained in HCIC’s Certificate of Incorporation will be terminated and HCIC shall have no obligation whatsoever to dissolve and liquidate the assets of HCIC by reason of the consummation of the Mergers or otherwise, and no stockholder of HCIC shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, HCIC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to HCIC (to be held as available cash on the balance sheet of HCIC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.17 Directors. HCIC and the Company shall take all necessary action so that immediately after the Effective Time, (a) the board of directors of PubCo is comprised of the individuals designated on Section 2.05(c) of the Company Disclosure Schedule, (b) the board of directors of the Surviving Entity is comprised of the individuals designated on Section 2.05(b) of the HCIC Disclosure Schedule, and (c) the board of directors of the Surviving Corporation is comprised of the individuals designated on Section 2.05(a) of the Company Disclosure Schedule.

Section 8.18 Lock-Up Agreements. Concurrently with the execution and delivery of this Agreement, the Company and PubCo shall cause the Lock-Up Shareholders and PubCo to deliver, or cause to be delivered, to HCIC copies of the Signing Lock-Up Agreements duly executed by all such parties. After the date hereof, the Company and PubCo shall (i) cause each Additional 2% Lock-Up Shareholder and PubCo to deliver, or cause to be delivered, to HCIC a Closing Lock-Up Agreement duly executed by such Additional 2% Lock-Up Shareholder and PubCo, and (ii) use reasonable best efforts cause each Additional Other Lock-Up Shareholder to deliver, or cause to be delivered, to HCIC a Closing Lock-Up Agreement duly executed by such Additional Other Lock-Up Shareholder and PubCo.

Section 8.19 Trigger Events. The Company and PubCo shall not (a) permit or cause a triggering event to occur under any Company Share Award agreement or the Company Share Plans (i) as a result of the Transactions or (ii) for the term of any Lock-Up Agreement and (b) permit the Zedra Trust to transfer any shares of the Company (i) as a result of the Transactions or (ii) for the term of any Lock-Up Agreement.

Section 8.20 Company Share Purchase Warrant. The Company shall not enter into the Company Share Purchase Warrant in a form that would permit exercise by the holder thereof for Company Securities that would represent in excess of twenty percent (20%) of the Plus Holdings Deemed Outstanding Shares as of the date hereof. In the event the Company Share Purchase Warrant is entered into by the parties thereto following the date hereof, the Company shall, within two (2) Business Days thereof, furnish to HCIC an accurate and complete copy thereof and give proper notice of the Transactions to the holder thereof, if and as required thereunder.

Section 8.21 Resignations. Concurrently with the Closing, (a) the Company shall cause all members of the Company Board and the Boards of Directors of the Company Subsidiaries, other than those persons identified as continuing directors on Section 2.05(a) of the Company Disclosure Schedule, to deliver, or cause to be delivered, to HCIC executed written resignations, and (b) HCIC shall cause all members of the HCIC Board, other than those persons identified as continuing directors on Section 2.05(b) of the HCIC Disclosure Schedule, to deliver, or cause to be delivered, executed written resignations, in each case of the foregoing (a) and (b) effective as of the Effective Time.

Section 8.22 Copy of the VDR. The Company shall provide to HCIC a true and correct electronically stored copy of the VDR as such exists (a) concurrent with the execution and delivery of this Agreement and (b) concurrent with the Closing.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Plus Holdings, HCIC, PubCo, First Merger Sub and Second Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Company Shareholder Approval. The F-Reorg Consent and the Transaction Consent shall have been obtained.

(b) HCIC Stockholders’ Approval. The HCIC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of HCIC in accordance with the Proxy Statement, the DGCL, the HCIC Organizational Documents and the rules and regulations of the Nasdaq.

(c) Approval of Stockholders of PubCo, First Merger Sub and Second Merger Sub. (i) This Agreement shall have been approved and adopted by Company in its capacity as the sole shareholder of PubCo; and (ii) this Agreement and the Mergers shall have been approved and adopted by PubCo in its capacity as the sole stockholder of First Merger Sub and Second Merger Sub, respectively.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(e) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. A supplemental listing shall have been filed with and approved by either the Nasdaq or the NYSE (as mutually agreed by HCIC and the Company) as of the Closing Date to list the shares constituting the aggregate Plus Holdings Share Consideration.

(h) HCIC Net Tangible Assets. HCIC shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the HCIC Organizational Documents.

Section 9.02 Conditions to the Obligations of HCIC. The obligations of HCIC to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01 (Organization and Qualification; Subsidiaries) (except for Section 4.01(b)), Section 4.04 (Authority Relative to this Agreement) and Section 4.23 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent of any changes that reflect actions permitted in accordance with Section 7.01 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 4.03 (Capitalization) and Section 4.08 (Absence of Certain Changes or Events) (except for Section 4.08(d)) shall be true and correct in all respects except for (A) de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date, (B) to the extent of any changes that reflect actions permitted in accordance with Section 7.01 of this Agreement, (C) to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date and (D) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, HCIC, PubCo, First Merger Sub or Second Merger Sub or their affiliates and (iii) all other representations and warranties of the Company set forth in Article IV shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and except where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company, PubCo, First Merger Sub and Second Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to HCIC a certificate (the “Company Officer’s Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Registration Rights Agreement. All parties to the Registration Rights Agreement (other than HCIC) shall have delivered, or cause to be delivered, to HCIC copies of the Registration Rights Agreement duly executed by all such parties.

(f) PCAOB Financials. The Company shall have delivered to HCIC the PCAOB Financials.

(g) Closing Lock-Up Agreements. The Company and PubCo shall have delivered to HCIC each Closing Lock-Up Agreement that has been executed by an Additional Lock-Up Shareholder.

(h) Closing Lock-Up Threshold. The Company and PubCo shall have delivered to HCIC Lock-Up Agreements executed by persons holding, in the aggregate, no less than eighty-five percent (85%) of Plus Holdings Deemed Outstanding Shares (without giving effect to the number of Plus Holdings Ordinary Shares issuable upon the exercise of the Company Share Purchase Warrant if the Company Share Purchase Warrant is entered into by the parties thereto on or prior to the Closing).

Section 9.03 Conditions to the Obligations of the Company, PubCo, First Merger Sub and Second Merger Sub. The obligations of the Company, Plus Holdings, PubCo, First Merger Sub and Second Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of HCIC contained in (i) Section 6.01 (Corporate Organization), Section 6.04 (Authority Relative to this Agreement) and Section 6.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “HCIC Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any changes that reflect actions permitted in accordance with Section 7.03 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 6.03 (Capitalization) and Section 6.08 (Absence of Certain Changes or Events) (except for Secton 6.08(c)) shall be true and correct in all respects except for (A) de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date, (B) to the extent of any changes that reflect actions permitted in accordance with Section 7.03 of this Agreement, (C) to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date, and (D) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, HCIC, PubCo, First Merger Sub or Second Merger Sub or their affiliates and (iii) other representations and warranties of HCIC contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “HCIC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and except where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a HCIC Material Adverse Effect.

(b) Agreements and Covenants. HCIC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. HCIC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of HCIC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d).

(d) Material Adverse Effect. No HCIC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Registration Rights Agreement. HCIC shall have delivered a copy of the Registration Rights Agreement duly executed by HCIC.

(f) PIPE Financing. PubCo shall have received the proceeds for the PIPE Financing in full and reasonable evidence thereof shall have been delivered to the Company.

(g) FIRPTA Certificate. HCIC shall have delivered to PubCo and the Company a duly executed certificate, in form and substance as prescribed by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), stating that HCIC is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or HCIC, as follows:

(a) by mutual written consent of HCIC and the Company;

(b) by either HCIC or the Company if the Effective Time shall not have occurred prior to November 8, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c) by either HCIC or the Company if any Governmental Authority in the United States or other applicable non-U.S. jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Mergers;

(d) by HCIC if the Company shall have failed to obtain the Transaction Consent prior to or on the date that is twenty (20) Business Days after the later of (i) July 5, 2021, and (ii) the date the Registration Statement becomes effective;

(e) by HCIC upon a breach of any representation, warranty, covenant or agreement on the part of the Company, Plus Holdings, PubCo, First Merger Sub or Second Merger Sub set forth in this Agreement, or if any representation or warranty of the Company, Plus Holdings, PubCo, First Merger Sub or Second Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 9.02(a) and 9.02(b) would not be satisfied (“Terminating Company Breach”); provided, that HCIC has not waived such Terminating Company Breach and HCIC is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided further, that, if such Terminating Company Breach is curable by the Company, Plus Holdings, PubCo, First Merger Sub or Second Merger Sub, HCIC may not terminate this Agreement under this Section 10.01(e) for so long as the Company, Plus Holdings, PubCo, First Merger Sub or Second Merger Sub, as the case may be, continues to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by HCIC to the Company, Plus Holdings, PubCo, First Merger Sub and Second Merger Sub, as the case may be; or

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of HCIC set forth in this Agreement, or if any representation or warranty of HCIC shall have become untrue, in either case such that the conditions set forth in Sections 9.03(a) and 9.03(b) would not be satisfied (“Terminating HCIC Breach”); provided that the Company has not waived such Terminating HCIC Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating HCIC Breach is curable by HCIC, the Company may not terminate this Agreement under this Section 10.01(f) for so long as HCIC continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to HCIC.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (i) as set forth Article XI, and any corresponding definitions set forth in Article I, or (ii) in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 10.03 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 10.04 Waiver. At any time prior to the Effective Time, (i) HCIC may (a) extend the time for the performance of any obligation or other act of the Company, Plus Holdings, PubCo, First Merger Sub or Second Merger Sub, (b) waive any inaccuracy in the representations and warranties of the Company, Plus Holdings, PubCo, First Merger Sub or Second Merger Sub contained herein or in any document delivered by the Company, Plus Holdings, PubCo, First Merger Sub or Second Merger Sub pursuant hereto and (c) waive compliance with any agreement of the Company, Plus Holdings, PubCo, First Merger Sub or Second Merger Sub or any condition to their obligations contained herein; and (ii) the Company may (a) extend the time for the performance of any obligation or other act of HCIC, (b) waive any inaccuracy in the representations and warranties of HCIC contained herein or in any document delivered by HCIC pursuant hereto and (c) waive compliance with any agreement of HCIC or any condition to its obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to HCIC:

Hennessy Capital Investment Corp. V

3485 North Pines Way, Suite 110

Wilson, WY 83014

Attention: Daniel Hennessy, Gregory Ethridge and Nicholas Petruska

Email: dhennessy@hennessycapllc.com,

gethridge@hennessycapllc.com and npetruska@hennessycapllc.com,

with a copy to:

Sidley Austin LLP

One South Dearborn St.

Chicago, IL 60603

Attention: Jeffrey N. Smith and Dirk W. Andringa

Email: jnsmith@sidley.com and dandringa@sidley.com

if to the Company, Plus Holdings, PubCo, First Merger Sub or Second Merger Sub:

PlusAI Corp

16/F Lingyu Commercial Plaza, No. 66 Qinglonggang Road, Gaotiexincheng, Xiangcheng District, Suzhou

Attention: Oswald Gao

Email: oswald@plus.ai

with a copy to:

Linklaters LLP

11th Floor, Alexandra House

Chater Road

Hong Kong SAR

Attention: Xiaoxi Lin

Email: xiaoxi.lin@linklaters.com

and a copy to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Jeffrey Cohen and Peter Cohen-Millstein

Email: jeffrey.cohen@linklaters.com and peter.cohen-millstein@linklaters.com

Section 11.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI and any corresponding definitions set forth in Article I.

Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.06(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Non-Disclosure Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocable submit it to the non-exclusive jurisdiction of the courts of the Cayman Islands: (a) the F-Reorg Merger, (b) following the F-Reorg Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Prime Merger Sub in the Company and (y) the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary or other duties of the board of directors of Prime Merger Sub and the internal corporate affairs of Prime Merger Sub, (c) the First Merger and (d) following the First Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of First Merger Sub and the Company in the Surviving Corporation and (y) the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary or other duties of the Company Board and the board of directors of First Merger Sub and the internal corporate affairs of the Company and First Merger Sub. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.07.

Section 11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.09 Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

Section 11.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any federal or state court of competent jurisdiction located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 11.11 No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Mergers to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 11.05), the persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). Except in the case of fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Nonparty Affiliate”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, granted by statute or by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each party, on behalf of itself and its affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliates from any such liability or obligation.

Section 11.12 Waivers of Conflicts.

(a) Recognizing that Sidley Austin LLP (“Sidley”) has acted as legal counsel to HCIC, Sponsor, certain HCIC security holders and certain of their respective affiliates prior to the Closing, and that Sidley may act as legal counsel to PubCo, the Surviving Corporation and one or more of its Subsidiaries, and the Surviving Entity, Sponsor, certain HCIC security holders and certain of their respective affiliates after the Closing, each of HCIC and the Surviving Corporation (including on behalf of the Surviving Corporation’s Subsidiaries) hereby waives, on its own behalf and agrees to cause its affiliates to waive, any conflicts that may arise in connection with of Sidley representing any of HCIC, PubCo, the Surviving Corporation or any of its Subsidiaries, the Surviving Entity, Sponsor, any HCIC security holder and any of their respective affiliates after the Closing. In addition, all communications involving attorney-client confidences by or among HCIC, Sponsor, HCIC security holders or their respective affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby will be deemed to be attorney-client confidences that belong solely to Sponsor, such HCIC security holder or such affiliate (and not to PubCo, the Surviving Corporation or any of its Subsidiaries, or the Surviving Entity). Accordingly, PubCo, the Surviving Corporation and any of its Subsidiaries, and the Surviving Entity, as the case may be, will not have access to any such communications, or to the files of Sidley relating to such engagement, whether or not the Closing will have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Sponsor or the applicable HCIC security holder and its affiliates (and not PubCo, the Surviving Corporation or any of its Subsidiaries, or the Surviving Entity) will be the sole holders of the attorney-client privilege with respect to such engagement, and none of HCIC, the Surviving Corporation and its Subsidiaries, and the Surviving Entity will be a holder thereof, (ii) to the extent that files of each of Sidley in respect of such engagement constitute property of the client, only Sponsor, the applicable HCIC security holder or their respective affiliates (and not PubCo, the Surviving Corporation or any of its Subsidiaries, and the Surviving Entity) will hold such property rights and (iii) Sidley will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to PubCo after the Closing or, before or after the Closing, to the Surviving Corporation or any of its Subsidiaries or the Surviving Entity by reason of any attorney-client relationship between Sidley and HCIC before the Closing and, after the Closing, PubCo, the Surviving Corporation and any of its Subsidiaries, the Surviving Entity or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between PubCo, the Surviving Corporation, the Surviving Entity or any of its Subsidiaries and a third party (other than a party to this Agreement or any of their respective affiliates) after the Closing, PubCo, the Surviving Corporation (including on behalf of its Subsidiaries) and the Surviving Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by Sidley to such third party; provided, however, that neither PubCo, the Surviving Corporation nor any of its Subsidiaries, nor the Surviving Entity may waive such privilege without the prior written consent of the Sponsor.

(b) Recognizing that Linklaters LLP (“Linklaters”) and Kirkland & Ellis LLP (“Kirkland”) have each acted as legal counsel to the Company, Plus Holdings, PubCo, First Merger Sub and Second Merger Sub and certain of their respective affiliates prior to the Closing, and that Linklaters and/or Kirkland may act as legal counsel to PubCo, the Surviving Corporation and one or more of its Subsidiaries, and the Surviving Entity and certain of its affiliates after the Closing, each of the Company and the Surviving Entity (including on behalf of the Surviving Corporation’s Subsidiaries) hereby waives, on its own behalf and agrees to cause its affiliates to waive, any conflicts that may arise in connection with of Linklaters and/or Kirkland representing any of the Company, PubCo, the Surviving Corporation or any of its Subsidiaries, the Surviving Entity and any of their respective affiliates after the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, HCIC, PubCo, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HENNESSY CAPITAL INVESTMENT CORP. V

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Merger Agreement]

PLUSAI CORP

By:	/s/ David Wanqian Liu
Name:	David Wanqian Liu
Title:	Director & CEO

PLUS, INC.

By:	/s/ David Wanqian Liu
Name:	David Wanqian Liu
Title:	Director

[Signature Page to Merger Agreement]

PRIME MERGER SUB I, INC.

By:	/s/ David Wanqian Liu
Name:	David Wanqian Liu
Title:	Director

[Signature Page to Merger Agreement]

PRIME MERGER SUB II, INC.

By:	/s/ David Wanqian Liu
Name:	David Wanqian Liu
Title:	Director

[Signature Page to Merger Agreement]

PLUS HOLDINGS LTD.

By:	/s/ David Wanqian Liu
Name:	David Wanqian Liu
Title:	Director

[Signature Page to Merger Agreement]

Exhibit A

Form of Lock-Up Agreement

[See attached.]

FORM OF LOCK-UP AGREEMENT

[●], 2021

Hennessy Capital Investment Corp. V	Plus Inc.
3415 North Pines Way,	16/F Lingyu Commercial Plaza, No. 66
Suite 204	Qinglonggang Road, Gaotiexincheng,
Wilson, WY 83014	Xiangcheng
District, Suzhou
Attention: Oswald Gao
Email: oswald@plus.ai

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to you in accordance with the Merger Agreement and Plan of Reorganization (the “Merger Agreement”) entered into by and among Hennessy Capital Investment Corp. V, a Delaware corporation (“HCIC”), PlusAI Corp, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), Plus Inc., an exempted company incorporated with limited liability in the Cayman Islands (“PubCo”), Prime Merger Sub I, Inc., an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly-owned subsidiary of PubCo (“First Merger Sub”), Prime Merger Sub II, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Second Merger Sub”), and Plus Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the “Plus Holdings”), pursuant to which, at the Closing (i) First Merger Sub will merge with and into Plus Holdings, with Plus Holdings surviving as a wholly-owned subsidiary of PubCo, and (ii) Second Merger Sub will merge with and into HCIC, with HCIC surviving as a wholly-owned subsidiary of PubCo. Capitalized terms used but not otherwise defined in this Letter Agreement shall have the meanings ascribed thereto in the Merger Agreement.

In order to induce HCIC and PubCo to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with PubCo and until the Effective Time, HCIC as follows (Securityholder, PubCo and until the Effective Time, HCIC collectively the “Parties” and each individually a “Party”):

1. Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of PubCo, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any ordinary shares, par value $0.000002 per share, of PubCo (“PubCo Shares”) held by it immediately after the Closing, any PubCo Shares issuable upon the exercise of any options or warrants to purchase PubCo Shares held by it immediately after the Closing, or any securities convertible into or exercisable or exchangeable for PubCo Shares held by it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such PubCo Shares or securities convertible into or exercisable or exchangeable for PubCo Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 180 days after the Closing (the “Lock-Up Period”).

Ex A-1

2. The restrictions set forth in paragraph 1 shall not apply to:

(i)	in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity;

(ii)	in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(v)	in the case of an entity, Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)	transactions relating to PubCo Shares or other securities convertible into or exercisable or exchangeable for PubCo Shares acquired in open market transactions after the Closing;

(vii)	the exercise of any options or warrants to purchase PubCo Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(viii)	Transfers to PubCo to satisfy tax withholding obligations pursuant to PubCo’s equity incentive plans or arrangements;

(ix)	Transfers to PubCo pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by PubCo or the Company or forfeiture of the Securityholder’s shares in PubCo or the Company or other securities convertible into or exercisable or exchangeable for shares in PubCo or the Company in connection with the termination of the Securityholder’s service to PubCo or the Company;

(x)	the entry, by the Securityholder, at any time after the Closing, into any trading plan providing for the sale of PubCo Shares by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any PubCo Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

Ex A-2

(xi)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s securityholders having the right to exchange their PubCo Shares for cash, securities or other property;

(xii)	Transfers of PubCo Shares acquired by the Securityholder in the PIPE Financing; and

(xiii)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties thereto, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 or Section 351 of the Code (and the Transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes).

provided, however, that in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3. The Securityholder hereby represents and warrants that such Securityholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Securityholder, enforceable in accordance with its terms. Upon request, the Securityholder will execute any additional documents necessary in connection with enforcement hereof, provided that the terms of any such additional document shall not impose any additional restrictions or obligations on the Securityholder. Any obligations of the Securityholder shall be binding upon the successors and assigns of the Securityholder from and after the date hereof.

4. This Letter Agreement constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all of the Parties.

5. No Party may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

6. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Parties (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

7. This Letter Agreement shall terminate upon expiration of the Lock-Up Period.

[remainder of page intentionally left blank]

Ex A-3

Very truly yours,

(Name of Securityholder – Please Print)

(Signature)

(Name of Signatory if Securityholder is an entity – Please Print)

(Title of Signatory if Securityholder is an entity – Please Print)

Address:

Exhibit B

Form of Amended and Restated Registration Rights Agreement

[See attached.]

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among Plus Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), Hennessy Capital Investment Corp. V, a Delaware corporation (“HCIC”) Hennessy Capital Partners V LLC, a Delaware limited liability company (the “Sponsor”), and each of the undersigned parties that holds Founder Shares (as defined below) and is identified as an “Other Pre-IPO Holder” on the signature pages hereto (collectively, with the Sponsor, the “Existing Holders”), and the undersigned parties identified as “New Holders” on the signature pages hereto (collectively, the “New Holders”) (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, each of HCIC and the Existing Holders is a party to, and hereby consents to, this amendment and restatement of that certain Registration Rights Agreement, dated January 14, 2021 (the “Existing Registration Rights Agreement”), pursuant to which HCIC granted the Existing Holders certain registration rights with respect to certain securities of HCIC, as set forth therein;

WHEREAS, HCIC and the Sponsor have entered into that certain Securities Subscription Agreement, dated as of October 6, 2020 pursuant to which the Sponsor purchased an aggregate of 8,625,500 shares (including shares issued pursuant to a stock dividend in January 2021) (the “Founder Shares”) of HCIC’s Class B common stock, par value $0.0001 per share, 1,450,000 shares of which were subsequently transferred to certain of the HCIC’s independent directors, officers and advisors;

WHEREAS, on January 14, 2021, HCIC and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement, pursuant to which the Sponsor purchased an aggregate of 4,853,333 warrants (the “Sponsor Private Placement Warrants”), in a private placement occurring simultaneously with the closing of the HCIC’s initial public offering;

WHEREAS, in January 2021, the Company and the Sponsor entered into those certain Subscription Agreements (the “Anchor Subscription Agreements”) with certain funds and accounts managed by subsidiaries of BlackRock, Inc. and D. E. Shaw Valence Portfolios, L.L.C. (collectively, the “Anchor Investors”), pursuant to which the Anchor Investors purchased 2,080,000 warrants (the “Anchor Private Placement Warrants”; together with the Sponsor Private Placement Warrants, the “Private Placement Warrants”);

[WHEREAS, in order to finance the HCIC’s transaction costs in connection with an intended initial Business Combination (as defined below), the Sponsor or an affiliate of the Sponsor or certain of the HCIC’s officers and directors loaned to HCIC $[●] as HCIC required, of which $[●] of such loans are being converted into warrants (“Working Capital Warrants”) at a price of $1.50 per warrant in connection with HCIC’s initial Business Combination;]1

WHEREAS, the Company, HCIC, Prime Merger Sub I, Inc., an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly-owned subsidiary of the Company, Prime Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, PlusAI Corp, an exempted company incorporated with limited liability in the Cayman Islands (“PlusAI”) and Plus Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Plus Holdings”) have entered into that certain Merger Agreement and Plan of Reorganization (as may be amended from time to time, the “Merger Agreement”), dated as of May 7, 2021, pursuant to which, through a series of mergers at the Closing (as defined below) PlusAI will become a wholly-owned subsidiary of Plus Holdings and HCIC and PlusAI will become wholly-owned subsidiaries of the Company;

1 Note to Draft: To be included if applicable.

Ex B-1

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, the Existing Holders will acquire Class A ordinary shares, par value $0.000002 per share, of the Company (“Class A Ordinary Shares”) upon the closing of such transactions (the “Closing”) in respect of their Founder Shares (“New Plus Founder Shares”) and will acquire warrants to purchase Class A Ordinary Shares in respect of their Private Placement Warrants (“New Plus HCIC Warrants”);

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, certain of the New Holders will receive Class A Ordinary Shares and others will receive the Class B ordinary shares, par value $0.000002 per share, of the Company (“Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”) upon the Closing in respect of their equity holdings in Plus Holdings; and

WHEREAS, the Company, HCIC and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Anchor Investors” shall have the meaning given in the Recitals hereto.

“Anchor Private Placement Warrants” shall have the meaning given in the Recitals hereto.

Ex B-2

“Anchor Subscription Agreements” shall have the meaning given in the Recitals hereto.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall mean any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, involving the Company.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Class A Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Class B Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Company Underwritten Demand Notice” shall have the meaning given in subsection 2.1(c).

“Demanding Holder” shall have the meaning given in subsection 2.1(c).

“Effectiveness Deadline” shall have the meaning given in subsection 2.1(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form F-1 Registration Statement” shall have the meaning given in subsection 2.1(a).

“Form F-3 Shelf” shall have the meaning given in subsection 2.1(a).

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the Ordinary Shares issuable upon conversion thereof in connection with the Business Combination.

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the period ending on the earlier of (A) one year after the date hereof or (B) the first date that the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Ordinary Shares for cash, securities or other property.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of January 14, 2021, by and among the HCIC, the Sponsor and each of the HCIC’s officers, directors and director nominees.

Ex B-3

“Lock-Up Periods” shall mean the Founder Shares Lock-Up Period and the Private Placement Lock-Up Period.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1(e).

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“New Plus Founder Shares” shall have the meaning given in the Recitals hereto.

“New Plus HCIC Warrants” shall have the meaning given in the Recitals hereto.

“Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, and pursuant to the Insider Letter and any other applicable agreement between such Holder and the Company, in each case for so long as such agreements remain in effect, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.2(a).

“Plus Holdings” shall have the meaning given in the Recitals hereto.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, the Private Placement Warrants and any Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the date hereof.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) with respect to any Holder, the Ordinary Shares issued to such Holder in the Company or any successor to the Company pursuant to the terms of the Merger Agreement (including the New Plus Founder Shares and any Ordinary Shares issued pursuant to the Merger Agreement or issuable upon the exercise, conversion, exchange or redemption of any other security therefor (including, for the avoidance of doubt, Ordinary Shares issued or issuable upon the exercise of any New Plus HCIC Warrants)) and (b) any other equity security of the Company issued or issuable with respect to any such Ordinary Shares by way of a stock dividend or stock split or in connection with a combination of shares, distribution, recapitalization, merger, consolidation or reorganization or other similar event; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (together with any successor rule promulgated thereafter by the Commission, “Rule 144”) (without limitation on the amount of securities sold or the manner of sale requirements); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Ex B-4

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares is then listed;

(b)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)	printing, messenger, telephone and delivery expenses;

(d)	reasonable fees and disbursements of counsel for the Company;

(e)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Offering to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1(c).

“Restricted Securities” shall have the meaning given in subsection 3.6(a).

“Rule 144” shall have the meaning given in the definition of “Registrable Security.”

“Rule 415” shall have the meaning given in subsection 2.1(a).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Private Placement Warrants” shall have the meaning given in the Recitals hereto.

Ex B-5

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1(c).

“Underwritten Demand Notice” shall have the meaning given in subsection 2.1(c).

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public; including an offering and/or sale of Registrable Securities by any Holder in a block trade or on an underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

ARTICLE II
REGISTRATIONS

Section 2.1 Shelf Registration.

(a)	Initial Registration. The Company shall, as promptly as reasonably practicable, but in no event later than fifteen (15) Business Days after the date hereof, use its reasonable best efforts to file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1(a) and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than sixty (60) Business Days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and twenty (120) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1(a) shall be a shelf registration statement on Form F-3 (a “Form F-3 Shelf”) or, if Form F-3 is not then available to the Company, on Form F-1 (a “Form F-1 Registration Statement”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1(a) shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1(a) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.1(a) (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

Ex B-6

(b)	Form F-3 Shelf. If the Company files a Form F-3 Shelf and thereafter the Company becomes ineligible to use Form F-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form F-1 Registration Statement as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form F-1 Registration Statement declared effective as promptly as reasonably practicable and to cause such Form F-1 Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

(c)	Underwritten Offering. At any time and from time to time following the effectiveness of the Registration Statement required by subsection 2.1(a) or 2.1(b), any Holder may request to sell all or a portion of their Registrable Securities (a “Demanding Holder”) in an Underwritten Offering that is registered pursuant to such Registration Statement (an “Underwritten Demand”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $50,000,000 from such Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Underwritten Offering but in no event less than $10,000,000 in aggregate gross proceeds. All requests for an Underwritten Offering shall be made by giving written notice to the Company (the “Underwritten Demand Notice”). Each Underwritten Demand Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Underwritten Offering. Within five (5) Business Days after receipt of any Underwritten Demand Notice, the Company shall give written notice of such requested Underwritten Offering (the “Company Underwritten Demand Notice”) to all other Holders of Registrable Securities (the “Requesting Holders”) and, subject to reductions consistent with the pro rata calculations in Section 2.1(e), shall include in such Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Underwritten Demand Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Demanding Holders with the written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Offering contemplated by this subsection 2.1(c), subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and such Holders as are customary in underwritten offerings of securities. Under no circumstances shall the Company be obligated to effect (x) more than an aggregate of three (3) Underwritten Offerings pursuant to an Underwritten Demand by the Holders under this subsection 2.1(c) with respect to any or all Registrable Securities held by such Holders and (y) more than two (2) Underwritten Offerings per year pursuant to this subsection 2.1(c); provided, however, that an Underwritten Offering pursuant to an Underwritten Demand shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

Ex B-7

(d)	Holder Information Required for Participation in Underwritten Offering. At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth (5th) Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

(e)	Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) holds prior to such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each such stockholder holds prior to such Underwritten Registration); and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

(f)	Underwritten Offering Withdrawal. A majority-in-interest of the Demanding Holders initiating an Underwritten Demand or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1(a) shall have the right to withdraw from a Registration pursuant to such Underwritten Offering for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least five (5) Business Days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Underwritten Offering (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) Business Days prior to the time of pricing of the applicable Underwritten Offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to an Underwritten Offering prior to its withdrawal under this subsection 2.1(e).

Ex B-8

Section 2.2 Piggyback Registration.

(a)	Piggyback Rights. If, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than three (3) Business Days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2(a) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

(b)	Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares that the Company desires to sell, taken together with (i) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)	If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2(a) hereof and Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company (pro rata based on the respective number of Registrable Securities that each such stockholder holds prior to such Underwritten Registration), which can be sold without exceeding the Maximum Number of Securities;

(ii)	If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2(a) and Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities (in each case, pro rata based on the respective number of Registrable Securities that each such stockholder holds prior to such Underwritten Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

Ex B-9

(c)	Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration, pursuant to Rule 415, prior to the pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2(c).

(d)	Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to an Underwritten Offering effected under Section 2.1 hereof.

Section 2.3 Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) (A) effect an Underwritten Offering (i) within sixty (60) days after the closing of an Underwritten Offering or (ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of an Underwritten Demand pursuant to subsection 2.1(c) and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective or (B) file a Registration Statement (or any amendment thereto) or effect an Underwritten Offering (or, if the Company has filed a shelf Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to forty-five (45) days (i) if the Holders have requested an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of Underwriters to firmly underwrite the offer; or (ii) in the good faith judgment of the Board such Underwritten Offering would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, provided that in each case of (i) and (ii) the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

Section 2.4 Waiver. Notwithstanding anything in this Agreement to the contrary, unless the Company is notified in writing to the contrary by the Anchor Investors, (A) each Anchor Investor hereby waives any and all rights (i) to receive notice of an Underwritten Offering as provided for in this Article II or (ii) to participate in any such Underwritten Offering, and (B) the Company hereby agrees not to notify any Anchor Investor of any Underwritten Offering or provide any Anchor Investor with any information relating thereto.

Ex B-10

ARTICLE III
COMPANY PROCEDURES

Section 3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

(a)	prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b)	prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c)	prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d)	prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

Ex B-11

(e)	cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f)	provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g)	advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h)	at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

(i)	notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(j)	permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(k)	obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(l)	on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

Ex B-12

(m)	in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n)	make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(g) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(o)	if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

(p)	otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration, including, without limitation, making available senior executives of the Company to participate in any due diligence sessions that may be reasonably requested by the Underwriter(s) in any Underwritten Offering.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Ex B-13

Section 3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6 Lock-Up Restrictions.

(a)	During the applicable Lock-Up Periods, none of the Existing Holders shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any Ordinary Shares that are subject to an applicable Lock-Up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive Ordinary Shares that are subject to an applicable Lock-Up Period, whether now owned or hereinafter acquired, that is owned directly by such Existing Holder (including securities held as a custodian) or with respect to which such Existing Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to an applicable Lock-Up Period, the “Restricted Securities”), other than any transfer to an affiliate of an Existing Holder or to a Permitted Transferee, as applicable. The foregoing restriction is expressly agreed to preclude each Existing Holder, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Existing Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Existing Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.

Ex B-14

(b)	Each Existing Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.6(b) for the duration of the applicable Lock-Up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Existing Holder to comply with the foregoing restrictions. Each Existing Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the applicable Lock-Up Period.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

(a)	The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

(b)	In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Ex B-15

(c)	Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)	The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agree to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e)	If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1(a), 4.1(b) and 4.1(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

Ex B-16

ARTICLE V
MISCELLANEOUS

Section 5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: PlusAI Corp 16/F Lingyu Commercial Plaza, No. 66 Qinglonggang Road, Gaotiexincheng, Xiangcheng District, Suzhou, Attention: Oswald Gao, Email: oswald@plus.ai, with copies (which shall not constitute notice) to: Linklaters LLP 11th Floor, Alexandra House, Chater Road, Hong Kong SAR, Attention: Xiaoxi Lin, Email: xiaoxi.lin@linklaters.com and a copy to: Linklaters LLP 1290 Avenue of the Americas, New York, NY 10104, Attention: Jeffrey Cohen and Peter Cohen-Millstein, Email: jeffrey.cohen@linklaters.com and peter.cohen-millstein@linklaters.com, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

Section 5.2 Assignment; No Third Party Beneficiaries.

(a)	This Agreement and the rights, duties and obligations of the Company, and a Holder of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the applicable Holder, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

(b)	Prior to the expiration of the applicable Lock-Up Period, no Holder subject to any such Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable Lock-Up Period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

Ex B-17

(c)	This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

(d)	This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.

(e)	No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

Section 5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

Section 5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Ex B-18

Section 5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected and (b) any amendment hereto or waiver hereof that adversely affects the rights of any Anchor Investor shall require the consent of such entity. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 5.6 Other Registration Rights. Other than pursuant to the terms of those certain Subscription Agreements for a PIPE financing entered into in connection with the Merger Agreement, the Company represents and warrants that no person, other than a Holder of Registrable Securities has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 5.7 Term. This Agreement shall terminate upon the earlier of the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission))or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale requirements. The provisions of Section 3.5 and Article IV shall survive any termination.

Section 5.8 Foreign Private Issuer Status. If the Company ceases to be a foreign private issuer (as defined in Rule 405 under the Securities Act) eligible to use a registration statement on Form F-1 or Form F-3, or eligible to file periodic reports on Form 20-F or 6-K, as the case may be, then all references in this Agreement to any such form shall be deemed to be references to Form S-1, Form S-3, Form 10-K, Form 10-Q or Form 8-K, as applicable, or such similar or successor form as may be appropriate.

Section 5.9 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

[Signature pages follow]

Ex B-19

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Plus Inc.

By:
Name:
Title:

HCIC:

Hennessy Capital Investment Corp. V,
a Delaware corporation

By:
	Name:	Daniel J. Hennessy
	Title:	Chief Executive Officer

Ex B-20

SPONSOR:

Hennessy Capital Partners V LLC

By:
	Name:	Daniel J. Hennessy
	Title:	Managing Member

OTHER PRE-IPO HOLDERS:
HC NCBR Fund

By:	BlackRock Financial Management Inc., in its capacity as investment advisor

	Name:	Christopher Biasotti
	Title:	Authorized Signatory

BlackRock Credit Alpha Master Fund

By:	BlackRock Financial Management Inc., in its capacity as investment advisor

	Name:	Christopher Biasotti
	Title:	Authorized Signatory

The Obsidian Master Fund

By:	BlackRock Financial Management Inc., in its capacity as investment advisor

	Name:	Christopher Biasotti
	Title:	Authorized Signatory

D.E. Shaw Valence Portfolios, L.L.C.

By:
	Name:	Edwin Jager
	Title:	Authorized Signatory

Daniel J. Hennessy

Greg Ethridge

Nicholas A. Petruska

Jeffrey Immelt

Nora Mead Brownell

Barbara Byrne

Ex B-21

Dr. Kurt Lauk

Tanguy V. Serra

Brad Buss

Gretchen McClain

Lee McIntire

Manish Nayar

James O’Neil III

Ashley Zumwalt-Forbes

Ex B-22

NEW HOLDERS:

[●]

By:
Name:
Title:

Ex B-23

Exhibit C-1

Form of Seventh Amended and Restated Memorandum and Articles of Association of the Company

[See attached.]

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

SEVENTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

PlusAI Corp

(as adopted by a Special Resolution passed on _____________ 2021 and effective on ____________ 2021)

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

SEVENTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

PlusAI Corp

(as adopted by a Special Resolution passed on ______________ 2021 and effective on ____________ 2021)

1.	The name of the Company is PlusAI Corp.

2.	The registered office will be situated at the offices of Portcullis (Cayman) Ltd, The Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Grand Cayman KY1-1208, Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object that is not prohibited by any law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the powers of a natural person of full capacity as provided by law.

5.	The liability of the Members is limited to the amount, if any, unpaid on their shares.

6.	The authorised share capital of the Company is US$50,000.00 divided into 25,000,000,000 ordinary shares of par value of US$0.000002 each.

7.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to apply for deregistration in the Cayman Islands.

8.	Capitalised terms that are not defined herein bear the same meaning given to them in the Articles of Association of the Company.

CONTENTS

1.	Interpretation	1
2.	Offices	3
3.	Service Providers	4
4.	Issue of Shares	4
5.	Register of Members	4
6.	Register of Beneficial Ownership	4
7.	Record Date	5
8.	Share Certificates	5
9.	Transfer of Shares	6
10.	Transmission of Shares	6
11.	Redemption and Repurchase of Shares	7
12.	Variation of Share Rights	7
13.	Non-recognition of Trusts	8
14.	Lien	8
15.	Calls on Shares	9
16.	Forfeiture of Shares	9
17.	Increase of Capital	10
18.	Alteration of Capital	11
19.	General Meetings	11
20.	Notice of General Meetings	12
21.	Proceedings at General Meetings	12
22.	Voting	13
23.	Proxies and Corporate Representatives	15
24.	Appointment and Removal of Directors	17
25.	Resignation and Disqualification of Directors	17
26.	Powers and Duties of Directors	17
27.	Proceedings of Directors	19
28.	Directors’ Interests	20
29.	Delegation of Directors’ Powers	21
30.	Alternate Directors	21

Ex C-1-i

31.	Committees of Directors	22
32.	Officers	22
33.	Directors’ Remuneration	22
34.	Seals and Deeds	23
35.	Dividends	23
36.	Reserves	25
37.	Capitalisation of Profits	25
38.	Share Premium Account	25
39.	Accounting Records	26
40.	Financial Year End
41.	Service of Notices and Documents	26
42.	Winding Up	27
43.	Indemnity	28
44.	Continuation	29
45.	Amendment of Memorandum and Articles	29

Ex C-1-ii

THE COMPANIES ACT (AS REVISED) of the Cayman islands

SEVENTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

PlusAI Corp

(as adopted by a Special Resolution passed on ____________ 2021 and effective on ____________ 2021)

1.	Interpretation

1.1	Table A of the First Schedule to the Act shall not apply to the Company.

1.2	In these Articles, the following terms shall have the following meanings unless the context otherwise requires:

Act: the Companies Act (As Revised) of the Cayman Islands;

Articles: these articles of association of the Company as amended, restated or supplemented from time to time by Special Resolution;

Auditors: the auditors for the time being of the Company (if any);

Beneficial Owner: has the same meaning as in the Act;

clear days: in relation to the period of a notice, that period excluding the day on which the notice is served (or deemed to be served) and the day for which it is given or on which it is to take effect;

Company: the above named company;

Directors: the directors for the time being of the Company;

Electronic Record: has the same meaning as in the Electronic Transactions Act (As Revised) of the Cayman Islands;

Indemnified Person: any Director, officer or member of a committee duly constituted under these Articles and any liquidator, manager or trustee acting in relation to the affairs of the Company (including anyone previously acting in such capacity) and his heirs, executors, administrators, personal representatives or successors or assigns;

Ex C-1-1

Member: has the same meaning as in the Act;

Memorandum: the memorandum of association of the Company for the time being;

Month: a calendar month;

Ordinary Resolution: a resolution:

(a)	passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	a written resolution signed by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

Register of Beneficial Ownership: the beneficial ownership register to be kept in accordance with the Act;

Register of Members: the register of Members to be kept in accordance with the Act and includes every duplicate Register of Members;

Registered Office: the registered office for the time being of the Company in the Cayman Islands;

Seal: the common seal of the Company (if any) and includes every duplicate seal;

Secretary: the secretary for the time being of the Company and any person appointed to perform any of the duties of the secretary;

Share: a share in the capital of the Company and includes a fraction of a share, such fractional share being subject to and carrying the corresponding fraction of liabilities, limitations, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class of shares;

Share Premium Account: the share premium account established in accordance with these Articles and the Act;

Ex C-1-2

Special Resolution: a resolution that is described as such in its terms:

(c)	passed by a majority of not less than two thirds of such Members as, being entitled to do so, vote in person or by proxy, at a duly convened general meeting of the Company; or

(d)	a written resolution signed by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed; and

Subscriber: the Subscriber to the Memorandum.

1.3	Words importing the singular number include the plural number and vice versa and words importing the masculine gender include the feminine gender.

1.4	Words importing persons include corporations and any other legal or natural persons.

1.5	Any reference to writing includes all modes of representing or reproducing words in a visible and legible form, including in the form of an Electronic Record.

1.6	The word may shall be construed as permissive and the word shall shall be construed as imperative.

1.7	Any phrase introduced by the terms including, include, in particular or any similar expression shall be merely illustrative and shall not limit the sense of the words preceding those terms.

1.8	Where any provision of the Act is referred to, the reference is to that provision as modified by any subsequent law for the time being in force.

1.9	Unless the context otherwise requires, words and expressions defined in the Act bear the same meanings in these Articles.

1.10	References to days are to calendar days, unless otherwise specified.

1.11	Headings are used for convenience only and shall not affect the construction of these Articles.

2.	Offices

2.1	The Registered Office of the Company shall be at such place in the Cayman Islands as the Directors shall from time to time determine.

2.2	The Company, in addition to its Registered Office, may establish and maintain such other offices in the Cayman Islands or elsewhere as the Directors may from time to time determine.

Ex C-1-3

3.	Service Providers

3.1	The Directors may appoint any person to act as a service provider to the Company and may delegate to any such service provider any of the functions, duties, powers and discretions available to them as Directors, upon such terms and conditions (including as to the remuneration payable by the Company) and with such powers of sub-delegation, but subject to such restrictions, as they think fit.

4.	Issue of Shares

4.1	The Directors may (subject to the provisions of these Articles and the Act), without prejudice to any rights attached to any existing Shares, offer, allot, issue, grant options over or otherwise dispose of the Shares with or without preferred, deferred, qualified or other special rights or restrictions, whether in regard to dividends or other forms of distribution, voting, return of capital or otherwise, and to such persons and on such terms and conditions and for such consideration, and at such times as they think fit, provided no Share shall be issued at a discount (except in accordance with the provisions of the Act).

4.2	Any Share may, with the sanction of a Special Resolution, be issued on the terms that it is, or at the option of the Company or the holder is liable, to be redeemed.

4.3	Notwithstanding the preceding Article, the Subscriber shall have the power to:

(a)	issue one Share to itself;

(b)	transfer that Share by an instrument of transfer to any person; and

(c)	update the Register of Members in respect of the issue and transfer of that Share.

4.4	The Company shall not issue Shares to bearer.

4.5	The Company may, in accordance with the Act, issue fractions of Shares.

5.	Register of Members

5.1	The Directors shall establish and maintain (or cause to be established and maintained) the Register of Members at the Registered Office or at such other place determined by the Directors in the manner prescribed by the Act.

6.	Register of Beneficial Ownership

6.1	The Directors shall cause the Register of Beneficial Ownership to be established and maintained at the Registered Office in the manner prescribed by the Act if and for as long as the Company is required by the Act to establish and maintain such a register.

6.2	Every Member shall provide to the Company upon request written particulars of the beneficial ownership of the Shares registered in such Member’s name as the Company is required by the Act to collect for the Register of Beneficial Ownership and shall advise the Company in writing in a timely manner of any changes in those particulars. If the Company is not provided with the information required under the Act, the Company may (if permitted by the Act) issue a restrictions notice to the relevant “registrable person” (as defined in the Act, or, if the registrable person is unknown, the related Member on its behalf) in relation to the relevant Shares. Until the restrictions notice is withdrawn by the Company or ceased by order of the Grand Court of the Cayman Islands, the effects of the restrictions notice are as set out in the Act and the rights of the Member holding the affected Shares to vote, transfer or otherwise deal with or receive any distribution (except in a liquidation of the Company) on the affected Shares under the provisions of these Articles are suspended.

Ex C-1-4

7.	Record Date

7.1	The Directors may fix in advance a date as the record date to determine the Members entitled to notice of or to vote at a meeting of the Members and, for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within 90 days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination.

7.2	If no such record date is fixed, the record date shall be the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be. A determination of Members entitled to vote at any meeting of Members in accordance with this Article, shall apply to any adjournment thereof.

8.	Share Certificates

8.1	Every Member shall be entitled, without payment, to a certificate of the Company specifying the Share or Shares held by him and the amount paid up thereon.

8.2	Notwithstanding the provisions of these Articles, the Directors may resolve not to issue share certificates to Members of the Company.

8.3	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person, and delivery of a certificate to one joint holder shall be sufficient delivery to all.

8.4	If a share certificate is defaced, lost or destroyed, it may be replaced on payment of such fee (if any) and on such terms (if any) as to evidence and indemnity, and on the payment of expenses of the Company in investigating such evidence and preparing such indemnity as the Directors shall think fit and, in case of defacement, on delivery of the old certificate to the Company for cancellation.

Ex C-1-5

9.	Transfer of Shares

9.1	The instrument of transfer of any Share shall be executed by or on behalf of the transferor (and, if the Directors so determine, the transferee). The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered in the Register of Members in respect of such Share. All instruments of transfer, once registered, may be retained by the Company.

9.2	Subject to any applicable restrictions contained in these Articles, Shares shall be transferred in any usual or common form approved by the Directors.

9.3	The Directors may, in their absolute discretion and without assigning any reason therefore, decline to register any transfer of any Share. The Directors may require reasonable evidence to show the right of the transferor to make the transfer.

9.4	If the Directors decline to register a transfer of Shares they shall send notice of the refusal to the transferee within one month after the date on which the transfer was lodged with the Company.

9.5	The Directors may also suspend the registration of the transfers at such times and for such periods as the Directors may from time to time determine.

10.	Transmission of Shares

10.1	If a Member dies, the survivor or survivors (where he was a joint holder), and the legal personal representative (where he was sole holder), shall be the only person recognised by the Company as having any title to the Share. The estate of a deceased Member is not thereby released from any liability in respect of any Share held by him, whether solely or jointly. For the purpose of this Article, legal personal representative means the person to whom probate or letters of administration has or have been granted in the Cayman Islands or, if there is no such person, such other person as the Directors may in their absolute discretion determine to be the person recognised by the Company for the purpose of this Article.

10.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member or otherwise by operation of applicable law may elect, upon such evidence being produced as may be required by the Directors as to his entitlement, either be registered himself as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Member could have made.

10.3	If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to transfer the Shares, he shall signify his election by signing an instrument of transfer of such Shares in favour of his transferee. All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Member or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Member.

Ex C-1-6

10.4	A person becoming entitled to a Share in consequence of the death or bankruptcy of the Member (or otherwise by operation of applicable law), upon such evidence being produced as may be required by the Directors as to his entitlement, shall be entitled to the same dividends and other monies payable in respect of the Share as he would be entitled if he were the holder of such Share. However, he shall not be entitled, until he becomes registered as the holder of such Share, to receive notices of or to attend or vote at general meetings of the Company or (except as aforesaid) to exercise any other rights or privileges of a Member. The Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the Share and, if the notice is not complied with within sixty days, the Directors may thereafter withhold payment of all dividends and other monies payable in respect of the Shares until the requirements of the notice have been complied with.

11.	Redemption and Repurchase of Shares

11.1	Subject to the provisions of the Act and the Memorandum, the Company may:

(a)	purchase its own Shares (including any redeemable Shares) in such manner and on such terms as the Directors may agree with the relevant Member unless following such purchase there would no longer be any issued Shares and may make payment for such purchase or for any redemption of Shares in any manner authorised by the Act, including out of capital; and

(b)	reduce its share capital and any capital redemption reserve fund in any manner whatsoever.

12.	Variation of Share Rights

12.1	If at any time the share capital is divided into different classes of Shares, all or any of the special rights attached to any class of Shares (unless otherwise provided by the terms of issue of the Shares of that class) may be varied or abrogated with the consent in writing of the holders of not less than two thirds of the issued Shares of that class or with the sanction of a resolution passed by the holders of not less than two thirds of the issued Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To any such separate general meeting, all of the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than one third of the issued Shares of the class and that any holder of Shares of the relevant class present in person or by proxy may demand a poll.

12.2	For the purpose of a separate class meeting, the Directors may treat two or more of all classes of Shares as forming one class if they consider that such class of Shares would be affected in the same way by the proposals under consideration.

Ex C-1-7

12.3	The rights conferred upon the holders of any Shares shall not, unless otherwise expressly provided in the rights attaching to such Shares, be deemed to be altered by the creation or issue of further Shares ranking pari passu therewith.

13.	Non-recognition of Trusts

13.1	Except as required by the Act or these Articles, or under an order of a court of competent jurisdiction, the Company shall not be bound by or compelled to recognise in any way, even when notice thereof is given to it, any equitable, contingent, future or partial interest in any Share, or any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

14.	Lien

14.1	The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) called or payable at a date fixed by or in accordance with the terms of issue of such Share in respect of that Share, and the Company shall also have a first and paramount lien on every Share (other than a fully paid up Share) standing registered in the name of a Member, whether singly or jointly with any other person for all debts and liabilities of a Member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member or not. The Directors may at any time, either generally or in any particular case, waive any lien that has arisen or declare any Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien, if any, on a Share shall extend to all dividends payable thereon.

14.2	The Company may sell, in such manner as the Directors think fit, any Share on which the Company has a lien, provided a sum in respect of which the lien exists is presently payable, and is not paid within fourteen days after a notice in writing has been given to the registered holder for the time being of the Share, demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment.

14.3	For giving effect to any such sale, the Directors may authorise any person to transfer the Share sold to the purchaser thereof. The purchaser shall be registered as the holder of the Share comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings relating to the sale.

14.4	The net proceeds of such sale shall be applied in payment or discharge of the debt or liability in respect of which the lien exists and as is presently payable, and any balance shall (subject to a like lien for debts or liabilities not presently payable as existed upon the Shares prior to the sale) be paid to the person who was the registered holder of the Share immediately before such sale.

Ex C-1-8

15.	Calls on Shares

15.1	The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their Shares (whether in respect of the par value of the Shares or premium or otherwise and not, by the terms of issue thereof, made payable at a future date fixed by or in accordance with such terms of issue); and each Member shall (subject to the Company serving upon him at least 14 days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his Shares. A call may be revoked or postponed by the Directors wholly or in part as the Directors may determine. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

15.2	Payment of a call may be made by instalments on the direction of the Directors.

15.3	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day payment is due to the time of the actual payment at such rate as the Directors may determine, but the Directors may waive payment of such interest wholly or in part.

15.4	Any sum payable in respect of a Share on issue or allotment or at any fixed date, whether in respect of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the relevant provisions as to payment of interest, forfeiture or otherwise of these Articles shall apply as if such sum had become due and payable by virtue of a call duly made and notified.

15.5	The Directors may issue Shares with different terms as to the amount and times of payment of calls.

15.6	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

15.7	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any Shares held by him; and may (until the amount would otherwise become payable) pay interest at such rate (not exceeding six per cent without the sanction of the Company in general meeting) as may be agreed upon between the Member paying the sum in advance and the Directors.

16.	Forfeiture of Shares

16.1	If a Member fails to pay any call or instalment of a call by the date it becomes due and payable, the Directors may, at any time thereafter while such call or instalment remains unpaid, give notice to the Member requiring payment of the unpaid portion of the call or instalment, together with any accrued interest and expenses incurred by the Company by reason of such non-payment.

Ex C-1-9

16.2	The notice shall specify where and by what date (not being less than the expiration of 14 days’ from the date of the notice) payment is to be made and shall state that if it is not complied with the Shares in respect of which the call was made will be liable to be forfeited. The Directors may accept the surrender of any Share liable to be forfeited hereunder and, in such case, references to these Articles to forfeiture shall include surrender.

16.3	If such notice is not complied with, any Share in respect of which the notice was given may thereafter, before the payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends declared, other distributions or other monies payable in respect of the forfeited Shares and not paid before the forfeiture.

16.4	A forfeited Share may be sold, re-allotted or otherwise disposed of upon such terms and in such manner as the Directors shall think fit, and at any time before a sale, re-allotment or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

16.5	A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall remain liable to pay to the Company all moneys which at the date of forfeiture were presently payable by him in respect of the Shares together with interest at such rate as the Directors may determine from the date of forfeiture until payment, but his liability shall cease if and when the Company receives payment in full of all amounts due in respect of the Shares. The Company may enforce payment without being under any obligation to make any allowance for the value of the Shares forfeited.

16.6	An affidavit in writing by a Director or Secretary of the Company that a Share has been duly forfeited on a specified date, shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale, re-allotment or disposition thereof and may authorise some person to execute a transfer of the Share in favour of the person to whom the Share is sold, re-allotted or otherwise disposed of, and he shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale, re-allotment or disposition of the Share.

16.7	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share, or by way of premium or otherwise, as if the same had been made payable by virtue of a call duly made and notified to the Member.

17.	Increase of Capital

17.1	The Company may from time to time by Ordinary Resolution increase its share capital by such sum, to be divided into new Shares of such par value, and with such rights, priorities and privileges attached thereto as the resolution shall prescribe.

Ex C-1-10

17.2	Subject to any directions given by the Company in a general meeting, all new Shares shall be at the disposal of the Directors in accordance with these Articles.

17.3	The new Shares shall be subject to the same provisions of these Articles with reference to the payment of calls, lien, forfeiture, transfer, transmission and otherwise, as the Shares in the original share capital.

18.	Alteration of Capital

18.1	The Company may from time to time by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of larger par value than its existing Shares;

(b)	sub divide its existing Shares, or any of them, into Shares of smaller par value than is fixed by the Memorandum, subject nevertheless to the provisions of section 13 of the Act;

(c)	cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person; and

(d)	convert all or any paid up Shares into stock, and reconvert all or any stock into paid up Shares of any denomination.

18.2	The Company may from time to time by Special Resolution:

(a)	divide its Shares into several classes and attach to such classes any preferential, deferred, or special rights or restrictions in accordance with these Articles;

(b)	change the currency denomination of its share capital;

(c)	reduce its share capital and any capital redemption reserve fund in any manner whatsoever; and

(d)	merge or consolidate with any one or more constituent companies (as defined in the Act).

19.	General Meetings

19.1	The Directors may, whenever they think fit, convene an extraordinary general meeting. If at any time there are not sufficient Directors capable of acting to form a quorum, any Director, or any one or more Members holding in the aggregate not less than one third of the total issued share capital of the Company entitled to vote, may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

Ex C-1-11

19.2	The Directors shall, upon the requisition in writing of one or more Members holding in the aggregate not less than one tenth of such paid up capital of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting. Any such requisition shall express the object of the meeting proposed to be called, and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form, each signed by one or more requisitionists.

19.3	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not convene a general meeting within 21 days from the date of the deposit, the requisitionists or any or any of them or any other Member or Members holding in the aggregate not less than one tenth of such paid up capital of the Company as at the date of the requisition, may convene an extraordinary general meeting. A general meeting convened by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by the Directors.

20.	Notice of General Meetings

20.1	At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the time of meeting and, in the case of special business, the general nature of the business to be conducted at the general meeting, and shall be given in the manner provided in these Articles or in such other manner (if any) as may be prescribed by the Company, to such persons as are entitled to receive such notices from the Company. A general meeting may be convened by such shorter notice, or without notice, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent in nominal value of the Shares giving that right.

20.2	The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any Member entitled to receive notice shall not invalidate the proceedings at any meeting.

21.	Proceedings at General Meetings

21.1	All business shall be deemed special that is transacted at an extraordinary general meeting.

21.2	No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the Meeting. Save as herein otherwise provided, one or more Members holding in the aggregate not less than one third of the total issued share capital of the Company present in person or by proxy and entitled to vote shall be a quorum.

21.3	If within five minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

Ex C-1-12

21.4	A meeting of the Members may be held by telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or video conferencing) by which all persons participating in the meeting can communicate with each other simultaneously and instantaneously, and participation in such a general meeting shall constitute presence in person at such meeting.

21.5	Any Director shall be entitled to attend and speak at any general meeting of the Company.

21.6	The chairman (if any) of the Board of Directors shall preside as chairman at every general meeting of the Company. If there is no such chairman, or if at any meeting he is not present within five minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall choose one of their number to act or, if only one Director is present, he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the Members present and entitled to vote shall elect one of their number to be chairman.

21.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

22.	Voting

22.1	Save where a Special Resolution or other greater majority is required by the Act or these Articles, any question proposed for consideration at any general meeting shall be decided by an Ordinary Resolution.

22.2	At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands, unless (before or on the declaration of the result of the show of hands, or on the withdrawal of any other demand for a poll) a poll is demanded by:

(a)	the chairman of the meeting; or

(b)	at least three Members present in person or by proxy; or

(c)	any Member or Members present in person or by proxy and holding collectively not less than one tenth of the total voting rights of all the Members having the right to vote at such meeting; or

Ex C-1-13

(d)	a Member or Members present in person or by proxy holding Shares conferring the right to vote at such meeting, being Shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all such Shares conferring such right.

22.3	Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the minutes of the proceedings of the Company shall be conclusive evidence of that fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution. The demand for a poll may be withdrawn by the person or any persons making it at any time prior to the declaration of the result of the poll.

22.4	If a poll is duly demanded, it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

22.5	In the case of an equality of votes at a general meeting, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote and the resolution shall fail.

22.6	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time later in the meeting as the chairman of the meeting shall direct.

22.7	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

22.8	On a poll votes may be cast either personally or by proxy.

22.9	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

22.10	On a show of hands, every Member present in person or by proxy and entitled to vote shall have one vote. On a poll, every Member present in person or by proxy and entitled to vote shall have one vote for each Share of which he is the registered holder.

22.11	In the case of joint holders of a Share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the joint holding.

22.12	A Member of unsound mind, or, in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person of similar nature appointed by such court, and any such receiver, committee, curator bonis or other person may vote by proxy and may otherwise act and be treated as such Member for the purpose of the general meetings.

Ex C-1-14

22.13	No Member, unless the Directors otherwise determine, shall be entitled to vote at any general meeting, unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

22.14	No objection shall be raised as to the qualification of any voter or as to whether any votes have been properly counted except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time and in accordance with these Articles shall be referred to the chairman whose decision shall be final and conclusive.

23.	Proxies and Corporate Representatives

23.1	Subject to these Articles, each Member entitled to attend and vote at a general meeting may attend and vote at the general meeting:

(a)	in person, or where a Member is a company or non-natural person, by a duly authorised corporate representative; or

(b)	by one or more proxies.

23.2	A proxy or corporate representative need not be a Member.

23.3	The instrument appointing a proxy shall be in writing under the hand of the Member or his duly authorised attorney or, if the Member is a corporation, under the hand of its duly authorised representative.

23.4	An instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or may appoint a standing proxy until notice of revocation is received at the Registered Office or at such place or places as the Directors may otherwise specify for the purpose.

23.5	Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company.

23.6	The instrument appointing a proxy or corporate representative, and the power of attorney (if any) under which it is signed, together with such other evidence as to its due execution as the Directors may from time to time require, shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith, not less than 24 hours (or such longer or shorter time as the Directors may determine) before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote.

Ex C-1-15

23.7	In default of any of the provisions in these Articles to deposit any instrument of proxy or authorisation at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting, the instrument of proxy or authorisation shall not be treated as valid provided that the chairman of the meeting may in his discretion accept an instrument of proxy or authorisation sent by email or fax upon receipt of email or fax confirmation that the signed original thereof has been sent.

23.8	The operation of a standing proxy or authorisation shall be suspended at any general meeting or adjournment thereof at which the Member is present in person or by specially appointed proxy. The Directors may require evidence as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until the Directors determine that they have received such satisfactory evidence.

23.9	In the case of a poll taken subsequently to the date of a meeting or adjourned meeting, the instrument appointing the proxy or corporate representative referred to in these Articles shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting before the time appointed for the taking of the poll.

23.10	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

23.11	A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the proxy or of the corporate authority, unless notice in writing of such death, unsoundness of mind or revocation was received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) before the commencement of the general meeting, or adjourned meeting, at which the instrument or proxy is used.

23.12	In the case of a written resolution to be signed by a corporate representative, the instrument appointing the corporate representative shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting prior to the effective date of the written resolution.

Ex C-1-16

23.13	Subject to the Act, the Directors may at their discretion waive any of the provisions of these Articles relating to proxies or authorisations and, in particular, may accept such verbal or other assurances as they think fit as to the right of any person to attend, speak and vote on behalf of any Member at general meetings or to sign written resolutions.

24.	Appointment and Removal of Directors

24.1	The names of the first Directors shall be determined in writing by the subscriber of the Memorandum.

24.2	The number of Directors shall be not less than one nor, unless the Members by Ordinary Resolution may otherwise determine, more than ten. Directors shall serve for such term as the Members by Ordinary Resolution may determine, or in the absence of such determination, until they are removed from office or are disqualified or resign under the terms of these Articles.

24.3	The Directors shall have the power at any time, and from time to time, to appoint any person to be a Director, either to fill a vacancy or as an additional Director.

24.4	The Company may by Ordinary Resolution appoint and remove a Director or Directors.

24.5	No shareholding qualification shall be required for Directors unless otherwise required by the Company by Ordinary Resolution.

25.	Resignation and Disqualification of Directors

25.1	The office of Director shall ipso facto be vacated if the Director:

(a)	resigns his office by notice in writing to the Company; or

(b)	becomes of unsound mind and the Directors resolve that his office is vacated; or

(c)	becomes bankrupt under the laws of any country or makes any arrangement or composition with his creditors generally; or

(d)	if he ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment.

26.	Powers and Duties of Directors

26.1	The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Act or these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any clause of these Articles, to the provisions of the Act and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

Ex C-1-17

26.2	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

26.3	All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or not, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

26.4	The Directors on behalf of the Company may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any Director or former Director who has held any executive office or employment with the Company or any body corporate which is or has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person.

26.5	No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of delivery of the deed or document, the Director, Secretary or other officer or person who shall have executed the same and/or affixed the Seal (if any) thereto as the case may be for and on behalf of the Company shall have ceased to hold such office or to hold such authority on behalf of the Company.

26.6	The Directors may from time to time appoint one of their number to be a managing director, joint managing director or an assistant managing director or to hold any other employment or executive office with the Company for such period and upon such terms as the Directors may determine and may revoke or terminate any such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine, and either in addition to or in lieu of his remuneration as a Director.

26.7	Notwithstanding any provision in these Articles to the contrary, a sole Director shall be entitled to exercise all of the powers and functions of the Directors which may be imposed on them by Act or by these Articles.

Ex C-1-18

27.	Proceedings of Directors

27.1	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn and otherwise regulate their meetings and proceedings, as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.

27.2	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time, summon a meeting of Directors by at least five days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered provided however that notice may be waived by all the Directors (or their alternates) either at, before or retrospectively after the meeting is held provided further that notice or waiver thereof may be given by email or fax.

27.3	The quorum for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed by the Directors, shall be two Directors, and shall be one if there is a sole Director. An alternate appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present provided always that where a Director is acting in his own right and also as an alternate he is only counted once in the quorum. A Director who ceases to be a Director at a meeting of the Directors may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting provided no other Director objects and if otherwise a quorum of Directors would not be present.

27.4	The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

27.5	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

27.6	A resolution in writing signed by all of the Directors or all of the members of a committee of Directors for the time being entitled to receive notice of a meeting of the Directors (or by an alternate Director as provided in these Articles), including a resolution signed in counterpart and/or sent or evidenced by way of signed fax or electronic transmission, shall be as valid and effectual as if it had been passed at a meeting of the Directors or of a committee of Directors duly called and constituted.

27.7	To the extent permitted by law, a meeting of the Directors or a committee appointed by the Directors may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

Ex C-1-19

27.8	All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

27.9	The Directors shall cause minutes to be made and records kept for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors and other persons present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Members of the Company or any class of Members and of the Directors and of committees of Directors; and the chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.

28.	Directors’ Interests

28.1	A Director may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as to remuneration and otherwise as the Directors may determine.

28.2	A Director or officer may act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor), and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer.

28.3	No Director or officer shall be disqualified from his office or prevented by such office from holding any office or place of profit under the Company or under any company in which the Company shall be a Member or have any interest, or from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or officer shall be in any way interested be or be liable to be avoided nor shall any Director or officer so contracting, dealing or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established.

Ex C-1-20

28.4	A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of the Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

28.5	The nature of the interest of any Director or officer in any contract, dealing or transacting with or affecting the Company shall be disclosed by him at or prior to its consideration and any vote thereon and a general notice that a Director or officer is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure hereunder and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

29.	Delegation of Directors’ Powers

29.1	Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm or person or fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

29.2	The Directors may delegate any of the powers exercisable by them to a Managing Director, Director or any other person or persons acting individually or jointly as they may from time to time by resolution appoint upon such terms and conditions and with such restrictions as they may think fit, and may from time to time by resolution revoke, withdraw, alter or vary all or any such powers.

30.	Alternate Directors

30.1	Any Director may by writing appoint any other Director, or other person willing to act, to be his alternate and remove his alternate so appointed by him. Such appointment or removal shall be by notice to the Registered Office signed by the Director making or revoking the appointment or in any other manner approved by the Directors, and shall be effective on the date the notice is served and the alternate shall be notified of such appointment or revocation. Subject to the removal by the appointing Director, the alternate shall continue in office until the date on which the Director who appointed him ceases to be a Director. An alternate may also be a Director in his own right and may act as alternate to more than one Director.

30.2	An alternate shall be entitled to receive notice of all meetings of the Directors, attend, be counted in the quorum, vote and act in the place of the Director who appointed him at every such meeting at which the appointing Director is not personally present, and generally to perform all the functions of the Director who appointed him as a Director in his absence.

Ex C-1-21

30.3	These Articles (except as regards powers to appoint an alternate and remuneration) apply equally to the alternate as though he were the Director in his own right.

30.4	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him. The signature of an alternate to any resolution in writing of the Directors or a committee thereof shall, unless the terms of the appointment provide to the contrary, be as effective as the signature of each Director to whom he is alternate Director.

31.	Committees of Directors

31.1	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

31.2	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

31.3	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present and in case of an equality of votes the chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.

32.	Officers

32.1	The Directors may appoint a Secretary and such other officers as they may from time to time consider necessary upon such terms as to duration of office, remuneration and otherwise as they may think fit. Such Secretary or other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide and the Directors may revoke or terminate any such election or appointment. Any such revocation or termination shall be without prejudice to any claim for any damages that such officer may have against the Company or the Company may have against such officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Act or these Articles, the powers and duties of the officers of the Company shall be such (if any) as are determined from time to time by the Directors.

33.	Directors’ Remuneration

33.1	The remuneration to be paid to the Directors, if any, shall be determined by the Company in general meeting or, in the absence of such a determination, by the Directors.

33.2	Each Director shall also be entitled to be paid his reasonable travelling, hotel and other expenses properly incurred by him in connection with his attendance at meetings of the Directors, committees of the Directors or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

Ex C-1-22

33.3	The Directors may by resolution approve additional remuneration to any Director for services which in the opinion of the Directors go beyond the ordinary duties of a Director, and such extra remuneration shall be in addition to any remuneration provided for, by or pursuant to any other Article.

34.	Seals and Deeds

34.1	The Directors may determine that the Company shall have a Seal, and if they so determine, shall provide for the safe custody of the Seal. The Seal shall only be used by the authority of the Directors and in the presence of a Director or the Secretary or such other person as the Directors may by resolution appoint for this purpose, and every instrument to which the Seal affixed shall be signed by the relevant person. Notwithstanding the above, annual returns and notices filed under the Act may be executed either as a deed or under Seal and in either case without the need for the authority of a resolution of the Directors.

34.2	The Company may maintain in any place or places outside the Cayman Islands a facsimile of any Seal and such facsimile seal shall be affixed in the same way as if it were the Seal.

34.3	In accordance with the Act, the Company may execute any deed or other instrument (which would otherwise be required to be executed under Seal) by the signature of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.

35.	Dividends

35.1	The Directors may from time to time declare dividends to be paid to the Members according to their rights and interests, including such interim dividends as appear to the Directors to be justified by the position of the Company. The Directors may also pay any fixed cash dividend which is payable on any Shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Directors, justifies such payment.

35.2	No dividend shall be paid otherwise than out of profits or out of monies otherwise available for dividend in accordance with the Act.

35.3	Subject to the rights of Members, if any, entitled to Shares with special rights as to dividends, all dividends shall be declared and paid according to the amount paid up on the Shares in respect of which the dividend is paid and any dividend on any class of Shares not fully paid shall be declared and paid according to the amounts paid on the Shares of that class, but if and so long as nothing is paid up on any of the Shares in the Company, dividends may be declared and paid according to the number of Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share. Dividends may be apportioned and paid pro rata according to the amounts paid-up on the Shares during any portion or portions of the period in respect of which the dividend is paid.

Ex C-1-23

35.4	The Directors may deduct from any dividend, distribution or other monies payable to a Member by the Company on or in respect of any Shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of Shares of the Company.

35.5	If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other money payable on or in respect of the Share.

35.6	Any dividend may be paid by cheque or warrant sent through the post to the address of the Member or person entitled thereto in the Register of Members or, in the case of joint holders addressed to the holder whose name stands first in the Register of Members in respect of the Shares at his registered address as appearing on the Register of Members or to such person and such address as the Member or person entitled or such joint holders as the case may be may direct in writing. Every such cheque or warrant shall, unless the holder or joint holders may in writing direct, be made payable to the order of the person to whom it is sent or to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register of Members in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the Shares held by such joint holders.

35.7	The Directors may declare that any dividend or distribution is paid wholly or partly by the distribution of specific assets and, in particular, of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and where any difficulty arises in regard to such dividend or distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional Shares or ignore fractions altogether and may fix the value for dividend or distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to secure equality of distribution, and may vest any such specific assets in trustees as may seem expedient to the Directors.

35.8	No dividend or other distribution or other monies payable by the Company on or in respect of any Share shall bear interest against the Company.

35.9	All unclaimed dividends or distributions may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend or distribution unclaimed by a Member six years after the dividend or distribution payment date shall be forfeited and revert to the Company.

Ex C-1-24

36.	Reserves

36.1	The Directors may, before declaring any dividend or distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose of the Company, and pending such application may, in their discretion, be employed in the business of the Company or be invested in such manner as the Directors may from time to time think fit. The Directors may also without placing the same to reserve carry forward any sums which they think it prudent not to distribute.

37.	Capitalisation of Profits

37.1	The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts which are available for distribution (including its Share Premium Account and capital redemption reserve fund, subject to the Act) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sums to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.

37.2	Where any difficulty arises in regard to any distribution under the last preceding Article, the Directors may settle the same as they think expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Directors. The Directors may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.

38.	Share Premium Account

38.1	The Directors shall in accordance with the Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

38.2	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Act, out of capital.

Ex C-1-25

39.	Accounting Records

39.1	The Directors shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions and otherwise in accordance with the Act.

39.2	The accounting records shall be kept at the Registered Office or at such other place or places as the Directors think fit, and shall at all times be open to inspection by the Directors. No Member (who is not also a Director) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Directors or by the Members by Ordinary Resolution.

39.3	From time to time the Company in general meeting may determine (or revoke, alter or amend any such determination) or, failing such determination, the Directors may determine (or revoke, alter or amend any such determination):

(a)	that the accounts of the Company be audited and the appointment of the Auditors;

(b)	that there be prepared and sent to each Member and other person entitled thereto a profit and loss account, a balance sheet, group accounts and/or reports for such period and on such terms as they may determine; and

(c)	that there be laid before the Company in general meeting a copy of every balance sheet together with a copy of the Auditor’s report.

40.	Service of Notices and Documents

40.1	Notices or other documents or communications may be given to any Member by the Company either personally or by sending it by courier, post, fax or email to him to his registered address, or (if he has no registered address) to the address, if any, supplied by him to the Company for the giving of notices to him. Any notice shall be deemed to be effected:

(a)	if delivered personally or sent by courier, by properly addressing and prepaying a letter containing the notice; and to have been effected, in the case of a notice of a meeting, when delivered;

(b)	if sent by post, by properly addressing, prepaying, and posting a letter containing the notice (by airmail if available) and to have been effected, in the case of a notice of a meeting, at the expiration of three days after it was posted; and

(c)	if sent by fax or email by properly addressing and sending such notice through the appropriate transmitting medium and to have been effected on the day the same is sent.

40.2	A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

Ex C-1-26

40.3	A notice may be given by the Company to the person entitled to a Share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

40.4	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)	every Member entitled to vote except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

(b)	every person entitled to a Share in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.

40.5	No other persons shall be entitled to receive notices of general meeting.

41.	Winding Up

41.1	Subject to the rights attaching to any Shares, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Act or these Articles, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is any liability.

41.2	If the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the Shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the Shares held by them respectively. This Article is to be without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

Ex C-1-27

42.	Indemnity

42.1	Every Indemnified Person shall, in the absence of his own dishonesty, wilful neglect, wilful default or fraud, be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage, cost or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses on a full indemnity basis properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Article shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election.

42.2	No Indemnified Person shall be liable to the Company for acts, defaults or omissions of any other Indemnified Person.

42.3	Every Indemnified Person shall be indemnified out of the funds of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application in which relief from liability is granted to him by the court.

42.4	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Articles in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

42.5	Each Member and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any act or omission of such Indemnified Person in the performance of his duties for the Company; provided however, that such waiver shall not apply to any claims or rights of action arising out of the dishonesty, wilful neglect, wilful default or fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

42.6	Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Articles shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified pursuant to these Articles. Each Member of the Company shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Article are made to meet expenditures incurred for the purpose of enabling such Indemnified Person to properly perform his or her duties to the Company.

Ex C-1-28

43.	Continuation

43.1	The Company shall have the power, subject to the provisions of the Act and with the approval of a Special Resolution, to continue as a body incorporated under the laws of any jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.

44.	Amendment of Memorandum and Articles

44.1	Subject to the provisions of the Act, the Company may from time to time by Special Resolution alter or amend the Memorandum or these Articles in whole or in part provided that no such amendment shall affect the special rights attaching to any class of Shares without the consent or sanction provided for in these Articles.

Ex C-1-29

Exhibit C-2

Form of Amended and Restated Memorandum and Articles of Association of Plus Holdings (F-Reorg)

[See attached.]

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIRST AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Plus Holdings Ltd.

(Adopted by a special resolution passed on ,2021

and effective on , 2021)

1.	The name of the Company is Plus Holdings Ltd.

2.	The Registered Office shall be at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavillion, Hibiscus Way, 802 West Bay Road, Grand Cayman KY1-1205, Cayman Islands.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by law.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of The Companies Act.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.	If the Company is an exempted company, it shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The share capital of the Company is US$50,000.00 divided into (i) 23,490,687,078 ordinary shares of a nominal or par value of US$0.000002 each, (ii) 159,057,400 convertible series A-1 preferred shares of a nominal or par value of US$0.000002 each, (iii) 41,757,975 convertible series A-2 preferred shares of a nominal or par value of US$0.000002 each, (iv) 392,555,925 convertible redeemable series A-3 preferred shares of a nominal or par value of US$0.000002 each, (v) 72,349,085 convertible series A-4 preferred shares of a nominal or par value of US$0.000002 each, (vi) 658,373,725 convertible series B preferred shares of a nominal or par value of US$0.000002 each, and (vii) 185,218,812 convertible series C preferred shares of a nominal or par value of US$0.000002 each.

Ex C-2-1

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIRST AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Plus Holdings Ltd.

(Adopted by a special resolution passed on , 2021

and effective on , 2021)

INTERPRETATION

1.	The Regulations contained or incorporated in Table A of the First Schedule of the Companies Act shall not apply to this Company.

2.	(a) In these Articles the following terms shall have the meanings set opposite unless the context otherwise requires:

(1)	Additional Equity Securities or New Securities	any Equity Securities of the Company issued after the date hereof, provided that Additional Equity Securities or New Securities do not include (i) the Preferred Shares issued at or prior to the date hereof, (ii) Equity Securities of the Company issued or to be issued pursuant to any of the Series B Subscription Agreements and/or any of the Series C Subscription Agreements after the date hereof, the issuance of which have been duly approved by the Shareholders in accordance with the then effective shareholders agreement and articles of association of the Company; (iii) the Ordinary Shares issued or to be issued upon conversion of the Preferred Shares, (iv) any Ordinary Shares issued or to be issued pursuant to an IPO or De-SPAC Transaction, (v) any Ordinary Shares issued or to be issued pursuant to the Stock Incentive Plans, and (vi) any Equity Securities issued or to be issued as a result of any share split, share dividend, re-designation, reclassification, reorganization or similar event with respect to Ordinary Shares as duly approved by the board of directors (including the approval of the FTA Director);

Ex C-2-2

(2)	Adjustment Preferred Shares	has the meaning as set out in Article 54(d)(i);
(3)	Affiliate	with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person being a natural person, the term “Affiliate” shall include (a) the immediate family members of such Person and (b) trusts controlled by or for the benefit of such Person. For the purpose of these Articles, “immediate family members” shall mean parents, mother-in-law or father-in-law, spouse, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law, and children, and any other individual to whom the person provides material support. In the case of an Investor, if applicable, the term “Affiliate” also includes (i) any shareholder of such Investor, (ii) any of such shareholder’s or such Investor’s general partners, (iii) any management member or director of such Investor or its Subsidiaries, and (iv) trusts controlled by or for the benefit of any such Person referred to in (i), (ii) or (iii). For the avoidance of doubt, none of the Investors shall be deemed to be an Affiliate of any Group Company for the purpose of these Articles. Notwithstanding the foregoing, the Parties acknowledge and agree that notwithstanding any other provision of these Articles to the contrary, these Articles shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group, (ii) entity primarily engaged in investment and trading in the secondary securities market; (iii) the ultimate beneficial owner of an Sequoia Entity (or its general partner or ultimate general partner), or of HS Investments and entities that are affiliated by ownership or operational relationship (each an “HS Investments Entity”), who is a natural Person, and such Person’s relatives (including but without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law), (iv) any officer, director or employee of a Sequoia Entity (or its general partner or ultimate general partner), or of any HS Investments Entity, and such Person’s relatives, and (v) for the avoidance of doubt, any portfolio companies of any Sequoia Entity or any portfolio companies of any HS Investments Entity and portfolio companies of any affiliated investment fund or investment vehicle of any Sequoia Entity or any portfolio companies of any HS Investments Entity. For purposes of the foregoing, the “Sequoia Entity” means a variety of entities that are affiliated by ownership or operational relationship with SCC VENTURE VII 2018-A HOLDCO A, LTD. (“Sequoia Series A-4 Entity”) or SCC GROWTH VI 2021 A HOLDCO A LTD. (“Sequoia Series B Entity”, together with Sequoia Series A-4 Entity, “Sequoia”) and engaged in a broad range of activities related to investing and securities trading; the “Sequoia China Sector Group” means all Sequoia Entities that are principally focused on companies located in, or possess principal business in, the PRC that are exclusively managed by Sequoia Capital; the “HS Investments China Sector Group” means all HS Investments Entities that are principally focused on companies located in, or possess principal business in, the PRC that are exclusively advised by Hedosophia Services Limited. Without limiting the foregoing, with respect to FountainVest, the term “Affiliate” shall also include any investment fund or limited partnership entity which is established, managed or advised by FountainVest Advisors, Ltd. or its Affiliates, or any Person directly or indirectly wholly-owned by any such investment fund or limited partnership entity;

Ex C-2-3

(4)	Annual Budget and Business Plan	an annual budget and business plan for the succeeding fiscal year for the Company Group, setting forth the projected balance sheets, income statements and statements of cash flows for each month during such period; the projected budget for operation of business; any dividend or distribution to be declared or paid; the projected incurrence, assumption or refinancing of indebtedness; projected revenue and profit for each month during such period; merger, consolidation, reorganization, or amalgamation of any Group Company with or into any other Person or any scheme of arrangement or other business combination with or into any other Person; all payments projected to be made not in the ordinary course of business of any of the Group Companies; and all other material matters relating to the operation, development and business of the Group Companies;
(5)	Articles	these Articles of Association, as amended or supplemented from time to time;
(6)	Auditors	an independent and internationally recognized certified public accountant, or such successor thereto as may be from time to time duly appointed by the Board from among the Big Four Accounting Firms;
(7)	Big Four Accounting Firm	KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu or Ernst & Young, including their respective member firms in the PRC and Hong Kong, or any other global accounting firm agreed to by all Members, in each case so long as it is registered with the Public Company Accounting Oversight Board;
(8)	Board	the board of directors of the Company;
(9)	Business	the research and development of autonomous driving technology and the application thereof;
(10)	Business Days	means any day that is not a Saturday, Sunday, or other day on which commercial banks are required or authorized by Laws to be closed in the Cayman Islands, the PRC or Hong Kong;

Ex C-2-4

(11)	BVI SPV	FTA Global Pilotless System Technology Limited, a business company incorporated in the British Virgin Islands with limited liability;
(12)	CEO	the Chief Executive Officer of the Company;
(13)	Change Event	has the meaning as set out in Article 94(e);
(14)	Co-Sale Notice	has the meaning as set out in Article 36(a);
(15)	Co-Sale Shares	has the meaning as set out in Article 36(a);
(16)	Companies Act	the Companies Act (As Revised) of the Cayman Islands;
(17)	Company	Plus Holdings Ltd., an exempted company incorporated under the Laws of the Cayman Islands with limited liability;
(18)	Company Group	collectively, the Company and its Subsidiaries;
(19)	Constitutional Documents	with respect to any Person, the certificate of incorporation, memorandum of association and articles of association, or similar constitutional documents for such Person;
(20)	Contract	a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, purchase order, purchasing arrangement or other legally binding arrangement, whether oral or in writing;
(21)	Control	of a given Person, means the power or authority, whether exercised or not, to direct the business, management, policies and conduct of the affairs of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that, such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled”, “under common Control with” and “Controlling” shall be construed accordingly;

Ex C-2-5

(22)	Conversion Price	with respect to each class or series of Preferred Shares, the conversion price of such class or series of Preferred Shares, as adjusted from time to time in accordance with Article 54;
(23)	Directors	the directors of the Company for the time being or, as the case may be, the directors assembled as a board or as a committee thereof;
(24)	Drag Holders	has the meaning as set out in Article 44;
(25)	Drag Notice	has the meaning as set out in Article 44;
(26)	Electronic Record	has the same meaning as in the Electronic Transactions Act;
(27)	Electronic Transactions Act	the Electronic Transactions Act (As Revised) of the Cayman Islands;
(28)	Encumbrance	any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise;
(29)	Equity Securities	with respect to any Person that is a legal entity, any and all shares of capital stock or share capital, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, note, conversion privilege, pre-emptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing;
(30)	Founders	collectively, David Wanqian Liu, a citizen of the United States of America and Hao Zheng, a citizen of the United States of America;

Ex C-2-6

(31)	Founder Entities	collectively, (i) Euclidean Investment LLC, a limited liability company incorporated under the Laws of the State of Delaware, the United States of America with its registered office at 1925 Lovering Avenue, Wilmington, Delaware 19806, and (ii) Sigma Point Investment LLC, a limited liability company incorporated under the Laws of the State of Delaware, the United States of America, with its registered office at 1925 Lovering Avenue, City of Wilmington, County of New Castle, Delaware 19806;
(32)	FTA	Full Truck Alliance Co. Ltd., an exempted company incorporated in the Cayman Islands with limited liability;
(33)	FTA Directors	has the meaning as set out in Article 94(a);
(34)	FountainVest	means Quantum Investment Ltd;
(35)	Governmental Authority	any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission (including the Securities and Futures Commission of Hong Kong and the U.S. Securities and Exchange Commission) or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization and any securities exchange (including The Stock Exchange of Hong Kong Limited, the Nasdaq Stock Market and the New York Stock Exchange);
(36)	Governmental Order	any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;
(37)	Group Company	a member of the Company Group;

Ex C-2-7

(38)	Guotai Junan	Guotai Junan Finance (Hong Kong) Limited;
(39)	GSR	collectively, GSR Ventures V (Singapore) Pte. Ltd., GSR Opportunities IV, L.P., and GSR Principals Fund IV, L.P.;
(40)	Hong Kong	the Hong Kong Special Administrative Region of the PRC;
(41)	HS Investments	HS Investments III Limited;
(42)	Instrument of Accession	has the meaning as set out in Article 33(b);
(43)	Intellectual Property	any and all (i) patents, patent rights and applications therefore and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefore, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, blueprints, models, design protocols, specifications, proprietary data, customer and supplier lists and information, databases, proprietary processes, technology, formulae, and algorithms, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefore, (vii) the goodwill symbolized or represented by the foregoing, (viii) all applications, registrations, renewals, issues, reissues, divisions, extensions and continuations in connection with any of the foregoing, and (ix) copies and tangible embodiments of all of the foregoing, in whatever form or medium;

Ex C-2-8

(44)	Investors	collectively, holders of Preferred Shares;
(45)	IPO	a firm commitment underwritten initial public offering of Equity Securities of the Company on the New York Stock Exchange, the NASDAQ Stock Exchange, the American Stock Exchange, the Hong Kong Stock Exchange, the Shanghai Stock Exchange or any other internationally recognized stock exchange in or outside the PRC, on general terms and conditions approved in accordance with the Shareholders Agreement and these Articles;
(46)	Issue Price	Series A-1 Issue Price, Series A-2 Issue Price, Series A-3 Issue Price, Series A-4 Issue Price, Series B Issue Price or Series C Issue Price, as applicable;
(47)	Key Investor	an Investor that holds at least 30% of the voting power of the total issued and outstanding Ordinary Shares on a fully-diluted and as-converted basis;
(48)	Key Series B Investor	an Investor that holds Series B Shares whose investment amount is equal to or greater than US$20,000,000, and Key Series B Investors mean all of them;
(49)	Key Series C Investor	an Investor that holds Series C Shares whose investment amount is equal to or greater than US$30,000,000, and Key Series C Investors mean all of them;
(50)	Largest Series A-1 Investor	has the meaning as set out in Article 87;
(51)	Largest Series A-2 Investor	has the meaning as set out in Article 88;
(52)	Law	any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders, including without limitation the Companies Act;

Ex C-2-9

(53)	Liquidation Event	(a) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or (b) any Trade Sale;
(54)	Management Member SPA	a Share Purchase Agreement, dated June 30, 2018, made between each of Tim Daly, Tao Ma, Scott Manjourides, Anurag Ganguli, Xi Yu and Kincho Law (each a “Management Member”), respectively, the Company and BVI SPV, pursuant to which (i) the Company agreed to convert and re-designate, and such Management Member agreed to such conversion and re-designation of, certain Ordinary Shares held by such Management Member into Series A-3 Shares; and (ii) immediately after such conversion and re-designation, BVI SPV agreed to purchase from such Management Member, and such Management Member agreed to sell to BVI SPV, such Series A-3 Shares;
(55)	Member or Shareholder	a person who is registered in the Register of Members as the holder of any Share in the Company;
(56)	Memorandum of Association	the memorandum of association of the Company as amended or supplemented from time to time;
(57)	Minority Series A-1 Investors	has the meaning as set out in Article 87;
(58)	Minority Series A-2 Investors	has the meaning as set out in Article 88;
(59)	Month	a calendar month;
(60)	Offered Shares	has the meaning as set out in Article 35(a);
(61)	Offeror	has the meaning as set out in Article 44;

Ex C-2-10

(62)	Ordinary Resolution	(i) a resolution of a general meeting passed by a simple majority of the Members as, being entitled to do so, vote in person, or where proxies are allowed, by proxy or, in the case of any Member being a corporation, by its duly authorised representative, or (ii) a written resolution signed by all Members entitled to vote, in accordance with these Articles;
(63)	Ordinary Shares	ordinary shares, par value of US$ 0.000002 each, in the share capital of the Company, having the rights and restrictions attaching to them as set out herein;
(64)	Ordinary Share Equivalent	warrants, options and other rights exercisable for Ordinary Shares and instruments convertible or exchangeable directly or indirectly for Ordinary Shares, which for the avoidance of doubt, shall include Preferred Shares;
(65)	Permitted Transfer	(a) if the transferring Person is an individual, (i) any Transfer from such Person to a trust, partnership, or similar entity made for bona fide estate or tax planning purposes, of which such Person is the settlor (or in the case of a partnership or other entity, of which such Person maintains voting control) for the benefit of any of the immediate family members of such Person; and (ii) any Transfer upon the death of such Person to his heirs, executors or administrators, any trust under his will, or his guardians or conservators; and
(b) if the transferring Person is an entity, any Transfer to any of its Affiliates;
provided that in any case transferee shall not be a Company’s competitor who mainly engages in the Business;
(66)	Persons	any natural person, limited liability company, corporation, joint stock company, joint venture, partnership, limited liability partnership, enterprise, trust, unincorporated organization or any other entity or organization;

Ex C-2-11

(67)	Pre-emptive Holder	has the meaning as set out in Article 7;
(68)	PRC	the People’s Republic of China, but solely for purposes of these Articles, excluding Hong Kong, the Macau Special Administrative Regions and Taiwan;
(69)	Preferred Shares	collectively, Series A-1 Shares, Series A-2, Series A-3 Shares, Series A-4 Shares, Series B Shares and Series C Shares;
(70)	Qualified IPO	an IPO and a De-SPAC Transaction where the total market capitalization of the Company resulting from such listing, offering or De-SPAC Transaction shall be no less than US$1,000,000,000 plus an increase of 15% annual compound interest calculating from the date hereof to the completion of the Qualified IPO;
(71)	Redeeming Shareholder	has the meaning as set out in Article 57(a);
(72)	Redemption Date	has the meaning as set out in Article 57(a);
(73)	Redemption Funds	has the meaning as set out in Article 57(c);
(74)	Redemption Notice	has the meaning as set out in Article 57(a);
(75)	Redemption Price	has the meaning as set out in Article 57(b);
(76)	Registered Office	the registered office of the Company as provided in section 50 of the Companies Act;
(77)	Register of Members	the register of Members to be kept pursuant to section 40 of the Companies Act;
(78)	Related Party	any Affiliate, officer, director, supervisory board member, or holder of 5% or more of the Equity Securities of any Group Company (assuming that all outstanding options, warrants and other equity securities convertible into or exercisable or exchangeable for shares of such Group Company (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged), and any Affiliate of any of the foregoing, for the avoidance of doubt, none of the Investors shall be deemed to be a Related Party of any Group Company for the purpose of the Shareholder Agreement;

Ex C-2-12

(79)	Right of First Refusal	has the meaning as set out in Article 35(b);
(80)	Secretary	any person appointed by the Directors to perform any of the duties of the secretary of the Company and including any assistant secretary;
(81)	Seal	the common seal of the Company (if applicable) or any facsimile or official seal (if applicable) for the use outside of the Cayman Islands;
(82)	Series A-1 Issue Price	US$0.000002 per Series A-1 Share;
(83)	Series A-1 Preference Amount	has the meaning as set out in Article 139(d);
(84)	Series A-1 Shares	convertible series A-1 preferred shares, par value of US$ 0.000002 each, in the share capital of the Company, having the rights, preference and privileges attaching to them as set out herein;
(85)	Series A-2 Issue Price	US$0.286584 per Series A-2 Share;
(86)	Series A-2 Shares	convertible series A-2 preferred shares, par value of US$ 0.000002 each, in the share capital of the Company, having the rights, preference and privileges attaching to them as set out herein;
(87)	Series A-4, Series A-3 and Series A-2 Preference Amount	has the meaning as set out in Article 139(c);
(88)	Series A-3 Issue Date	means the first date on which the Series A-3 Shares were issued;
(89)	Series A-3 Issue Price	US$0.286584 per Series A-3 Share;

Ex C-2-13

(90)	Series A-3 Shares	convertible redeemable series A-3 preferred shares, par value of US$ 0.000002 each, in the share capital of the Company, having the rights, preference and privileges attaching to them as set out herein;
(91)	Series A-3 Transaction Agreements	collectively, (i) a subscription agreement dated as of June 30, 2018 entered into by and between the Founders, FTA, BVI SPV and other parties thereto regarding subscription of certain Series A-3 Shares by FTA from the Company; (ii) a share purchase agreement dated as of June 30, 2018 entered into by and between the Company, the Founders, FTA and certain other parties thereto pursuant to which (a) the Company agreed to convert and re-designate, and FTA agreed to such conversion and re-designation of, certain Series A-1 Shares and Series A-2 Shares held by such holders into Series A-3 Shares, and (b) immediately after such conversion and re-designation, FTA agreed to purchase from such holders, and such holders agreed to sell to FTA, such Series A-3 Shares; (iii) a share purchase agreement dated as of October 19, 2018 entered into by and between Founder Entities, FTA and certain other parties thereto, pursuant to which (a) the Company agreed to convert and re-designate, and the Founder Entities agreed to such conversion and re-designation of, certain Ordinary Shares held by such Founder Entities into Series A-3 Shares, and (b) immediately after such conversion and re-designation, FTA agreed to purchase from the Founder Entities, and the Founder Entities agreed to sell to FTA, such Series A-3 Shares in exchange for the restricted ordinary shares of FTA to be issued to the Founder Entities; (iv) share purchase agreements dated as of June 30, 2018 entered into by and between each of Tim Daly, Tao Ma, Scott Manjourides, Anurag Ganguli, Xi Yu and Kincho Law (each a “Management Member”), respectively, and the Company and BVI SPV, pursuant to which (a) the Company agreed to convert and re-designate, and such Management Member agreed to such conversion and re-designation of, certain Ordinary Shares held by such management member into Series A-3 Shares, and (b) immediately after such conversion and re-designation, BVI SPV agreed to purchase from such Management Member, and such Management Member agreed to sell to BVI SPV, such Series A-3 Shares; (v) a share purchase agreement dates as of June 30, 2018 entered into by and between the Founder Entities, BVI SPV and certain other parties thereto pursuant to which (a) the Company agreed to convert and re-designate, and BVI SPV agreed to such conversion and re-designation of, certain Ordinary Shares held by such Founder Entities into Series A-3 Shares; and (b) immediately after such conversion and re-designation, BVI SPV agreed to purchase from the Founder Entities, and the Founder Entities agreed to sell to BVI SPV, such Series A-3 Shares; (vi) the warrant for purchase of certain Series A-3 Shares issued to FTA or its successor or permitted assigns by the Company on June 30, 2018; (vii) a restricted share award agreement entered into by and between FTA, David Wanqian Liu and Euclidean Investment LLC on October 19, 2018; (viii) a restricted share award agreement entered into by and between FTA, Hao Zheng and Sigma Point Investment LLC on October 19, 2018;

Ex C-2-14

(92)	Series A-4 Issue Price	means US$0.4423 per Series A-4 Share;
(93)	Series A-4 Issue Date	means the first date on which one or more of Series A-4 Shares was/were issued;
(94)	Series A-4 Shares	convertible series A-4 preferred shares, par value of US$ 0.000002 each, in the share capital of the Company, having the rights, preference and privileges attaching to them as set out herein;
(95)	Series A-4 Subscription Agreement	the share subscription agreement entered into by and among the Company, Sequoia Series A-4 Entity, FTA and certain other parties dated October 20, 2018;

Ex C-2-15

(96)	Series B Preference Amount	has the meaning as set out in Article 139(b);
(97)	Series B Issue Price	US$0.5183 per Series B Share;
(98)	Series B Issue Date	means the date on which the Series B Shares were or will be issued;
(99)	Series B Shares	means the convertible redeemable Series B preferred shares, par value of US$0.000002 each, of the Company, having the rights, preference and privileges attaching to them as set out herein;
(100)	Series B Subscription Agreements	means certain share subscription agreements entered into or to be entered into by and among the Company, certain investors and other parties named thereto for the issuance and sale of Series B Shares;
(101)	Series C Issue Price	means US$0.5507 per Series C Share;
(102)	Series C Issue Date	means the date on which the Series C Shares will be issued;
(103)	Series C Shares	means the convertible redeemable Series C preferred shares, par value of US$0.000002 each, of the Company, having the rights, preference and privileges attaching to them as set out herein;
(104)	Series C Subscription Agreements	means certain share subscription agreements entered into or to be entered into by and among the Company, certain investors and other parties named thereto for the issuance and sale of Series C Shares;
(105)	Series C Preference Amount	has the meaning as set out in Article 139(a);
(106)	Shares	collectively, Ordinary Shares and Preferred Shares;
(107)	Shareholders Agreement	the shareholders agreement, entered on May 7, 2021, by and between, among others, the Company and its shareholders, and as amended from time to time;

Ex C-2-16

(108)	De-SPAC Transaction	means any business combination transaction of the Company with a SPAC on general terms and conditions approved in accordance with the Shareholder Agreement and these Articles;
(109)	SPAC	means any listed special purpose acquisition company;
(110)	Special Resolution	(i) a resolution of a general meeting passed by a majority of at least two thirds of the votes cast by such Members as, being entitled to do so, vote in person, or where proxies are allowed, by proxy or, in the case of any Member being a corporation, by its duly authorised representative, of which notice specifying the intention to propose the resolution as a special resolution has been duly given (ii) a written resolution signed by all Members entitled to vote, in accordance with section 60 of the Companies Act and these Articles;
(111)	Stock Incentive Plans	(i) the 2017 Share Plan of the Company, as amended from time to time, which sets forth the rules for the grant of shares or options to the permitted grantees, and (ii) any other equity based or equity-linked compensation or incentive plans;
(112)	Subsidiary	with respect to any given Person, any other Person that is not a natural person and that is Controlled directly or indirectly by such given Person;
(113)	Trade Sale	(i) any sale, assignment, transfer, exchange, pledge, hypothecation or other disposition (for cash, shares of stock, securities or other consideration) of a majority of the assets of the Company (whether in a single transaction or in a series of related or substantially contemporaneous transactions) or (ii) any merger, acquisition, share purchase, reorganization, consolidation or other business combination or extraordinary transaction involving the Company (whether in a single transaction or in a series of related or substantially contemporaneous transactions) in which, as a result of such transaction(s), the holders of voting Equity Securities of the Company immediately before such transaction(s) possess (by reason of such holdings) less than 50% of the outstanding voting power of the Company or other Person surviving such transaction(s) (or other Person that is the issuer of the securities into which Equity Securities of the Company is converted or exchanged in such transaction(s)) or (iii) the disposal or exclusive licensing of most or all of the intellectual property rights of the Group Companies;

Ex C-2-17

(114)	Transfer	has the meaning as set out in Article 32;
(115)	Transfer Notice	has the meaning as set out in Article 35(a);
(116)	Transferring Shareholder	has the meaning as set out in Article 35(a);
(117)	Transaction Documents	the Shareholders Agreement, the Series B Subscription Agreements, the Series C Subscription Agreements, the Series A-4 Subscription Agreement, the Memorandum of Association, these Articles and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing;
(118)	Treasury Shares	the shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled;
(119)	US$ the lawful currency of the United States of America.

(b)	Unless the context otherwise requires, expressions defined in the Companies Act and used herein shall have the meanings so defined.

Ex C-2-18

(c)	In these Articles unless the context otherwise requires:

(i)	words importing the singular number shall include the plural number and vice-versa;

(ii)	words importing the masculine gender only shall include the feminine gender;

(iii)	words importing persons only shall include companies, partnerships, trusts, associations or bodies of persons whether incorporated or not;

(iv)	a notice provided for herein shall be in writing unless otherwise specified and all reference herein to “in writing” and “written” shall include printing, lithography, photography and other modes of representing or reproducing words in permanent visible form including in the form of an Electronic Record;

(v)	in these Articles, sections 8 and 19 of the Electronic Transactions Act shall not apply; and

(vi)	“may” shall be construed as permissive and “shall” shall be construed as imperative.

(d)	Heading used herein are intended for convenience only and shall not affect the construction of these Articles.

SHARES

3.	(a)	Subject to the provisions of the Companies Act, if any, the Memorandum of Association and these Article (including but not limited to Articles 7 to 10 and Article 90 below), and without prejudice to any special rights previously conferred on the holders of existing Shares, any Share may be issued with such preferred, deferred, or other special rights, or such restrictions, whether in regard to dividend, voting, return of Share capital or otherwise, as the Company may from time to time by Special Resolution determine, and subject to the provisions of section 37 of the Companies Act, any Share may, with the sanction of a Special Resolution, be issued on the terms that it is, or at the option of the Company or the holder is liable, to be redeemed.

(b)	Subject to these Article (including but not limited to Article 90 below), if at any time the share capital is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied with the consent in writing of the holders of three-fourths (3/4) of the issued Shares of that class or with the sanction of a resolution passed by not less than three-fourths (3/4) of such holders of the Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To every such separate general meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more Persons holding or representing by proxy not less than one-third (1/3) of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

Ex C-2-19

4.	(a)	Every Person whose name is entered as a Member in the Register of Members shall be entitled, without payment, to a certificate of the Company specifying the Share or Shares held by him and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several Persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all.

(b)	If a Share certificate is defaced, lost or destroyed it may be renewed on payment of such fee, if any, and on such terms, if any, as to evidence and indemnity, as the Directors think fit.

5.	Except as required by Law, no Person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share (except only as by these Articles or by Law otherwise provided or under an order of a court of competent jurisdiction) or any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder, but the Company may in accordance with the Companies Act issue fractions of Shares.

6.	The Shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Companies Act, and these Article (including but not limited to Articles 7 to 10)) allot, issue, grant options over, or otherwise dispose of them to such Persons, on such terms and conditions, and at such times as they think fit, but no Share shall be issued at a discount, except in accordance with the provisions of the Companies Act.

PRE-EMPTIVE RIGHTS

7.	Subject to Article 10, each of the Investors holding Shares representing at least 1.5% of the total issued and outstanding Ordinary Shares on a fully-diluted and as-converted basis (each a “Pre-emptive Holder”) shall have a pre-emptive right to purchase certain New Securities which the Company may, from time to time, propose to issue in accordance with Articles 7, 8, 9 and 10 of these Articles. The requirement under Articles 7, 8, 9 and 10, including but not limited to the provision of the Issuance Notice and the pre-emptive rights, may be waived by a written waiver signed by (i) the Company, (ii) the Founders and (iii) holders of at least a majority of the total issued and outstanding Series A-3 Shares, provided that (i) the pre-emptive right enjoyed by any holders of Series A-4 Shares (including the provision of relevant notice) can only be waived by written waiver signed by holders of at least a majority of the total issued and outstanding Series A-4 Shares; (ii) the pre-emptive right enjoyed by any holders of Series B Shares (including the provision of relevant notice) can only be waived by written waiver signed by each of the Key Series B Investors; and (iii) the pre-emptive right enjoyed by the holders of Series C Shares (including the provision of relevant notice) can only be waived by written waiver signed by each of the Key Series C Investors.

Ex C-2-20

8.	(a)	Subject to Article 10, in the event the Company proposes to undertake an issuance of New Securities, it shall give each Pre-emptive Holder a written notice (an “Issuance Notice”) of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Pre-emptive Holder shall have thirty (30) days after any such Issuance Notice is received by such Pre-emptive Holder to exercise its pre-emptive rights under Articles 7, 8, 9 and 10 of these Articles, to purchase up to its pro rata share of such New Securities (deducting any Sequoia Priority Securities, if applicable), for the price and upon the terms specified in the Issuance Notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased in the exercise of such right. A Pre-emptive Holder’s “pro rata share”, for purposes of Articles 7, 8, 9 and 10 of these Articles, shall be a fraction, the nominator of which shall be the number of Ordinary Shares (assuming the exercise, conversion or exchange of all Ordinary Share Equivalents) held by such Pre-emptive Holder immediately prior to the issuance of the New Securities, and the denominator of which shall be the total number of Ordinary Shares (assuming the exercise, conversion or exchange of all Ordinary Share Equivalents) held by all the Pre-emptive Holders immediately prior to the issuance of the New Securities.

(b)	If any Pre-emptive Holder fails to exercise its right hereunder to purchase its full pro rata share of any New Securities pursuant to sub-clause (a) of this Article above, upon expiration of such thirty (30)-day period, the Company shall give each other Pre-emptive Holder that have exercised its pre-emptive right to purchase its full pro rata share of such New Securities pursuant to sub-clause (a) of this Article above a further written notice, describing any New Securities (deducting any Sequoia Priority Securities, if applicable) with respect to which any Pre-emptive Holder has not exercised its pre-emptive right. The Pre-emptive Holder(s) entitled to receive such notice shall have fifteen (15) days after such further notice is delivered to exercise its right of over-allotment to purchase any further New Securities, for the price and upon the terms specified in the Issuance Notice, by giving written notice to the Company and stating therein the quantity of further New Securities to be purchased in the exercise of such right of over-allotment. If, as a result thereof, such over-allotment exceeds the total number of the remaining New Securities the Pre-emptive Holders (who have exercised their pre-emptive rights pursuant to sub-clause (a) of this Article above in full) are entitled to purchase in accordance with Articles 7, 8, 9 and 10 of these Articles, each such Pre-emptive Holder will be cut back by the Company with respect to its allotment to such number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (assuming the exercise, conversion or exchange of all Ordinary Share Equivalents) held by such Pre-emptive Holder immediately prior to the issuance of the New Securities and the denominator of which is the total number of Ordinary Shares (assuming the exercise, conversion or exchange of all Ordinary Share Equivalents) held by all the Pre-emptive Holders exercising their overallotment rights under this sub-clause (b) of this Article immediately prior to the issuance of the New Securities.

Ex C-2-21

(c)	If any Pre-emptive Holder fails to exercise its right of over-allotment pursuant to sub-clause (b) of this Article above in full, upon expiration of such fifteen (15)-day period, the Company shall give each other Pre-emptive Holder that have exercised its over-allotment right pursuant to sub-clause (b) of this Article above in full a further written notice, describing any New Securities with respect to which any Pre-emptive Holder has not exercised its right of over-allotment. The Pre-emptive Holder(s) entitled to receive such notice shall have ten (10) days after such further notice is delivered to further exercise its right of over-allotment to purchase any further New Securities, for the price and upon the terms specified in the Issuance Notice, by giving written notice to the Company and stating therein the quantity of further New Securities to be purchased in the further exercise of such right of over-allotment. If, as a result thereof, such over-allotment exceeds the total number of the remaining New Securities the Pre-emptive Holders (who have exercised their over-allotment rights pursuant to sub-clause (b) of this Article above in full) are entitled to purchase in accordance with Articles 7, 8, 9 and 10 of these Articles, each such Pre-emptive Holder will be cut back by the Company with respect to its allotment to such number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (assuming the exercise, conversion or exchange of all Ordinary Share Equivalents) held by such Pre-emptive Holder immediately prior to the issuance of the New Securities and the denominator of which is the total number of Ordinary Shares (assuming the exercise, conversion or exchange of all Ordinary Share Equivalents) held by all the Pre-emptive Holders exercising their overallotment rights under this sub-clause (c) of this Article immediately prior to the issuance of the New Securities. The over-allotment process provided in this sub-clause (c) of this Article shall repeat until and unless each of the Pre-emptive Holders who have delivered notice to exercise its rights of over-allotment in full confirms to the Company in writing that it is not interested purchasing any additional New Securities.

9.	In connection with any proposed issuance of New Securities, for ninety (90) days after the expiration of the period for exercise by the Pre-emptive Holders of their respective pre-emptive rights or over-allotment rights, as the case may be, under Articles 7, 8, 9 and 10 of these Articles in respect of such proposed issuance, the Company may sell any New Securities with respect to which the Pre-emptive Holders have not exercised such rights, at a price and upon terms no more favourable to the other purchasers thereof than specified in the Issuance Notice so long as each purchaser of such New Securities who is not already a party hereto shall have executed and delivered to each of the other parties to the Shareholders Agreement an Instrument of Accession. In the event the Company has not sold such New Securities within such ninety (90)-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Pre-emptive Holders or Sequoia in the manner provided in Articles 7, 8, 9 and 10 of these Articles.

Ex C-2-22

10.	So long as Sequoia holds at least 2% of the total issued and outstanding Ordinary Shares of the Company on a fully-diluted and as-converted basis, in the event that the Company proposes to undertake an issuance of New Securities, it shall first give Sequoia a written notice of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same (the “Sequoia Participation Notice”). Sequoia shall have ten (10) business days from the date of receipt of any such Sequoia Participation Notice to agree in writing to, in priority to the other Investors, purchase up to the Priority Portion for the price and upon the terms and conditions specified in the Sequoia Participation Notice (the “Sequoia Priority Participation Right”) by giving written notice to the Company (the “Sequoia Acceptance Notice”) and stating therein the quantity of New Securities to be purchased (not to exceed its Priority Portion) (such New Securities, the “Sequoia Priority Securities”). If Sequoia fails to exercise the Sequoia Priority Participation Right within ten (10) business days from the date of receipt of any such Sequoia Participation Notice or declines to exercise the Sequoia Priority Participation Right in accordance with this Article10 to subscribe for the Priority Portion in full, then Sequoia shall be deemed to have forfeited the Sequoia Priority Participation Right with respect to such New Securities that it does not agree to purchase, and the Company shall then give Issuance Notice of any remaining New Securities to other Pre-emptive Holders pursuant to Article 8. The provisions of this Article 10 shall terminate and cease to have any effect upon the first time when the aggregate ownership of Sequoia and its Affiliates in the Company (on an as-converted and fully-diluted basis) is equal to or more than 6% of the then outstanding share capital of the Company (after taking into account the issuance of such number of New Securities included in an Issuance Notice). For the purpose of this Article 10, the “Priority Portion” means such number of New Securities which, together with the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by Sequoia and its Affiliates, will result in the aggregate ownership of Sequoia and its Affiliates in the Company (on an as-converted and fully-diluted basis) being equal to 6% of the total outstanding share capital of the Company immediately after the issuance of the New Securities.

TREASURY SHARES

11.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

12.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

13.	The Company shall be entered in the Register of Members as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

Ex C-2-23

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

14.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

LIEN

15.	With the exception of any Shares held by FTA, the Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that Share, and the Company shall also have a lien on all Shares (other than fully paid-up Shares) standing registered in the name of a single person for all moneys presently payable by him or his estate to the Company; but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien, if any, on a Share shall extend to all dividends payable thereon.

16.	With the exception of any Shares held by FTA, the Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Person entitled thereto by reason of his death or bankruptcy.

17.	For giving effect to any such sale, the Directors may authorise a Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

18.	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares at the date of the sale.

CALLS ON SHARES

19.	With the exception of any Shares held by FTA, the Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their Shares provided that no call shall be payable earlier than one month from the last call; and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his Shares.

Ex C-2-24

20.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

21.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of six per cent (6%) per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

22.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

23.	The Directors may make arrangements on the issue of Shares for a difference between the holders in the amount of calls to be paid and in the times of payment.

24.	The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any Shares held by him; and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of the Company in general meeting six per cent) as may be agreed upon between the Member paying the sum in advance and the Directors.

FORFEITURE OF SHARES

25.	If a Member, other than any of FTA, fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

26.	The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

27.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect excluding any Shares held by FTA.

28.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

Ex C-2-25

29.	A Person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares, but his liability shall cease if and when the Company receives payment in full of the amount due on the Shares.

30.	A statutory declaration in writing that the declarant is a Director of the Company, and that a Share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and he shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

31.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had been made payable by virtue of a call duly made and notified.

TRANSFER AND TRANSMISSION OF SHARES

32.	(a)	Except as otherwise permitted under Article 33 or Article 34, without the prior written consent of the Key Investors and the approval of the Board, no holder of Ordinary Shares may make any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of (a “Transfer”) in any way, all or any part of any Equity Securities of any Group Company or any interest therein. Without the prior written consent of each of the Key Series B Investors and each of the Key Series C Investors, no Founder may Transfer more than 2.5% of the Ordinary Shares of any Group Company on a fully-diluted and as-converted basis in a single transaction. For the avoidance of doubt, the Transfer of any Preferred Shares by any Shareholder shall not be subject to the provisions of this sub-clause(a).

(b)	No Shareholder may Transfer its interest in the Equity Securities of the Company now or hereafter owned or held by such holder to (i) a Company’s competitor who mainly engages in the Business.; or (ii) any entity which is listed by the Bureau of Industry and Security of the United States of America under the Export Administration Regulation.

(c)	Any Transfer of the Equity Securities thereby not made in conformance with these Articles shall be null and void, shall not be recorded on the books or register of members (shareholders) of any Group Company, and shall not be recognized by any Group Company. Each Shareholder agrees that the Transfer restrictions in these Articles may not be avoided by the holding of securities or interests directly or indirectly through a Person that can itself be Transferred in order to dispose of an interest in shares free of such restrictions. Any Transfer of any shares (or other interest) resulting in any change in the control, directly or indirectly, of a Shareholder or of any other Person having control, directly or indirectly, over that Shareholder shall be treated as being a Transfer of the Equity Securities of any Group Company held by that Shareholder, and the provisions of these Articles that apply.

Ex C-2-26

(d)	For the avoidance of doubt, unless otherwise prohibited or restricted pursuant to these Articles, any Shareholder may freely Transfer all or any part of any Equity Securities of any Group Company or any interest therein to any other party.

33.	Notwithstanding the provisions of Article 32, any Shareholder may Transfer Equity Securities of the Company now or hereafter owned or held by such Shareholder so long as such Transfer meets each of the following conditions:

(a)	such Transfer is a Permitted Transfer,

(b)	where the Person acquiring such Equity Securities is not already a party to the Shareholders Agreement, such Person shall have executed and delivered to each of the other Parties an original copy of the Instrument of Accession, in substantially the form attached as Exhibit A to the Shareholders Agreement (the “Instrument of Accession”) and

(c)	such Transfer is in compliance with all applicable Laws.

34.	Notwithstanding the provisions of Article 32 and unless such Transfer is a Permitted Transfer (which Transfer shall be made in compliance with Article 33), any holder of Series A-1 Shares, Series A-2 Shares, Series A-4 Shares, Series B Shares or Series C Shares may Transfer its interest in the Equity Securities of the Company now or hereafter owned or held by such holder so long as such Transfer meets each of the following conditions:

(a)	where the Person acquiring such Equity Securities is not already a party to the Shareholders Agreement, such Person shall have executed and delivered to each of the other Parties hereto an original copy of Instrument of Accession;

(b)	such Transfer is in compliance with all applicable Laws;

(c)	in connection with such Transfer, such holder shall have complied with all of the provisions set forth in Article 35; and

(d)	the transferee shall not be a Company’s competitor who mainly engages in the Business.

Ex C-2-27

35.	(a)	Except as otherwise provided under this Article 35, or permitted or waived under Article 38, if any holder of Ordinary Shares, Series A-1 Shares, Series A-2 Shares, Series A-4 Shares, Series B Shares or Series C Shares (as the case may be, the “Transferring Shareholder”) receives a bona fide offer to purchase all or any portion of its Equity Securities of the Company from any third party, the Transferring Shareholder shall give each of the Key Investors a written notice (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities proposed to be Transferred (the “Offered Shares”), including, without limitation, the number and type of Equity Securities to be Transferred, (ii) the identity (including name and address) of the proposed transferee, and (iii) the consideration and other material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferring Shareholder has received a firm offer from each prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

If any holder of Series B Shares or Series C Shares receives a bona fide offer to purchase all or any portion of its Equity Securities of the Company from any of the entities as set forth in Exhibit D (List of Restricted Transferees) (excluding the Affiliates of each of the Key Series B Investors or the Key Series C Investors, as the case may be) of the Shareholders Agreement, such potential transaction shall be subject to the provisions of Article 35(a). To the extent the Key Investors do not exercise the Right of First Refusal as to all of the Offered Shares within the time periods stipulated in Article 35(b), then the Transferring Shareholder shall have the right to sell the remaining Offered Shares to the third-party transferee(s) identified in the Transfer Notice so long as (i) the terms and conditions (including the purchase price) of such sale are no more favourable than those specified in the Transfer Notice (and Article 36 and Article 37 shall not apply), (ii) if any such transferee is not already a party to the Shareholders Agreement, such transferee shall have executed and delivered to each of the other Parties an original copy of Instrument of Accession and (iii) such sale is in compliance with all applicable Laws. Within fifteen (15) days of entering into any agreement to sell the Offered Shares to a third-party transferee under this paragraph, the Transferring Shareholder shall furnish the Company with a copy of all agreements relating to such sale.

Notwithstanding any other provisions of the Shareholder Agreement, if any holder of Series B Shares or Series C Shares receives a bona fide offer to purchase all or any portion of its Equity Securities of the Company from any of the entities other than those as set forth in Exhibit D (List of Restricted Transferees) of the Shareholders Agreement, such potential transaction shall not be subject to the Right of First Refusal and the Right of Co-Sale as set forth in the first paragraph of Article 35(a), Article 35 (b) and Article 36(a).

(b)	The Key Investors shall have the right (the “Right of First Refusal”) for a period of thirty (30) days from their receipt of the Transfer Notice to elect to purchase (or designate their respective Affiliates to purchase in accordance with sub-clause (b)(iii) of this Article below) the Offered Shares at the same price and on the same terms as described in the Transfer Notice.

Ex C-2-28

(i)	Each Key Investor may exercise the Right of First Refusal and, thereby, purchase all or any portion of its pro rata share of the Offered Shares, by notifying the Transferring Shareholder and the Company in writing, before the expiration of such thirty (30)-day period, as to the number of such Offered Shares which such Key Investor wishes to purchase. A Key Investor’s “pro rata share,” for the purpose of this sub-clause (b)(i) of this Article, shall be a fraction, the numerator of which shall be the number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by such Key Investor on the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by all the Key Investors on such date.

(ii)	If any Key Investor fails to exercise its right hereunder to purchase its full pro rata share of the Offered Shares, upon expiration of such thirty (30)-day period, each Key Investor who has exercised its right to purchase its full pro rata of the Offer Shares not elected to be purchased by the other Key Investors pursuant to sub-clause (b)(i) of this Article above may exercise a right of over-allotment, by delivering a notice to the Transferring Shareholder within fifteen (15) days thereafter, to purchase all or any portion of its pro rata share of such remaining Offered Shares. A Key Investor’s “pro rata share,” for the purpose of this sub-clause (b)(ii) shall be a fraction, the numerator of which shall be the number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by such Key Investor on the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by all the Key Investors that elect to exercise their right of over-allotment on such date.

(iii)	Each Key Investor shall be entitled to apportion the Offered Shares to be purchased among its Affiliates, provided that such Key Investor notifies the Transferring Shareholder of such allocation.

(iv)	If any Key Investor exercises its Right of First Refusal to purchase any Offered Shares, then payment for such Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than thirty (30) days after the expiration of the periods for exercise by such Key Investor of its Right of First Refusal with respect to the Offered Shares, unless the Transfer Notice contemplated a later closing with any prospective third party transferee.

Ex C-2-29

36.	(a)	To the extent the Key Investors do not exercise the Right of First Refusal as to all of the Offered Shares within the time periods stipulated in Article 35(b), then within fifteen (15) days after the expiration of the time for the Key Investors to exercise its Right of First Refusal, subject to Article 36(b), the Transferring Shareholder shall give written notice (the “Co-Sale Notice”) to all the Investors, which notice shall indicate the number and type of the Offered Shares as to which the Key Investors did not exercise its rights of first refusal (the “Co-Sale Shares”). Each of the Investors has a right to participate in any sale by the Transferring Shareholder of the Co-Sale Shares on the same terms and conditions as specified in the Transfer Notice (the “Right of Co-Sale”) by notifying the Transferring Shareholder in writing within fifteen (15) days after receipt of the Co-Sale Notice. Such notice to the Transferring Shareholder shall indicate the number of Equity Securities of the Company the notifying Investor wishes to sell under its right to participate, subject to sub-clause (e) of this Article below.

(b)	Notwithstanding anything to the contrary herein, if the Transferring Shareholder is Sequoia Series A-4 Entity or GSR, to the extent the Key Investors do not exercise the Right of First Refusal as to all of the Offered Shares held by Sequoia Series A-4 Entity or GSR, as the case may be, within the time periods stipulated in Article 35(b), then such transfer shall not be subject to the Right of Co-Sale of the Investors under Article 36(a), other than FTA.

(c)	Notwithstanding Article 35(a) and Article 36(a), if the Transferring Shareholder is a Founder or Founder Entity, then the Transfer Notice shall be given to all the Investors at the same time, and no matter whether the Key Investors exercise the Rights of First Refusal or not, each of the Investors has a right to participate in any sale by Founder or Founder Entity of the Offered Shares on the same terms and conditions as specified in the Transfer Notice by notifying the Founder or Founder Entity in writing within fifteen (15) days after receipt of the Transfer Notice. Such notice to the Founder or Founder Entity shall indicate the number of Equity Securities of the Company the notifying Investor wishes to sell under its right to participate, subject to Article 36(d) below.

(d)	To the extent any Investor exercises such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities of the Company that the Transferring Shareholder may sell in the Transfer shall be correspondingly reduced.

(e)	Each of the Investors may elect to sell up to such number of Equity Securities of the Company equal to the product of (i) the aggregate number of Ordinary Shares covered by the Transfer Notice (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of all Ordinary Share Equivalents covered by the Transfer Notice) by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of all Ordinary Share Equivalents) owned by such Investor on the date of the Transfer Notice, and the denominator of which is the total number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of all Ordinary Share Equivalents) owned by the Transferring Shareholder and all the Investors that elect to exercise their Right of Co-Sale.

Ex C-2-30

(f)	Each of the Investors shall effect its participation in the sale by promptly delivering to the Transferring Shareholder for transfer to the prospective purchaser one or more share certificates, if applicable, properly endorsed for transfer, which represent the type and number of Equity Securities of the Company which such Investor elects to sell, together with share transfer instruments with respect to such Equity Securities; provided, however, that if the prospective third-party purchaser objects to the delivery of Ordinary Share Equivalents in lieu of Ordinary Shares, such Investor shall convert such Ordinary Share Equivalents into Ordinary Shares and deliver share certificates, if applicable, and share transfer instruments corresponding to such Ordinary Shares. The Company agrees to make any such conversion concurrently with the actual Transfer of such Ordinary Shares to the purchaser and contingent on the closing of such Transfer.

(g)	The share certificates, if applicable, and share transfer instruments that any Investor delivers to the Transferring Shareholder pursuant to sub-clause (f) of this Article above shall be transferred to the prospective purchaser and, the Register of Members shall be updated in consummation of the sale of the Equity Securities of the Company pursuant to the terms and conditions specified in the Transfer Notice, and the Transferring Shareholder shall concurrently therewith remit to such Investor that portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale.

(h)	To the extent that any prospective purchaser prohibits the participation of any Investor in a proposed Transfer or otherwise refuses to purchase Equity Securities of the Company from Investor, the Transferring Shareholder shall not sell to such prospective purchaser any Equity Securities of the Company unless and until, simultaneously with such sale, the Transferring Shareholder shall purchase such shares or other securities from such Investor for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

37.	(a)	To the extent that the Key Investors have not exercised their rights to purchase the Offered Shares in full within the time periods specified in Article 35, and the Investors have not exercised their respective rights to participate in the sale of the Offered Shares within the time period specified in Article 36 in full, the Transferring Shareholder shall have a period of sixty (60) days from the expiration of such rights in which to sell the remaining Offered Shares to the third-party transferee(s) identified in the Transfer Notice so long as (i) the terms and conditions (including the purchase price) of such sale are no more favourable than those specified in the Transfer Notice, (ii) if any such transferee is not already a party to the Shareholders Agreement, such transferee shall have executed and delivered to each of the other Parties an original copy of Instrument of Accession and (iii) such sale is in compliance with all applicable Laws. Within fifteen (15) days of entering into any agreement to sell the Offered Shares to a third-party transferee under this Article, the Transferring Shareholder shall furnish each Investor with a copy of all agreements relating to such sale.

Ex C-2-31

(b)	In the event the Transferring Shareholder does not consummate the sale or disposition of the Offered Shares within sixty (60) days from the expiration of thirty (30)-day period after receipt of the Transfer Notice by the Key Investors or fifteen (15)-day period after receipt of the Co-Sale Notice/Transfer Notice by the Investors, as may be the case, such rights of the Key Investors and rights of the Investors under Article 36 shall continue to be applicable to any subsequent Transfer of the Offered Shares by the Transferring Shareholder until such rights lapse in accordance with the terms of these Articles.

(c)	The exercise or non-exercise of the rights of the Key Investors under this Article to purchase Equity Securities of the Company from the Transferring Shareholder or of the Investors to participate in the sale of Equity Securities of the Company by the Transferring Shareholder shall not adversely affect their rights to make subsequent purchases of Equity Securities of the Company from the Transferring Shareholder or subsequently participate in sales of Equity Securities of the Company by the Transferring Shareholder.

38.	The provisions in Articles 35 to 37 of these Articles shall not apply to any Transfer of Equity Securities of the Company in accordance with Article 33 of these Articles. The requirement under Articles 35 to 37 of these Articles, including but not limited to the provision of the Transfer Notice and Co-Sale Notice, and the Right of First Refusal and the Right of Co-Sale, may be waived by a written waiver signed by (i) the Company, (ii) the Founders and (iii) holders of at least a majority of the total issued and outstanding Series A-3 Shares, provided that (i) the Right of Co-Sale enjoyed by the holders of Series A-4 Shares (including the provision of relevant notice) can only be waived by a written waiver signed by holders of at least a majority of the total issued and outstanding Series A-4 Shares; (ii) the Right of Co-Sale enjoyed by the holders of Series B Shares (including the provision of relevant notice) can only be waived by a written waiver signed by each of the Key Series B Investors; and (iii) the Right of Co-Sale enjoyed by the holders of Series C Shares (including the provision of relevant notice) can only be waived by a written waiver signed by each of the Key Series C Investors.

39.	The instrument of transfer of any Share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

Ex C-2-32

40.	Subject to these Articles (including but not limited to Article 32 to 38), Shares may be transferred, and shall be transferred in the following form, or in any usual or common form approved by the Directors:

I/we, ____________________ of _________________________ in consideration of the sum of $________________ paid to me/us by _____________________, of _____________________ (hereinafter called “the Transferee”) do hereby transfer to the Transferee the _____ Share (or Shares) numbered ___________ in the Company called _________________ to hold the same unto the Transferee, subject to the several conditions on which I/we hold the same and I/we, the Transferee, do hereby agree to take the said Share (or Shares) subject to the conditions aforesaid.

As witness our hands on the ______ day of _______________, 20__.

________________________ Transferor	________________________ Transferee

41.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In case of a Share registered in the names of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Persons recognised by the Company as having any title to the Share.

42.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, herself or itself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

43.	A Person becoming entitled to a Share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

DRAG ALONG RIGHT

44.	If holders of at least a majority of the voting power of the total issued and outstanding Ordinary Shares on a fully-diluted and as-converted basis (the “Drag Holders”) approve a Trade Sale to any bona fide Person (the “Offeror”) and the gross proceeds derived from such Trade Sale are equal to or greater than US$1,980,000,000, then, at the request of the Drag Holders, the Company shall promptly deliver a written notice (the “Drag Notice”) to notify each other Shareholder of such approval and the material terms and conditions of such proposed Trade Sale, whereupon each such Shareholder shall, in accordance with instructions received from the Company at the direction of the Drag Holders:

(a)	sell, at the same time and on the same terms and conditions as the Drag Holders sell to the Offeror, all of its Equity Securities of the Company or the same percentage of its Equity Securities of the Company as the Drag Holders sell;

Ex C-2-33

(b)	vote all of its Equity Securities of the Company (i) in favour of such Trade Sale, (ii) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Trade Sale, and (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Trade Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting;

(c)	not exercise any dissenters’ or appraisal rights under applicable Laws with respect to such Trade Sale;

(d)	take all necessary actions in connection with the consummation of such Trade Sale as reasonably requested by the Drag Holders, including the execution and delivery of any share transfer or other agreements prepared in connection with such Trade Sale, and the delivery;

(e)	in any such Trade Sale, (i) each Shareholder shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Drag Holders’ reasonable expenses incurred in the transaction, including legal and accounting fees and expenses, and (ii) each Shareholder shall severally, but not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification or other obligations that are part of the terms and conditions of such Trade Sale (other than those that relate specifically to a particular Shareholder, such as indemnification with respect to representations and warranties given by such Shareholder regarding such Shareholder’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such Shareholder) but only up to the net proceeds paid to such Shareholder in connection with such Trade Sale.

45.	In the event that any Shareholder fails to take any of the foregoing actions under Article 44, such Shareholder hereby grants an irrevocable power of attorney and proxy to the directors of the Company approving the Trade Sale to take all necessary actions and execute and deliver all necessary documents.

46.	None of the transfer restrictions set forth in the Shareholders Agreement, the Transaction Documents or these Articles shall apply in connection with a Trade Sale, notwithstanding anything contained to the contrary herein and therein.

Ex C-2-34

47.	If FTA or any of its Affiliates intends to further acquire Company’s shares or assets (no matter in which form) after which all or substantially all assets or more than 50% of the total issued and outstanding Ordinary Shares of the Company on a fully-diluted and as-converted basis will be owned by FTA and its Affiliate, the Company and the Founders shall ensure that the valuation of the Company in such acquisition shall be no lower than the fair market value of the Company. In aforesaid case, Sequoia, GSR, any of the Key Series B Investors or any of the Key Series C Investors is entitled to sell its Pro Rata Percentage Shares (calculated by the total number of shares to be acquired by FTA and its Affiliates multiplied by the Pro Rata Percentage) to FTA and receive relevant proceeds, which shall be the total consideration for such acquisition multiplied by Pro Rata Percentage. “Pro Rata Percentage” shall refer to a fraction, the numerator of which shall be the number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by Sequoia, GSR, such Key Series B Investor or such Key Series C Investor, and the denominator of which shall be the total number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by all Shareholders (other than FTA and its Affiliates). The fair market value of the Company under this Article 47 shall be firstly determined by mutual agreement of FTA or any of its Affiliates, Sequoia, GSR, such Key Series B Investor and such Key Series C Investor and if such mutual agreement cannot be achieved within thirty (30) days, the value shall be decided by an independent appraiser jointly selected by FTA, Sequoia, GSR, such Key Series B Investor and such Key Series C Investor using the market approach and income approach in appraisal (the cost of such appraisal to be borne by the Company).

CONVERSION OF SHARES INTO STOCK

48.	Subject to these Articles (including but not limited to Article 90), the Company may by Ordinary Resolution convert any paid-up Shares into stock, and reconvert any stock into paid-up Shares of any denomination.

49.	The holders of stock may transfer the same, or any part thereof in the same manner and subject to the same regulations as and subject to which the Shares from which the stock arose might prior to conversion have been transferred, or as near thereto as circumstances admit; but the Directors may from time to time fix the minimum amount of stock transferable, and restrict or forbid the transfer of fractions of that minimum, but the minimum shall not exceed the nominal amount of the Shares from which the stock arose.

50.	The holders of stock shall, according to the amount of the stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company and other matters as if they held the Shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the Company) shall be conferred by any such aliquot part of stock as would not, if existing as Shares, have conferred that privilege or advantage.

51.	Such of the Articles of the Company as are applicable to paid-up Shares shall apply to stock, and the words “Share” and “Member” herein shall include “stock” and “stock-holder”.

Ex C-2-35

CONVERSION OF PREFERRED SHARES INTO ORDINARY SHARES

52.	(a)	Subject to the Companies Act and these Articles, each holder of Preferred Shares (which are fully paid or credited as fully paid and non-assessable) shall be entitled to convert any or all of Preferred Shares held by such holder, at any time, without the payment of any additional consideration, into such number of fully-paid and non-assessable Ordinary Shares. The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Preferred Share shall be equal to the applicable Issue Price of such Preferred Shares divided by the then-effective applicable Conversion Price of such Preferred Shares. The initial Conversion Price of each Preferred Share shall be equal to the applicable Issue Price of such Preferred Share. For the avoidance of doubt, the initial conversion ratio for Series A-1 Shares, Series A-2 Shares, Series A-3 Shares, Series A-4 Shares, Series B Shares or Series C Shares (as the case may be) to Ordinary Shares shall be 1:1, subject to adjustments of the applicable Conversion Price of Series A-1 Shares, Series A-2 Share, Series A-3 Shares, Series A-4 Shares, Series B Shares or Series C Shares (as the case may be), as set forth below, provided that such Conversion Price shall not be less than the par value of the Ordinary Shares.

(b)	Any holder of Preferred Shares who desires to convert its Preferred Shares into Ordinary Shares shall surrender the share certificate or share certificates therefor (or an affidavit in respect of any lost share certificates), duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such Preferred Shares. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Company shall promptly (and in any event within five (5) business days) issue and deliver to such holder of Preferred Shares at such office a share certificate or share certificates for the number of Ordinary Shares to which such holder of Preferred Shares is entitled and shall update the Register of Members accordingly. No fractional Ordinary Shares shall be issued upon conversion of Preferred Shares, and the number of Ordinary Shares to be so issued to any holder of Preferred Shares upon the conversion of such Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole Ordinary Share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the share certificates (or an affidavit in respect of any lost share certificates) representing the Preferred Shares to be converted and when the Register of Members is updated, and the holder entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

53.	(a)	Each class or series of Preferred Shares shall automatically be converted into the appropriate number of fully-paid, non-assessable Ordinary Shares at the then-effective and applicable Conversion Price of such class or series of Preferred Shares upon the earlier of (a) immediately prior to the closing of a Qualified IPO, save and except for the de-SPAC transaction contemplated under the merger agreement dated May 7, 2021 entered into by, among others, the Company and Hennessy Capital Investment Corp. V), or (ii) the written consent of holders of at least seventy-five percent (75%) of such class or series of Preferred Shares.

Ex C-2-36

(b)	In the event of an automatic conversion of Preferred Shares pursuant to sub-clause (a) of this Article, all outstanding Preferred Shares shall be converted automatically without any further action by the holders of Preferred Shares and whether or not the share certificates representing such Preferred Shares are surrendered to the Company or its transfer agent in respect of such Preferred Shares. The Company shall give notices to the holders of Preferred Shares of an automatic conversion at least twenty (20) business days prior to the date of conversion and as soon as practicable following the written consents required under sub-clause (a) of this Article above. The Company shall not issue share certificates in respect of any Ordinary Shares into which the Preferred Shares have been converted upon automatic conversion unless the share certificates in respect of the Preferred Shares so converted are either delivered to the registered office of the Company or to the office of its transfer agent in respect of such Preferred Shares or holders of Preferred Shares notifies the Company or its transfer agent that such share certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such share certificates.

54.	The Conversion Price of each class or series of Preferred Shares shall be adjusted from time to time as provided below:

(a)	Adjustment for Share Splits and Combinations. In the event that the issued and outstanding Ordinary Shares shall be subdivided (by share division, share split, or otherwise) into a greater number of Ordinary Shares, the Conversion Price of such class or series of Preferred Shares then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Conversion Price of such class or series of Preferred Shares then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(b)	Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Conversion Price of such class or series of Preferred Shares then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

Ex C-2-37

(c)	Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, any holder of such Preferred Share shall receive the kind and amount of shares and other securities and property which such holder would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(d)	Adjustment of Conversion Price Upon Issuance of Shares Below Then-Effective Conversion Price.

(i)	In the event that any time after the date hereof, the Company shall issue or sell any Additional Equity Securities without consideration or for a consideration per share less than the applicable Conversion Price in effect applicable to any class or series of Preferred Shares on the date of and immediately prior to such issuance, then the applicable Conversion Price of such class or series of Preferred Shares in effect shall be reduced, concurrently with such issue, to the price determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(1)	“CP2” shall mean the Conversion Price of each class or series of Preferred Shares, as applicable, in effect immediately after such issue or sale of Additional Equity Securities;

(2)	“CP1” shall mean the Conversion Price of each class or series of Preferred Shares, as applicable, in effect immediately prior to such issue or sale of Additional Equity Securities;

(3)	“A” shall mean the number of Ordinary Shares outstanding immediately prior to such issue or sale of Additional Equity Securities;

(4)	“B” shall mean the number of Ordinary Shares that would have been issued or sold if such Additional Equity Securities had been issued or sold at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue or sale by CP1); and

Ex C-2-38

(5)	“C” shall mean the number of such Additional Equity Securities issued or sold in such transaction,

provided that in lieu of any adjustment to the applicable Conversion Price of any class or series of Preferred Shares held by such Key Investor in accordance with the above formula, such Key Investor may request the Company to issue to such Key Investor (or any other Person designated by such Key Investor) such number of Preferred Shares equal to the result of (i) the number of Ordinary Shares that such Preferred Shares then held by such Key Investor may be converted into at the applicable Conversion Price of such Preferred Shares in effect immediately after such issue or sale of Additional Equity Securities as if it were adjusted in accordance with the above formula, minus (ii) the number of Preferred Shares held by such Key Investor immediately prior to such issue or sale of Additional Equity Securities (such Preferred Shares to be issued, “Adjustment Preferred Shares”), and upon receipt of such request, the Company shall (A) make amendments to the Memorandum of Association and these Articles to increase the number of authorized share capital of Preferred Shares such that the Adjustment Preferred Shares are fully authorized to be issued, (B) adopt necessary resolutions approving the issuance of Adjustment Preferred Shares, (C) update (or caused to be updated) the Register of Members reflecting the issuance of Adjustment Preferred Shares to such Key Investor (or any other Person designated by such Key Investor), (D) issue share certificate(s) representing the Adjustment Preferred Shares in the name of such Key Investor (or any other Person designated by such Key Investor) and (E) take all other actions necessary or appropriate to effect the issuance of Adjustment Preferred Shares.

For purposes of the above calculation, the number of Ordinary Shares outstanding immediately prior to such issue or sale of Additional Equity Securities shall be calculated assuming conversion or exercise of all Ordinary Share Equivalents.

If at any time, or from time to time, the Company issues any Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Equity Securities and the effective conversion price of such Ordinary Share Equivalents is less than the Conversion Price of a class or series of Preferred Shares in effect immediately prior to such issuance, then, this Article shall apply and, for purposes of calculating any adjustment with respect to such Conversion Price, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Equity Securities issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the effective conversion price of such Ordinary Share Equivalents. In no event will any adjustment hereunder be made to the extent it would result in any Additional Equity Securities being issued for an amount which is less than the then effective par value of such Shares.

Ex C-2-39

(ii)	For the purpose of making any adjustment to the Conversion Price of a class or series of Preferred Shares or number of the Ordinary Shares issuable upon conversion of a class or series of Preferred Shares, as provided above:

(1)	to the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(2)	to the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by the Board), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(3)	if any Additional Equity Securities are issued or sold together with other Shares or other assets of the Company for consideration which covers both, the consideration received for such Additional Equity Securities shall be computed as that portion of the consideration received (as determined in good faith by the Board) to be allocable to such Additional Equity Securities.

(e)	No Impairment. The Company shall not, by amendment of these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but rather shall at all times in good faith assist in the carrying out of all the provisions of this Article 54 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of Preferred Shares against impairment.

(f)	Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a class or series of Preferred Shares pursuant to this Article 54, the Company at its expense shall promptly (and in any event within ten (10) business days) compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such class or series of Preferred Shares affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall further, upon the written request at any time of any holder of Preferred Shares, promptly (and in any event within ten (10) business days) furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of such Preferred Shares at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Shares as of the date the written request was received.

Ex C-2-40

(g)	Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 54 are not strictly applicable, but the failure to make any adjustment to the Conversion Price of a class or series of Preferred Shares would not fairly protect the conversion rights of holders of such Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, the Founders and the Key Investors, in good faith, shall jointly determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 54, necessary to preserve, without dilution, the conversion rights of holders of such Preferred Shares.

55.	Any conversion of Preferred Shares into Ordinary Shares pursuant to Article 52 or 53 shall be effected by means of the repurchase and cancellation of each relevant Preferred Share at the applicable Issue Price of such Preferred Share and allotment and issuance of such number of Ordinary Shares (credited as fully paid) into which each such Preferred Share is convertible at the then-effective Conversion Price of such Preferred Shares, with the application of the proceeds of such repurchase in consideration for such issuance.

REDEMPTION OF SHARES

56.	Upon occurrence of any of the following events, any Key Series C Investor, any Key Series B Investor, Sequoia Series A-4 Entity or any holder of Series A-3 Shares, as the case may be, may require the Company to redeem all, or any, of the issued and then outstanding Series C Shares, Series B Shares, Series A-4 Shares or Series A-3 Shares, as the case may be, held by such holder subject to and in accordance with this Article 56:

(a)	With respect to the Series C Shares, Series B Shares, or the Series A-4 Shares held by Sequoia Series A-4 Entity, as the case may be, at any time and from time to time after the earlier of (i) the Company fails to achieve a Qualified IPO on or prior to November 18, 2025; (ii) the relevant materials or information provided by any Group Company is materially different from the actual situation, or there is any concealment, misleading information, misrepresentation or suspected fraud of any Group Company in the disclosure process; (iii) any Group Company or the Founder materially breaches the Transaction Documents; (iv) any material violation by any Founder of any applicable laws; (v) any Group Company has lost or is unable to continue to maintain the necessary business qualifications to operate its Business; (vi) any of the Founders resign from or dispose more than half of his shares of the Company; (vii) the termination of employment of 50% or more of the Key Employees (as defined in respective subscription agreement) before the Company’s Qualified IPO; or (viii) such date on which any other class or series of Shares becomes redeemable;

Ex C-2-41

(b)	With respect to the Series A-3 Shares, at any time and from time to time after the earlier of (i) the termination of employment of any Founder with any Group Company, (ii) the termination of employment of 50% or more of the Key Employees (as defined in the Series A-3 Transaction Agreements) with any Group Company within two (2) years after the closing date as provided in the Series A-3 Transaction Agreements, (iii) any material breach by any of the Group Companies, or any Founder or Founder Entity of any Series A-3 Transaction Agreements or Transaction Documents and either such breach is not curable or if such breach is curable, failure to cure such breach within thirty (30) days upon written notice sent by any holder of Series A-3 Shares to the Company, (iv) the principal business of any Group Company conducted being suspended for a period of more than six (6) months or permanently shut down, or any material license, permit or government approvals of any Group Company being revoked or refused to be renewed by any Governmental Authority, or the occurrence of any other event that would, individually or in the aggregate, result in or reasonably be expected to result in a material adverse effect on the businesses of the Company Group; (v) any material violation by any Founder or Founder Entity of any applicable Laws, or (vi) such date on which any other class or series of Shares becomes redeemable.

57.	(a)	In the event of any redemption pursuant to Article 56, a requesting holder of Series C Shares or Series B Shares or Series A-3 Shares or Sequoia Series A-4 Entity, as the case may be, (each a “Redeeming Shareholder”) shall deliver a written notice (the “Redemption Notice”) to the Company specifying the intended date of redemption, which date shall be no less than thirty (30) days but no more than ninety (90) days after the date of delivery of the Redemption Notice (the “Redemption Date”). For the purpose of Article 56 and Article 57, Series C Shares, Series B Shares, Series A-4 Shares and/or Series A-3 Shares requested by certain Redeeming Shareholder to be redeemed shall be referred to collectively or individually as the “Redemption Shares”, as the case may be.

(b)	The redemption price for each Series C Shares or Series B Share or Series A-4 Share or Series A-3 Share being redeemed (the “Redemption Price”) shall be the higher of: (i) the sum of (x) the Series C Issue Price with respect to the holder of Series C Shares, the Series B Issue Price with respect to the holder of Series B Shares, Series A-4 Issue Price with respect to Sequoia Series A-4 Entity, or Series A-3 Issue Price with respect to the holder of Series A-3 Shares, as the case may be, (y) all declared but unpaid dividends on such Preferred Shares, and (z) an interest of 8% per annum for each year the Series C Share or Series B Share or Series A-4 Share or Series A-3 Share was issued and outstanding measured from the Series A-3 Issue Date (with respect to any requesting holder of the Series A-3 Shares), or November 18, 2020 (with respect to Sequoia Series A-4 Entity), or the Series B Issue Date (with respect to Sequoia Series B Entity or any other requesting holder of the Series B Shares), or the Series C Issue Date (with respect to any requesting holder of the Series C Shares) as the case may be, to the Redemption Date (or pro rata for a partial year), or (ii) the fair market value of such Series C Share, Series B Share, Series A-4 Share or Series A-3 Share as agreed between the Company and the Redeeming Shareholder or, if such agreement is not reached within thirty (30) days after the date of delivery of the Redemption Notice, as determined by an independent third party appraiser approved by the Board (including the consent of the FTA Directors) in good faith.

Ex C-2-42

(c)	If the Company’s assets and funds which are legally available on the date that any amount of aggregate Redemption Price under this Article 57 is due (the “Redemption Funds”) are insufficient to pay in full such amount of aggregate Redemption Price to be paid on such date, or if the Company is otherwise prohibited by applicable Laws from making such redemption, the Redemption Funds which are legally available shall be used to the extent permitted by applicable Laws to pay the all amount of aggregate Redemption Price, such assets and funds shall be preferentially to the Redeeming Shareholders holding Series C Shares on a pro rata basis.

Upon the corresponding Redemption Price to the Redeeming Shareholders holding Series C Shares has been paid in full, then the Company’s assets and funds (if any) shall be used to pay the corresponding Redemption Price to the Redeeming Shareholders holding Series B Shares on a pro rata basis.

Upon the corresponding Redemption Price to the Redeeming Shareholders holding Series C Shares and Series B Shares has been paid in full, the Company’s remaining assets and funds (the “Remaining Funds”) shall be used to pay the corresponding Redemption Price to Sequoia Series A-4 Entity and the Redeeming Shareholders holding Series A-3 Shares. If the Remaining Funds are insufficient to pay in full such amount of Redemption Price to be paid on such date, or if the Company is otherwise prohibited by applicable Laws from making such redemption, the Remaining Funds which are legally available shall be used to the extent permitted by applicable Laws to pay all amount of such Redemption Price on a pro rata basis between Sequoia Series A-4 Entity and the Redeeming Shareholders holding Series A-3 Shares.

(d)	Subject to the provisions of sub-clause (e) of this Article below, immediately following receipt of the Redemption Notice for redemption of Redemption Shares in accordance with this Article 57, the Company shall deposit an amount equal to the aggregate Redemption Price with a bank or trust corporation reasonably acceptable to the Board (including the consent of the FTA Directors) as a trust fund for the benefit of the Redeeming Shareholders, with irrevocable instructions and authority to the bank or trust corporation to pay the applicable amount of the aggregate Redemption Price to the Redeeming Shareholders to be redeemed on or after the Redemption Date upon, if applicable, receipt of the share certificate or share certificates representing the Redemption Shares to be redeemed or, in the event that such share certificate has been lost, stolen or destroyed, an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by the Redeeming Shareholders in connection with such share certificate.

Ex C-2-43

(e)	Before any Redeeming Shareholder shall be entitled to receive the corresponding Redemption Price under this Article, such Redeeming Shareholder, shall, if applicable, surrender its share certificate or share certificates or, in the event that such share certificate has been lost, stolen or destroyed, an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by such Redeeming Shareholder in connection with such share certificate, in each case representing such Redemption Shares to be redeemed, to the Company, or such Redeeming Shareholder shall notify the Company or its transfer agent that such share certificate has been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such share certificate, and thereupon the applicable amount of the aggregate Redemption Price shall be payable to the order of such Redeeming Shareholder (or any other Person designated by such Redeeming Shareholder) and each such share certificate shall be cancelled after all the Shares represented by such share certificate are redeemed and the Register of Members shall be updated accordingly. In the event less than all the Shares represented by any such share certificate are redeemed, a new share certificate shall be promptly issued representing the unredeemed Shares. Unless there has been a default in payment of the applicable amount of the aggregate Redemption Price, upon cancellation of the share certificate representing such Redemption Shares to be redeemed and appropriate entries being made upon the Register of Members, all dividends on such Redemption Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the Redeeming Shareholders, except the right to receive the applicable amount of the aggregate Redemption Price thereof (including all declared and unpaid dividend up to the applicable Redemption Date), without interest, shall cease and terminate and such Redemption Shares shall cease to be issued Shares of the Company.

(f)	Without limiting any rights of holders of Redemption Shares set forth in the Shareholders Agreement and these Articles, or are otherwise available under applicable Laws, the balance of any Redemption Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the applicable amount of aggregate Redemption Price but which it has not paid in full shall not be redeemed until the Company has paid in full the redemption payment required with respect to the redemption of such Shares, and prior to such payment and redemption, such Shares shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights which such Shares had prior to such date. Nothing in this sub-clause shall be deemed to limit in any way the obligation of the Company to effect the redemption of any Redemption Shares, or to make any payment required, pursuant to this Article.

ALTERATION OF CAPITAL

58.	Subject to these Articles (including but not limited to Article 90), the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into new Shares of such amount, as the resolution shall prescribe.

Ex C-2-44

59.	Subject to these Articles (including but not limited to Articles 7 to 9, and 90), and any direction to the contrary that may be given by the Company in general meeting, all new Shares shall be at the disposal of the Directors in accordance with Article 6.

60.	The new Shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

61.	Subject to these Articles (including but not limited to Article 90), the Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its Share capital into Shares of larger amount than its existing Shares;

(b)	sub-divide its existing Shares, or any of them, into Shares of smaller amount than is fixed by the Memorandum of Association, subject nevertheless to the provisions of section 13 of the Companies Act; and

(c)	cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person.

62.	Subject to the provisions of the Companies Act, the Memorandum of Association and these Articles (including but not limited to Article 90), the Company may purchase its own Shares, including any redeemable Shares, provided that the manner of purchase has first been authorised by Ordinary Resolution and may make payment therefor or for any redemption or purchase of Shares in any manner authorised by the Companies Act, including out of capital.

63.	Subject to the provisions of the Companies Act and these Articles (including but not limited to Article 90), the Company may accept the surrender for no consideration of any fully paid Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

GENERAL MEETINGS

64.	The Company shall in each year hold a general meeting as its annual general meeting, provided that, if the Company is an exempted company, an annual general meeting need not be held unless determined by the Directors. The time and place of an annual general meeting shall be determined by the Directors.

65.	General Meetings other than annual general meetings shall be called extraordinary general meetings. The Directors may call or authorise the calling of an extraordinary general meeting whenever they think fit.

Ex C-2-45

REQUISITION OF GENERAL MEETINGS

66.	The Directors may whenever they think fit, convene an extraordinary general meeting. If at any time there are not sufficient Directors capable of acting to form a quorum, any Director or any one or more Members holding in the aggregate not less than one-third (1/3) of the total issued share capital of the Company entitled to vote may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors. The Directors shall, upon the requisition in writing of one or more Members holding in the aggregate not less than one-tenth (1/10) of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting. Any such requisition shall express the object of the meeting proposed to be called, and shall be left at the Registered Office of the Company. If the Directors do not proceed to convene a general meeting within twenty-one (21) days from the date of such requisition being left as aforesaid, the requisitionists or any or either of them or any other Member or Members holding in the aggregate not less than one-tenth (1/10) of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, may convene an extraordinary general meeting to be held at the Registered Office of the Company or at some convenient place within the Cayman Islands at such time, subject to these Articles as to notice, as the Persons convening the meeting fix.

67.	Five (5) Business Days’ notice at the least (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which the notice is given) specifying the place, the day and the hour of meeting and, in the case of special business, the general nature of that business shall be given in manner hereinafter provided, or in such other manner (if any) as may be prescribed by the Company in general meetings, to such Persons as are entitled to vote or may otherwise be entitled under these Articles to receive such notices from the Company; but with the consent of holders of at least a majority of the voting power of the total issued and outstanding Ordinary Shares (on a fully-diluted and as-converted basis) entitled to receive notice of some particular meeting, that meeting may be convened by such shorter notice (which shall be at least three (3) days) and in such manner as those holders may think fit.

68.	The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any Member entitled to receive notice shall not invalidate the proceedings at any meeting.

69.	All business shall be deemed special that is transacted at an extraordinary general meeting, and all that is transacted at an annual general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, the report of the Directors and Auditors, the election of Directors and other officers in the place of those retiring (if any) and the appointment and fixing of remuneration of Auditors.

70.	(a)	No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business. At any general meeting of the Company’s shareholders, such Persons(s) holding more than 50% of the voting power of the total issued and outstanding Ordinary Shares on a fully diluted and an as-converted basis in the Company (including FTA) throughout the meeting shall form a quorum for the transaction of business; and if no quorum is present at the proposed time of such general meeting, then such meeting shall be adjourned to the seventh (7th) day after the date of the original meeting, and the quorum of such adjourned meeting shall be FTA. For the avoidance of doubt, whether a quorum is present at a general meeting of the Company’s shareholders shall not adversely affect the approval rights of the Key Investor under the Shareholders Agreement (including Article 90 thereof) and these Articles in any circumstances.

Ex C-2-46

(b)	An Ordinary Resolution or a Special Resolution (subject to the provisions of the Companies Act) in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings, (or being corporations by their duly authorised representatives) including a resolution signed in counterpart by or on behalf of such Members or by way of signed telefax transmission, shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

71.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

72.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

73.	If there is no such chairman, or if at any meeting he is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose one of their number to be chairman.

74.	The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

75.	At any general meeting of the Company a resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

76.	The poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

77.	In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

Ex C-2-47

VOTES OF MEMBERS

78.	At each general meetings of the Company, and subject to these Article (i) each holder of Ordinary Shares issued and outstanding shall have one (1) vote in respect of each Ordinary Share held by such holder; (ii) each holder of Series A-1 Shares issued and outstanding shall have one (1) vote in respect to each Series A-1 Share held by such holder; (iii) each holder of Series A-2 Shares issued and outstanding shall have one (1) vote in respect to each Series A-2 Share held by such holder; (iv) each holder of Series A-3 Shares issued and outstanding shall have four (4) votes in respect to each Series A-3 Share held by such holder; (v) each holder of Series A-4 Shares issued and outstanding shall have one (1) vote in respect to each Series A-4 Share held by such holder; (vi) each holder of Series B Shares issued and outstanding shall have one (1) votes in respect to each Series B Share held by such holder; and (vii) each holder of Series C Shares issued and outstanding shall have one (1) vote in respect to each Series C Share held by such holder. Subject to these Articles and applicable Laws, the holders of Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Shareholders.

79.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

80.	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote by his committee or other Person in the nature of a committee appointed by that court, and any such committee or other Person may vote by proxy.

81.	No Member shall be entitled to vote at any general meeting, unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

82.	Votes may be given either personally or by proxy.

83.	The instrument appointing a proxy shall be in writing under the hand of the Member or, if the Member is a corporation, either under seal or under the hand of a director or officer or attorney duly authorised. A proxy need not be a Member of the Company. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy is given, provided that no intimation in writing of such death, insanity or revocation as aforesaid shall have been received by the Company at its Registered Office before the commencement of the general meeting, or adjourned meeting, at which it is sought to use the proxy.

84.	The instrument appointing a proxy shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or adjourned meeting at which the Person named in the instrument proposes to vote, and in default the instrument of proxy shall not be treated as valid, provided that the chairman of the meeting may in his discretion accept an instrument of proxy sent by fax, email or other electronic means.

85.	An instrument appointing a proxy may be in the following form or any other form approved by the Directors:

Ex C-2-48

 [Ltd./Limited]

“I, _________________, of ____________________________, hereby appoint ____________________ of ____________________ as my proxy, to vote for me and on my behalf at the [annual or extraordinary, as the case may be] general meeting of the Company to be held on the _____ day of _______________, 20__.

Signed this ______ day of ______________________, 20__.

86.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

87.	Each of the Investors holding Series A-1 Shares representing less than 1% of the total issued and outstanding Ordinary Shares on a fully-diluted and as-converted basis (the “Minority Series A-1 Investors”) hereby appoints the Investor who holds the largest amount of the Series A-1 Shares (the “Largest Series A-1 Investor”), to the fullest extent permitted by Law, as the sole and exclusive attorney-in-fact and proxy of such Minority Series A-1 Investor, to vote and exercise all voting and related rights with respect to all of the Series A-1 Shares that such Minority Series A-1 Investor currently holds or hereafter in the future may hold. The Largest Series A-1 Investor is hereby authorized and empowered by the Minority Series A-1 Investors to act as their attorney-in-fact and proxy to vote the Series A-1 Shares, and to exercise all voting, consent and similar rights of the Minority Series A-1 Investors with respect to the Series A-1 Shares (including, without limitation, the power to sign written resolutions and any other related legal documents) at every annual, extraordinary, adjourned or postponed meeting of shareholders of the Company and in all written resolutions in lieu of such meeting, in the complete discretion of the Largest Series A-1 Investor; provided that each Minority Series A-1 Investor shall revoke such appointment of the Largest Series A-1 Investor as its attorney-in-fact and proxy if and when holders of Series A-1 Shares vote as a separate class in connection with any variation of rights of shares that adversely affects such holders in accordance with applicable Laws or these Articles.

88.	Each of the Investors holding Series A-2 Shares representing less than 1% of the total issued and outstanding Ordinary Shares on a fully-diluted and as-converted basis (the “Minority Series A-2 Investors”) hereby appoints the Investor who holds the largest amount of the Series A-2 Shares (the “Largest Series A-2 Investor”), to the fullest extent permitted by Law, as the sole and exclusive attorney-in-fact and proxy of such Minority Series A-2 Investor, to vote and exercise all voting and related rights with respect to all of the Series A-2 Shares that such Minority Series A-2 Investor currently holds or hereafter in the future may hold. The Largest Series A-2 Investor is hereby authorized and empowered by the Minority Series A-2 Investors to act as their attorney-in-fact and proxy to vote the Series A-2 Shares, and to exercise all voting, consent and similar rights of the Minority Series A-2 Investors with respect to the Series A-2 Shares (including, without limitation, the power to sign written resolutions and any other related legal documents) at every annual, extraordinary, adjourned or postponed meeting of shareholders of the Company and in all written resolutions in lieu of such meeting, in the complete discretion of the Largest Series A-2 Investor; provided that each Minority Series A-2 Investor shall revoke such appointment of the Largest Series A-2 Investor as its attorney-in-fact and proxy if and when holders of Series A-2 Shares vote as a separate class in connection with any variation of rights of shares that adversely affects such holders in accordance with applicable Laws or these Articles.

Ex C-2-49

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

89.	Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company.

PROTECTIVE PROVISIONS OF SHAREHOLDERS

90.	(I) Subject to any other vote or consent required by applicable Laws, and notwithstanding anything to the contrary in the Constitutional Documents of any Group Company, the Company shall not, and shall cause each other Group Company not to, and the Founders shall cause each Group Company not to, take any action (including any action by the Board or any committee thereof) with respect to any of the following matters without the prior written approval or consent of the Key Investors:

(a)	any amendment of or change to the rights, preferences, privileges, powers, limitations or restrictions of or concerning, or the limitations or restrictions provided for the benefit of any Preferred Shares in issue;

(b)	any action that authorizes, creates any class or series of Equity Securities, that increases or decreases the authorized number of any class or series of Equity Securities, that re-designate or reclassifies any class or series of Equity Securities, or that issues any Equity Securities, of any Group Company, excluding (i) any issuance of Ordinary Shares upon conversion of the Preferred Shares, and (ii) the issuance of Ordinary Shares (or options or warrants therefor) under the Stock Incentive Plans duly approved in accordance with the Shareholders Agreement;

(c)	any amendment, modification or waiver of the Memorandum of Association, these Articles or any other Constitutional Documents of any Group Company;

(d)	the approval or adoption of any Stock Incentive Plan (other than the 2017 Share Plan of the Company), or any increase in the number of Shares permitted to be issued pursuant to any Stock Incentive Plan;

Ex C-2-50

(e)	any purchase, repurchase, redemption or retirements of any Equity Security of any Group Company, other than (i) any Transfer of any Equity Security of any Group Company by FTA, (ii) in compliance with the terms of the Shareholders Agreement (including but not limited to section 6, section 7 and section 8 thereof), (iii) in compliance with these Articles (including but not limited to Articles 7 to 10, 32 to 37, 44 to 47 of these Articles and those expressly permitted to facilitate the conversion of any Preferred Shares pursuant to these Articles) and (iv) the Company’s repurchase and cancellation of any Ordinary Shares allotted and issued under the Stock Incentive Plans from the holders thereof pursuant to the terms of such Stock Incentive Plans;

(f)	any merger, amalgamation, consolidation, or other corporate reorganization of any Group Company, any purchase or other acquisition by any Group Company (whether individually or in combination with the Company or any other Group Company) of all or substantially all of the assets, equity or business of another Person, or any other transaction or series of transactions in which more than 50% of any Group Company’s voting power is Transferred or in which a majority of the assets of any Group Company are Transferred, including a De-SPAC Transaction;

(g)	any change to the size or composition of the board of directors (or other governing body) of any Group Company;

(h)	any liquidation, dissolution or winding up of any Group Company;

(i)	the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for any of the Group Companies or for any substantial part of property of any of the Group Companies;

(j)	any declaration, set aside or payment of any dividend or distribution by any Group Company;

(k)	any recapitalization, reclassification, split-off or spin-off of any Group Company;

(l)	any public offering of any Equity Securities or debt securities of any Group Company, including an IPO and a De-SPAC Transaction and the timing, circumstances and other terms and conditions thereof;

(m)	any license or other Transfer any of the Group Companies’ material Intellectual Property other than in the ordinary course of business to any third party;

(n)	any agreement with any holder or prospective holder of any Equity Securities of any Group Company that would allow such holder or prospective holder to demand registration of such Equity Securities;

(o)	any other action that would or would reasonably be expected to be adverse to the rights or interests of the Key Investors; and

Ex C-2-51

(p)	agreeing or committing to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, where any act listed in sub-clauses (a) through (p) above of this Article requires a Special Resolution of the Members of the Company in accordance with the Companies Act (which, for the avoidance of doubt, include sub-clauses (a), (b), (c), (f), (h) and (i) above of this Article, in each case, with respect to the Company), and every statutory modification or re-enactment thereof for the time being in force, and if the Members vote in favour of such act but the approval or consent of the Key Investors has not been obtained, then the Members who vote against such resolution in aggregate shall, in such vote at a meeting of the Members, have the voting rights equal to the aggregate voting power of all the Members who vote in favour of such resolution plus one.

(II)	Subject to any other vote or consent required by applicable Laws and Article 90(I) above, and notwithstanding anything to the contrary in the Constitutional Documents of any Group Company, the Company shall not, and shall cause each other Group Company not to, and the Founders shall cause each Group Company not to, take any action (including any action by the Board or any committee thereof) with respect to any amendment, change, waive, discharge or termination of any rights, preferences or privileges provided for the benefits of any Series B Shares or Series C Shares in issue (including the right to nominate, appoint and remove directors to serve on the Board) without the affirmative vote or prior written approval or consent of each of the Key Series B Investors (with respect to the Series B Shares) or each of the Key Series C Investors (with respect to the Series C Shares), as the case may be.

PROTECTIVE PROVISIONS OF FTA DIRECTORS

91.	Subject to any other vote or consent required by applicable Laws, and notwithstanding anything to the contrary in the Constitutional Documents of any Group Company, the Company shall not, and shall cause each other Group Company not to, and the Founders shall cause each Group Company not to, take any action (including any action by the Board or any committee thereof) with respect to any of the following matters unless approved by a resolution adopted at a duly convened meeting of the Board (including the affirmative vote of at least one FTA Director), or in lieu of such meeting, by a written resolution signed by all the members of the Board:

(a)	extension by any Group Company of any loan or guarantee for the benefit of any Person in excess of US$2,000,000 (whether in a single or series of related transaction(s));

(b)	incurrence of any indebtedness, issuance of any debt securities, or grant of any indemnity or guarantee by any Group Company in excess of US$2,000,000 (whether in a single or series of related transaction(s));

(c)	any purchase or other acquisition by any Group Company of any business and/or assets with an aggregate value in excess of US$2,000,000 (whether in a single or series of related transaction(s)), or any sale, Transfer, lease, assignment, parting with or disposal by any Group Company, whether directly or indirectly, of any property (tangible or intangible such as Intellectual Property rights), assets or business with an aggregate value in excess of US$2,000,000 (whether in a single or series of related transaction(s));

Ex C-2-52

(d)	entry into any strategic alliance, joint venture or partnership with any third party;

(e)	any investment in, establishment of, or divestiture of, or incurrence of any Encumbrance on any interest in, a Subsidiary by any Group Company;

(f)	incurrence of any Encumbrance with respect to assets of any Group Company in excess of US$2,000,000 or with respect to any material Intellectual Property (in each case whether in a single or series of related transaction(s));

(g)	any amendment to the terms of the Incentive Stock Plans;

(h)	subject to Article 94(h), appointment, removal or replacement of, or the approval of the remuneration package of, the CEO, chief financial officer, chief technology officer or any other management member at or above the level of vice president or comparable position of any Group Company;

(i)	establish or adopt the internal policies, personal manual or other similar regulations and rules of the Group Companies;

(j)	determine the key performance indicators and other criteria used in monthly or other periodic performance reviews of the CEO, chief financial officer, chief technology officer or any other management member of any Group Company;

(k)	any transaction involving any Group Company, on the one hand, and a Related Party (other than another Group Company), on the other hand;

(l)	appointment and removal of the auditor for any Group Company, or any material change in the accounting, financial, internal control or tax policies, practices or procedures of any Group Company, or the making of any significant tax or accounting election or the change of the term of the fiscal year for any Group Company;

(m)	any increase in compensation or benefits of any employee of any Group Company with monthly salary of at least US$20,000 by more than 50% in a twelve (12) month period;

(n)	making any capital commitment or expenditure in the ordinary course of business and in excess of US$2,000,000 in the aggregate during any consecutive twelve (12) month period, except to the extent as approved in the Annual Budget and Business Plan;

(o)	approval of the Annual Budget and Business Plan and items of commitment or expenditure (including capital commitments or expenditures) incurred outside the Annual Budget and Business Plan in excess of 10% of the total amount of commitment or expenditure permitted in such Annual Budget and Business Plan in any given fiscal year, individually or in the aggregate;

Ex C-2-53

(p)	ceasing to conduct or carry on its business substantially as now conducted, entering into any new line of business, or any other material change to the business scope or nature of any Group Company;

(q)	commencement or settlement of litigation involving any Group Company where the amount in dispute is more than US$2,000,000; and

(r)	agreeing or committing to do any of the foregoing.

DIRECTORS AND OFFICERS

92.	(a)	The names of the first Directors shall be determined in writing by the subscribers of the Memorandum of Association.

(b)	Notwithstanding any provision in these Articles to the contrary, if the Company has a sole Director only at any time, the sole Director shall be entitled to exercise all of the powers and functions of the Directors which may be imposed on them by Law or by these Articles.

93.	The Board shall consist of a minimum of six (6) Directors and a maximum of nine (9) Directors.

94.	The composition of the Board shall be determined as follows:

(a)	FTA shall have the right to nominate, appoint and remove, from time to time, up to four (4) directors of the Company to serve on the Board (each an “FTA Director”), one (1) of which shall be Mr. Hui Zhang, and the chairman of the Board shall be an FTA Director;

(b)	GSR shall have the right to nominate, appoint and remove, from time to time, one (1) Director to serve on the Board, who shall be Richard Lim; and

(c)	Guotai Junan shall have the right to nominate, appoint and remove, from time to time, one (1) director to serve on the Board, who shall initially be Chiu Yuen;

(d)	HS Investments shall have the right to nominate, appoint and remove, from time to time, one (1) director to serve on the Board, who shall initially be Yili Duan;

(e)	each of Mr. David Wanqian Liu and Mr. Hao Zheng shall be a member of the Company’s board of directors;

if (i) there shall be any Transfer of Equity Securities of the Company, in each case, in compliance with the provisions of the Shareholders Agreement by FTA, GSR or the Founders, or (ii) there shall be any change for any reason in the size of the Board (each a “Change Event”), then, in each case, immediately after giving effect to such Change Event, then the composition of the Board shall be adjusted as follows:

Ex C-2-54

(i) FTA shall be entitled to nominate, appoint and remove such number of directors to serve on the Board equal to (1) the then current size of the Board, multiplied by (2) a fraction, the numerator of which is the aggregate number of votes represented by Equity Securities of the Company beneficially owned by FTA immediately after giving effect to such Change Event, and the denominator of which is the aggregate number of votes represented by Equity Securities of the Company beneficially owned by FTA, GSR and the Founders immediately after giving effect to such Change Event (rounded up to the nearest whole number); provided, however, that the number of the Directors that FTA shall be entitled to nominate and appoint to serve on the Board and remove shall not be less than 40% of the then current size of the Board if FTA continues to hold at least 10% of the total issued and outstanding Ordinary Shares on a fully-diluted and as-converted basis;

(ii) subject to sub-clause (e)(i) of this Article above, for so long as a Founder and his Founder Entity continue to hold Equity Securities of the Company representing in the aggregate 5% or more of the total issued and outstanding Ordinary Shares on a fully diluted and as-converted basis, such Founder shall be entitled to nominate, appoint and remove one (1) director to serve on the Board;

(iii) subject to sub-clauses (e)(i) and (e)(ii) of this Article above, GSR shall be entitled to nominate, appoint and remove such number of directors to serve on the Board equal to the lesser of: (1) the then current size of the Board minus the number of directors FTA and Founders are is entitled to nominate, appoint and remove pursuant to sub-clauses (e)(i) and (e)(ii) of this Article above, and (2) (x) the then current size of the Board multiplied by (y) a fraction, the numerator of which is the aggregate number of votes represented by Equity Securities beneficially owned by GSR immediately after giving effect to such Change Event, and the denominator of which is the aggregate number of votes represented by Equity Securities beneficially owned by FTA, GSR and the Founders immediately after giving effect to such Change Event (rounded to the nearest whole number).

(f)	Sequoia shall have the right to appoint one (1) individual designated by it, to attend and participate in all meetings of the Board in a non-voting capacity and receive Board meeting notice, Board minutes and other materials otherwise provided to the directors at the same time (the “Sequoia Observer”) The Sequoia Observer shall not influence nor direct the activities of the Board and shall have no fiduciary or other statutory director duties in regard to the activities of the Board or as to the Company. If the Board establishes any committee, the Sequoia Observer shall have the right to attend all meetings of the committee and receive meeting notice, minutes and other materials otherwise provided to other members of the committee at the same time. For the avoidance of doubt, this Article in relation to the Sequoia Observer shall apply to the extent that they comply with the Companies Act, and in the event there is any inconsistency between this Article and the Companies Act, the Companies Act shall prevail.

Ex C-2-55

(g)	Upon request by any Shareholder who is entitled to nominate a director to the Board, to the extent permitted by applicable Laws, the board of directors (or equivalent governing body) of any Group Company other than the Company shall be constituted the same manner as Board. The Company shall ensure that, effective from the time of such appointment, the quorum and voting arrangements with respect to the board of directors of each Subsidiary of the Company, to the extent permitted by applicable Laws, shall be the same as the arrangements with respect to the Board as described in the Shareholders Agreement and these Articles. Sequoia shall have the right to appoint one (1) individual designated by it, to attend and participate in all meetings of the board of each Group Company other than the Company in a non-voting capacity and receive meeting notice, minutes and other materials otherwise provided to the directors of each Group Company at the same time. Notwithstanding the forgoing, each of the Shareholders who has the right to appoint one (1) or more individuals designated by it to the Board are agreed on the composition of the existing board of directors (or equivalent governing body) of each of the Group Company other than the Company.

(h)	For so long Mr. David Wanqian Liu and his Founder Entity continue to hold Equity Securities of the Company representing in the aggregate 5% or more of the total issued and outstanding Ordinary Shares on a fully-diluted basis, he shall be the CEO of the Company. The Shareholders shall, and FTA, GSR, Guotai Junan and HS Investments shall cause the respective directors appointed by them to, vote in favour of the appointment of Mr. David Wanqian Liu as the CEO of the Company.

95.	In the event of the death, resignation, removal or incapacity of any director nominated as of right hereunder to the board of directors of any of the Group Companies by FTA, GSR, Guotai Junan, HS Investments or the Founders, as the case may be, as of right hereunder, FTA, GSR, Guotai Junan, HS Investments or the Founders, as the case may be, shall be entitled to nominate the replacement for such director to the applicable board of directors. Any director nominated as of right hereunder by FTA, GSR, Guotai Junan, HS Investments or the Founders, as the case may be, as of right hereunder to the board of directors of any of the Group Companies shall be removed from office only upon motion by FTA, GSR, Guotai Junan, HS Investments or the Founders, as the case may be. No director appointed by FTA, GSR, Guotai Junan, HS Investments or the Founders, as the case may be, as of right hereunder shall be removed from office unless FTA, GSR, Guotai Junan, HS Investments or the Founders, as the case may be, consents in writing in advance to the removal.

Ex C-2-56

96.	Each holder of the Equity Securities agrees to vote all Equity Securities of the Company owned by him or it in favour of the election of any director nominated to the Board pursuant to Articles 94 and 95. The Company agrees to take such action, and each other holder of the Equity Securities agrees to take such action, as is necessary to cause the election of any director nominated to the board of directors of any other Group Company pursuant to Articles 94 and 95. Upon a motion to remove any director from the Board in accordance with Articles 94 and 95, each holder of the Equity Securities agrees to vote all Equity Securities of the Company owned by it to effect the removal of such director from the Board. Upon a motion to remove any director from the board of directors of any other Group Company in accordance with Articles 94 and 95, the Company agrees to take such action, and each holder of the Equity Securities agrees to take such action, as is necessary to cause the removal of such director from the applicable board of directors.

97.	The remuneration of the Directors shall from time to time be determined by the Directors. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

98.	No Shareholding qualification shall be required for Directors unless otherwise required by the Company by Ordinary Resolution.

99.	Each Director shall have the power to nominate another Director or any other person to act as alternate Director in his place at any meeting of the Directors at which he is unable to be present and at his discretion to remove such alternate Director. On such appointment being made the alternate Director shall (except as regards the power to appoint an alternate Director) be subject in all respects to the terms and conditions existing with reference to the other Directors of the Company and each alternate Director, whilst acting in the place of an absent Director, shall exercise and discharge all the functions powers and duties of the Director he represents. Any Director of the Company who is appointed as alternate Director shall be entitled at a meeting of the Directors to cast a vote on behalf of his appointor in addition to the vote to which he is entitled in his own capacity as a Director of the Company, and shall also be considered as two Directors for the purpose of making a quorum of Directors. Any person appointed as an alternate Director shall automatically vacate such office as such alternate Director if and when the Director by whom he has been appointed vacates his office of Director. The remuneration of an alternate Director shall be payable out of the remuneration of the Director appointing him and shall be agreed between them.

100.	The Directors may by resolution appoint a managing director or president upon such terms as to duration of office, remuneration and otherwise as they may think fit.

101.	The Directors may also by resolution appoint a Secretary and such other officers as may from time to time be required upon such terms as to duration of office, remuneration and otherwise as they may think fit. Such Secretary or other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide.

Ex C-2-57

POWERS AND DUTIES OF DIRECTORS

102.	The business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all such powers of the Company as are not, by the Companies Act or these Articles, required to be exercised by the Company in general meeting or approved by a written consent or approval of one or more Shareholder(s), subject, nevertheless, to any clause of these Articles, to the Shareholders Agreement, to the provisions of the Companies Act, and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

103.	Subject to these Articles (including but not limited to Articles 90 and 91), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

104.	(a)	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

(b)	The Directors may delegate any of the powers exercisable by them to a managing director or any other person or persons acting individually or jointly as they may from time to time by resolution appoint upon such terms and conditions and with such restrictions as they may think fit, and may from time to time by resolution revoke, withdraw, alter or vary all or any such powers.

(c)	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

(d)	No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of delivery of the deed or document, the Director, Secretary or other officer or person who shall have executed the same and/or affixed the Seal (if any) thereto as the case may be for and on behalf of the Company shall have ceased to hold such office or to hold such authority on behalf of the Company.

105.	The Directors shall cause minutes to be prepared:

(a)	of all appointments of officers made by the Directors;

Ex C-2-58

(b)	of the names of the Directors or Alternate Directors present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Members of the Company and of the Directors and of committees of Directors; and the chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.

DISQUALIFICATION AND CHANGES OF DIRECTORS

106.	The office of Director shall be vacated if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(b)	is found to be or becomes of unsound mind; or

(c)	resigns his office by notice in writing to the Company; or

(d)	if he ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any Law or enactment; or

(e)	is removed in accordance with Article 94 and Article 95.

107.	The number of Directors shall be not less than one (1).

108.	Subject to these Articles (including but not limited to Article 94 and Article 95), any casual vacancy occurring in the Board of Directors may be filled by the Directors.

109.	Subject to these Articles (including but not limited to Article 94 and Article 95), the Directors shall have the power at any time, and from time to time, to appoint a person as an additional Director or persons as additional Directors.

PROCEEDINGS OF DIRECTORS

110.	The Directors may meet together (either within or without the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings, as they think fit. Questions arising at any meeting shall be decided by a majority of all the Directors then in office (including the affirmative vote of the FTA Directors). One of the FTA Directors shall be the chairman of the Board. In case of an equality of votes the chairman shall have a second or casting vote.

111.	Each Director shall have one (1) vote on any matter submitted for approval by the Board; provided that (i) if there is only one (1) FTA Director appointed to the Board, such FTA Director shall have four (4) votes on any matter submitted for approval by the Board; (ii) if there are two (2) FTA Directors appointed to the Board, Mr. Hui Zhang as an FTA Director shall have three (3) votes on any matter submitted for approval by the Board and the other FTA Director shall have one (1) vote on any matter submitted for approval by the Board; (iii) if there are three (3) FTA Directors appointed to the Board, Mr. Hui Zhang as an FTA Director shall have two (2) votes on any matter submitted for approval by the Board and each of the other FTA Directors shall have one (1) vote on any matter submitted for approval by the Board; and (iv) if there are four (4) FTA Directors appointed to the Board, each of the FTA Directors shall have one (1) vote on any matter submitted for approval by the Board; provided that Mr. David Wanqian Liu shall have a veto right over the following matters if any such matter is submitted to the Board for resolutions:

(a)	extension by any Group Company of any loan or guarantee for the benefit of any Person not more than US$2,000,000 (whether in a single or series of related transaction(s));

Ex C-2-59

(b)	incurrence of any indebtedness, issuance of any debt securities, or grant of any indemnity or guarantee by any Group Company not more than US$2,000,000 (whether in a single or series of related transaction(s)); and

(c)	incurrence of any Encumbrance with respect to assets of any Group Company not more than US$2,000,000 or with respect to any material Intellectual Property (in each case whether in a single or series of related transaction(s)).

112.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time, summon a meeting of Directors by at least five (5) Business Days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered, provided however that notice may be waived by all the Directors (or their alternates) in writing either at, before or after the meeting is held provided further that notice or waiver thereof may be given by telex, telefax, electronic mail or other electronic means.

113.	The quorum necessary for a meeting of the board of directors of the Company for the transaction of the business of the Directors shall be the presence of two-third of all directors of the Company then in office, and in any event including the presence of at least one (1) FTA Director. For the purpose of this Article, an alternate appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

114.	The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

115.	Any Director or officer may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer provided that nothing herein contained shall authorise a Director or officer or his firm to act as Auditor of the Company.

Ex C-2-60

116.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be counted in the quorum of any relevant meeting which he attends and shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid provided however that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon and a general notice that a Director or alternate Director is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure hereunder and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

117.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present in person or his alternate Director within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

118.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

119.	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

120.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting of the committee shall be determined by a majority of votes of the members present and in case of an equality of votes the chairman shall have a second or casting vote.

121.	All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

122.	(a)	A resolution signed by all of the Directors or all of the members of a committee of Directors, including a resolution signed in counterpart or in the form of an Electronic Record, shall be as valid and effectual as if it had been passed at a meeting of the Directors or of a committee of Directors duly called and constituted.

(b)	To the extent permitted by Law, the Directors or a committee of Directors may also meet by telephone conference call where all Directors or committee members are capable of speaking to and hearing the other Directors or committee members at the same time.

Ex C-2-61

(c)	When the chairman signs the minutes of a meeting of the Directors the same shall be deemed to have been duly held notwithstanding that the Directors have not actually come together physically or that there may have been a technical defect in the proceedings.

SEALS AND DEEDS

123.	(a)	If the Directors determine that the Company shall have a Seal, the Directors shall provide for the safe custody of the common Seal and the common Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, and in the presence of a Director or of the Secretary or of such other person as the Directors may appoint for the purpose; and that Director or the Secretary or other person as aforesaid shall sign every instrument to which the common Seal of the Company is so affixed in his presence. Notwithstanding the provisions hereof, annual returns and notices filed under the Companies Act may be executed either as a deed in accordance with the Companies Act or by the common Seal being affixed thereto in either case without the authority of a resolution of the Directors by one Director or the Secretary.

(b)	The Company may maintain a facsimile of any common Seal in such countries or places as the Directors shall appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of the Directors and in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in his presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the common Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary or such other person as the Directors may appoint for the purpose.

(c)	In accordance with the Companies Act, the Company may execute any deed or other instrument which would otherwise be required to be executed under Seal by the signature of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or authorise or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

124.	Subject to the applicable Laws:

(a)	each holder of Series C Shares shall be entitled to receive dividends for each Series C Share by such holder, on parity with each other, prior and in preference to, and satisfied before any dividend on the Series B Shares, Series A-4 Shares, Series A-3 Shares, Series A-2 Shares, Series A-1 Shares and Ordinary Shares. No dividend or distribution, whether in cash, in property, or in any other Equity Securities of the Company, shall be declared, paid, set aside or made with respect to the Series A-1 Shares, Series A-2 Shares, Series A-3 Shares, Series A-4 Shares, Series B Shares or the Ordinary Shares at any time unless all accrued but unpaid dividends on the Series C Shares have been paid in full;

Ex C-2-62

(b)	each holder of Series B Shares shall be entitled to receive dividends for each Series B Share held by such holder, on parity with each other, prior and in preference to, and satisfied before any dividend on the Series A-4 Shares, Series A-3 Shares, Series A-2 Shares, Series A-1 Shares and Ordinary Shares. No dividend or distribution, whether in cash, in property, or in any other Equity Securities of the Company, shall be declared, paid, set aside or made with respect to the Series A-1 Shares, Series A-2 Shares, Series A-3 Shares, Series A-4 Shares or the Ordinary Shares at any time unless all accrued but unpaid dividends on the Series B Shares have been paid in full;

(c)	each holder of Series A-4 Shares shall be entitled to receive dividends for each Series A-4 Share held by such holder, on parity with each other, prior and in preference to, and satisfied before, any dividend on the Series A-3 Shares, Series A-2 Shares, Series A-1 Shares and the Ordinary Shares. No dividend or distribution, whether in cash, in property, or in any other Equity Securities of the Company, shall be declared, paid, set aside or made with respect to the Series A-3 Shares, Series A-2 Shares, Series A-1 Shares or the Ordinary Shares at any time unless all accrued but unpaid dividends on the Series A-4 Shares have been paid in full;

(d)	each holder of Series A-3 Shares or Series A-2 Shares shall be entitled to receive dividends for each Series A-3 Share or Series A-2 Share held by such holder, on parity with each other, prior and in preference to, and satisfied before, any dividend on the Series A-1 Shares and the Ordinary Shares. No dividend or distribution, whether in cash, in property, or in any other Equity Securities of the Company, shall be declared, paid, set aside or made with respect to the Series A-1 Shares or the Ordinary Shares at any time unless all accrued but unpaid dividends on the Series A-3 Shares and Series A-2 Shares have been paid in full; and

(e)	each holder of Series A-1 Shares shall be entitled to receive dividends for each Series A-1 Share held by such holder, on parity with each other, prior and in preference to, and satisfied before, any dividend on the Ordinary Shares. No dividend or distribution, whether in cash, in property, or in any other Equity Securities of the Company, shall be declared, paid, set aside or made with respect to the Ordinary Shares at any time unless all accrued but unpaid dividends on the Series A-1 Shares have been paid in full.

125.	Holders of each series of Preferred Shares shall be entitled to receive on a pari passu basis as between holders of such series, when, as and if declared at the sole discretion of the Shareholders in accordance with Article 90, but only out of funds that are legally available therefor, cash dividends at the rate or in the amount as the Shareholders consider appropriate. Such dividends shall be noncumulative.

Ex C-2-63

126.	Subject to the Companies Act, these Articles, and the special rights attaching to Shares of any class, the Directors may, in their absolute discretion, declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the funds of the Company lawfully available therefor.

127.	The Directors may from time to time pay to the Members interim dividends.

128.	No dividend or distribution shall be paid otherwise than out of realised or unrealised profits or out of the share premium account of the Company, or as otherwise permitted by the Companies Act.

129.	Subject to the rights of Persons, if any, entitled to Shares with special rights as to dividends or distributions, all dividends or distributions on any class of Shares not fully paid shall be declared and paid according to the amounts paid on the Shares of that class, but if and so long as nothing is paid-up on any of the Shares in the Company, dividends or distributions may be declared and paid according to the number of Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

130.	The Directors may, before recommending any dividend or distributions, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

131.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend, distributions or other moneys payable on or in respect of the Share.

132.	Any dividend or distribution may be paid by cheque or warrant sent through the post to the registered address of the Member or Person entitled thereto or in the case of joint holders to any one of such joint holders at his registered address or to such Person and such address as the Member or Person entitled or such joint holders as the case may be may direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Member or Person entitled or such joint holders as the case may be may direct.

133.	Subject to Article 90, the Directors may declare that any dividend or distribution is paid wholly or partly by the distribution of specific assets and in particular of paid-up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

Ex C-2-64

134.	No dividend or distribution shall bear interest against the Company. All unclaimed dividends or distributions may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend or distribution unclaimed by a Member six (6) years after the dividend or distribution payment date shall revert to the Company.

CAPITALISATION OF PROFITS

135.	The Company may upon the recommendation of the Directors by Ordinary Resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sums to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provision as they think fit for the case of Shares becoming distributable in fractions (including provision whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

ACCOUNTS

136.	The books of account relating to the Company’s affairs shall be kept in accordance with the Companies Act and otherwise in such manner as may be determined from time to time by the Directors of the Company.

137.	Such Auditors may be appointed and the accounts relating to the Company’s affairs may be audited in such manner as may be determined by the Directors.

WINDING UP

138.	Subject to the applicable Laws and these Articles (including but not limited to Article 139 below), if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Act, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any Shares or other securities whereon there is any liability.

Ex C-2-65

139.	In the event of any Liquidation Event, all assets and funds of the Company legally available for distribution to the Shareholders (after satisfaction of all creditors’ claims and claims that may be preferred by applicable Laws) shall be distributed to the Shareholders as follows:

(a)	First, the holders of Series C Shares shall be entitled to receive for each Series C Share held by such holders, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of Series B Shares, Series A-4 Shares, Series A-3 Shares, Series A-2 Shares, Series A-1 Shares and Ordinary Shares by reason of their ownership of such shares, the amount equal to the total sum of (x) the Series C Issue Price; (y) all declared but unpaid dividends on such Series C Share and (z) a simple interest of 8% per annum for each year from the Series C Issue Date (or pro rata for a partial year) (collectively, the “Series C Preference Amount”). If the assets and funds thus distributed among the holders of Series C Shares shall be insufficient to permit the payment to such holders of the full Series C Preference Amount, then the entire assets and funds of the Company legally available for distribution to the holders of Series C Shares shall be distributed ratably among such holders in proportion to the aggregate Series C Preference Amount each such holder is otherwise entitled to receive pursuant to this sub-clause (a).

(b)	Then, the holders of Series B Shares shall be entitled to receive for each Series B Share held by such holders, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of Series A-4 Shares, Series A-3 Shares, Series A-2 Shares, Series A-1 Shares and Ordinary Shares by reason of their ownership of such shares, the amount equal to the total sum of (x) the Series B Issue Price; (y) all declared but unpaid dividends on such Series B Share, and (z) a simple interest of 8% per annum for each year from the Series B Issue Date, as the case may be (or pro rata for a partial year) (collectively, the “Series B Preference Amount”). If the assets and funds thus distributed among the holders of Series B Shares shall be insufficient to permit the payment to such holders of the full Series B Preference Amount, then the entire assets and funds of the Company legally available for distribution to the holders of Series B Shares shall be distributed ratably among such holders in proportion to the aggregate Series B Preference Amount each such holder is otherwise entitled to receive pursuant to this sub-clause (b).

(c)	Then, the holders of Series A-4 Shares, Series A-3 Shares and Series A-2 Shares shall be entitled to receive for each Series A-4 Share, Series A-3 Share and Series A-2 Share held by such holders, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of Series A-1 Shares and Ordinary Shares by reason of their ownership of such shares, the amount equal to the total sum of (x) the Series A-4 Issue Price, Series A-3 Issue Price and the Series A-2 Issue Price, as the case may be; (y) all declared but unpaid dividends on such Preferred Share; and (z) a simple interest of 8% per annum for each year from the November 18, 2020 (or pro rata for a partial year) (collectively, the “Series A-4, Series A-3 and Series A-2 Preference Amount”). If the assets and funds thus distributed among the holders of Series A-4 shares, Series A-3 Shares and Series A-2 Shares shall be insufficient to permit the payment to such holders of the full Series A-4, Series A-3 and Series A-2 Preference Amount, then the entire assets and funds of the Company legally available for distribution to the holders of Series A-4 Shares, Series A-3 Shares and Series A-2 Shares shall be distributed ratably among such holders in proportion to the aggregate Series A-4, Series A-3 and Series A-2 Preference Amount each such holder is otherwise entitled to receive pursuant to this sub-clause (c).

Ex C-2-66

(d)	Then, the holders of Series A-1 Shares shall be entitled to receive for each Series A-1 Share held by such holders, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of Ordinary Shares by reason of their ownership of such shares, the amount equal to the total sum of (x) Series A-1 Issue Price; (y) all declared but unpaid dividends on such Preferred Share; and (z) a simple interest of 8% per annum for each year from the November 18, 2020 (or pro rata for a partial year) (collectively, the “Series A-1 Preference Amount” and together with the Series C Preference Amount, Series B Preference Amount, Series A-4, Series A-3 and Series A-2 Preference Amount, collectively, the “Preference Amount”). If the assets and funds thus distributed among the holders of Series A-1 Shares shall be insufficient to permit the payment to such holders of the full Series A-1 Preference Amount, then the entire assets and funds of the Company legally available for distribution to the holders of Series A-1 Shares shall be distributed ratably among such holders in proportion to the aggregate Series A-1 Preference Amount each such holder is otherwise entitled to receive pursuant to this sub-clause (d).

140.	If there are any assets or funds remaining after the aggregate Preference Amount has been distributed or paid in full to the holders of Preferred Shares pursuant to Article 139 above, the remaining assets and funds of the Company available for distribution to the holders of Shares shall be distributed ratably among all such holders according to the relative number of Shares held by such holders on an as-converted basis.

141.	In the event the Company proposes to distribute assets other than cash in connection with a Liquidation Event pursuant to Articles 139 and 140 above, the value of the assets to be distributed to the holders of Shares shall be determined in good faith by the directors of the Company (including the FTA Directors); provided that any securities not subject to restrictions on free marketability shall be valued as follows:

(a)	if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

Ex C-2-67

(b)	if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c)	if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the directors of the Company (including the FTA Directors);

provided further that the method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in this Article to reflect the fair market value thereof as determined in good faith by the directors of the Company.

NOTICES

142.	(a)	A notice may be given by the Company to any Member either personally or by sending it by post, electronic mail, telex or telefax to him to his registered address, or (if he has no registered address) to the address, if any, supplied by him to the Company for the giving of notices to him.

(b)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying, and posting a letter containing the notice (by airmail if available) and to have been effected, in the case of a notice of a meeting at the expiration of three days after it was posted.

(c)	Where a notice is sent by telex, electronic mail or telefax, service of the notice shall be deemed to be effected by properly addressing and sending such notice through the appropriate transmitting medium and to have been effected on the day the same is sent.

143.	If a Member has no registered address and has not supplied to the Company an address for the giving of notice to him, a notice addressed to him and advertised in a newspaper circulating in the Cayman Islands shall be deemed to be duly given to him at noon on the day following the day on which the newspaper is circulated and the advertisement appeared therein.

144.	A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

145.	A notice may be given by the Company to the Person entitled to a Share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the Persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

146.	Notice of every general meeting shall be given in some manner hereinbefore authorised to:

(a)	every Member entitled to vote except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

Ex C-2-68

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Persons shall be entitled to receive notices of general meetings.

RECORD DATE

147.	The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members and, for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination.

AMENDMENT OF MEMORANDUM AND ARTICLES

148.	Subject to and insofar as permitted by the provisions of the Companies Act and these Articles (including but not limited to Article 90), the Company may from time to time by Special Resolution alter or amend its Memorandum of Association or these Articles in whole or in part provided however that no such amendment shall affect the rights attaching to any class of Shares without the consent or sanction provided for in Article 3(b), further provided that any amendment that will result in more favorable treatment to holders of Series A-1 Shares or Series A-2 Shares than holders of Series A-4 Shares, Series B Shares or Series C Shares, as the case may be, can only be made by holders of at least a majority of the total issued and outstanding Series A-4 Shares, Series B Shares or Series C Shares, as the case may be, in writing.

ORGANISATION EXPENSES

149.	The preliminary and organisation expenses incurred in forming the Company shall be paid by the Company and may be amortised in such manner and over such period of time and at such rate as the Directors shall determine and the amount so paid shall in the accounts of the Company, be charged against income and/or capital.

OFFICES OF THE COMPANY

150.	The Registered Office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to its Registered Office, may establish and maintain an office in the Cayman Islands or elsewhere as the Directors may from time to time determine.

INDEMNITY

151.	Every Director and officer for the time being of the Company or any trustee for the time being acting in relation to the affairs of the Company and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of fraud, wilful neglect or default, be indemnified by the Company against, and it shall be the duty of the Directors out of the funds and other assets of the Company to pay, all costs, losses, damages and expenses, including travelling expenses, which any such Director, officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by him as such Director, officer or trustee or in any way in or about the execution of his duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority as between the Members over all other claims. No such Director, officer or trustee shall be liable or answerable for the acts, receipts, fraud, neglects or defaults of any other Director, officer or trustee or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested or for any loss of any of the moneys of the Company which shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any Person with whom any monies, securities or effects shall be deposited, or for any other loss, damage or misfortune whatsoever which shall happen in or about the execution of the duties of his respective office or trust or in relation thereto unless the same happen through his own fraud, wilful neglect or default.

Ex C-2-69

MATTERS SUBJECT TO SPECIAL RESOLUTIONS

152.	Subject to these Articles (including but not limited to Articles 3(a), 138 and 148) and the Companies Acts and other applicable Laws, the Company may not take any action with respect to any of the following matters unless by Special Resolution and with prior written consent of the Key Investors:

(a)	any amendment, modification or waiver of the Memorandum of Association and these Articles;

(b)	reduction of share capital of the Company;

(c)	change of the name of the Company;

(d)	appointment of inspectors for the purpose of examining the affairs of the Company;

(e)	any voluntary liquidation, dissolution or winding up of the Company, or recalling of a voluntary liquidation of the Company that has been commenced by a Special Resolution;

(f)	registration of the Company as an exempted limited duration company;

(g)	granting powers for registrants to make amendments to the Constitutional Documents of the Company to ensure compliance with the Companies Act and any other applicable Laws of the Cayman Islands; and

(h)	any merger, amalgamation, consolidation, or other corporate reorganization of the Company.

Ex C-2-70

Exhibit C-3

Form of Amended and Restated Memorandum and Articles of Association of Plus Holdings (First Merger)

[See attached.]

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Plus Holdings Ltd.

(as adopted by a Special Resolution passed on _____________ 2021 and effective on ____________ 2021)

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Plus Holdings Ltd.

(as adopted by a Special Resolution passed on ______________ 2021 and effective on ____________ 2021)

1.	The name of the Company is Plus Holdings Ltd..

2.	The registered office will be situated at the offices of Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object that is not prohibited by any law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the powers of a natural person of full capacity as provided by law.

5.	The liability of the Members is limited to the amount, if any, unpaid on their shares.

6.	The authorised share capital of the Company is US$50,000.00 divided into 25,000,000,000 ordinary shares of par value of US$0.000002 each.

7.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to apply for deregistration in the Cayman Islands.

8.	Capitalised terms that are not defined herein bear the same meaning given to them in the Articles of Association of the Company.

CONTENTS

1.	Interpretation	1
2.	Offices	3
3.	Service Providers	4
4.	Issue of Shares	4
5.	Register of Members	4
6.	Register of Beneficial Ownership	4
7.	Record Date	5
8.	Share Certificates	5
9.	Transfer of Shares	6
10.	Transmission of Shares	6
11.	Redemption and Repurchase of Shares	7
12.	Variation of Share Rights	7
13.	Non-recognition of Trusts	8
14.	Lien	8
15.	Calls on Shares	9
16.	Forfeiture of Shares	9
17.	Increase of Capital	10
18.	Alteration of Capital	11
19.	General Meetings	11
20.	Notice of General Meetings	12
21.	Proceedings at General Meetings	12
22.	Voting	13
23.	Proxies and Corporate Representatives	15
24.	Appointment and Removal of Directors	17
25.	Resignation and Disqualification of Directors	17
26.	Powers and Duties of Directors	17
27.	Proceedings of Directors	19
28.	Directors’ Interests	20
29.	Delegation of Directors’ Powers	21
30.	Alternate Directors	21

Ex C-3-i

31.	Committees of Directors	22
32.	Officers	22
33.	Directors’ Remuneration	22
34.	Seals and Deeds	23
35.	Dividends	23
36.	Reserves	25
37.	Capitalisation of Profits	25
38.	Share Premium Account	25
39.	Accounting Records	26
40.	Financial Year End
41.	Service of Notices and Documents	26
42.	Winding Up	27
43.	Indemnity	28
44.	Continuation	29
45.	Amendment of Memorandum and Articles	29

Ex C-3-ii

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Plus Holdings Ltd.

(as adopted by a Special Resolution passed on ____________ 2021 and effective on ____________ 2021)

1.	Interpretation

1.1	Table A of the First Schedule to the Act shall not apply to the Company.

1.2	In these Articles, the following terms shall have the following meanings unless the context otherwise requires:

Act: the Companies Act (as revised) of the Cayman Islands;

Articles: these articles of association of the Company as amended, restated or supplemented from time to time by Special Resolution;

Auditors: the auditors for the time being of the Company (if any);

Beneficial Owner: has the same meaning as in the Act;

clear days: in relation to the period of a notice, that period excluding the day on which the notice is served (or deemed to be served) and the day for which it is given or on which it is to take effect;

Company: the above named company;

Directors: the directors for the time being of the Company;

Electronic Record: has the same meaning as in the Electronic Transactions Act (as revised) of the Cayman Islands;

Indemnified Person: any Director, officer or member of a committee duly constituted under these Articles and any liquidator, manager or trustee acting in relation to the affairs of the Company (including anyone previously acting in such capacity) and his heirs, executors, administrators, personal representatives or successors or assigns;

Ex C-3-1

Member: has the same meaning as in the Act;

Memorandum: the memorandum of association of the Company for the time being;

Month: a calendar month;

Ordinary Resolution: a resolution:

(e)	passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(f)	a written resolution signed by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

Register of Beneficial Ownership: the beneficial ownership register to be kept in accordance with the Act;

Register of Members: the register of Members to be kept in accordance with the Act and includes every duplicate Register of Members;

Registered Office: the registered office for the time being of the Company in the Cayman Islands;

Seal: the common seal of the Company (if any) and includes every duplicate seal;

Secretary: the secretary for the time being of the Company and any person appointed to perform any of the duties of the secretary;

Share: a share in the capital of the Company and includes a fraction of a share, such fractional share being subject to and carrying the corresponding fraction of liabilities, limitations, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class of shares;

Share Premium Account: the share premium account established in accordance with these Articles and the Act;

Special Resolution: a resolution that is described as such in its terms:

Ex C-3-2

(g)	passed by a majority of not less than two thirds of such Members as, being entitled to do so, vote in person or by proxy, at a duly convened general meeting of the Company; or

(h)	a written resolution signed by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed; and

Subscriber: the Subscriber to the Memorandum.

1.3	Words importing the singular number include the plural number and vice versa and words importing the masculine gender include the feminine gender.

1.4	Words importing persons include corporations and any other legal or natural persons.

1.5	Any reference to writing includes all modes of representing or reproducing words in a visible and legible form, including in the form of an Electronic Record.

1.6	The word may shall be construed as permissive and the word shall shall be construed as imperative.

1.7	Any phrase introduced by the terms including, include, in particular or any similar expression shall be merely illustrative and shall not limit the sense of the words preceding those terms.

1.8	Where any provision of the Act is referred to, the reference is to that provision as modified by any subsequent law for the time being in force.

1.9	Unless the context otherwise requires, words and expressions defined in the Act bear the same meanings in these Articles.

1.10	References to days are to calendar days, unless otherwise specified.

1.11	Headings are used for convenience only and shall not affect the construction of these Articles.

2.	Offices

2.1	The Registered Office of the Company shall be at such place in the Cayman Islands as the Directors shall from time to time determine.

2.2	The Company, in addition to its Registered Office, may establish and maintain such other offices in the Cayman Islands or elsewhere as the Directors may from time to time determine.

Ex C-3-3

3.	Service Providers

3.1	The Directors may appoint any person to act as a service provider to the Company and may delegate to any such service provider any of the functions, duties, powers and discretions available to them as Directors, upon such terms and conditions (including as to the remuneration payable by the Company) and with such powers of sub-delegation, but subject to such restrictions, as they think fit.

4.	Issue of Shares

4.1	The Directors may (subject to the provisions of these Articles and the Act), without prejudice to any rights attached to any existing Shares, offer, allot, grant options over or otherwise dispose of the Shares with or without preferred, deferred, qualified or other special rights or restrictions, whether in regard to dividends or other forms of distribution, voting, return of capital or otherwise, and to such persons and on such terms and conditions and for such consideration, and at such times as they think fit, provided no Share shall be issued at a discount (except in accordance with the provisions of the Act).

4.2	Any Share may, with the sanction of a Special Resolution, be issued on the terms that it is, or at the option of the Company or the holder is liable, to be redeemed.

4.3	Notwithstanding the preceding Article, the Subscriber shall have the power to:

(a)	issue one Share to itself;

(b)	transfer that Share by an instrument of transfer to any person; and

(c)	update the Register of Members in respect of the issue and transfer of that Share.

4.4	The Company shall not issue Shares to bearer.

4.5	The Company may, in accordance with the Act, issue fractions of Shares.

5.	Register of Members

5.1	The Directors shall establish and maintain (or cause to be established and maintained) the Register of Members at the Registered Office or at such other place determined by the Directors in the manner prescribed by the Act.

6.	Register of Beneficial Ownership

6.1	The Directors shall cause the Register of Beneficial Ownership to be established and maintained at the Registered Office in the manner prescribed by the Act if and for as long as the Company is required by the Act to establish and maintain such a register.

6.2	Every Member shall provide to the Company upon request written particulars of the beneficial ownership of the Shares registered in such Member’s name as the Company is required by the Act to collect for the Register of Beneficial Ownership and shall advise the Company in writing in a timely manner of any changes in those particulars. If the Company is not provided with the information required under the Act, the Company may (if permitted by the Act) issue a restrictions notice to the relevant “registrable person” (as defined in the Act, or, if the registrable person is unknown, the related Member on its behalf) in relation to the relevant Shares. Until the restrictions notice is withdrawn by the Company or ceased by order of the Grand Court of the Cayman Islands, the effects of the restrictions notice are as set out in the Act and the rights of the Member holding the affected Shares to vote, transfer or otherwise deal with or receive any distribution (except in a liquidation of the Company) on the affected Shares under the provisions of these Articles are suspended.

Ex C-3-4

7.	Record Date

7.1	The Directors may fix in advance a date as the record date to determine the Members entitled to notice of or to vote at a meeting of the Members and, for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within 90 days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination.

7.2	If no such record date is fixed, the record date shall be the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be. A determination of Members entitled to vote at any meeting of Members in accordance with this Article, shall apply to any adjournment thereof.

8.	Share Certificates

8.1	Every Member shall be entitled, without payment, to a certificate of the Company specifying the Share or Shares held by him and the amount paid up thereon.

8.2	Notwithstanding the provisions of these Articles, the Directors may resolve not to issue share certificates to Members of the Company.

8.3	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person, and delivery of a certificate to one joint holder shall be sufficient delivery to all.

8.4	If a share certificate is defaced, lost or destroyed, it may be replaced on payment of such fee (if any) and on such terms (if any) as to evidence and indemnity, and on the payment of expenses of the Company in investigating such evidence and preparing such indemnity as the Directors shall think fit and, in case of defacement, on delivery of the old certificate to the Company for cancellation.

Ex C-3-5

9.	Transfer of Shares

9.1	The instrument of transfer of any Share shall be executed by or on behalf of the transferor (and, if the Directors so determine, the transferee). The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered in the Register of Members in respect of such Share. All instruments of transfer, once registered, may be retained by the Company.

9.2	Subject to any applicable restrictions contained in these Articles, Shares shall be transferred in any usual or common form approved by the Directors.

9.3	The Directors may, in their absolute discretion and without assigning any reason therefore, decline to register any transfer of any Share. The Directors may require reasonable evidence to show the right of the transferor to make the transfer.

9.4	If the Directors decline to register a transfer of Shares they shall send notice of the refusal to the transferee within one month after the date on which the transfer was lodged with the Company.

9.5	The Directors may also suspend the registration of the transfers at such times and for such periods as the Directors may from time to time determine.

10.	Transmission of Shares

10.1	If a Member dies, the survivor or survivors (where he was a joint holder), and the legal personal representative (where he was sole holder), shall be the only person recognised by the Company as having any title to the Share. The estate of a deceased Member is not thereby released from any liability in respect of any Share held by him, whether solely or jointly. For the purpose of this Article, legal personal representative means the person to whom probate or letters of administration has or have been granted in the Cayman Islands or, if there is no such person, such other person as the Directors may in their absolute discretion determine to be the person recognised by the Company for the purpose of this Article.

10.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member or otherwise by operation of applicable law may elect, upon such evidence being produced as may be required by the Directors as to his entitlement, either be registered himself as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Member could have made.

10.3	If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to transfer the Shares, he shall signify his election by signing an instrument of transfer of such Shares in favour of his transferee. All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Member or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Member.

Ex C-3-6

10.4	A person becoming entitled to a Share in consequence of the death or bankruptcy of the Member (or otherwise by operation of applicable law), upon such evidence being produced as may be required by the Directors as to his entitlement, shall be entitled to the same dividends and other monies payable in respect of the Share as he would be entitled if he were the holder of such Share. However, he shall not be entitled, until he becomes registered as the holder of such Share, to receive notices of or to attend or vote at general meetings of the Company or (except as aforesaid) to exercise any other rights or privileges of a Member. The Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the Share and, if the notice is not complied with within sixty days, the Directors may thereafter withhold payment of all dividends and other monies payable in respect of the Shares until the requirements of the notice have been complied with.

11.	Redemption and Repurchase of Shares

11.1	Subject to the provisions of the Act and the Memorandum, the Company may:

(a)	purchase its own Shares (including any redeemable Shares) in such manner and on such terms as the Directors may agree with the relevant Member unless following such purchase there would no longer be any issued Shares and may make payment for such purchase or for any redemption of Shares in any manner authorised by the Act, including out of capital; and

(b)	reduce its share capital and any capital redemption reserve fund in any manner whatsoever.

12.	Variation of Share Rights

12.1	If at any time the share capital is divided into different classes of Shares, all or any of the special rights attached to any class of Shares (unless otherwise provided by the terms of issue of the Shares of that class) may be varied or abrogated with the consent in writing of the holders of not less than two thirds of the issued Shares of that class or with the sanction of a resolution passed by the holders of not less than two thirds of the issued Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To any such separate general meeting, all of the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than one third of the issued Shares of the class and that any holder of Shares of the relevant class present in person or by proxy may demand a poll.

12.2	For the purpose of a separate class meeting, the Directors may treat two or more of all classes of Shares as forming one class if they consider that such class of Shares would be affected in the same way by the proposals under consideration.

Ex C-3-7

12.3	The rights conferred upon the holders of any Shares shall not, unless otherwise expressly provided in the rights attaching to such Shares, be deemed to be altered by the creation or issue of further Shares ranking pari passu therewith.

13.	Non-recognition of Trusts

13.1	Except as required by the Act or these Articles, or under an order of a court of competent jurisdiction, the Company shall not be bound by or compelled to recognise in any way, even when notice thereof is given to it, any equitable, contingent, future or partial interest in any Share, or any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

14.	Lien

14.1	The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) called or payable at a date fixed by or in accordance with the terms of issue of such Share in respect of that Share, and the Company shall also have a first and paramount lien on every Share (other than a fully paid up Share) standing registered in the name of a Member, whether singly or jointly with any other person for all debts and liabilities of a Member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member or not. The Directors may at any time, either generally or in any particular case, waive any lien that has arisen or declare any Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien, if any, on a Share shall extend to all dividends payable thereon.

14.2	The Company may sell, in such manner as the Directors think fit, any Share on which the Company has a lien, provided a sum in respect of which the lien exists is presently payable, and is not paid within fourteen days after a notice in writing has been given to the registered holder for the time being of the Share, demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment.

14.3	For giving effect to any such sale, the Directors may authorise any person to transfer the Share sold to the purchaser thereof. The purchaser shall be registered as the holder of the Share comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings relating to the sale.

14.4	The net proceeds of such sale shall be applied in payment or discharge of the debt or liability in respect of which the lien exists and as is presently payable, and any balance shall (subject to a like lien for debts or liabilities not presently payable as existed upon the Shares prior to the sale) be paid to the person who was the registered holder of the Share immediately before such sale.

Ex C-3-8

15.	Calls on Shares

15.1	The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their Shares (whether in respect of the par value of the Shares or premium or otherwise and not, by the terms of issue thereof, made payable at a future date fixed by or in accordance with such terms of issue); and each Member shall (subject to the Company serving upon him at least 14 days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his Shares. A call may be revoked or postponed by the Directors wholly or in part as the Directors may determine. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

15.2	Payment of a call may be made by instalments on the direction of the Directors.

15.3	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day payment is due to the time of the actual payment at such rate as the Directors may determine, but the Directors may waive payment of such interest wholly or in part.

15.4	Any sum payable in respect of a Share on issue or allotment or at any fixed date, whether in respect of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the relevant provisions as to payment of interest, forfeiture or otherwise of these Articles shall apply as if such sum had become due and payable by virtue of a call duly made and notified.

15.5	The Directors may issue Shares with different terms as to the amount and times of payment of calls.

15.6	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

15.7	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any Shares held by him; and may (until the amount would otherwise become payable) pay interest at such rate (not exceeding six per cent without the sanction of the Company in general meeting) as may be agreed upon between the Member paying the sum in advance and the Directors.

16.	Forfeiture of Shares

16.1	If a Member fails to pay any call or instalment of a call by the date it becomes due and payable, the Directors may, at any time thereafter while such call or instalment remains unpaid, give notice to the Member requiring payment of the unpaid portion of the call or instalment, together with any accrued interest and expenses incurred by the Company by reason of such non-payment.

Ex C-3-9

16.2	The notice shall specify where and by what date (not being less than the expiration of 14 days’ from the date of the notice) payment is to be made and shall state that if it is not complied with the Shares in respect of which the call was made will be liable to be forfeited. The Directors may accept the surrender of any Share liable to be forfeited hereunder and, in such case, references to these Articles to forfeiture shall include surrender.

16.3	If such notice is not complied with, any Share in respect of which the notice was given may thereafter, before the payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends declared, other distributions or other monies payable in respect of the forfeited Shares and not paid before the forfeiture.

16.4	A forfeited Share may be sold, re-allotted or otherwise disposed of upon such terms and in such manner as the Directors shall think fit, and at any time before a sale, re-allotment or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

16.5	A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall remain liable to pay to the Company all moneys which at the date of forfeiture were presently payable by him in respect of the Shares together with interest at such rate as the Directors may determine from the date of forfeiture until payment, but his liability shall cease if and when the Company receives payment in full of all amounts due in respect of the Shares. The Company may enforce payment without being under any obligation to make any allowance for the value of the Shares forfeited.

16.6	An affidavit in writing by a Director or Secretary of the Company that a Share has been duly forfeited on a specified date, shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale, re-allotment or disposition thereof and may authorise some person to execute a transfer of the Share in favour of the person to whom the Share is sold, re-allotted or otherwise disposed of, and he shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale, re-allotment or disposition of the Share.

16.7	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share, or by way of premium or otherwise, as if the same had been made payable by virtue of a call duly made and notified to the Member.

17.	Increase of Capital

17.1	The Company may from time to time by Ordinary Resolution increase its share capital by such sum, to be divided into new Shares of such par value, and with such rights, priorities and privileges attached thereto as the resolution shall prescribe.

Ex C-3-10

17.2	Subject to any directions given by the Company in a general meeting, all new Shares shall be at the disposal of the Directors in accordance with these Articles.

17.3	The new Shares shall be subject to the same provisions of these Articles with reference to the payment of calls, lien, forfeiture, transfer, transmission and otherwise, as the Shares in the original share capital.

18.	Alteration of Capital

18.1	The Company may from time to time by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of larger par value than its existing Shares;

(b)	sub divide its existing Shares, or any of them, into Shares of smaller par value than is fixed by the Memorandum, subject nevertheless to the provisions of section 13 of the Act;

(c)	cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person; and

(d)	convert all or any paid up Shares into stock, and reconvert all or any stock into paid up Shares of any denomination.

18.2	The Company may from time to time by Special Resolution:

(a)	divide its Shares into several classes and attach to such classes any preferential, deferred, or special rights or restrictions in accordance with these Articles;

(b)	change the currency denomination of its share capital;

(c)	reduce its share capital and any capital redemption reserve fund in any manner whatsoever; and

(d)	merge or consolidate with any one or more constituent companies (as defined in the Act).

19.	General Meetings

19.1	The Directors may, whenever they think fit, convene an extraordinary general meeting. If at any time there are not sufficient Directors capable of acting to form a quorum, any Director, or any one or more Members holding in the aggregate not less than one third of the total issued share capital of the Company entitled to vote, may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

Ex C-3-11

19.2	The Directors shall, upon the requisition in writing of one or more Members holding in the aggregate not less than one tenth of such paid up capital of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting. Any such requisition shall express the object of the meeting proposed to be called, and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form, each signed by one or more requisitionists.

19.3	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not convene a general meeting within 21 days from the date of the deposit, the requisitionists or any or any of them or any other Member or Members holding in the aggregate not less than one tenth of such paid up capital of the Company as at the date of the requisition, may convene an extraordinary general meeting. A general meeting convened by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by the Directors.

20.	Notice of General Meetings

20.1	At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the time of meeting and, in the case of special business, the general nature of the business to be conducted at the general meeting, and shall be given in the manner provided in these Articles or in such other manner (if any) as may be prescribed by the Company, to such persons as are entitled to receive such notices from the Company. A general meeting may be convened by such shorter notice, or without notice, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent in nominal value of the Shares giving that right.

20.2	The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any Member entitled to receive notice shall not invalidate the proceedings at any meeting.

21.	Proceedings at General Meetings

21.1	All business shall be deemed special that is transacted at an extraordinary general meeting.

21.2	No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the Meeting. Save as herein otherwise provided, one or more Members holding in the aggregate not less than one third of the total issued share capital of the Company present in person or by proxy and entitled to vote shall be a quorum.

21.3	If within five minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

Ex C-3-12

21.4	A meeting of the Members may be held by telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or video conferencing) by which all persons participating in the meeting can communicate with each other simultaneously and instantaneously, and participation in such a general meeting shall constitute presence in person at such meeting.

21.5	Any Director shall be entitled to attend and speak at any general meeting of the Company.

21.6	The chairman (if any) of the Board of Directors shall preside as chairman at every general meeting of the Company. If there is no such chairman, or if at any meeting he is not present within five minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall choose one of their number to act or, if only one Director is present, he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the Members present and entitled to vote shall elect one of their number to be chairman.

21.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

22.	Voting

22.1	Save where a Special Resolution or other greater majority is required by the Act or these Articles, any question proposed for consideration at any general meeting shall be decided by an Ordinary Resolution.

22.2	At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands, unless (before or on the declaration of the result of the show of hands, or on the withdrawal of any other demand for a poll) a poll is demanded by:

(a)	the chairman of the meeting; or

(b)	at least three Members present in person or by proxy; or

(c)	any Member or Members present in person or by proxy and holding collectively not less than one tenth of the total voting rights of all the Members having the right to vote at such meeting; or

Ex C-3-13

(d)	a Member or Members present in person or by proxy holding Shares conferring the right to vote at such meeting, being Shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all such Shares conferring such right.

22.3	Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the minutes of the proceedings of the Company shall be conclusive evidence of that fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution. The demand for a poll may be withdrawn by the person or any persons making it at any time prior to the declaration of the result of the poll.

22.4	If a poll is duly demanded, it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

22.5	In the case of an equality of votes at a general meeting, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote and the resolution shall fail.

22.6	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time later in the meeting as the chairman of the meeting shall direct.

22.7	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

22.8	On a poll votes may be cast either personally or by proxy.

22.9	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

22.10	On a show of hands, every Member present in person or by proxy and entitled to vote shall have one vote. On a poll, every Member present in person or by proxy and entitled to vote shall have one vote for each Share of which he is the registered holder.

22.11	In the case of joint holders of a Share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the joint holding.

22.12	A Member of unsound mind, or, in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person of similar nature appointed by such court, and any such receiver, committee, curator bonis or other person may vote by proxy and may otherwise act and be treated as such Member for the purpose of the general meetings.

Ex C-3-14

22.13	No Member, unless the Directors otherwise determine, shall be entitled to vote at any general meeting, unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

22.14	No objection shall be raised as to the qualification of any voter or as to whether any votes have been properly counted except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time and in accordance with these Articles shall be referred to the chairman whose decision shall be final and conclusive.

23.	Proxies and Corporate Representatives

23.1	Subject to these Articles, each Member entitled to attend and vote at a general meeting may attend and vote at the general meeting:

(a)	in person, or where a Member is a company or non-natural person, by a duly authorised corporate representative; or

(b)	by one or more proxies.

23.2	A proxy or corporate representative need not be a Member.

23.3	The instrument appointing a proxy shall be in writing under the hand of the Member or his duly authorised attorney or, if the Member is a corporation, under the hand of its duly authorised representative.

23.4	An instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or may appoint a standing proxy until notice of revocation is received at the Registered Office or at such place or places as the Directors may otherwise specify for the purpose.

23.5	Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company.

23.6	The instrument appointing a proxy or corporate representative, and the power of attorney (if any) under which it is signed, together with such other evidence as to its due execution as the Directors may from time to time require, shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith, not less than 24 hours (or such longer or shorter time as the Directors may determine) before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote.

Ex C-3-15

23.7	In default of any of the provisions in these Articles to deposit any instrument of proxy or authorisation at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting, the instrument of proxy or authorisation shall not be treated as valid provided that the chairman of the meeting may in his discretion accept an instrument of proxy or authorisation sent by email or fax upon receipt of email or fax confirmation that the signed original thereof has been sent.

23.8	The operation of a standing proxy or authorisation shall be suspended at any general meeting or adjournment thereof at which the Member is present in person or by specially appointed proxy. The Directors may require evidence as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until the Directors determine that they have received such satisfactory evidence.

23.9	In the case of a poll taken subsequently to the date of a meeting or adjourned meeting, the instrument appointing the proxy or corporate representative referred to in these Articles shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting before the time appointed for the taking of the poll.

23.10	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

23.11	A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the proxy or of the corporate authority, unless notice in writing of such death, unsoundness of mind or revocation was received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) before the commencement of the general meeting, or adjourned meeting, at which the instrument or proxy is used.

23.12	In the case of a written resolution to be signed by a corporate representative, the instrument appointing the corporate representative shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting prior to the effective date of the written resolution.

Ex C-3-16

23.13	Subject to the Act, the Directors may at their discretion waive any of the provisions of these Articles relating to proxies or authorisations and, in particular, may accept such verbal or other assurances as they think fit as to the right of any person to attend, speak and vote on behalf of any Member at general meetings or to sign written resolutions.

24.	Appointment and Removal of Directors

24.1	The names of the first Directors shall be determined in writing by the subscriber of the Memorandum.

24.2	The number of Directors shall be not less than one nor, unless the Members by Ordinary Resolution may otherwise determine, more than ten. Directors shall serve for such term as the Members by Ordinary Resolution may determine, or in the absence of such determination, until they are removed from office or are disqualified or resign under the terms of these Articles.

24.3	The Directors shall have the power at any time, and from time to time, to appoint any person to be a Director, either to fill a vacancy or as an additional Director.

24.4	The Company may by Ordinary Resolution appoint and remove a Director or Directors.

24.5	No shareholding qualification shall be required for Directors unless otherwise required by the Company by Ordinary Resolution.

25.	Resignation and Disqualification of Directors

25.1	The office of Director shall ipso facto be vacated if the Director:

(a)	resigns his office by notice in writing to the Company; or

(b)	becomes of unsound mind and the Directors resolve that his office is vacated; or

(c)	becomes bankrupt under the laws of any country or makes any arrangement or composition with his creditors generally; or

(d)	if he ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment.

26.	Powers and Duties of Directors

26.1	The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Act or these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any clause of these Articles, to the provisions of the Act and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

Ex C-3-17

26.2	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

26.3	All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or not, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

26.4	The Directors on behalf of the Company may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any Director or former Director who has held any executive office or employment with the Company or any body corporate which is or has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person.

26.5	No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of delivery of the deed or document, the Director, Secretary or other officer or person who shall have executed the same and/or affixed the Seal (if any) thereto as the case may be for and on behalf of the Company shall have ceased to hold such office or to hold such authority on behalf of the Company.

26.6	The Directors may from time to time appoint one of their number to be a managing director, joint managing director or an assistant managing director or to hold any other employment or executive office with the Company for such period and upon such terms as the Directors may determine and may revoke or terminate any such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine, and either in addition to or in lieu of his remuneration as a Director.

26.7	Notwithstanding any provision in these Articles to the contrary, a sole Director shall be entitled to exercise all of the powers and functions of the Directors which may be imposed on them by Act or by these Articles.

Ex C-3-18

27.	Proceedings of Directors

27.1	The Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn and otherwise regulate their meetings and proceedings, as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.

27.2	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time, summon a meeting of Directors by at least five days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered provided however that notice may be waived by all the Directors (or their alternates) either at, before or retrospectively after the meeting is held provided further that notice or waiver thereof may be given by email or fax.

27.3	The quorum for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed by the Directors, shall be two Directors, and shall be one if there is a sole Director. An alternate appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present provided always that where a Director is acting in his own right and also as an alternate he is only counted once in the quorum. A Director who ceases to be a Director at a meeting of the Directors may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting provided no other Director objects and if otherwise a quorum of Directors would not be present.

27.4	The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

27.5	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

27.6	A resolution in writing signed by all of the Directors or all of the members of a committee of Directors for the time being entitled to receive notice of a meeting of the Directors (or by an alternate Director as provided in these Articles), including a resolution signed in counterpart and/or sent or evidenced by way of signed fax or electronic transmission, shall be as valid and effectual as if it had been passed at a meeting of the Directors or of a committee of Directors duly called and constituted.

27.7	To the extent permitted by law, a meeting of the Directors or a committee appointed by the Directors may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

Ex C-3-19

27.8	All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

27.9	The Directors shall cause minutes to be made and records kept for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors and other persons present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Members of the Company or any class of Members and of the Directors and of committees of Directors; and the chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.

28.	Directors’ Interests

28.1	A Director may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as to remuneration and otherwise as the Directors may determine.

28.2	A Director or officer may act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor), and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer.

28.3	No Director or officer shall be disqualified from his office or prevented by such office from holding any office or place of profit under the Company or under any company in which the Company shall be a Member or have any interest, or from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or officer shall be in any way interested be or be liable to be avoided nor shall any Director or officer so contracting, dealing or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established.

Ex C-3-20

28.4	A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of the Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

28.5	The nature of the interest of any Director or officer in any contract, dealing or transacting with or affecting the Company shall be disclosed by him at or prior to its consideration and any vote thereon and a general notice that a Director or officer is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure hereunder and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

29.	Delegation of Directors’ Powers

29.1	Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm or person or fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

29.2	The Directors may delegate any of the powers exercisable by them to a Managing Director, Director or any other person or persons acting individually or jointly as they may from time to time by resolution appoint upon such terms and conditions and with such restrictions as they may think fit, and may from time to time by resolution revoke, withdraw, alter or vary all or any such powers.

30.	Alternate Directors

30.1	Any Director may by writing appoint any other Director, or other person willing to act, to be his alternate and remove his alternate so appointed by him. Such appointment or removal shall be by notice to the Registered Office signed by the Director making or revoking the appointment or in any other manner approved by the Directors, and shall be effective on the date the notice is served and the alternate shall be notified of such appointment or revocation. Subject to the removal by the appointing Director, the alternate shall continue in office until the date on which the Director who appointed him ceases to be a Director. An alternate may also be a Director in his own right and may act as alternate to more than one Director.

30.2	An alternate shall be entitled to receive notice of all meetings of the Directors, attend, be counted in the quorum, vote and act in the place of the Director who appointed him at every such meeting at which the appointing Director is not personally present, and generally to perform all the functions of the Director who appointed him as a Director in his absence.

Ex C-3-21

30.3	These Articles (except as regards powers to appoint an alternate and remuneration) apply equally to the alternate as though he were the Director in his own right.

30.4	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him. The signature of an alternate to any resolution in writing of the Directors or a committee thereof shall, unless the terms of the appointment provide to the contrary, be as effective as the signature of each Director to whom he is alternate Director.

31.	Committees of Directors

31.1	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

31.2	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

31.3	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present and in case of an equality of votes the chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.

32.	Officers

32.1	The Directors may appoint a Secretary and such other officers as they may from time to time consider necessary upon such terms as to duration of office, remuneration and otherwise as they may think fit. Such Secretary or other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide and the Directors may revoke or terminate any such election or appointment. Any such revocation or termination shall be without prejudice to any claim for any damages that such officer may have against the Company or the Company may have against such officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Act or these Articles, the powers and duties of the officers of the Company shall be such (if any) as are determined from time to time by the Directors.

33.	Directors’ Remuneration

33.1	The remuneration to be paid to the Directors, if any, shall be determined by the Company in general meeting or, in the absence of such a determination, by the Directors.

33.2	Each Director shall also be entitled to be paid his reasonable travelling, hotel and other expenses properly incurred by him in connection with his attendance at meetings of the Directors, committees of the Directors or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

Ex C-3-22

33.3	The Directors may by resolution approve additional remuneration to any Director for services which in the opinion of the Directors go beyond the ordinary duties of a Director, and such extra remuneration shall be in addition to any remuneration provided for, by or pursuant to any other Article.

34.	Seals and Deeds

34.1	The Directors may determine that the Company shall have a Seal, and if they so determine, shall provide for the safe custody of the Seal. The Seal shall only be used by the authority of the Directors and in the presence of a Director or the Secretary or such other person as the Directors may by resolution appoint for this purpose, and every instrument to which the Seal affixed shall be signed by the relevant person. Notwithstanding the above, annual returns and notices filed under the Act may be executed either as a deed or under Seal and in either case without the need for the authority of a resolution of the Directors.

34.2	The Company may maintain in any place or places outside the Cayman Islands a facsimile of any Seal and such facsimile seal shall be affixed in the same way as if it were the Seal.

34.3	In accordance with the Act, the Company may execute any deed or other instrument (which would otherwise be required to be executed under Seal) by the signature of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.

35.	Dividends

35.1	The Directors may from time to time declare dividends to be paid to the Members according to their rights and interests, including such interim dividends as appear to the Directors to be justified by the position of the Company. The Directors may also pay any fixed cash dividend which is payable on any Shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Directors, justifies such payment.

35.2	No dividend shall be paid otherwise than out of profits or out of monies otherwise available for dividend in accordance with the Act.

35.3	Subject to the rights of Members, if any, entitled to Shares with special rights as to dividends, all dividends shall be declared and paid according to the amount paid up on the Shares in respect of which the dividend is paid and any dividend on any class of Shares not fully paid shall be declared and paid according to the amounts paid on the Shares of that class, but if and so long as nothing is paid up on any of the Shares in the Company, dividends may be declared and paid according to the number of Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share. Dividends may be apportioned and paid pro rata according to the amounts paid-up on the Shares during any portion or portions of the period in respect of which the dividend is paid.

Ex C-3-23

35.4	The Directors may deduct from any dividend, distribution or other monies payable to a Member by the Company on or in respect of any Shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of Shares of the Company.

35.5	If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other money payable on or in respect of the Share.

35.6	Any dividend may be paid by cheque or warrant sent through the post to the address of the Member or person entitled thereto in the Register of Members or, in the case of joint holders addressed to the holder whose name stands first in the Register of Members in respect of the Shares at his registered address as appearing on the Register of Members or to such person and such address as the Member or person entitled or such joint holders as the case may be may direct in writing. Every such cheque or warrant shall, unless the holder or joint holders may in writing direct, be made payable to the order of the person to whom it is sent or to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register of Members in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the Shares held by such joint holders.

35.7	The Directors may declare that any dividend or distribution is paid wholly or partly by the distribution of specific assets and, in particular, of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and where any difficulty arises in regard to such dividend or distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional Shares or ignore fractions altogether and may fix the value for dividend or distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to secure equality of distribution, and may vest any such specific assets in trustees as may seem expedient to the Directors.

35.8	No dividend or other distribution or other monies payable by the Company on or in respect of any Share shall bear interest against the Company.

35.9	All unclaimed dividends or distributions may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend or distribution unclaimed by a Member six years after the dividend or distribution payment date shall be forfeited and revert to the Company.

Ex C-3-24

36.	Reserves

36.1	The Directors may, before declaring any dividend or distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose of the Company, and pending such application may, in their discretion, be employed in the business of the Company or be invested in such manner as the Directors may from time to time think fit. The Directors may also without placing the same to reserve carry forward any sums which they think it prudent not to distribute.

37.	Capitalisation of Profits

37.1	The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts which are available for distribution (including its Share Premium Account and capital redemption reserve fund, subject to the Act) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sums to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.

37.2	Where any difficulty arises in regard to any distribution under the last preceding Article, the Directors may settle the same as they think expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Directors. The Directors may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.

38.	Share Premium Account

38.1	The Directors shall in accordance with the Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

38.2	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Act, out of capital.

Ex C-3-25

39.	Accounting Records

39.1	The Directors shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions and otherwise in accordance with the Act.

39.2	The accounting records shall be kept at the Registered Office or at such other place or places as the Directors think fit, and shall at all times be open to inspection by the Directors. No Member (who is not also a Director) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Directors or by the Members by Ordinary Resolution.

39.3	From time to time the Company in general meeting may determine (or revoke, alter or amend any such determination) or, failing such determination, the Directors may determine (or revoke, alter or amend any such determination):

(a)	that the accounts of the Company be audited and the appointment of the Auditors;

(b)	that there be prepared and sent to each Member and other person entitled thereto a profit and loss account, a balance sheet, group accounts and/or reports for such period and on such terms as they may determine; and

(c)	that there be laid before the Company in general meeting a copy of every balance sheet together with a copy of the Auditor’s report.

40.	Service of Notices and Documents

40.1	Notices or other documents or communications may be given to any Member by the Company either personally or by sending it by courier, post, fax or email to him to his registered address, or (if he has no registered address) to the address, if any, supplied by him to the Company for the giving of notices to him. Any notice shall be deemed to be effected:

(a)	if delivered personally or sent by courier, by properly addressing and prepaying a letter containing the notice; and to have been effected, in the case of a notice of a meeting, when delivered;

(b)	if sent by post, by properly addressing, prepaying, and posting a letter containing the notice (by airmail if available) and to have been effected, in the case of a notice of a meeting, at the expiration of three days after it was posted; and

(c)	if sent by fax or email by properly addressing and sending such notice through the appropriate transmitting medium and to have been effected on the day the same is sent.

40.2	A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

Ex C-3-26

40.3	A notice may be given by the Company to the person entitled to a Share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

40.4	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)	every Member entitled to vote except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

(b)	every person entitled to a Share in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.

40.5	No other persons shall be entitled to receive notices of general meeting.

41.	Winding Up

41.1	Subject to the rights attaching to any Shares, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Act or these Articles, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is any liability.

41.2	If the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the Shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the Shares held by them respectively. This Article is to be without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

Ex C-3-27

42.	Indemnity

42.1	Every Indemnified Person shall, in the absence of his own dishonesty, wilful default or fraud, be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage, cost or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses on a full indemnity basis properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Article shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election.

42.2	No Indemnified Person shall be liable to the Company for acts, defaults or omissions of any other Indemnified Person.

42.3	Every Indemnified Person shall be indemnified out of the funds of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application in which relief from liability is granted to him by the court.

42.4	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Articles in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

42.5	Each Member and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any act or omission of such Indemnified Person in the performance of his duties for the Company; provided however, that such waiver shall not apply to any claims or rights of action arising out of the dishonesty, wilful neglect, wilful default or fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

42.6	Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Articles shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified pursuant to these Articles. Each Member of the Company shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Article are made to meet expenditures incurred for the purpose of enabling such Indemnified Person to properly perform his or her duties to the Company.

Ex C-3-28

43.	Continuation

43.1	The Company shall have the power, subject to the provisions of the Act and with the approval of a Special Resolution, to continue as a body incorporated under the laws of any jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.

44.	Amendment of Memorandum and Articles

44.1	Subject to the provisions of the Act, the Company may from time to time by Special Resolution alter or amend the Memorandum or these Articles in whole or in part provided that no such amendment shall affect the special rights attaching to any class of Shares without the consent or sanction provided for in these Articles.

Ex C-3-29

Exhibit D

Form of Second Amended and Restated Certificate of Incorporation of HCIC

[See attached.]

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[HENNESSY CAPITAL INVESTMENT CORP. V]2

[●]

ARTICLE I

The name of the corporation (the “Corporation”) is “[Hennessy Capital Investment Corp. V]”.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time in effect.

ARTICLE IV

The total number of shares which the Corporation shall have authority to issue is 100 shares, par value $0.000002 per share.

ARTICLE V

In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional By-laws and may alter, amend or repeal any By-Law, whether adopted by them or otherwise. The Corporation may in its By-Laws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

ARTICLE VI

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

2 NTD: Company to confirm name of Surviving Entity.

Ex D-1

ARTICLE VII

A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director of this Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VII

To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which General Corporation Law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

Ex D-2

Exhibit E

Form of Amended and Restated Memorandum and Articles of Association of PubCo

[See attached.]

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Plus Inc.

(Adopted by a special resolution passed on , 2021

and effective on , 2021)

INTERPRETATION

1.	The Regulations contained or incorporated in Table A of the First Schedule of the Companies Act shall not apply to this Company.

2.	(a)	In these Articles the following terms shall have the meanings set opposite unless the context otherwise requires:

(1)	ADS	means an American Depositary Share representing the Company’s Class A Ordinary Shares;
(2)	Affiliate	with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person being a natural person, the term “Affiliate” shall include (a) the immediate family members of such Person, (b) trusts controlled by or for the benefit of such Person, and (c) Persons Controlled by, or under common Control with, any Person referred to in clauses (a) and (b). For the purpose of these Articles, “immediate family members” shall mean parents, mother-in-law or father-in-law, spouse, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law, and children, and any other individual to whom the person provides material support;
(3)	Articles	these Articles of Association, as amended or supplemented from time to time;

Ex E-1

(4)	Auditors	the persons appointed by the Company from time to time to perform the duties of auditors of the Company;
(5)	Board	the board of Directors of the Company;
(6)	Business	the research and development of autonomous driving technology and the application thereof;
(7)	Business Days	means any day that is not a Saturday, Sunday, or other day on which commercial banks are required or authorized by Laws to be closed in the Cayman Islands, the PRC or Hong Kong;
(8)	Class A Ordinary Shares	Class A ordinary shares, par value of US$0.000002 each, in the share capital of the Company, having the rights and restrictions attaching to them as set out in these Articles;
(9)	Class B Ordinary Shares	Class B ordinary shares, par value of US$0.000002 each, in the share capital of the Company, having the rights and restrictions attaching to them as set out in these Articles;
(10)	Companies Act	the Companies Act (As Revised) of the Cayman Islands;
(11)	Company	Plus Inc., an exempted company incorporated under the Laws of the Cayman Islands with limited liability;
(12)	Constitutional Documents	with respect to any Person, the certificate of incorporation, memorandum of association and articles of association, or similar constitutional documents for such Person;
(13)	Control	of a given Person, means the power or authority, whether exercised or not, to direct the business, management, policies and conduct of the affairs of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that, such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled”, “under common Control with” and “Controlling” shall be construed accordingly;

Ex E-2

(14)	Designated Stock Exchange	means the stock exchange in the United States on which any Shares or ADSs are listed for trading;
(15)	Designated Stock Exchange Rules	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares or ADSs on the Designated Stock Exchange;
(16)	Directors	the directors of the Company for the time being or, as the case may be, the directors assembled as a board or as a committee thereof;
(17)	Electronic Record	has the same meaning as in the Electronic Transactions Act;
(18)	Electronic Transactions Act	the Electronic Transactions Act (As Revised) of the Cayman Islands;
(19)	Governmental Authority	any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission (including the Securities and Futures Commission of Hong Kong and the U.S. Securities and Exchange Commission) or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization and any securities exchange (including The Stock Exchange of Hong Kong Limited, the Nasdaq Stock Market and the New York Stock Exchange);
(20)	Governmental Order	any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;

Ex E-3

(21)	Group Company	the Company or any of its Subsidiaries;
(22)	Hong Kong	the Hong Kong Special Administrative Region of the PRC;
(23)	Law	any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders, including without limitation the Companies Act;
(24)	Member or Shareholder	a person who is registered in the Register of Members as the holder of any Share in the Company;
(25)	Memorandum of Association	the memorandum of association of the Company as amended or supplemented from time to time;
(26)	Month	a calendar month;
(27)	Ordinary Resolution	(i) a resolution of a general meeting passed by a simple majority of the votes cast by such Members as, being entitled to do so, vote in person, or where proxies are allowed, by proxy or, in the case of any Member being a corporation, by its duly authorised representative, or (ii) a written resolution signed by all Members entitled to vote, in accordance with these Articles;
(28)	Ordinary Shares	the Class A Ordinary Shares and the Class B Ordinary Shares, collectively;
(29)	Persons	any natural person, limited liability company, joint stock company, corporation, joint venture, partnership, limited liability partnership, enterprise, trust, unincorporated organization or any other entity or organization;
(30)	PRC	the People’s Republic of China, but solely for purposes of these Articles, excluding Hong Kong, the Macau Special Administrative Regions and Taiwan;
(31)	Registered Office	the registered office of the Company as provided in section 50 of the Companies Act;

Ex E-4

(32)	Register of Members	the register of Members to be kept pursuant to section 40 of the Companies Act;
(33)	Secretary	any person appointed by the Directors to perform any of the duties of the secretary of the Company and including any assistant secretary;
(34)	Seal	the common seal of the Company (if applicable) or any facsimile or official seal (if applicable) for the use outside of the Cayman Islands;
(35)	Shares	shares in the capital of the Company, and includes Class A Ordinary Shares and Class B Ordinary Shares. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt, in these Articles the expression “Share” shall include a fraction of a Share;
(36)	Shareholders Agreement	the shareholders agreement dated May 7, 2021 entered into by the Company, Full Truck Alliance Co. Ltd. and certain other parties thereto.
(37)	Special Resolution	(i) a resolution of a general meeting passed by a majority of at least two thirds of the votes cast by such Members as, being entitled to do so, vote in person, or where proxies are allowed, by proxy or, in the case of any Member being a corporation, by its duly authorised representative, of which notice specifying the intention to propose the resolution as a special resolution has been duly given (ii) a written resolution signed by all Members entitled to vote, in accordance with section 60 of the Companies Act and these Articles;
(38)	Subsidiary	with respect to any given Person, any other Person that is not a natural person and that is Controlled directly or indirectly by such given Person;
(39)	Treasury Shares	the Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled;
(40)	US$	the lawful currency of the United States of America.

(b)	Unless the context otherwise requires, expressions defined in the Companies Act and used herein shall have the meanings so defined.

Ex E-5

(c)	In these Articles unless the context otherwise requires:

(i)	words importing the singular number shall include the plural number and vice-versa;

(ii)	words importing the masculine gender only shall include the feminine gender;

(iii)	words importing persons only shall include companies, partnerships, trusts, associations or bodies of persons whether incorporated or not;

(iv)	a notice provided for herein shall be in writing unless otherwise specified and all reference herein to “in writing” and “written” shall include printing, lithography, photography and other modes of representing or reproducing words in permanent visible form including in the form of an Electronic Record;

(v)	in these Articles, sections 8 and 19 of the Electronic Transactions Act shall not apply; and

(vi)	“may” shall be construed as permissive and “shall” shall be construed as imperative.

(d)	Heading used herein are intended for convenience only and shall not affect the construction of these Articles.

CAPITAL

3.	The authorised share capital of the Company at the date of the adoption of these Articles is US$50,000.00 divided into 25,000,000,000 shares of par value US$0.000002 each, of which (i) [●] are Class A Ordinary Shares of par value US$0.000002 each, and (ii) [[●] are Class B Ordinary Shares of par value US$0.000002 each.

SHARES

4.	(a)	Subject to the provisions of the Companies Act, the Memorandum of Association and these Articles, any Share may be issued with such preferred, deferred, or other special rights, or such restrictions, whether in regard to dividend, voting, return of Share capital or otherwise, as the Company may from time to time by Special Resolution determine, and subject to the provisions of section 37 of the Companies Act, any Share may, with the sanction of a Special Resolution, be issued on the terms that it is, or at the option of the Company or the holder is liable, to be redeemed.

Ex E-6

(b)	Subject to these Articles, if at any time the share capital is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied with the consent in writing of the holders of three-fourths (3/4) of the issued Shares of that class or with the sanction of a resolution passed by not less than three-fourths (3/4) of such holders of the Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To every such separate general meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more Persons holding or representing by proxy not less than one-third (1/3) of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

5.	(a)	Every Person whose name is entered as a Member in the Register of Members shall be entitled, upon its written request and without payment, to a certificate of the Company specifying the Share or Shares held by him and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several Persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all.

(b)	Every share certificate shall specify the number and class of Shares in respect of which it is issued and the amount paid thereon or the fact that they are fully paid, as the case may be, and may otherwise be in such form as the Board may from time to time prescribe.

(c)	The Company shall not be bound to register more than four persons as joint holders of any Share. If any Share shall stand in the names of two or more persons, the person first named in the register shall be deemed the sole holder thereof as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the Share.

(d)	If a Share certificate is defaced, lost or destroyed it may be renewed on payment of such fee, if any, and on such terms, if any, as to evidence and indemnity, as the Directors think fit.

6.	Except as required by Law, no Person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share (except only as by these Articles or by Law otherwise provided or under an order of a court of competent jurisdiction) or any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder, but the Company may in accordance with the Companies Act issue fractions of Shares.

7.	The Shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Companies Act, and these Articles) allot, issue, grant options over, or otherwise dispose of them to such Persons, on such terms and conditions, and at such times as they think fit, but no Share shall be issued at a discount, except in accordance with the provisions of the Companies Act.

Ex E-7

WARRANTS

8.	The Board may issue warrants to subscribe for any class of Shares or other securities of the Company on such terms as it may from time to time determine. No warrants shall be issued to bearer for so long as a recognised clearing house (in its capacity as such) is a member of the Company. Where warrants are issued to bearer, no new warrant shall be issued to replace one that has been lost unless the Company has received an indemnity in such form as the Board shall think fit with regard to the issue of any such new warrant.

TREASURY SHARES

9.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Board does not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

10.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

11.	The Company shall be entered in the Register of Members as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued Shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus Shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus Shares in respect of a treasury share shall be treated as Treasury Shares.

12.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Board.

LIEN

13.	The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that Share, and the Company shall also have a lien on all Shares (other than fully paid-up Shares) standing registered in the name of a single Person for all moneys presently payable by him or his estate to the Company; but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien, if any, on a Share shall extend to all dividends payable thereon.

Ex E-8

14.	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Person entitled thereto by reason of his death or bankruptcy.

15.	For giving effect to any such sale, the Directors may authorise a Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

16.	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares at the date of the sale.

CALLS ON SHARES

17.	The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their Shares provided that no call shall be payable earlier than one month from the last call; and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his Shares.

18.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

19.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of six per cent (6%) per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

20.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

21.	The Directors may make arrangements on the issue of Shares for a difference between the holders in the amount of calls to be paid and in the times of payment.

22.	The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any Shares held by him; and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of the Company in general meeting six per cent) as may be agreed upon between the Member paying the sum in advance and the Directors.

Ex E-9

FORFEITURE OF SHARES

23.	If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

24.	The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

25.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

26.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

27.	A Person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares, but his liability shall cease if and when the Company receives payment in full of the amount due on the Shares.

28.	A statutory declaration in writing that the declarant is a Director of the Company, and that a Share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and he shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

29.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had been made payable by virtue of a call duly made and notified.

TRANSFER AND TRANSMISSION OF SHARES

30.	Subject to applicable Laws, all transfers of Shares may be effected by an instrument of transfer in the usual common form or in such form consistent with the standard form of transfer as approved by the Board. All instruments of transfer must be left at the registered office of the Company or at such other place as the Board may appoint and all such instruments of transfer shall be retained by the Company.

Ex E-10

31.	The instrument of transfer shall be executed by or on behalf of the transferor and by or on behalf of the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. The instrument of transfer of any Share shall be in writing and shall be executed with a manual signature or signature transmitted by telefax or electronic mail (which may be machine imprinted or otherwise) by or on behalf of the transferor and transferee. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

32.	The Board may, in its absolute discretion, and without assigning any reason, refuse to register a transfer of any Share which is not fully paid up or on which the Company has a lien.

33.	If the Board shall refuse to register a transfer of any Share, it shall, within two months after the date on which the transfer was lodged with the Company, send to each of the transferor and the transferee notice of such refusal.

34.	The Board may also decline to register any transfer of any Shares unless:

(a)	the instrument of transfer is lodged with the Company accompanied by the certificate for the Shares (or, if applicable, a lost share certificate indemnity) to which it relates (which shall upon registration of the transfer be cancelled) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer; and

(b)	the instrument of transfer is in respect of only one class of Shares; and

(c)	the instrument of transfer is properly stamped (in circumstances where stamping is required); and

(d)	in the case of a transfer to joint holders, the number of joint holders to which the Share is to be transferred does not exceed four; and

(e)	the Shares concerned are free of any lien in favour of the Company.

35.	No transfer shall be made to an infant or to a Person in respect of whom an order has been made by any competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs or under other legal disability.

36.	Upon every transfer of Shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall, if requested by the transferee in writing, be issued without charge to the transferee in respect of the Shares transferred to him, and if any of the Shares included in the certificate so given up shall be retained by the transferor, a new certificate in respect thereof shall be issued to him without charge. The Company shall also retain the instrument(s) of transfer.

Ex E-11

37.	The registration of transfers may, on 14 days’ notice being given by advertisement published in the newspapers, be suspended and the register closed at such times for such periods as the Board may from time to time determine, provided always that such registration shall not be suspended or the register closed for more than 30 days in any year (or such longer period as the Members may by ordinary resolution determine provided that such period shall not be extended beyond 60 days in any year).

38.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In case of a Share registered in the names of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Persons recognised by the Company as having any title to the Share; provided that nothing herein contained shall release the estate of a deceased holder (whether sole or joint) from any liability in respect of any Share solely or jointly held by him.

39.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, herself or itself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

40.	A Person becoming entitled to a Share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

CONVERSION OF SHARES INTO STOCK

41.	Subject to these Articles, the Company may by Ordinary Resolution convert any paid-up Shares into stock, and reconvert any stock into paid-up Shares of any denomination.

REGISTER OF MEMBERS

42.	The Board shall cause to be kept at such place within or outside the Cayman Islands as it deems fit a register of Members and there shall be entered therein the particulars of the Members and the Shares issued to each of them and other particulars required under the Law.

43.	Notwithstanding anything contained in this Article, the Company shall at all times maintain the Register of Members in accordance with the Companies Act.

Ex E-12

44.	The Register of Members may be closed at such times and for such periods as the Board may from time to time determine, either generally or in respect of any class of Shares, provided that the Register of Members shall not be closed for more than 30 days in any year (or such longer period as the Members may by Ordinary Resolution determine provided that such period shall not be extended beyond 60 days in any year). The Company shall, on demand, furnish any person seeking to inspect the Register of Members or part thereof which is closed by virtue of this Article with a certificate under the hand of the Secretary stating the period for which, and by whose authority, it is closed.

ALTERATION OF CAPITAL

45.	Subject to these Articles, the Company may from time to time by Special Resolution increase the share capital by such sum, to be divided into new Shares of such amount, as the resolution shall prescribe.

46.	Subject to these Articles, and any direction to the contrary that may be given by the Company in general meeting, all new Shares shall be at the disposal of the Directors.

47.	The new Shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

48.	The Company may from time to time by Ordinary Resolution:

(a)	consolidate and divide all or any of its Share capital into Shares of larger amount than its existing Shares;

(b)	sub-divide its existing Shares, or any of them, into Shares of smaller amount than is fixed by the Memorandum of Association, subject nevertheless to the provisions of section 13 of the Companies Act; and

(c)	cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person.

49.	The Company may from time to time by Special Resolution:

(a)	divide its Shares into several classes and attach to such classes any preferential, deferred, or special rights or restrictions in accordance with these Articles;

(b)	change the currency denomination of its share capital;

(c)	reduce its share capital and any capital redemption reserve fund in any manner whatsoever; and

(d)	merge or consolidate with any one or more constituent companies (as defined in the Companies Act).

Ex E-13

50.	Subject to the provisions of the Companies Act, the Memorandum of Association and these Articles, the Company may purchase its own Shares, including any redeemable Shares, provided that the manner of purchase has first been authorised by Ordinary Resolution and may make payment therefor or for any redemption or purchase of Shares in any manner authorised by the Companies Act, including out of capital.

51.	Subject to the provisions of the Companies Act and these Articles, the Company may accept the surrender for no consideration of any fully paid Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

SHARE RIGHTS

52.	The rights and restrictions attaching to the Ordinary Shares are as follows:

(a)	Income

Holders of Ordinary Shares shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare from time to time.

(b)	Capital

Holders of Ordinary Shares shall be entitled to a return of capital on liquidation, dissolution or winding-up of the Company (other than on a conversion, redemption or purchase of shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the shares of the Company).

(c)	Attendance at General and Special Meetings

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general and special meetings of the Company. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the Members.

(d)	Conversion

(i)	Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time by the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share by delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

Ex E-14

(ii)	Upon: (A) any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any Person which is not an Affiliate of such holder, or (B) a change of beneficial ownership of any Class B Ordinary Shares as a result of which any Person who is not an Affiliate of the registered holders of such Ordinary Shares becomes a beneficial owner of such Ordinary Shares, such Class B Ordinary Shares shall be automatically and immediately converted into an equal number of Class A Ordinary Shares.

For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in the Register of Members; (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B Ordinary Shares to secure any contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party who is not an Affiliate of the relevant Member becoming a beneficial owner of the relevant Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically and immediately converted into the same number of Class A Ordinary Shares, and (iii) the termination of directorship on the Board or employment as an executive officer with the Company of any holder of any Class B Ordinary Shares shall not trigger the automatic conversion contemplated under this Article 52(d).

(iii)	For purposes of this Article 52, “beneficial ownership” shall have the meaning defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended.

(iv)	Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to this Article shall be effected by means of the re-designation and re-classification of the relevant Class B Ordinary Share as a Class A Ordinary Share together with such rights and restrictions and which shall rank pari passu is all respects with the Class A Ordinary Shares then in issue. Such conversion shall become effective forthwith upon entries being made in the Register of Members to record the re-designation and re-classification of the relevant Class B Ordinary Shares as Class A Ordinary Shares.

(v)	Upon conversion, the Company shall enter or procure the entry of the name of the relevant holder of Class B Ordinary Shares, as the holder of the relevant number of Class A Ordinary Shares resulting from the conversion of the Class B Ordinary Shares, in, and make any other necessary and consequential changes to, the Register of Members and shall procure that certificates in respect of the relevant Class A Ordinary Shares, together with a new certificate for any unconverted Class B Ordinary Shares, comprised in the certificate(s) surrendered by the holder of the Class B Ordinary Shares are issued to the holders of the Class A Ordinary Shares and Class B Ordinary Shares.

(vi)	Save and except for voting rights and conversion rights as set out in this Article 52(d) and Article 65, Class A Ordinary Shares and Class B Ordinary Shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions.

Ex E-15

GENERAL MEETINGS

53.	The Company shall in each year hold a general meeting as its annual general meeting, provided that, if the Company is an exempted company, an annual general meeting need not be held unless determined by the Directors. The time and place of an annual general meeting shall be determined by the Directors.

54.	General Meetings other than annual general meetings shall be called extraordinary general meetings. The Directors may call or authorise the calling of an extraordinary general meeting whenever they think fit.

REQUISITION OF GENERAL MEETINGS

55.	The Directors may whenever they think fit, convene an extraordinary general meeting. If at any time there are not sufficient Directors capable of acting to form a quorum, any Director or any one or more Members holding in the aggregate not less than one-third (1/3) of the total issued share capital of the Company entitled to vote may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors. The Directors shall, upon the requisition in writing of one or more Members holding in the aggregate not less than one-tenth (1/10) of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting. Any such requisition shall express the object of the meeting proposed to be called, and shall be left at the Registered Office of the Company. If the Directors do not proceed to convene a general meeting within twenty-one (21) days from the date of such requisition being left as aforesaid, the requisitionists or any or either of them or any other Member or Members holding in the aggregate not less than one-tenth (1/10) of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, may convene an extraordinary general meeting to be held at the Registered Office of the Company or at some convenient place within or outside of the Cayman Islands at such time, subject to these Articles as to notice, as the Persons convening the meeting fix.

56.	Five (5) Business Days’ notice at the least (inclusive of the day on which the notice is served or deemed to be served, but exclusive of the proposed date of the meeting) specifying the place, the day and the hour of meeting and, in the case of special business, the general nature of that business shall be given in manner hereinafter provided, or in such other manner (if any) as may be prescribed by the Company in general meetings, to such Persons as are entitled to vote or may otherwise be entitled under these Articles to receive such notices from the Company; but with the consent of holders of at least a majority of the voting power of the total issued and outstanding Ordinary Shares (on a fully-diluted and as-converted basis) entitled to receive notice of some particular meeting, that meeting may be convened by such shorter notice (which shall be at least three (3) days) and in such reasonable manner as those holders may think fit.

Ex E-16

57.	The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any Member entitled to receive notice shall not invalidate the proceedings at any meeting.

58.	All business shall be deemed special that is transacted at an extraordinary general meeting, and all that is transacted at an annual general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, the report of the Directors and Auditors, the election of Directors and other officers in the place of those retiring (if any) and the appointment and fixing of remuneration of Auditors.

(a)	No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business. At any general meeting of the Company’s shareholders, such Members(s) holding more than 50% of the voting power of the total issued and outstanding Ordinary Shares in the Company throughout the meeting shall form a quorum for the transaction of business; and if no quorum is present at the proposed time of such general meeting, then such meeting shall be adjourned to the seventh (7th) day after the date of the original meeting.

(b)	An Ordinary Resolution or a Special Resolution (subject to the provisions of the Companies Act) in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings, (or being corporations by their duly authorised representatives) including a resolution signed in counterpart by or on behalf of such Members or by way of signed telefax or electronic mail transmission, shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

59.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

60.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

61.	If there is no such chairman, or if at any meeting he is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose one of their number to be chairman.

62.	The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

Ex E-17

VOTES OF MEMBERS

63.	All questions proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Articles, except where a greater majority is required by these Articles or by the Law, and in the case of an equality of votes the resolution shall fail. Subject to these Articles and applicable Laws, the holders of Class B Ordinary Shares shall vote together with the holders of Class A Ordinary Shares, and not as a separate class, on all matters put before the Shareholders.

64.	At any general meeting, a resolution or motion put to the vote of the meeting shall be decided by way of a poll.

65.	Subject to any rights or restrictions for the time being lawfully attached to any class of shares, on a poll, every Person present at such meeting shall have one (1) vote for each fully paid Class A Ordinary Share, and eight (8) votes for each fully-paid Class B Ordinary Share, in each case of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

66.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

67.	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote by his committee or other Person in the nature of a committee appointed by that court, and any such committee or other Person may vote by proxy.

68.	No Member shall be entitled to vote at any general meeting, unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

69.	Votes may be given either personally or by proxy.

70.	The instrument appointing a proxy shall be in writing under the hand of the Member or, if the Member is a corporation, either under seal or under the hand of a director or officer or attorney duly authorised. A proxy need not be a Member of the Company. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy is given, provided that no intimation in writing of such death, insanity or revocation as aforesaid shall have been received by the Company at its Registered Office before the commencement of the general meeting, or adjourned meeting, at which it is sought to use the proxy.

Ex E-18

71.	The instrument appointing a proxy shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or adjourned meeting at which the Person named in the instrument proposes to vote, and in default the instrument of proxy shall not be treated as valid, provided that the chairman of the meeting may in his discretion accept an instrument of proxy sent by fax, email or other electronic means.

72.	Every instrument of proxy, whether for a specified meeting or otherwise, shall be in common form or such other form as the Board may from time to time approve, provided that it shall enable a Member, according to his intention, to instruct his proxy to vote in favour of or against (or in default of instructions or in the event of conflicting instructions, to exercise his discretion in respect of) each resolution to be proposed at the meeting to which the form of proxy relates.

73.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

74.	Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company.

DIRECTORS AND OFFICERS

75.	(a)	The names of the first Directors shall be determined in writing by the subscribers of the Memorandum of Association.

(b)	Notwithstanding any provision in these Articles to the contrary, if the Company has a sole Director only at any time, the sole Director shall be entitled to exercise all of the powers and functions of the Directors which may be imposed on them by Law or by these Articles.

Ex E-19

76.	Subject to the provisions of the Shareholders Agreement, including the composition of the Board contemplated thereunder, (i) a Director may be removed from office by Ordinary Resolution, provided that if the Director to be so removed was (or should have been) nominated by any Person pursuant to the rights of such Person to nominate Directors under the Shareholders Agreement and such Person then remains entitled to nominate replacements of such Directors under the Shareholders Agreement, then such Director may not be removed pursuant to this clause (i) (and any such removal shall be null and void ab initio) without the prior written consent of such Person; (ii) a vacancy on the Board created by the removal of a Director under the previous sentence may be filled by Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, provided that if the Director so removed was (or should have been) nominated by any Person pursuant to the rights of such Person to nominate Directors under the Shareholders Agreement and such Person then remains entitled to nominate replacements of such Directors under the Shareholders Agreement, then such vacancy may only be filled with an individual nominated by such Person. The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than ten (10) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his removal.

77.	The remuneration of the Directors shall from time to time be determined by the Directors. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

78.	No Shareholding qualification shall be required for Directors unless otherwise required by the Company by Ordinary Resolution.

79.	Each Director shall have the power to nominate another Director or any other person to act as alternate Director in his place at any meeting of the Directors at which he is unable to be present and at his discretion to remove such alternate Director. On such appointment being made the alternate Director shall (except as regards the power to appoint an alternate Director) be subject in all respects to the terms and conditions existing with reference to the other Directors of the Company and each alternate Director, whilst acting in the place of an absent Director, shall exercise and discharge all the functions powers and duties of the Director he represents. Any Director of the Company who is appointed as alternate Director shall be entitled at a meeting of the Directors to cast a vote on behalf of his appointor in addition to the vote to which he is entitled in his own capacity as a Director of the Company, and shall also be considered as two Directors for the purpose of making a quorum of Directors. Any person appointed as an alternate Director shall automatically vacate such office as such alternate Director if and when the Director by whom he has been appointed vacates his office of Director. The remuneration of an alternate Director shall be payable out of the remuneration of the Director appointing him and shall be agreed between them.

80.	The Directors may by resolution appoint a managing director or president upon such terms as to duration of office, remuneration and otherwise as they may think fit.

81.	The Directors may also by resolution appoint a Secretary and such other officers as may from time to time be required upon such terms as to duration of office, remuneration and otherwise as they may think fit. Such Secretary or other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide.

Ex E-20

POWERS AND DUTIES OF DIRECTORS

82.	The business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all such powers of the Company as are not, by the Companies Act or these Articles, required to be exercised by the Company in general meeting or approved by a written consent or approval of one or more Shareholder(s), subject, nevertheless, to any clause of these Articles, to the Shareholders Agreement, to the provisions of the Companies Act, and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

83.	Subject to these Articles, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

84.	(a) The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

(e)	The Directors may delegate any of the powers exercisable by them to a managing director or any other person or persons acting individually or jointly as they may from time to time by resolution appoint upon such terms and conditions and with such restrictions as they may think fit, and may from time to time by resolution revoke, withdraw, alter or vary all or any such powers.

(f)	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

(g)	No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of delivery of the deed or document, the Director, Secretary or other officer or person who shall have executed the same and/or affixed the Seal (if any) thereto as the case may be for and on behalf of the Company shall have ceased to hold such office or to hold such authority on behalf of the Company.

Ex E-21

85.	The Directors shall cause minutes to be prepared:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors or Alternate Directors present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Members of the Company and of the Directors and of committees of Directors; and the chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.

86.	The Board may establish and maintain or procure the establishment and maintenance of any contributory or non-contributory pension or provident or superannuation funds or (with the sanction of an ordinary resolution) employee or executive share option schemes for the benefit of, or give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company, or of any company which is a subsidiary of the Company, or is allied or associated with the Company or with any such subsidiary company, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid, and holding or who have held any salaried employment or office in the Company or such other company, and the wives, widows, families and dependents of any such persons. The Board may also establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well-being of the Company or of any such other company as aforesaid, and may make payments for or towards the insurance of any such persons as aforesaid, and subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. The Board may do any of the matters aforesaid, either alone or in conjunction with any such other company as aforesaid. Any Director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension, allowance or emolument.

APPOINTMENT, DISQUALIFICATION AND CHANGES OF DIRECTORS

87.	Subject to the Shareholders Agreement, the office of Director shall be vacated if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(b)	is found to be or becomes of unsound mind; or

(c)	resigns his office by notice in writing to the Company; or

(d)	ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any Law or enactment; or

(e)	is removed as a Director in accordance with Article 76.

88.	The number of Directors shall be not less than one (1).

89.	Subject to these Articles and the Shareholders Agreement, any casual vacancy occurring in the Board of Directors may be filled by the affirmative vote of a simple majority of the Directors present and voting at a Board meeting, provided that if the vacancy resulted from the departure of a Director nominated by any Person pursuant to the rights of such Person to nominate Directors under the Shareholders Agreement and such Person then remains entitled to nominate replacements of such Directors under the Shareholders Agreement, then such vacancy may only be filled with an individual nominated by such Person.

Ex E-22

90.	Subject to these Articles and the Shareholders Agreement, the Directors shall have the power at any time, and from time to time, to appoint a person as an additional Director or persons as additional Directors, provided that the person so appointed shall be nominated by such Person(s) and in such manner as set out in the Shareholders Agreement.

PROCEEDINGS OF DIRECTORS

91.	The Directors may meet together (either within or without the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings, as they think fit. Questions arising at any meeting shall be decided by a majority of all the Directors then in office.

92.	Each Director shall have one (1) vote on any matter submitted for approval by the Board.

93.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time, summon a meeting of Directors by at least five (5) Business Days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered, provided however that notice may be waived by all the Directors (or their alternates) in writing either at, before or after the meeting is held provided further that notice or waiver thereof may be given by telex, telefax, electronic mail or other electronic means.

94.	The quorum necessary for a meeting of the board of directors of the Company for the transaction of the business of the Directors shall be the presence of two-third of all directors of the Company then in office. For the purpose of this Article, an alternate appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

95.	The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose, provided that the persons appointed as Directors shall be nominated by such Person(s) and in such manner as set out in the Shareholders Agreement.

96.	Any Director or officer may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer provided that nothing herein contained shall authorise a Director or officer or his firm to act as Auditor of the Company.

Ex E-23

97.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be counted in the quorum of any relevant meeting which he attends and shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid provided however that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon and a general notice that a Director or alternate Director is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure hereunder and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

98.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present in person or his alternate Director within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

99.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

100.	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

101.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting of the committee shall be determined by a majority of votes of the members present and in case of an equality of votes the chairman shall have a second or casting vote.

102.	All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

103.	(a)	A resolution signed by all of the Directors or all of the members of a committee of Directors, including a resolution signed in counterpart or in the form of an Electronic Record, shall be as valid and effectual as if it had been passed at a meeting of the Directors or of a committee of Directors duly called and constituted.

Ex E-24

(d)	To the extent permitted by Law, the Directors or a committee of Directors may also meet by telephone conference call where all Directors or committee members are capable of speaking to and hearing the other Directors or committee members at the same time.

(e)	When the chairman signs the minutes of a meeting of the Directors the same shall be deemed to have been duly held notwithstanding that the Directors have not actually come together physically or that there may have been a technical defect in the proceedings.

SEALS AND DEEDS

104.	(a) If the Directors determine that the Company shall have a Seal, the Directors shall provide for the safe custody of the common Seal and the common Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, and in the presence of a Director or of the Secretary or of such other person as the Directors may appoint for the purpose; and that Director or the Secretary or other person as aforesaid shall sign every instrument to which the common Seal of the Company is so affixed in his presence. Notwithstanding the provisions hereof, annual returns and notices filed under the Companies Act may be executed either as a deed in accordance with the Companies Act or by the common Seal being affixed thereto in either case without the authority of a resolution of the Directors by one Director or the Secretary.

(d)	The Company may maintain a facsimile of any common Seal in such countries or places as the Directors shall appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of the Directors and in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in his presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the common Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary or such other person as the Directors may appoint for the purpose.

(e)	In accordance with the Companies Act, the Company may execute any deed or other instrument which would otherwise be required to be executed under Seal by the signature of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or authorise or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

105.	The Directors may from time to time, subject to these Articles and in accordance with the applicable Laws, declare a dividend to be paid to the Members in proportion to the number of Shares held by them, and such dividend may be paid in cash or wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company).

Ex E-25

106.	No dividend or distribution shall be paid otherwise than out of realised or unrealised profits or out of the share premium account of the Company, or as otherwise permitted by the Companies Act.

107.	Subject to the rights of Persons, if any, entitled to Shares with special rights as to dividends or distributions, all dividends or distributions on any class of Shares not fully paid shall be declared and paid according to the amounts paid on the Shares of that class, but if and so long as nothing is paid-up on any of the Shares in the Company, dividends or distributions may be declared and paid according to the number of Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

108.	The Directors may, before recommending any dividend or distributions, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

109.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend, distributions or other moneys payable on or in respect of the Share.

110.	Any dividend or distribution may be paid by cheque or warrant sent through the post to the registered address of the Member or Person entitled thereto or in the case of joint holders to any one of such joint holders at his registered address or to such Person and such address as the Member or Person entitled or such joint holders as the case may be may direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Member or Person entitled or such joint holders as the case may be may direct.

111.	The Directors may declare that any dividend or distribution is paid wholly or partly by the distribution of specific assets and in particular of paid-up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

112.	No dividend or distribution shall bear interest against the Company. All unclaimed dividends or distributions may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend or distribution unclaimed by a Member six (6) years after the dividend or distribution payment date shall revert to the Company.

Ex E-26

CAPITALISATION OF PROFITS

113.	The Company may upon the recommendation of the Directors by Ordinary Resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sums to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provision as they think fit for the case of Shares becoming distributable in fractions (including provision whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

ACCOUNTS

114.	The books of account relating to the Company’s affairs shall be kept in accordance with the Companies Act and otherwise in such manner as may be determined from time to time by the Directors of the Company.

115.	Such Auditors may be appointed and the accounts relating to the Company’s affairs may be audited in such manner as may be determined by the Directors.

WINDING UP

116.	Subject to the applicable Laws and these Articles, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Act, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any Shares or other securities whereon there is any liability.

Ex E-27

117.	If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

NOTICES

118.	(a)	A notice, other document or communication may be given by the Company to any Member either personally or by sending it by post, electronic mail, telex or telefax to him to his registered address, or (if he has no registered address) to the address, if any, supplied by him to the Company for the giving of notices to him.

(d)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying, and posting a letter containing the notice (by airmail if available) and to have been effected, in the case of a notice of a meeting at the expiration of three days after it was posted.

(e)	Where a notice is sent by telex, electronic mail or telefax, service of the notice shall be deemed to be effected by properly addressing and sending such notice through the appropriate transmitting medium and to have been effected on the day the same is sent.

119.	If a Member has no registered address and has not supplied to the Company an address for the giving of notice to him, a notice addressed to him and advertised in a newspaper circulating in the Cayman Islands shall be deemed to be duly given to him at noon on the day following the day on which the newspaper is circulated and the advertisement appeared therein.

120.	A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

121.	A notice may be given by the Company to the Person entitled to a Share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the Persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

122.	Notice of every general meeting shall be given in some manner hereinbefore authorised to:

(c)	every Member entitled to vote except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

Ex E-28

(d)	every Person entitled to a Share in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Persons shall be entitled to receive notices of general meetings.

RECORD DATE

123.	The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members and, for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination.

AMENDMENT OF MEMORANDUM AND ARTICLES

124.	Subject to and insofar as permitted by the provisions of the Companies Act and these Articles, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association or these Articles in whole or in part provided however that no such amendment shall affect the rights attaching to any class of Shares without the consent or sanction provided for in Article 4(b).

ORGANISATION EXPENSES

125.	The preliminary and organisation expenses incurred in forming the Company shall be paid by the Company and may be amortised in such manner and over such period of time and at such rate as the Directors shall determine and the amount so paid shall in the accounts of the Company, be charged against income and/or capital.

OFFICES OF THE COMPANY

126.	The Registered Office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to its Registered Office, may establish and maintain an office in the Cayman Islands or elsewhere as the Directors may from time to time determine.

Ex E-29

INDEMNITY

127.	Every Director and officer for the time being of the Company or any trustee for the time being acting in relation to the affairs of the Company and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of fraud, wilful neglect or default, be indemnified by the Company against, and it shall be the duty of the Directors out of the funds and other assets of the Company to pay, all costs, losses, damages and expenses, including travelling expenses, which any such Director, officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by him as such Director, officer or trustee or in any way in or about the execution of his duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority as between the Members over all other claims. No such Director, officer or trustee shall be liable or answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested or for any loss of any of the moneys of the Company which shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any Person with whom any monies, securities or effects shall be deposited, or for any other loss, damage or misfortune whatsoever which shall happen in or about the execution of the duties of his respective office or trust or in relation thereto unless the same happen through his own fraud, wilful neglect or default.

CONTINUATION

128.	The Company shall have the power, subject to the provisions of the Companies Act and with the approval of a Special Resolution, to continue as a body incorporated under the laws of any jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.

Ex E-30